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                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.


                                    FORM U5S


                                 ANNUAL REPORT

                      For the Year Ended December 31, 1998



                             Filed pursuant to the
                   Public Utility Holding Company Act of 1935



                             COLUMBIA ENERGY GROUP
                      (Name of registered holding company)

                            13880 Dulles Corner Lane
                            Herndon, Virginia 20171





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



===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.




                                    FORM U5S




                                 ANNUAL REPORT

                      For the Year Ended December 31, 1998




                             Filed pursuant to the
                   Public Utility Holding Company Act of 1935




                             COLUMBIA ENERGY GROUP
                      (Name of registered holding company)

                            13880 Dulles Corner Lane
                            Herndon, Virginia 20171



===============================================================================

                               TABLE OF CONTENTS

                                                                                                    PAGE NO.
                                                                                                       OR
 ITEM                                                                                                EXHIBIT
-------                                                                                              -------
  1    System Companies and Investment Therein as of December 31, 1998  . . . . . . . .                3-8

  2    Acquisitions or Sales of Utility Assets  . . . . . . . . . . . . . . . . . . . .                9

  3    Issue, Sale, Pledge, Guarantee or Assumption of System Securities  . . . . . . .                9

  4    Acquisition, Redemption or Retirement of System Securities . . . . . . . . . . .             10-12

  5    Investments in Securities of Nonsystem Companies . . . . . . . . . . . . . . . .               12

  6    Officers and Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             13-69

  7    Contributions and Public Relations . . . . . . . . . . . . . . . . . . . . . . .               70

  8    Service, Sales and Construction Contracts  . . . . . . . . . . . . . . . . . . .             71-73

  9    Wholesale Generators and Foreign Utility Companies . . . . . . . . . . . . . . .               73

  10   Financial Statements and Exhibits  . . . . . . . . . . . . . . . . . . . . . . .             74-75

       Consolidating Financial Statements . . . . . . . . . . . . . . . . . . . . . . .          74(F1 to F6)

       Signature of Registrant's Officer  . . . . . . . . . . . . . . . . . . . . . . .               76

       Exhibits:                                                                                      77

         Securities and Exchange Act of 1934 Reports  . . . . . . . . . . . . . . . . .                A

         Index to Corporate Organization & By-Laws Exhibits . . . . . . . . . . . . . .                B

         Indentures or Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . .                C

         Tax Allocation Agreement for 1998  . . . . . . . . . . . . . . . . . . . . . .                D

         Other Documents Prescribed by Rule or Order  . . . . . . . . . . . . . . . . .                E

         Report of Independent Public Accountants . . . . . . . . . . . . . . . . . . .                F

         Financial Data Tables  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                G

         Organizational Chart of Exempt Wholesale Generators or Foreign Utility Holding
         Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                H

         Audited Financial Statements and Analytical Reviews and Conclusions Regarding
         Exempt Wholesale Generators or Foreign Utility Holding Companies . . . . . . .                I

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1998

                                                                                                        Issuer         Owner
                                                                                          % 0f            Book          Book
                                                             Number of Common           Voting           Value         Value
         Name of Company (Company Abbreviation)                  Shares Owned            Power          ($000)        ($000)
----------------------------------------------               ----------------           ------        --------      --------
Columbia Energy Group (Registrant, CG)
   Columbia Gas of Kentucky, Inc. (CKY) . . . . . . . . . .          952,248           100.0             69,065        69,065
      Unsecured Debt  . . . . . . . . . . . . . . . . . . .                -               -             54,494        54,494
   Columbia Gas of Maryland, Inc. (CMD) . . . . . . . . . .            2,883           100.0             23,294        23,294
      Unsecured Debt  . . . . . . . . . . . . . . . . . . .                -               -             17,819        17,819
   Columbia Gas of Ohio, Inc. (COH) . . . . . . . . . . . .        4,769,585           100.0            435,643       435,643
      Unsecured Debt  . . . . . . . . . . . . . . . . . . .                -               -            319,959       319,959
   Columbia Gas of Pennsylvania, Inc. (CPA) . . . . . . . .        3,405,112           100.0            218,799       218,799
      Unsecured Debt  . . . . . . . . . . . . . . . . . . .                -               -            148,451       148,451
   Columbia Gas of Virginia, Inc. (CGV) . . . . . . . . . .        1,306,106           100.0            154,808       154,808
      Unsecured Debt  . . . . . . . . . . . . . . . . . . .                -               -            126,677       126,677
   Columbia Gas Transmission Corporation (TCO)  . . . . . .            1,934           100.0            998,403       998,403
      Unsecured Debt  . . . . . . . . . . . . . . . . . . .                -               -              1,913         1,913
      Secured Debt  . . . . . . . . . . . . . . . . . . . .                -               -            643,000       643,000
      Unconsolidated Affiliate:
        Millennium Pipeline Company, L.P.(a)  . . . . . . .                -            47.5             14,121        14,121
        Millennium Pipeline Management Co., L.L.C. (b)  . .                -            47.5                143           143
   Columbia Gulf Transmission Company (CGT) . . . . . . . .            1,993           100.0            122,452       122,452
      Unsecured Debt  . . . . . . . . . . . . . . . . . . .                -               -             68,414        68,414
      Unconsolidated Affiliates:
        Trailblazer Pipeline Corporation (c)  . . . . . . .                -            33.3             22,679        22,679
   Columbia Pipeline Corporation (CPL) (d)  . . . . . . . .                1           100.0                  1             1
      Subsidiary:
        Columbia Deep Water Services (CDW) (e)  . . . . . .                1           100.0                  -             -
   Columbia Atlantic Trading Corporation (CAT)  . . . . . .              308           100.0                596           596
   Columbia Energy Group Service Corporation (CS) . . . . .            3,000           100.0             13,186        13,186
      Unsecured Debt  . . . . . . . . . . . . . . . . . . .                -               -             16,043        16,043
   Columbia LNG Corporation (CLG) . . . . . . . . . . . . .            3,519            92.1             25,680        25,680
      CLNG Corporation (CLNG) . . . . . . . . . . . . . . .              155           100.0                314           314
      Unconsolidated Affiliate:
        Cove Point LNG Limited Partnership (f)  . . . . . .                -            50.0             14,173        14,173

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1998

                                                                                                           Issuer         Owner
                                                                                             % 0f            Book          Book
                                                                Number of Common           Voting           Value         Value
Name of Company (Company Abbreviation)                              Shares Owned            Power          ($000)        ($000)
----------------------------------------------                  ----------------           ------        --------      --------
Columbia Energy Resources, Inc. (CER) (g) . . . . . . . . . . .               2             100.0          251,880       251,880
 Unsecured Debt . . . . . . . . . . . . . . . . . . . . . . . .               -                 -          114,850       114,850
   Subsidiaries:
     Columbia Natural Resources, Inc. (CNR) . . . . . . . . . .               1             100.0          240,513       240,513
       Unconsolidated Affliates:
        Clarksburg Gas Limited Partnership (h)  . . . . . . . .               -               2.0              281           281
        *Phoenix-Alamo Ventures LLC . . . . . . . . . . . . . .               -                 -                -             -
     Hawg Hauling & Disposal, Inc. (HH) . . . . . . . . . . . .             900             100.0              946           946
     Alamco-Delaware, Inc. (AD) . . . . . . . . . . . . . . . .             100             100.0            6,469         6,469
     CNR-Canada, Ltd. (CU) (i)  . . . . . . . . . . . . . . . .               l             100.0            3,238         3,238
Columbia Propane Corporation (CPC)  . . . . . . . . . . . . . .           1,377             100.0           30,772        30,772
   Unsecured Debt.  . . . . . . . . . . . . . . . . . . . . . .               -                 -           23,888        23,888
   Unconsolidated Affiliate:
     Atlantic Energy, Inc. (AEI) (j)  . . . . . . . . . . . . .           3,500              50.0            1,717         1,717
Columbia Networks Services Corporation (CNS)  . . . . . . . . .             900             100.0            5,035         5,035
   Subsidiaries:
     CNS Microwave, Inc. (CMC)  . . . . . . . . . . . . . . . .              80             100.0              836           836
     EnergyNet, L.L.C. (EN) (k) . . . . . . . . . . . . . . . .               -             100.0             1997          1997
Columbia Insurance Corporation, Ltd. (CIC)  . . . . . . . . . .           4,800             100.0            1,126         1,126
Columbia Energy Services Corporation (CES)  . . . . . . . . . .         421,657             100.0           23,657        23,657
   Subsidiaries:
     Columbia Energy Marketing Corporation (CEM)  . . . . . . .             101             100.0            2,109         2,109
     Columbia Energy Power Marketing Corporation (CPM) (l)  . .               1             100.0             (501)         (501)
     Columbia Service Partners, Inc. (CSP)  . . . . . . . . . .             200             100.0             (315)         (315)
      Subsidiary:
       Columbia Assurance Agency, Inc. (CAA) (m)  . . . . . . .             850             100.0                1             1
     Energy.com (ECC) (n) . . . . . . . . . . . . . . . . . . .             500             100.0            3,093         3,093
Columbia Energy Group Capital Corporation (CCC) . . . . . . . .           3,000             100.0            9,089         9,089
   Subsidiaries:
      Columbia Transmission Communications Corporation (CTC)(o)               1             100.0            7,637         7,637
      TriStar Gas Technologies, Inc. (TGT). . . . . . . . . . .          40,000             100.0            1,384         1,384
        Unconsolidated Affiliate:
          Enertek Partners, LP (p). . . . . . . . . . . . . . .              -              16.5            1,201         1,201

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1998

                                                                                                           Issuer         Owner
                                                                                             % 0f            Book          Book
                                                                Number of Common           Voting           Value         Value
Name of Company (Company Abbreviation)                              Shares Owned            Power          ($000)        ($000)
----------------------------------------------                  ----------------           ------        --------      --------
Columbia Electric Corporation (CEC) . . . . . . . . . . . . .             1,835             100.0           50,096        50,096
 Subsidiaries:
  Columbia Electric Pedrick General Corporation (CGP) . . . .             3,000             100.0            3,706         3,706
   Unconsolidated Affiliate:
      Pedricktown Cogeneration Limited Partnership (q)  . . .                 -              15.0            4,620         4,620
  Columbia Electric Pedrick Limited Corporation (CLP)   . . .                42             100.0            8,631         8,631
   Unconsolidated Affiliate:
      Pedricktown Cogeneration Limited Partnership (q)  . . .                 -              35.0           10,780        10,780
  Columbia Electric Binghamton General Corporation (CBG). . .               118             100.0              326           326
   Unconsolidated Affiliate:
      Binghamton Cogeneration Limited Partnership (r) . . . .                 -              10.0              220           220
  Columbia Electric Binghamton Limited Corporation (CBL)                    142             100.0              627           627
   Unconsolidated Affiliate:
      Binghamton Cogeneration Limited Partnership (r)   . . .                 -              23.3              512           512
  Columbia Electric Vineland General Corporation (CVG)  . . .             2,704             100.0              488           488
   Unconsolidated Affiliate:
      Vineland Cogeneration Limited Partnership (s) . . . . .                 -               5.0              392           392
  Columbia Electric Vineland Limited Corporation (CVL)  . . .             2,385             100.0            3,590         3,590
   Unconsolidated Affiliate:
      Vineland Cogeneration Limited Partnership (s) . . . . .                 -              45.0            3,532         3,532
  Columbia Electric Rumford Limited Corporation (CRL) . . . .                 1             100.0            4,577         4,577
   Unconsolidated Affiliate:
      Rumford Cogeneration Company (t). . . . . . . . . . . .                 -              10.2            8,214         8,214
  Columbia Electric Limited Holdings Corporation (CEH) (u). .               100             100.0              331           331
   Unconsolidated Affiliate:
      Gregory Power Partners, L.P. (v)  . . . . . . . . . . .                 -              49.0             (735)         (735)
      Gregory Partners LLC (w)  . . . . . . . . . . . . . . .                 -              49.0             (735)         (735)
      Liberty Electric Power LLC (x)  . . . . . . . . . . . .                 -              49.0                -             -
  Columbia Electric Gregory General Corporation (CGG) . . . .                 9             100.0           78,132        78,132
   Unconsolidated Affiliate:
      Gregory Power Partners L.P..  . . . . . . . . . . . . .                 -               1.0              (15)          (15)
  Columbia Electric Gregory Remington Corporation (CGR) . . .                 -             100.0          (11,869)      (11,869)
   Unconsolidated Affiliate:
      Gregory Partners LLC  . . . . . . . . . . . . . . . . .                 -               1.0              (15)          (15)
  *TriStar Fuel Cells Corporation (FC) . . . . . . . . . . .                 -                 -                -             -

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1998

                                                                                                           Issuer         Owner
                                                                                             % 0f            Book          Book
                                                                Number of Common           Voting           Value         Value
Name of Company (Company Abbreviation)                              Shares Owned            Power          ($000)        ($000)
----------------------------------------------                  ----------------           ------        --------      --------
Columbia Electric Liberty Corporation(CEL)(y). . . . . . . . . .              3            100.0            38,250        38,250
   Unconsolidated Affiliate:
      Liberty Electric LLC(z). . . . . . . . . . . . . . . . . .              -              1.0                 -             -
*TriStar Georgetown General Corporation (GGC). . . . . . . . . .              -                -                 -             -
   Unconsolidated Affiliate:
      *Georgetown Cogeneration Limited Partnership . . . . . . .              -                -                 -             -
*TriStar Georgetown Limited Corporation (GLC). . . . . . . . . .              -                -                 -             -
   Unconsolidated Affiliate:
      *Georgetown Cogeneration Limited Partnership . . . . . . .              -                -                 -             -
Unconsolidated Affiliate:
   Cogeneration Partners of America (aa) . . . . . . . . . . . .              -             50.0                 -             -

*          Dissolved in 1998.

(a) Partnership interest in the Millennium Pipeline Company. Columbia Gas Transmission Corporation owns 47.5% interest.

(b)        Partnership interest in the Millennium Pipeline Management Co., LLC.
           Columbia Gas Transmission Corporation owns 47.5% interest

(c) Partnership interest in the Trailblazer Pipeline Company. Partners each owning a thirty-three and one-third percent (33-1/3%) interest are Columbia Gulf Transmission Company, Enron Trailblazer Pipeline Company and NGPL-Trailblazer, Inc.

(d) Columbia Pipeline Corporation was incorporated in the state of Delaware on November 30, 1998. Columbia Pipeline Corporation was formed as a holding company for non-FERC regulated pipeline activities.

(e) Columbia Deep Water Services Company (CDW) was incorporated in the state of Delaware on January 17, 1998. CDW was formed for the purpose of developing or acquiring pipeline projects and pipeline capacity and associated products and services not subject to the jurisdiction of the Federal Energy Regulatory Commission.

(f) Partnership interest in Cove Point LNG Limited Partnership. CLNG Corporation and Cove Point Energy Company, Inc. are each general partners in the Partnership. Each of the general partners has a one (1%) percent ownership interest and fifty (50%) percent of the Partnership's voting power. Columbia LNG Corporation and Pepco Energy Company, Inc. each are limited partners of the Partnership, holding respectively, forty-nine (49%) percent ownership interests in the Partnership. The limited partners have no voting power (except in certain extraordinary situations).

(g) On October 1, 1998, Columbia Energy Resources, Inc. was incorporated in the state of Delaware. Columbia Energy Resources, Inc. was formed as a holding company for Columbia Natural Resources, Inc., Hawg Hauling and Disposal, Inc., Alamco-Delaware, Inc. and CNR-Canada, Ltd.

(h) Partnership interest in Clarksburg Gas Limited Partnership. Columbia Natural Resources, Inc. is a general partner with a 2% interest in the partnership.

(i) During March 1998, CNR-Canada, Ltd. was formed as a Canadian Corporation. CNR-Canada, Ltd. is engaged in the exploration and production of oil and natural gas.

(j) Atlantic Energy, Inc. is an unconsolidated subsidiary of Columbia Propane Corp., accounted for as an investment using the equity method. Columbia Propane Corp. and Conoco, Inc. each have a fifty percent (50%) ownership interest in the propane storage facility.

(k) In August 1998, Columbia Networks Services Corporation (CNS) paid $778,592 in cash to acquire an additional 50% interest in EnergyNet, LLC. EnergyNet, LLC became a wholly-owned subsidiary of CNS in 1998.

(l) Effective March 2, 1998, Columbia Power Marketing Corporation changed its name to Columbia Energy Power Marketing Corporation
           (CPM).

(m) Columbia Assurance Agency, Inc. (CAA) was incorporated in the state of Ohio on June 23, 1997. CAA was formed to sell fixed and variable annuities and life insurance.

(n) Energy.com was incorporated in the state of Delaware on December 15, 1997 and capitalized on May 7, 1998. Energy.com offers energy related products and services through the internet.

(o) Columbia Transmission Communications Corporation (CTC) was incorporated in the state of Delaware on October 20, 1998. CTC is engaged in the development, construction and sale of high capacity fiber optic networks.

(p) Partnership interest in Enertek Partners, L.P. (EnerTech). EnerTek is a gas industry fund that invests in companies developing new technologies to enhance the supply, transportation and utilization of natural gas. The limited partners and their ownership interest include Battelle Memorial Institute (8.26%); Brooklyn Union Gas Company (16.32%), CNG Technologies, Inc. (16.54%); Enron Venture Capital Company (16.54%); Equitable Resources, Inc. (8.26%), Southern California Gas Company (16.54%); and TriStar Gas Technologies, Inc. (16.54%). Scientific Advances, Inc. is the general partner owning (1.00%)

(q) Partnership interest in Pedricktown Cogeneration Limited Partnership. The general partners are Pedrick General, Inc. and Columbia Electric Predrick General Corporation, each of which owns one-half of the thirty percent (30%) general partnership interest. The limited partners are Pedrick Limited, Inc. and Columbia Electric Pedrick Limited Corporation, each of which owns one-half of the seventy percent (70%) limited partnership interest. Pedrick General, Inc. and Pedrick Limited, Inc. are subsidiaries of Atlantic Generation, Inc.

(r) Columbia Electric Binghamton General Corporation and Binghamton General, Inc., each of which owns one-third of the thirty percent (30%) general partnership interest. The limited partners are Binghamton Limited, Inc.; S.N.W. Binghamton II, L.P.; and Columbia Electric Binghamton Limited Corporation, each of which owns one-third of the seventy percent (70%) limited partnership interest. Binghamton General, Inc. and Binghamton Limited, Inc. are subsidiaries of Atlantic Generation, Inc. and S.N.W. Binghamton I, L.P. and S.N.W. Binghamton II, L.P. are subsidiaries of Stone & Webster Development Corp.

(s)        Partnership interest in Vineland Cogeneration Limited Partnership.
           The general partners are Vineland General, Inc. and Columbia Electric Vineland General Corporation each of which owns one-half of the ten percent (10%) general partnership interest. The limited partners are Vineland Limited, Inc. and Columbia Electric Vineland Limited Corporation, each of which owns one-half of the ninety percent (90%) limited partnership interest. Vineland General, Inc. and Vineland Limited, Inc. are subsidiaries of Atlantic Generation, Inc.

(t) Partnership interest in Rumford Cogeneration Company. The limited partners and the percent of ownership interest of each include:
           Columbia Electric Rumford Limited Corporation (10.2%), UtilCo Group, Inc. (10.2%), Nichimen America, Inc. (10.2%), Dominion Energy, Inc. (10.2%), Rumford Power Associates, Inc. (14.1%) and Catamount Rumford Corp. (15.1%). Rumford Cogeneration, Inc. is the general partner owning 30.0%.

(u) On November 6, 1998, TriStar Nine Corporation was renamed as Columbia Electric Limited Holdings Corporation (CEH). CEH was formed in order to acquire and maintain limited partnership holdings in various projects. To date, CEH maintains limited holdings in the Gregory Power Partnership, LP; Gregory Partners LLC; and Liberty Electric Power LLC.

(v) Partnership Interest in Gregory Power Partners, L.P. The general partners are Columbia Electric Gregory General Corporation and LG&E Power Gregory IV Inc., each of which owns one-half of two percent (2%). The limited partners are Columbia Electric Limited Holdings Corporation and LG&E Power Gregory I Inc., each of which owns one-half of ninety-eight percent (98%). LG&E Power Gregory IV Inc. and LG&E Power Gregory I Inc. are subsidiaries of LG&E Power.

(w) Partnership Interest in Gregory Partners LLC. The general partners are Columbia Electric Gregory Remington Corporation and LG&E Power Gregory II Inc. each of which owns one-half of two percent (2%). The limited partners are Columbia Electric Limited Holdings Corporation and LG&E Power Gregory III Inc., each of which owns one-half of ninety-eight percent (98%). LG&E Power Gregory II Inc. and LG&E Power Gregory III Inc., are subsidiaries of LG&E Power.

(x) Partnership Interest in Liberty Electric Power LLC. The general partners are Columbia Electric Liberty Corporation and Westcoast Energy (U.S.) Inc., each of which owns one-half of two percent (2%). The limited partners are Columbia Electric Limited Holdings Corporation and Westcoast Power (U.S.) Inc., each of which owns one-half of ninety-eight percent (98%). Westcoast Power (U.S.) Inc. and Westcoast Energy (U.S.) Inc. are subsidiaries of Westcoast Power, Inc.

(y) On November 6, 1998, TriStar Ten Corporation was renamed as Columbia Electric Liberty Corporation (CEL). CEL was formed for the purpose of participating in the Liberty Electric Power LLC Project, a Delaware Limited Liability Corporation.

(z) Liberty Electric Power LLC was organized on July 10, 1998, in connection with the development, ownership, financing, construction and operating of a power generation project to be located in Eddystone, Pennsylvania.

(aa) Partnership interest in Cogeneration Partners of America. Columbia Electric Corporation and Atlantic Generation, Inc. each own 50%. Cogneration Partners of America ceased operations in May 1994. The activities formerly performed by Cogeneration Partners of America are being performed Columbia Electric Corporation and Atlantic Generation, Inc.

ITEM 2.   ACQUISITIONS OR SALES OF UTILITY ASSETS

          None.


ITEM 3.   ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES


          CONFIDENTIAL TREATMENT REQUESTED

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING 1998

         CONFIDENTIAL TREATMENT REQUESTED

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING 1998 (Continued)

         CONFIDENTIAL TREATMENT REQUESTED

Notes

          CONFIDENTIAL TREATMENT REQUESTED


ITEM 5.   INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

          CONFIDENTIAL TREATMENT REQUESTED

ITEM 6.   OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of December 31, 1998.

The names, principal address and positions held as of December 31, 1998 of the officers and directors of System companies is presented in the tables on pages 15 through 54. The principal business address of each officer and director is indicated in such tables by the numbers (1) through (35). The addresses associated with these number designations are shown in the following address key. The symbols used to indicate the positions held by officers and directors are shown in the position symbol key below.


Ref.#    Address
-----    -------------------------------
1        13880 Dulles Corner Lane, Herndon, Virginia 20171-4600
2        200 Civic Center Drive, Columbus, Ohio 43215
3        10 G Street, NE, Suite 580, Washington, D.C. 20002
4        77 Beachside Avenue, Green Farms, Connecticut 06436
5        2077 Jupiter Hills Lane, Henderson, Nevada 89012
6        10 Harleston Green, Hilton Head, South Carolina 29928
7        62 Sherwood Drive, New Providence, New Jersey 07974
8        One Seagate, Suite 1400, Toledo, Ohio43653
9        4680 Parkway Drive, Suite 200, Mason, Ohio 45040-5301
10       15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619
11       8905 E. Doughlas Avenue, Wichita, Kansas 67207
12       R. R. No. 1, Box 31D Route 343, Millbrook, New York 12545
13       2603 Augusta, Houston, Texas 77057-5637
14       205 Bricker Hall, 190 North Oval Mall, Columbus, Ohio 43210
15       51 Brams Point Road, Hilton Head, South Carolina 29926
16       1455 Pennsylvania Avenue, Washington, DC 20004
17       9200 Arboretum Parkway, Richmond, Virginia 23235
18       900 Pennsylvania Avenue, Charleston, West Virginia 25302
19       2100 Cove Point Road, Lusby, Maryland 20657
20       14 Brookside Rd., Biltmore Forest, Asheveille, North Carolina 28803
21       No. 4 Bottomley Crescent, New Albany, Ohio 43054
22       509 Preston Avenue, Blacksburg, Virginia 24060
23       12801 Fair Lakes Parkway, Fairfax, Virginia 22030
24       2001 Mercer Road, Lexington, Kentucky 40511
25       9001 Arboretum Parkway, Richmond, Virginia 23236
26       650 Washington Road, Pittsburgh, Pennsylvania 15228-2703
27       505 King Avenue, Columbus, Ohio 43201-2693
28       121 Hillpointe Drive, #100, Canonsburg, Pennsylvania 15317
29       P.O. Box 2197, Houston , Texas77252
30       120 Arrandale Boulevard, Exton, Pennsylvania 19341-2512
31       700 13th Street NW, Washington, DC20005
32       5501 Frantz Road, Dublin, Ohio 43017
33       1330 Post Oak Boulevard, 20th Floor, Houston, Texas 77056
34       921 Easwind Drive, Suite 112, Westerville, Ohio 43081
35       1700 MacCorkle Avenue, S.E., Charleston, West Virginia 23236

POSITION KEY CODE

KEY
CB  -  Chairman of the Board        CLO  -  Chief Legal Officer              S  - Secretary
D   -  Director                     P    -  President                        C  - Controller
CEO -  Chief Executive Officer      SVP  -  Senior Vice President            GA - General Auditor
COO -  Chief Operating Officer      VP   -  Vice President                   GC - General Counsel
CFO -  Chief Financial Officer      T    -  Treasurer

ITEM 6.  Continued

==========================================================================================================================
                                 CKY    COH    CMD    CPA    CGV    CS     CLG    CLNG   CER    CNR    HH     AD     CU
--------------------------------------------------------------------------------------------------------------------------
Catherine G. Abbott
Fairfax, Virginia (23)                                              D
--------------------------------------------------------------------------------------------------------------------------
Carolyn M. Afshar
Herndon, Virginia (1)                                               S
--------------------------------------------------------------------------------------------------------------------------
Richard F. Albosta
New Providence, New Jersey (7)                 D
--------------------------------------------------------------------------------------------------------------------------
Philip R. Aldridge
Herndon, Virginia (1)                                               VP
--------------------------------------------------------------------------------------------------------------------------
Steven R. Anastasio
Herndon, Virginia (1)                                               VP
--------------------------------------------------------------------------------------------------------------------------
Carmen Andreoli
Houston, Texas (33)
--------------------------------------------------------------------------------------------------------------------------
Michael Ashford
Herndon, Virginia (1)
--------------------------------------------------------------------------------------------------------------------------
Gary W. Babin
Columbus, Ohio (2)                      VP
--------------------------------------------------------------------------------------------------------------------------
Ross E. Bailey
Herndon, Virginia (1)                                               VP
--------------------------------------------------------------------------------------------------------------------------
Gary A. Barnard
Charleston, West Virginia (35)
--------------------------------------------------------------------------------------------------------------------------
T. J. Barrymore
Herndon, Virginia (1)                                                      S      S
--------------------------------------------------------------------------------------------------------------------------
Laura M. Bateman
Richmond, Virginia (25)                                      VP
--------------------------------------------------------------------------------------------------------------------------
Richard W. Beardsley
Charleston, West Virginia (18)                                                                  VP                   VP
--------------------------------------------------------------------------------------------------------------------------
Margaret W. Beasley
Richmond, Virginia (17)
--------------------------------------------------------------------------------------------------------------------------
Robert H. Beeby
Green Farms, Connecticut (4)                          D
--------------------------------------------------------------------------------------------------------------------------
Napoleon A. Bell
Henderson, Nevada (5)                   D
--------------------------------------------------------------------------------------------------------------------------
Tejinder S. Bindra
Herndon, Virginia (1)
--------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                  CG     CPC    AEI    CES    CEM    CPM    CSP    ECC    CAA    CCC    CTC    TGT    CNS
---------------------------------------------------------------------------------------------------------------------------
Catherine G. Abbott
Fairfax, Virginia (23)                                                                                  D             D
---------------------------------------------------------------------------------------------------------------------------
Carolyn M. Afshar
Herndon, Virginia (1)             S
---------------------------------------------------------------------------------------------------------------------------
Richard F. Albosta
New Providence, New Jersey (7)    D
---------------------------------------------------------------------------------------------------------------------------
Philip R. Aldridge                                                                                                    P
Herndon, Virginia (1)                                                                            P             P      D
---------------------------------------------------------------------------------------------------------------------------
Steven R. Anastasio
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Carmen Andreoli
Houston, Texas (33)                                                  VP
---------------------------------------------------------------------------------------------------------------------------
Michael Ashford
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Gary W. Babin
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------
Ross E. Bailey
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Gary A. Barnard
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
T. J. Barrymore
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Laura M. Bateman
Richmond, Virginia (25)
---------------------------------------------------------------------------------------------------------------------------
Richard W. Beardsley
Charleston, West Virginia (18)
---------------------------------------------------------------------------------------------------------------------------
Margaret W. Beasley
Richmond, Virginia (17)                  S      S
---------------------------------------------------------------------------------------------------------------------------
Robert H. Beeby
Green Farms, Connecticut (4)      D
---------------------------------------------------------------------------------------------------------------------------
Napoleon A. Bell
Henderson, Nevada (5)
---------------------------------------------------------------------------------------------------------------------------
Tejinder S. Bindra
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

============================================================================================================================
                                 CMC    EN     CIC    CPL    CDW    CAT    CEC    CGP    CLP    CBG    CBL    CVG    CVL

----------------------------------------------------------------------------------------------------------------------------
Catherine G. Abbott
Fairfax, Virginia (23)           D
----------------------------------------------------------------------------------------------------------------------------
Carolyn M. Afshar
Herndon, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------
Richard F. Albosta
New Providence, New Jersey (7)
----------------------------------------------------------------------------------------------------------------------------
Philip R. Aldridge               P                           D
Herndon, Virginia (1)            D                    P      P
----------------------------------------------------------------------------------------------------------------------------
Steven R. Anastasio
Herndon, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------
Carmen Andreoli
Houston, Texas (33)
----------------------------------------------------------------------------------------------------------------------------
Michael Ashford
Herndon, Virginia (1)                          S
----------------------------------------------------------------------------------------------------------------------------
Gary W. Babin
Columbus, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------
Ross E. Bailey
Herndon, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------
Gary A. Barnard
Charleston, West Virginia (35)
----------------------------------------------------------------------------------------------------------------------------
T. J. Barrymore
Herndon, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------
Laura M. Bateman
Richmond, Virginia (25)
----------------------------------------------------------------------------------------------------------------------------
Richard W. Beardsley
Charleston, West Virginia (18)
----------------------------------------------------------------------------------------------------------------------------
Margaret W. Beasley
Richmond, Virginia (17)
----------------------------------------------------------------------------------------------------------------------------
Robert H. Beeby
Green Farms, Connecticut (4)
----------------------------------------------------------------------------------------------------------------------------
Napoleon A. Bell
Henderson, Nevada (5)
----------------------------------------------------------------------------------------------------------------------------
Tejinder S. Bindra
Herndon, Virginia (1)                                               D
----------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

================================================================================
                                 CRL    CEH    CGG    CGR    CEL    TCO    CGT

--------------------------------------------------------------------------------
Catherine G. Abbott                                                 D, P   D
Fairfax, Virginia (23)                                              CEO    CEO
--------------------------------------------------------------------------------
Carolyn M. Afshar
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Richard F. Albosta
New Providence, New Jersey (7)
--------------------------------------------------------------------------------
Philip R. Aldridge
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Steven R. Anastasio
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Carmen Andreoli
Houston, Texas (33)
--------------------------------------------------------------------------------
Michael Ashford
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Gary W. Babin
Columbus, Ohio (2)
--------------------------------------------------------------------------------
Ross E. Bailey
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Gary A. Barnard                                                     T      T
Charleston, West Virginia (35)                                      C      C
--------------------------------------------------------------------------------
T. J. Barrymore
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Laura M. Bateman
Richmond, Virginia (25)
--------------------------------------------------------------------------------
Richard W. Beardsley
Charleston, West Virginia (18)
--------------------------------------------------------------------------------
Margaret W. Beasley
Richmond, Virginia (17)
--------------------------------------------------------------------------------
Robert H. Beeby
Green Farms, Connecticut (4)
--------------------------------------------------------------------------------
Napoleon A. Bell
Henderson, Nevada (5)
--------------------------------------------------------------------------------
Tejinder S. Bindra
Herndon, Virginia (1)
--------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CKY    COH    CMD    CPA    CGV    CS     CLG    CLNG   CER    CNR    HH     AD     CU

---------------------------------------------------------------------------------------------------------------------------
Mary C. Bloom
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
Douglas G. Borror
Dublin, Ohio (32)                       D
---------------------------------------------------------------------------------------------------------------------------
Debbie Bowyer
Charleston, West Virginia (18)                                                                  T
---------------------------------------------------------------------------------------------------------------------------
Andrew Mason Brent
Richmond, Virginia (17)
---------------------------------------------------------------------------------------------------------------------------
L. Michael Bridges                                                         CEO    CEO
Herndon, Virginia (1)                                                      P,D    P,D
---------------------------------------------------------------------------------------------------------------------------
Donald A. Brooks
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
Wilson K. Cadman
Wichita, Kansas (11)             D
---------------------------------------------------------------------------------------------------------------------------
Reginald L. Carter
Columbus, Ohio (2)                      SVP
---------------------------------------------------------------------------------------------------------------------------
Richard Casali
Washington, DC (3)                                                  VP
---------------------------------------------------------------------------------------------------------------------------
Michael Casdorph
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
Shawn E. Casey
Charleston, West Virginia (18)                                                                  VP
---------------------------------------------------------------------------------------------------------------------------
Mark A. Chandler                                                                         VP     VP     D      D
Charleston, West Virginia (18)                                                           T      CFO    T      VP,T   T
---------------------------------------------------------------------------------------------------------------------------
Kenneth W. Christman
Pittsburgh, Pennsylvania (26)                  GC     GC
---------------------------------------------------------------------------------------------------------------------------
Neil K. Cody
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Mark C. Darell                                               GC
Richmond, Virginia (25)                                      D
---------------------------------------------------------------------------------------------------------------------------
Rene Dartez
Houston, Texas (13)
---------------------------------------------------------------------------------------------------------------------------
Bruce Dawson
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

==========================================================================================================================
                                 CG     CPC    AEI    CES    CEM    CPM    CSP    ECC    CAA    CCC    CTC    TGT    CNS

--------------------------------------------------------------------------------------------------------------------------
Mary C. Bloom
Fairfax, Virginia (23)
--------------------------------------------------------------------------------------------------------------------------
Douglas G. Borror
Dublin, Ohio (32)
--------------------------------------------------------------------------------------------------------------------------
Debbie Bowyer
Charleston, West Virginia (18)
--------------------------------------------------------------------------------------------------------------------------
Andrew Mason Brent                      P      CB
Richmond, Virginia (17)                 D      D
--------------------------------------------------------------------------------------------------------------------------
L. Michael Bridges
Herndon, Virginia (1)
--------------------------------------------------------------------------------------------------------------------------
Donald A. Brooks
Charleston, West Virginia (35)
--------------------------------------------------------------------------------------------------------------------------
Wilson K. Cadman
Wichita, Kansas (11)             D
--------------------------------------------------------------------------------------------------------------------------
Reginald L. Carter
Columbus, Ohio (2)
--------------------------------------------------------------------------------------------------------------------------
Richard Casali
Washington, DC (3)
--------------------------------------------------------------------------------------------------------------------------
Michael Casdorph
Charleston, West Virginia (35)
--------------------------------------------------------------------------------------------------------------------------
Shawn E. Casey
Charleston, West Virginia (18)
--------------------------------------------------------------------------------------------------------------------------
Mark A. Chandler
Charleston, West Virginia (18)
--------------------------------------------------------------------------------------------------------------------------
Kenneth W. Christman
Pittsburgh, Pennsylvania (26)
--------------------------------------------------------------------------------------------------------------------------
Neil K. Cody
Herndon, Virginia (1)
--------------------------------------------------------------------------------------------------------------------------
Mark C. Darell
Richmond, Virginia (25)
--------------------------------------------------------------------------------------------------------------------------
Rene Dartez
Houston, Texas (13)
--------------------------------------------------------------------------------------------------------------------------
Bruce Dawson
Herndon, Virginia (1)                                 VP
--------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

============================================================================================================================
                                 CMC    EN     CIC    CPL    CDW    CAT    CEC    CGP    CLP    CBG    CBL    CVG    CVL

----------------------------------------------------------------------------------------------------------------------------
Mary C. Bloom
Fairfax, Virginia (23)
----------------------------------------------------------------------------------------------------------------------------
Douglas G. Borror
Dublin, Ohio (32)
----------------------------------------------------------------------------------------------------------------------------
Debbie Bowyer
Charleston, West Virginia (18)
----------------------------------------------------------------------------------------------------------------------------
Andrew Mason Brent
Richmond, Virginia (17)
----------------------------------------------------------------------------------------------------------------------------
L. Michael Bridges                                                  P,CEO
Herndon, Virginia (1)                                               D
----------------------------------------------------------------------------------------------------------------------------
Donald A. Brooks
Charleston, West Virginia (35)
----------------------------------------------------------------------------------------------------------------------------
Wilson K. Cadman
Wichita, Kansas (11)
----------------------------------------------------------------------------------------------------------------------------
Reginald L. Carter
Columbus, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------
Richard Casali
Washington, DC (3)
----------------------------------------------------------------------------------------------------------------------------
Michael Casdorph
Charleston, West Virginia (35)
----------------------------------------------------------------------------------------------------------------------------
Shawn E. Casey
Charleston, West Virginia (18)
----------------------------------------------------------------------------------------------------------------------------
Mark A. Chandler
Charleston, West Virginia (18)
----------------------------------------------------------------------------------------------------------------------------
Kenneth W. Christman
Pittsburgh, Pennsylvania (26)
----------------------------------------------------------------------------------------------------------------------------
Neil K. Cody
Herndon, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------
Mark C. Darell
Richmond, Virginia (25)
----------------------------------------------------------------------------------------------------------------------------
Rene Dartez
Houston, Texas (13)
----------------------------------------------------------------------------------------------------------------------------
Bruce Dawson
Herndon, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

================================================================================
                                 CRL    CEH    CGG    CGR    CEL    TCO    CGT

--------------------------------------------------------------------------------
Mary C. Bloom
Fairfax, Virginia (23)                                              VP
--------------------------------------------------------------------------------
Douglas G. Borror
Dublin, Ohio (32)
--------------------------------------------------------------------------------
Debbie Bowyer
Charleston, West Virginia (18)
--------------------------------------------------------------------------------
Andrew Mason Brent
Richmond, Virginia (17)
--------------------------------------------------------------------------------
L. Michael Bridges
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Donald A. Brooks
Charleston, West Virginia (35)                                      VP
--------------------------------------------------------------------------------
Wilson K. Cadman
Wichita, Kansas (11)
--------------------------------------------------------------------------------
Reginald L. Carter
Columbus, Ohio (2)
--------------------------------------------------------------------------------
Richard Casali
Washington, DC (3)
--------------------------------------------------------------------------------
Michael Casdorph
Charleston, West Virginia (35)                                      SVP
--------------------------------------------------------------------------------
Shawn E. Casey
Charleston, West Virginia (18)
--------------------------------------------------------------------------------
Mark A. Chandler
Charleston, West Virginia (18)
--------------------------------------------------------------------------------
Kenneth W. Christman
Pittsburgh, Pennsylvania (26)
--------------------------------------------------------------------------------
Neil K. Cody
Herndon, Virginia (1)                   VP     VP     VP
--------------------------------------------------------------------------------
Mark C. Darell
Richmond, Virginia (25)
--------------------------------------------------------------------------------
Rene Dartez
Houston, Texas (13)                                                        VP
--------------------------------------------------------------------------------
Bruce Dawson
Herndon, Virginia (1)
--------------------------------------------------------------------------------

ITEM 6.  Continued

==========================================================================================================================
                                 CKY    COH    CMD    CPA    CGV    CS     CLG    CLNG   CER    CNR    HH     AD     CU

--------------------------------------------------------------------------------------------------------------------------
Clay Deaton
Houston, Texas (33)
--------------------------------------------------------------------------------------------------------------------------
Dennis P. Detar
Herndon, Virginia (1)
--------------------------------------------------------------------------------------------------------------------------
Bruce M. Diamond
Herndon, Virginia (1)                                               VP
--------------------------------------------------------------------------------------------------------------------------
James H. Dissen
Charleston, West Virginia (18)                                                                  VP
--------------------------------------------------------------------------------------------------------------------------
Sheree L. Parks Downey
Charleston, West Virginia (35)
--------------------------------------------------------------------------------------------------------------------------
Scott S. Eblin
Charleston, West Virginia (35)
--------------------------------------------------------------------------------------------------------------------------
John T. Fay
Herndon, Virginia (1)                                               VP
--------------------------------------------------------------------------------------------------------------------------
Paul Feldman
Herndon, Virginia (1)
--------------------------------------------------------------------------------------------------------------------------
Mark A. Ferman
Charleston, West Virginia (18)                                                                  VP
--------------------------------------------------------------------------------------------------------------------------
Sharon Flanery
Charleston, West Virginia (35)
--------------------------------------------------------------------------------------------------------------------------
Louis E. Font                                                       SVP
Herndon, Virginia (1)                                               D
--------------------------------------------------------------------------------------------------------------------------
Michael J. Fox
Herndon, Virginia (1)
--------------------------------------------------------------------------------------------------------------------------
Donato Furlano
Herndon, Virginia (1)
--------------------------------------------------------------------------------------------------------------------------
V. Galio
Charleston, West Virginia (35)
--------------------------------------------------------------------------------------------------------------------------
Phil Glaessner
Houston, Texas (33)
--------------------------------------------------------------------------------------------------------------------------
Dr. Michael J. Gluckman
Herndon, Virginia (1)
--------------------------------------------------------------------------------------------------------------------------
Stephen E. Greene
Columbus, Ohio (2)                      VP
--------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CG     CPC    AEI    CES    CEM    CPM    CSP    ECC    CAA    CCC    CTC    TGT    CNS

---------------------------------------------------------------------------------------------------------------------------
Clay Deaton
Houston, Texas (33)                                   VP     VP     VP
---------------------------------------------------------------------------------------------------------------------------
Dennis P. Detar
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Bruce M. Diamond
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
James H. Dissen
Charleston, West Virginia (18)
---------------------------------------------------------------------------------------------------------------------------
Sheree L. Parks Downey
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
Scott S. Eblin
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
John T. Fay
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Paul Feldman                                          CEO    CEO    CEO    CEO    CEO    P
Herndon, Virginia (1)                                 D,P    D,P    D,P    D,P    D      D
---------------------------------------------------------------------------------------------------------------------------
Mark A. Ferman
Charleston, West Virginia (18)
---------------------------------------------------------------------------------------------------------------------------
Sharon Flanery
Charleston, West Virginia (35)                                                                         S
---------------------------------------------------------------------------------------------------------------------------
Louis E. Font
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Michael J. Fox
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Donato Furlano
Herndon, Virginia (1)                                                                                                T
---------------------------------------------------------------------------------------------------------------------------
V. Galio
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
Phil Glaessner
Houston, Texas (33)                                   SVP    SVP    SVP
---------------------------------------------------------------------------------------------------------------------------
Dr. Michael J. Gluckman
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Stephen E. Greene
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CMC    EN     CIC    CPL    CDW    CAT    CEC    CGP    CLP    CBG    CBL    CVG    CVL

---------------------------------------------------------------------------------------------------------------------------
Clay Deaton
Houston, Texas (33)
---------------------------------------------------------------------------------------------------------------------------
Dennis P. Detar
Herndon, Virginia (1)                                                      T      T      T      T      T      T      T
---------------------------------------------------------------------------------------------------------------------------
Bruce M. Diamond
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
James H. Dissen
Charleston, West Virginia (18)
---------------------------------------------------------------------------------------------------------------------------
Sheree L. Parks Downey
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
Scott S. Eblin
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
John T. Fay
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Paul Feldman
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Mark A. Ferman
Charleston, West Virginia (18)
---------------------------------------------------------------------------------------------------------------------------
Sharon Flanery
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
Louis E. Font
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Michael J. Fox
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Donato Furlano
Herndon, Virginia (1)            T
---------------------------------------------------------------------------------------------------------------------------
V. Galio
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
Phil Glaessner
Houston, Texas (33)
---------------------------------------------------------------------------------------------------------------------------
Dr. Michael J. Gluckman                                                    CB,P   CEO    CEO    CEO    CEO    CEO    CEO
Herndon, Virginia (1)                                                      CEO,D  P,D    P,D    P,D    P,D    P,D    P,D
---------------------------------------------------------------------------------------------------------------------------
Stephen E. Greene
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

================================================================================
                                 CRL    CEH    CGG    CGR    CEL    TCO    CGT

--------------------------------------------------------------------------------
Clay Deaton
Houston, Texas (33)
--------------------------------------------------------------------------------
Dennis P. Detar
Herndon, Virginia (1)            T      T      T      T      T
--------------------------------------------------------------------------------
Bruce M. Diamond
Herndon, Virginia (1)
--------------------------------------------------------------------------------
James H. Dissen
Charleston, West Virginia (18)
--------------------------------------------------------------------------------
Sheree L. Parks Downey
Charleston, West Virginia (35)                                      VP
--------------------------------------------------------------------------------
Scott S. Eblin
Charleston, West Virginia (35)                                      VP     VP
--------------------------------------------------------------------------------
John T. Fay
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Paul Feldman
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Mark A. Ferman
Charleston, West Virginia (18)
--------------------------------------------------------------------------------
Sharon Flanery
Charleston, West Virginia (35)
--------------------------------------------------------------------------------
Louis E. Font
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Michael J. Fox
Herndon, Virginia (1)                                        VP
--------------------------------------------------------------------------------
Donato Furlano
Herndon, Virginia (1)
--------------------------------------------------------------------------------
V. Galio
Charleston, West Virginia (35)                                      VP
--------------------------------------------------------------------------------
Phil Glaessner
Houston, Texas (33)
--------------------------------------------------------------------------------
Dr. Michael J. Gluckman          CEO    CEO    CB,P   CB,P   CEO
Herndon, Virginia (1)            P,D    P,D    CEO,D  CEO,D  P,D
--------------------------------------------------------------------------------
Stephen E. Greene
Columbus, Ohio (2)
--------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CKY    COH    CMD    CPA    CGV    CS     CLG    CLNG   CER    CNR    HH     AD     CU

---------------------------------------------------------------------------------------------------------------------------
Jeffrey W. Grossman                                                 VP
Herndon, Virginia (1)                                               C
---------------------------------------------------------------------------------------------------------------------------
Frederick R. Gumbinner
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Patricia A. Hammick                                                 SVP
Herndon, Virginia (1)                                               D
---------------------------------------------------------------------------------------------------------------------------
Janis L. Hannuksela
Richmond, Virginia (25)                                      T
---------------------------------------------------------------------------------------------------------------------------
Michael Hardy
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
William H. Harmon                                                                        P             P      P      P,CEO
Charleston, West Virginia (18)                                                           CEO,D         D      D      D
---------------------------------------------------------------------------------------------------------------------------
James W. Hart, Jr.
Houston, Texas (13)
---------------------------------------------------------------------------------------------------------------------------
Edward D. Harvey, Jr.
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Stephen J. Harvey
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Sharon B. Heaton                                                    GC
Herndon, Virginia (1)                                               VP
---------------------------------------------------------------------------------------------------------------------------
W. F. Hederman
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
James P. Heffernan
Millbrook, New York (12)                              D
---------------------------------------------------------------------------------------------------------------------------
Karen L. Hendrick
Mason, Ohio (9)                                              D
---------------------------------------------------------------------------------------------------------------------------
Malcolm T. Hopkins
Asheville, North Carolina (20)   D
---------------------------------------------------------------------------------------------------------------------------
John Hritcko, Jr.
Herndon, Virginia (1)                                                             D
---------------------------------------------------------------------------------------------------------------------------
Thomas L. Hughes
Herndon, Virginia (1)                                               VP
---------------------------------------------------------------------------------------------------------------------------
Philip J. Iracane
Richmond, Virginia (25)                                      VP
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CG     CPC    AEI    CES    CEM    CPM    CSP    ECC    CAA    CCC    CTC    TGT    CNS

---------------------------------------------------------------------------------------------------------------------------
Jeffrey W. Grossman              VP
Herndon, Virginia (1)            C                                                              T      C      T
---------------------------------------------------------------------------------------------------------------------------
Frederick R. Gumbinner
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Patricia A. Hammick
Herndon, Virginia (1)                                                                           D
---------------------------------------------------------------------------------------------------------------------------
Janis L. Hannuksela
Richmond, Virginia (25)
---------------------------------------------------------------------------------------------------------------------------
Michael Hardy
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
William H. Harmon
Charleston, West Virginia (18)
---------------------------------------------------------------------------------------------------------------------------
James W. Hart, Jr.
Houston, Texas (13)
---------------------------------------------------------------------------------------------------------------------------
Edward D. Harvey, Jr.
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Stephen J. Harvey
Herndon, Virginia (1)                                 SVP    SVP    SVP                  D
---------------------------------------------------------------------------------------------------------------------------
Sharon B. Heaton
Herndon, Virginia (1)                                                                           S             D
---------------------------------------------------------------------------------------------------------------------------
W. F. Hederman
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
James P. Heffernan
Millbrook, New York (12)         D
---------------------------------------------------------------------------------------------------------------------------
Karen L. Hendrick
Mason, Ohio (9)                  D
---------------------------------------------------------------------------------------------------------------------------
Malcolm T. Hopkins
Asheville, North Carolina (20)   D
---------------------------------------------------------------------------------------------------------------------------
John Hritcko, Jr.
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Thomas L. Hughes
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Philip J. Iracane
Richmond, Virginia (25)
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CMC    EN     CIC    CPL    CDW    CAT    CEC    CGP    CLP    CBG    CBL    CVG    CVL

---------------------------------------------------------------------------------------------------------------------------
Jeffrey W. Grossman                                                 T
Herndon, Virginia (1)                          D      T      T      D
---------------------------------------------------------------------------------------------------------------------------
Frederick R. Gumbinner                                                            D      D      D      D      D      D
Herndon, Virginia (1)                                                      S      S      S      S      S      S      S
---------------------------------------------------------------------------------------------------------------------------
Patricia A. Hammick
Herndon, Virginia (1)            D
---------------------------------------------------------------------------------------------------------------------------
Janis L. Hannuksela
Richmond, Virginia (25)
---------------------------------------------------------------------------------------------------------------------------
Michael Hardy
Herndon, Virginia (1)                          D
---------------------------------------------------------------------------------------------------------------------------
William H. Harmon
Charleston, West Virginia (18)
---------------------------------------------------------------------------------------------------------------------------
James W. Hart, Jr.
Houston, Texas (13)
---------------------------------------------------------------------------------------------------------------------------
Edward D. Harvey, Jr.
Herndon, Virginia (1)                   T      T
---------------------------------------------------------------------------------------------------------------------------
Stephen J. Harvey
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Sharon B. Heaton
Herndon, Virginia (1)                          D,VP   S      S      S
---------------------------------------------------------------------------------------------------------------------------
W. F. Hederman
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
James P. Heffernan
Millbrook, New York (12)
---------------------------------------------------------------------------------------------------------------------------
Karen L. Hendrick
Mason, Ohio (9)
---------------------------------------------------------------------------------------------------------------------------
Malcolm T. Hopkins
Asheville, North Carolina (20)
---------------------------------------------------------------------------------------------------------------------------
John Hritcko, Jr.
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Thomas L. Hughes
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Philip J. Iracane
Richmond, Virginia (25)
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

================================================================================
                                 CRL    CEH    CGG    CGR    CEL    TCO    CGT

--------------------------------------------------------------------------------
Jeffrey W. Grossman
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Frederick R. Gumbinner           D      D                    D
Herndon, Virginia (1)            S      S                    S
--------------------------------------------------------------------------------
Patricia A. Hammick
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Janis L. Hannuksela
Richmond, Virginia (25)
--------------------------------------------------------------------------------
Michael Hardy
Herndon, Virginia (1)
--------------------------------------------------------------------------------
William H. Harmon
Charleston, West Virginia (18)
--------------------------------------------------------------------------------
James W. Hart, Jr.
Houston, Texas (13)                                                        VP
--------------------------------------------------------------------------------
Edward D. Harvey, Jr.
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Stephen J. Harvey
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Sharon B. Heaton
Herndon, Virginia (1)
--------------------------------------------------------------------------------
W. F. Hederman
Fairfax, Virginia (23)                                              VP
--------------------------------------------------------------------------------
James P. Heffernan
Millbrook, New York (12)
--------------------------------------------------------------------------------
Karen L. Hendrick
Mason, Ohio (9)
--------------------------------------------------------------------------------
Malcolm T. Hopkins
Asheville, North Carolina (20)
--------------------------------------------------------------------------------
John Hritcko, Jr.
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Thomas L. Hughes
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Philip J. Iracane
Richmond, Virginia (25)
--------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CKY    COH    CMD    CPA    CGV    CS     CLG    CLNG   CER    CNR    HH     AD     CU

---------------------------------------------------------------------------------------------------------------------------
Edward P. Jarmas
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
James A. Jarrell
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
Mike John
Charleston, West Virginia (18)                                                                  VP
---------------------------------------------------------------------------------------------------------------------------
J. Bennett Johnston
Washington, D.C. (16)                                        D
---------------------------------------------------------------------------------------------------------------------------
Malcolm Jozoff
Scottsdale, Arizona (10)         D
---------------------------------------------------------------------------------------------------------------------------
Joseph W. Kelly                  VP
Lexington, Kentucky (24)         COO
---------------------------------------------------------------------------------------------------------------------------
Charlotte P. Kessler
New Albany, Ohio (21)                   D
---------------------------------------------------------------------------------------------------------------------------
Glen L. Kettering
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
Peter J. Kinsella
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
William E. Kirwan
Columbus, Ohio (14)                     D
---------------------------------------------------------------------------------------------------------------------------
Fredrick G. Kolb                                                                                       D
Charleston, West Virginia (18)                                             VP     VP            VP     VP
---------------------------------------------------------------------------------------------------------------------------
Marshall D. Lang
Canonsburg, Pennsylvania (28)
---------------------------------------------------------------------------------------------------------------------------
Nancy Laranjo
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
William J, Lavelle
Columbus, Ohio (2)               VP            VP     VP     VP
---------------------------------------------------------------------------------------------------------------------------
William E. Lavery
Blacksburg, Virginia (22)                                    D
---------------------------------------------------------------------------------------------------------------------------
Rick Lawler
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
James R. Lee
Columbus, Ohio (2)               SVP    SVP    SVP    SVP    SVP
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                  CG     CPC    AEI    CES    CEM    CPM    CSP    ECC    CAA    CCC    CTC    TGT    CNS

---------------------------------------------------------------------------------------------------------------------------
Edward P. Jarmas
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
James A. Jarrell
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
Mike John
Charleston, West Virginia (18)
---------------------------------------------------------------------------------------------------------------------------
J. Bennett Johnston
Washington, D.C. (16)             D
---------------------------------------------------------------------------------------------------------------------------
Malcolm Jozoff
Scottsdale, Arizona (10)          D
---------------------------------------------------------------------------------------------------------------------------
Joseph W. Kelly
Lexington, Kentucky (24)
---------------------------------------------------------------------------------------------------------------------------
Charlotte P. Kessler
New Albany, Ohio (21)
---------------------------------------------------------------------------------------------------------------------------
Glen L. Kettering
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
Peter J. Kinsella
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
William E. Kirwan
Columbus, Ohio (14)
---------------------------------------------------------------------------------------------------------------------------
Fredrick G. Kolb
Charleston, West Virginia (18)           VP
---------------------------------------------------------------------------------------------------------------------------
Marshall D. Lang
Canonsburg, Pennsylvania (28)                          VP     VP     VP
---------------------------------------------------------------------------------------------------------------------------
Nancy Laranjo
Herndon, Virginia (1)                                  VP
---------------------------------------------------------------------------------------------------------------------------
William J, Lavelle
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------
William E. Lavery
Blacksburg, Virginia (22)         D
---------------------------------------------------------------------------------------------------------------------------
Rick Lawler                                                                               C
Herndon, Virginia (1)                                                       T      T      D
---------------------------------------------------------------------------------------------------------------------------
James R. Lee
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CMC    EN     CIC    CPL    CDW    CAT    CEC    CGP    CLP    CBG    CBL    CVG    CVL

---------------------------------------------------------------------------------------------------------------------------
Edward P. Jarmas
Herndon, Virginia (1)                                                      VP
---------------------------------------------------------------------------------------------------------------------------
James A. Jarrell
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
Mike John
Charleston, West Virginia (18)
---------------------------------------------------------------------------------------------------------------------------
J. Bennett Johnston
Washington, D.C. (16)
---------------------------------------------------------------------------------------------------------------------------
Malcolm Jozoff
Scottsdale, Arizona (10)
---------------------------------------------------------------------------------------------------------------------------
Joseph W. Kelly
Lexington, Kentucky (24)
---------------------------------------------------------------------------------------------------------------------------
Charlotte P. Kessler
New Albany, Ohio (21)
---------------------------------------------------------------------------------------------------------------------------
Glen L. Kettering
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
Peter J. Kinsella
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
William E. Kirwan
Columbus, Ohio (14)
---------------------------------------------------------------------------------------------------------------------------
Fredrick G. Kolb
Charleston, West Virginia (18)                                             VP
---------------------------------------------------------------------------------------------------------------------------
Marshall D. Lang
Canonsburg, Pennsylvania (28)
---------------------------------------------------------------------------------------------------------------------------
Nancy Laranjo
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
William J, Lavelle
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------
William E. Lavery
Blacksburg, Virginia (22)
---------------------------------------------------------------------------------------------------------------------------
Rick Lawler
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
James R. Lee
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

================================================================================
                                 CRL    CEH    CGG    CGR    CEL    TCO    CGT

--------------------------------------------------------------------------------
Edward P. Jarmas
Herndon, Virginia (1)
--------------------------------------------------------------------------------
James A. Jarrell                                                    S
Charleston, West Virginia (35)                                      GC
--------------------------------------------------------------------------------
Mike John
Charleston, West Virginia (18)
--------------------------------------------------------------------------------
J. Bennett Johnston
Washington, D.C. (16)
--------------------------------------------------------------------------------
Malcolm Jozoff
Scottsdale, Arizona (10)
--------------------------------------------------------------------------------
Joseph W. Kelly
Lexington, Kentucky (24)
--------------------------------------------------------------------------------
Charlotte P. Kessler
New Albany, Ohio (21)
--------------------------------------------------------------------------------
Glen L. Kettering                                                   D
Fairfax, Virginia (23)                                              SVP
--------------------------------------------------------------------------------
Peter J. Kinsella
Fairfax, Virginia (23)                                              VP
--------------------------------------------------------------------------------
William E. Kirwan
Columbus, Ohio (14)
--------------------------------------------------------------------------------
Fredrick G. Kolb
Charleston, West Virginia (18)
--------------------------------------------------------------------------------
Marshall D. Lang
Canonsburg, Pennsylvania (28)
--------------------------------------------------------------------------------
Nancy Laranjo
Herndon, Virginia (1)
--------------------------------------------------------------------------------
William J, Lavelle
Columbus, Ohio (2)
--------------------------------------------------------------------------------
William E. Lavery
Blacksburg, Virginia (22)
--------------------------------------------------------------------------------
Rick Lawler
Herndon, Virginia (1)
--------------------------------------------------------------------------------
James R. Lee
Columbus, Ohio (2)
--------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CKY    COH    CMD    CPA    CGV    CS     CLG    CLNG   CER    CNR    HH     AD     CU

---------------------------------------------------------------------------------------------------------------------------
Ed R. Lincoln
Charleston, West Virginia (18)                                                                  C                    C
---------------------------------------------------------------------------------------------------------------------------
Christopher J. Lord
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
C. Thomas Lowrie
Pittsburgh, Pennsylvania (26)                  VP     VP
---------------------------------------------------------------------------------------------------------------------------
David L. Lugar
Houston, Texas (29)
---------------------------------------------------------------------------------------------------------------------------
Stephen T. MacQueen                                                               D
Lusby, Maryland (19)                                                       C      C
---------------------------------------------------------------------------------------------------------------------------
Philip L. Magley                                                    SVP
Herndon, Virginia (1)                                               D
---------------------------------------------------------------------------------------------------------------------------
Kenneth H. Marks, Jr.
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
W. Harris Marple
Houston, Texas (13)
---------------------------------------------------------------------------------------------------------------------------
Stuart C. Maudlin
Houston, Texas (13)
---------------------------------------------------------------------------------------------------------------------------
Gerald E. Mayo
Hilton Head, S. Carolina (15)           D
---------------------------------------------------------------------------------------------------------------------------
Don McClure
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Dennis W. McFarland                     SVP
Columbus, Ohio (2)               T      T
---------------------------------------------------------------------------------------------------------------------------
James A. McGehee, Jr.
Richmond, Virginia (17)
---------------------------------------------------------------------------------------------------------------------------
Terrance L. McGill
Houston, Texas (13)
---------------------------------------------------------------------------------------------------------------------------
Steve R. Melton
Houston, Texas (13)
---------------------------------------------------------------------------------------------------------------------------
Jeffrey A. Meyers
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Ellen L. Milnes
Columbus, Ohio (2)                      VP
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CG     CPC    AEI    CES    CEM    CPM    CSP    ECC    CAA    CCC    CTC    TGT    CNS

---------------------------------------------------------------------------------------------------------------------------
Ed R. Lincoln
Charleston, West Virginia (18)
---------------------------------------------------------------------------------------------------------------------------
Christopher J. Lord
Herndon, Virginia (1)                                                                                         S
---------------------------------------------------------------------------------------------------------------------------
C. Thomas Lowrie
Pittsburgh, Pennsylvania (26)
---------------------------------------------------------------------------------------------------------------------------
David L. Lugar                                 P
Houston, Texas (29)                            D
---------------------------------------------------------------------------------------------------------------------------
Stephen T. MacQueen
Lusby, Maryland (19)
---------------------------------------------------------------------------------------------------------------------------
Philip L. Magley
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Kenneth H. Marks, Jr.
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
W. Harris Marple
Houston, Texas (13)
---------------------------------------------------------------------------------------------------------------------------
Stuart C. Maudlin
Houston, Texas (13)
---------------------------------------------------------------------------------------------------------------------------
Gerald E. Mayo
Hilton Head, S. Carolina (15)    D
---------------------------------------------------------------------------------------------------------------------------
Don McClure                                           CFO    CFO    CFO    CFO
Herndon, Virginia (1)                                 D,T    D,T    D,T    D      CFO
---------------------------------------------------------------------------------------------------------------------------
Dennis W. McFarland
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------
James A. McGehee, Jr.                   VP
Richmond, Virginia (17)                 D
---------------------------------------------------------------------------------------------------------------------------
Terrance L. McGill
Houston, Texas (13)
---------------------------------------------------------------------------------------------------------------------------
Steve R. Melton
Houston, Texas (13)
---------------------------------------------------------------------------------------------------------------------------
Jeffrey A. Meyers
Herndon, Virginia (1)                                 VP                                 D
---------------------------------------------------------------------------------------------------------------------------
Ellen L. Milnes
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CMC    EN     CIC    CPL    CDW    CAT    CEC    CGP    CLP    CBG    CBL    CVG    CVL

---------------------------------------------------------------------------------------------------------------------------
Ed R. Lincoln
Charleston, West Virginia (18)
---------------------------------------------------------------------------------------------------------------------------
Christopher J. Lord
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
C. Thomas Lowrie
Pittsburgh, Pennsylvania (26)
---------------------------------------------------------------------------------------------------------------------------
David L. Lugar
Houston, Texas (29)
---------------------------------------------------------------------------------------------------------------------------
Stephen T. MacQueen
Lusby, Maryland (19)
---------------------------------------------------------------------------------------------------------------------------
Philip L. Magley
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Kenneth H. Marks, Jr.
Herndon, Virginia (1)                   S
---------------------------------------------------------------------------------------------------------------------------
W. Harris Marple
Houston, Texas (13)
---------------------------------------------------------------------------------------------------------------------------
Stuart C. Maudlin
Houston, Texas (13)                     P
---------------------------------------------------------------------------------------------------------------------------
Gerald E. Mayo
Hilton Head, S. Carolina (15)
---------------------------------------------------------------------------------------------------------------------------
Don McClure
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Dennis W. McFarland
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------
James A. McGehee, Jr.
Richmond, Virginia (17)
---------------------------------------------------------------------------------------------------------------------------
Terrance L. McGill
Houston, Texas (13)                                   D      D
---------------------------------------------------------------------------------------------------------------------------
Steve R. Melton
Houston, Texas (13)
---------------------------------------------------------------------------------------------------------------------------
Jeffrey A. Meyers
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Ellen L. Milnes
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

================================================================================
                                 CRL    CEH    CGG    CGR    CEL    TCO    CGT

--------------------------------------------------------------------------------
Ed R. Lincoln
Charleston, West Virginia (18)
--------------------------------------------------------------------------------
Christopher J. Lord
Herndon, Virginia (1)
--------------------------------------------------------------------------------
C. Thomas Lowrie
Pittsburgh, Pennsylvania (26)
--------------------------------------------------------------------------------
David L. Lugar
Houston, Texas (29)
--------------------------------------------------------------------------------
Stephen T. MacQueen
Lusby, Maryland (19)
--------------------------------------------------------------------------------
Philip L. Magley
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Kenneth H. Marks, Jr.
Herndon, Virginia (1)
--------------------------------------------------------------------------------
W. Harris Marple
Houston, Texas (13)                                                        VP
--------------------------------------------------------------------------------
Stuart C. Maudlin
Houston, Texas (13)
--------------------------------------------------------------------------------
Gerald E. Mayo
Hilton Head, S. Carolina (15)
--------------------------------------------------------------------------------
Don McClure
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Dennis W. McFarland
Columbus, Ohio (2)
--------------------------------------------------------------------------------
James A. McGehee, Jr.
Richmond, Virginia (17)
--------------------------------------------------------------------------------
Terrance L. McGill                                                         D
Houston, Texas (13)                                                 SVP    P
--------------------------------------------------------------------------------
Steve R. Melton                                                            VP
Houston, Texas (13)                                                        GC,S
--------------------------------------------------------------------------------
Jeffrey A. Meyers
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Ellen L. Milnes
Columbus, Ohio (2)
--------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CKY    COH    CMD    CPA    CGV    CS     CLG    CLNG   CER    CNR    HH     AD     CU

---------------------------------------------------------------------------------------------------------------------------
Terrence J. Murphy
Pittsburgh, Pennsylvania (26)                  SVP    SVP
---------------------------------------------------------------------------------------------------------------------------
Richard A. Newbold
Columbus, Ohio (2)                      VP
---------------------------------------------------------------------------------------------------------------------------
Sheldon M. Nordin
Richmond, Virginia (17)
---------------------------------------------------------------------------------------------------------------------------
Gary B. Nunnally
Houston, Texas (29)
---------------------------------------------------------------------------------------------------------------------------
Michael W. O'Donnell                                                SVP
Herndon, Virginia (1)                                               CFO,D  D      D      D      D
---------------------------------------------------------------------------------------------------------------------------
Kathleen O' Leary
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
Douglas E. Olesen
Columbus, Ohio (27)                     D
---------------------------------------------------------------------------------------------------------------------------
James J. Ostertag
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Nicholas A. Parillo
Herndon, Virginia (1)                                               VP
---------------------------------------------------------------------------------------------------------------------------
John W. Partridge, Jr.
Columbus, Ohio (2)                      SVP
---------------------------------------------------------------------------------------------------------------------------
David Pentzien
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
Thomas E. Perkins, Jr.
Richmond, Virginia (17)
---------------------------------------------------------------------------------------------------------------------------
Cheryl A. Peters
Columbus, Ohio (2)                      VP
---------------------------------------------------------------------------------------------------------------------------
Dennis A. Pick
Herndon, Virginia (1)                                               VP
---------------------------------------------------------------------------------------------------------------------------
Thomas J. W. Pickard
Columbus, Ohio (2)                      VP
---------------------------------------------------------------------------------------------------------------------------
R. Neal Pierce, Jr.                                                                      VP     VP     D      D
Charleston, West Virginia (18)                                                           S      GC,S   S      VP,S   S
---------------------------------------------------------------------------------------------------------------------------
Olga A. Polemitou                                                   VP
Herndon, Virginia (1)                                               GA
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                  CG     CPC    AEI    CES    CEM    CPM    CSP    ECC    CAA    CCC    CTC    TGT    CNS

---------------------------------------------------------------------------------------------------------------------------
Terrence J. Murphy
Pittsburgh, Pennsylvania (26)
---------------------------------------------------------------------------------------------------------------------------
Richard A. Newbold
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------
Sheldon M. Nordin
Richmond, Virginia (17)                  T      T
---------------------------------------------------------------------------------------------------------------------------
Gary B. Nunnally
Houston, Texas (29)                             D
---------------------------------------------------------------------------------------------------------------------------
Michael W. O'Donnell              SVP
Herndon, Virginia (1)             CFO    D                                                       D      D             D
---------------------------------------------------------------------------------------------------------------------------
Kathleen O' Leary
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
Douglas E. Olesen
Columbus, Ohio (27)               D
---------------------------------------------------------------------------------------------------------------------------
James J. Ostertag
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Nicholas A. Parillo
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
John W. Partridge, Jr.
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------
David Pentzien
Fairfax, Virginia (23)                                                                                  P
---------------------------------------------------------------------------------------------------------------------------
Thomas E. Perkins, Jr.
Richmond, Virginia (17)                  VP     D
---------------------------------------------------------------------------------------------------------------------------
Cheryl A. Peters
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------
Dennis A. Pick
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Thomas J. W. Pickard
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------
R. Neal Pierce, Jr.
Charleston, West Virginia (18)
---------------------------------------------------------------------------------------------------------------------------
Olga A. Polemitou
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CMC    EN     CIC    CPL    CDW    CAT    CEC    CGP    CLP    CBG    CBL    CVG    CVL

---------------------------------------------------------------------------------------------------------------------------
Terrence J. Murphy
Pittsburgh, Pennsylvania (26)
---------------------------------------------------------------------------------------------------------------------------
Richard A. Newbold
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------
Sheldon M. Nordin
Richmond, Virginia (17)
---------------------------------------------------------------------------------------------------------------------------
Gary B. Nunnally
Houston, Texas (29)
---------------------------------------------------------------------------------------------------------------------------
Michael W. O'Donnell
Herndon, Virginia (1)            D                    D             D
---------------------------------------------------------------------------------------------------------------------------
Kathleen O' Leary
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
Douglas E. Olesen
Columbus, Ohio (27)
---------------------------------------------------------------------------------------------------------------------------
James J. Ostertag                              D
Herndon, Virginia (1)                          VP
---------------------------------------------------------------------------------------------------------------------------
Nicholas A. Parillo                            D
Herndon, Virginia (1)                          P
---------------------------------------------------------------------------------------------------------------------------
John W. Partridge, Jr.
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------
David Pentzien
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
Thomas E. Perkins, Jr.
Richmond, Virginia (17)
---------------------------------------------------------------------------------------------------------------------------
Cheryl A. Peters
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------
Dennis A. Pick
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Thomas J. W. Pickard
Columbus, Ohio (2)
---------------------------------------------------------------------------------------------------------------------------
R. Neal Pierce, Jr.
Charleston, West Virginia (18)
---------------------------------------------------------------------------------------------------------------------------
Olga A. Polemitou
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

================================================================================
                                 CRL    CEH    CGG    CGR    CEL    TCO    CGT

--------------------------------------------------------------------------------
Terrence J. Murphy
Pittsburgh, Pennsylvania (26)
--------------------------------------------------------------------------------
Richard A. Newbold
Columbus, Ohio (2)
--------------------------------------------------------------------------------
Sheldon M. Nordin
Richmond, Virginia (17)
--------------------------------------------------------------------------------
Gary B. Nunnally
Houston, Texas (29)
--------------------------------------------------------------------------------
Michael W. O'Donnell
Herndon, Virginia (1)                                               D      D
--------------------------------------------------------------------------------
Kathleen O' Leary
Fairfax, Virginia (23)                                              VP     VP
--------------------------------------------------------------------------------
Douglas E. Olesen
Columbus, Ohio (27)
--------------------------------------------------------------------------------
James J. Ostertag
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Nicholas A. Parillo
Herndon, Virginia (1)
--------------------------------------------------------------------------------
John W. Partridge, Jr.
Columbus, Ohio (2)
--------------------------------------------------------------------------------
David Pentzien
Fairfax, Virginia (23)                                              VP
--------------------------------------------------------------------------------
Thomas E. Perkins, Jr.
Richmond, Virginia (17)
--------------------------------------------------------------------------------
Cheryl A. Peters
Columbus, Ohio (2)
--------------------------------------------------------------------------------
Dennis A. Pick
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Thomas J. W. Pickard
Columbus, Ohio (2)
--------------------------------------------------------------------------------
R. Neal Pierce, Jr.
Charleston, West Virginia (18)
--------------------------------------------------------------------------------
Olga A. Polemitou
Herndon, Virginia (1)
--------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CKY    COH    CMD    CPA    CGV    CS     CLG    CLNG   CER    CNR    HH     AD     CU

---------------------------------------------------------------------------------------------------------------------------
Melanie K. Popovich
Pittsburgh, Pennsylvania (26)                  VP     VP
---------------------------------------------------------------------------------------------------------------------------
R. A. Rankin, Jr.
Herndon, Virginia (1)                                               VP
---------------------------------------------------------------------------------------------------------------------------
Sarah B. Raskin
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Oliver G. Richard III                                               CB,P
Herndon, Virginia (1)                                               CEO,D  D             D      D
---------------------------------------------------------------------------------------------------------------------------
Gary J. Robinson                               P      P
Pittsburgh, Pennsylvania (26)                  CEO,D  CEO,D         D
---------------------------------------------------------------------------------------------------------------------------
R. Robinson
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
John G. Scanlon
Herndon, Virginia (1)                                               VP
---------------------------------------------------------------------------------------------------------------------------
Stephen A. Schmotzer
Columbia, Ohio (2)                      VP
---------------------------------------------------------------------------------------------------------------------------
Glen E. Schuler
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
Peter M. Schwolsky                                                  SVP
Herndon, Virginia (1)                                               CLO,D  D             D      D
---------------------------------------------------------------------------------------------------------------------------
Joseph T. Sinclair
Pittsburgh, Pennsylvania (26)                  VP     VP
---------------------------------------------------------------------------------------------------------------------------
Eric Singleton
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Robert C. Skaggs, Jr.            P      P
Columbus, Ohio (2)               CEO,D  CEO,D                       D
---------------------------------------------------------------------------------------------------------------------------
Rose M. Smith
Columbus, Ohio (2)                      VP
---------------------------------------------------------------------------------------------------------------------------
Stephen P. Smith
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
Lawrence D. Smore
Richmond, Virgina (25)                                       VP
---------------------------------------------------------------------------------------------------------------------------
Andrew J. Sonderman              GC     GC     S      S
Columbus, Ohio (2)               S, D   S, D   D      D      S
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

==========================================================================================================================
                                 CG     CPC    AEI    CES    CEM    CPM    CSP    ECC    CAA    CCC    CTC    TGT    CNS

--------------------------------------------------------------------------------------------------------------------------
Melanie K. Popovich
Pittsburgh, Pennsylvania (26)
--------------------------------------------------------------------------------------------------------------------------
R. A. Rankin, Jr.
Herndon, Virginia (1)
--------------------------------------------------------------------------------------------------------------------------
Sarah B. Raskin                                       GC     GC     GC     GC     GC     GC
Herndon, Virginia (1)                                 S,D    S,D    S,D    S,D    S,D    S
--------------------------------------------------------------------------------------------------------------------------
Oliver G. Richard III            CB,P
Herndon, Virginia (1)            CEO,D  D
--------------------------------------------------------------------------------------------------------------------------
Gary J. Robinson
Pittsburgh, Pennsylvania (26)
--------------------------------------------------------------------------------------------------------------------------
R. Robinson
Charleston, West Virginia (35)
--------------------------------------------------------------------------------------------------------------------------
John G. Scanlon
Herndon, Virginia (1)                                                                                  D      D
--------------------------------------------------------------------------------------------------------------------------
Stephen A. Schmotzer
Columbia, Ohio (2)
--------------------------------------------------------------------------------------------------------------------------
Glen E. Schuler
Fairfax, Virginia (23)
--------------------------------------------------------------------------------------------------------------------------
Peter M. Schwolsky               SVP
Herndon, Virginia (1)            CLO    D
--------------------------------------------------------------------------------------------------------------------------
Joseph T. Sinclair
Pittsburgh, Pennsylvania (26)
--------------------------------------------------------------------------------------------------------------------------
Eric Singleton                                        VP
Herndon, Virginia (1)                                 CEO
--------------------------------------------------------------------------------------------------------------------------
Robert C. Skaggs, Jr.
Columbus, Ohio (2)                                                                                                   D
--------------------------------------------------------------------------------------------------------------------------
Rose M. Smith
Columbus, Ohio (2)
--------------------------------------------------------------------------------------------------------------------------
Stephen P. Smith                                                                                       VP
Fairfax, Virginia (23)                                                                                 T
--------------------------------------------------------------------------------------------------------------------------
Lawrence D. Smore
Richmond, Virgina (25)
--------------------------------------------------------------------------------------------------------------------------
Andrew J. Sonderman
Columbus, Ohio (2)
--------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

============================================================================================================================
                                 CMC    EN     CIC    CPL    CDW    CAT    CEC    CGP    CLP    CBG    CBL    CVG    CVL

----------------------------------------------------------------------------------------------------------------------------
Melanie K. Popovich
Pittsburgh, Pennsylvania (26)
----------------------------------------------------------------------------------------------------------------------------
R. A. Rankin, Jr.
Herndon, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------
Sarah B. Raskin
Herndon, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------
Oliver G. Richard III
Herndon, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------
Gary J. Robinson
Pittsburgh, Pennsylvania (26)
----------------------------------------------------------------------------------------------------------------------------
R. Robinson
Charleston, West Virginia (35)
----------------------------------------------------------------------------------------------------------------------------
John G. Scanlon
Herndon, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------
Stephen A. Schmotzer
Columbia, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------
Glen E. Schuler
Fairfax, Virginia (23)
----------------------------------------------------------------------------------------------------------------------------
Peter M. Schwolsky
Herndon, Virginia (1)                                                      D
----------------------------------------------------------------------------------------------------------------------------
Joseph T. Sinclair
Pittsburgh, Pennsylvania (26)
----------------------------------------------------------------------------------------------------------------------------
Eric Singleton
Herndon, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------
Robert C. Skaggs, Jr.
Columbus, Ohio (2)               D
----------------------------------------------------------------------------------------------------------------------------
Rose M. Smith
Columbus, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------
Stephen P. Smith
Fairfax, Virginia (23)
----------------------------------------------------------------------------------------------------------------------------
Lawrence D. Smore
Richmond, Virgina (25)
----------------------------------------------------------------------------------------------------------------------------
Andrew J. Sonderman
Columbus, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

================================================================================
                                 CRL    CEH    CGG    CGR    CEL    TCO    CGT

--------------------------------------------------------------------------------
Melanie K. Popovich
Pittsburgh, Pennsylvania (26)
--------------------------------------------------------------------------------
R. A. Rankin, Jr.
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Sarah B. Raskin
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Oliver G. Richard III
Herndon, Virginia (1)                                               D      D
--------------------------------------------------------------------------------
Gary J. Robinson
Pittsburgh, Pennsylvania (26)
--------------------------------------------------------------------------------
R. Robinson
Charleston, West Virginia (35)                                      VP
--------------------------------------------------------------------------------
John G. Scanlon
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Stephen A. Schmotzer
Columbia, Ohio (2)
--------------------------------------------------------------------------------
Glen E. Schuler
Fairfax, Virginia (23)                                              VP
--------------------------------------------------------------------------------
Peter M. Schwolsky
Herndon, Virginia (1)                   D                           D      D
--------------------------------------------------------------------------------
Joseph T. Sinclair
Pittsburgh, Pennsylvania (26)
--------------------------------------------------------------------------------
Eric Singleton
Herndon, Virginia (1)
--------------------------------------------------------------------------------
Robert C. Skaggs, Jr.
Columbus, Ohio (2)
--------------------------------------------------------------------------------
Rose M. Smith
Columbus, Ohio (2)
--------------------------------------------------------------------------------
Stephen P. Smith                                                    D,SVP  D,SVP
Fairfax, Virginia (23)                                              CFO    CFO
--------------------------------------------------------------------------------
Lawrence D. Smore
Richmond, Virgina (25)
--------------------------------------------------------------------------------
Andrew J. Sonderman
Columbus, Ohio (2)
--------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CKY    COH    CMD    CPA    CGV    CS     CLG    CLNG   CER    CNR    HH     AD     CU

---------------------------------------------------------------------------------------------------------------------------
Robert D. Stuart
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
Bill Thomas
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------
Jerry A. Tischer
Toledo, Ohio (8)                        VP
---------------------------------------------------------------------------------------------------------------------------
James W. Trost
Herndon, Virginia (1)            VP     VP     VP     VP     VP     VP     VP     VP     VP     VP     VP     VP
---------------------------------------------------------------------------------------------------------------------------
Anthony Trubisz, Jr.                                         P
Richmond, Virgina (25)                                       CEO,D  D
---------------------------------------------------------------------------------------------------------------------------
Genevieve A. Tuchow
Columbus, Ohio (2)                      VP
---------------------------------------------------------------------------------------------------------------------------
Tom Ulry
Westerville, Ohio (34)
---------------------------------------------------------------------------------------------------------------------------
Roger Vari                                     VP     VP
Pittsburgh, Pennsylvania (26)                  T      T
---------------------------------------------------------------------------------------------------------------------------
Bernard T. Walsh
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
Stephen M. Warnick
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------
Willard Watson, Jr.                                                                                    D
Charleston, West Virginia (18)                                                                  VP     VP            VP
---------------------------------------------------------------------------------------------------------------------------
Robert W. Welch, Jr.
Herndon, Virginia (1)                                               VP
---------------------------------------------------------------------------------------------------------------------------
Robert B. Wemyss, Jr.
Richmond, Virginia (25)                                      VP
---------------------------------------------------------------------------------------------------------------------------
William H. White
Charleston, West Virginia (35)
---------------------------------------------------------------------------------------------------------------------------
R. H. Whitescarver
Richmond, Virginia (17)
---------------------------------------------------------------------------------------------------------------------------
Larry L. Willeke
Washington, D.C. (31)
---------------------------------------------------------------------------------------------------------------------------
Stephen M. Wilner
Fairfax, Virginia (23)
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

=========================================================================================================================
                                CG     CPC    AEI    CES    CEM    CPM    CSP    ECC    CAA    CCC    CTC    TGT    CNS

-------------------------------------------------------------------------------------------------------------------------
Robert D. Stuart
Fairfax, Virginia (23)
-------------------------------------------------------------------------------------------------------------------------
Bill Thomas
Herndon, Virginia (1)                                                                   D
-------------------------------------------------------------------------------------------------------------------------
Jerry A. Tischer
Toledo, Ohio (8)
-------------------------------------------------------------------------------------------------------------------------
James W. Trost
Herndon, Virginia (1)                  VP            VP     VP     VP     VP     VP     VP     VP     VP     VP     VP
-------------------------------------------------------------------------------------------------------------------------
Anthony Trubisz, Jr.
Richmond, Virgina (25)
-------------------------------------------------------------------------------------------------------------------------
Genevieve A. Tuchow
Columbus, Ohio (2)
-------------------------------------------------------------------------------------------------------------------------
Tom Ulry                                                                         P
Westerville, Ohio (34)                                                           D
-------------------------------------------------------------------------------------------------------------------------
Roger Vari
Pittsburgh, Pennsylvania (26)
-------------------------------------------------------------------------------------------------------------------------
Bernard T. Walsh
Charleston, West Virginia (35)
-------------------------------------------------------------------------------------------------------------------------
Stephen M. Warnick
Fairfax, Virginia (23)
-------------------------------------------------------------------------------------------------------------------------
Willard Watson, Jr.
Charleston, West Virginia (18)
-------------------------------------------------------------------------------------------------------------------------
Robert W. Welch, Jr.
Herndon, Virginia (1)
-------------------------------------------------------------------------------------------------------------------------
Robert B. Wemyss, Jr.
Richmond, Virginia (25)
-------------------------------------------------------------------------------------------------------------------------
William H. White
Charleston, West Virginia (35)
-------------------------------------------------------------------------------------------------------------------------
R. H. Whitescarver
Richmond, Virginia (17)                VP
-------------------------------------------------------------------------------------------------------------------------
Larry L. Willeke
Washington, D.C. (31)
-------------------------------------------------------------------------------------------------------------------------
Stephen M. Wilner
Fairfax, Virginia (23)
-------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

==========================================================================================================================
                                CMC    EN     CIC    CPL    CDW    CAT    CEC    CGP    CLP    CBG    CBL    CVG    CVL

--------------------------------------------------------------------------------------------------------------------------
Robert D. Stuart
Fairfax, Virginia (23)
--------------------------------------------------------------------------------------------------------------------------
Bill Thomas
Herndon, Virginia (1)
--------------------------------------------------------------------------------------------------------------------------
Jerry A. Tischer
Toledo, Ohio (8)
--------------------------------------------------------------------------------------------------------------------------
James W. Trost
Herndon, Virginia (1)           VP            VP     VP     VP     VP     VP     VP     VP     VP     VP     VP     VP
--------------------------------------------------------------------------------------------------------------------------
Anthony Trubisz, Jr.
Richmond, Virgina (25)
--------------------------------------------------------------------------------------------------------------------------
Genevieve A. Tuchow
Columbus, Ohio (2)
--------------------------------------------------------------------------------------------------------------------------
Tom Ulry
Westerville, Ohio (34)
--------------------------------------------------------------------------------------------------------------------------
Roger Vari
Pittsburgh, Pennsylvania (26)
--------------------------------------------------------------------------------------------------------------------------
Bernard T. Walsh
Charleston, West Virginia (35)
--------------------------------------------------------------------------------------------------------------------------
Stephen M. Warnick
Fairfax, Virginia (23)
--------------------------------------------------------------------------------------------------------------------------
Willard Watson, Jr.
Charleston, West Virginia (18)
--------------------------------------------------------------------------------------------------------------------------
Robert W. Welch, Jr.
Herndon, Virginia (1)
--------------------------------------------------------------------------------------------------------------------------
Robert B. Wemyss, Jr.
Richmond, Virginia (25)
--------------------------------------------------------------------------------------------------------------------------
William H. White
Charleston, West Virginia (35)
--------------------------------------------------------------------------------------------------------------------------
R. H. Whitescarver
Richmond, Virginia (17)
--------------------------------------------------------------------------------------------------------------------------
Larry L. Willeke
Washington, D.C. (31)
--------------------------------------------------------------------------------------------------------------------------
Stephen M. Wilner
Fairfax, Virginia (23)
--------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

===============================================================================
                                CRL    CEH    CGG    CGR    CEL    TCO    CGT

-------------------------------------------------------------------------------
Robert D. Stuart
Fairfax, Virginia (23)                                             VP     VP
-------------------------------------------------------------------------------
Bill Thomas
Herndon, Virginia (1)
-------------------------------------------------------------------------------
Jerry A. Tischer
Toledo, Ohio (8)
-------------------------------------------------------------------------------
James W. Trost
Herndon, Virginia (1)           VP     VP     VP     VP     VP     VP     VP
-------------------------------------------------------------------------------
Anthony Trubisz, Jr.
Richmond, Virgina (25)
-------------------------------------------------------------------------------
Genevieve A. Tuchow
Columbus, Ohio (2)
-------------------------------------------------------------------------------
Tom Ulry
Westerville, Ohio (34)
-------------------------------------------------------------------------------
Roger Vari
Pittsburgh, Pennsylvania (26)
-------------------------------------------------------------------------------
Bernard T. Walsh
Charleston, West Virginia (35)                                     VP
-------------------------------------------------------------------------------
Stephen M. Warnick
Fairfax, Virginia (23)                                             VP     VP
-------------------------------------------------------------------------------
Willard Watson, Jr.
Charleston, West Virginia (18)
-------------------------------------------------------------------------------
Robert W. Welch, Jr.
Herndon, Virginia (1)
-------------------------------------------------------------------------------
Robert B. Wemyss, Jr.
Richmond, Virginia (25)
-------------------------------------------------------------------------------
William H. White
Charleston, West Virginia (35)                                     VP
-------------------------------------------------------------------------------
R. H. Whitescarver
Richmond, Virginia (17)
-------------------------------------------------------------------------------
Larry L. Willeke
Washington, D.C. (31)                                              VP     VP
-------------------------------------------------------------------------------
Stephen M. Wilner
Fairfax, Virginia (23)                                             VP     VP
-------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CKY    COH    CMD    CPA    CGV    CS     CLG    CLNG   CER    CNR    HH     AD     CU

---------------------------------------------------------------------------------------------------------------------------
William R. Wilson
Exton, Pennsylvania (30)                              D
---------------------------------------------------------------------------------------------------------------------------
Robert M. Zulandi
Herndon, Virginia (1)
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

==========================================================================================================================
                                 CG     CPC    AEI    CES    CEM    CPM    CSP    ECC    CAA    CCC    CTC    TGT    CNS

--------------------------------------------------------------------------------------------------------------------------
William R. Wilson
Exton, Pennsylvania (30)         D
--------------------------------------------------------------------------------------------------------------------------
Robert M. Zulandi
Herndon, Virginia (1)
--------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

===========================================================================================================================
                                 CMC    EN     CIC    CPL    CDW    CAT    CEC    CGP    CLP    CBG    CBL    CVG    CVL

---------------------------------------------------------------------------------------------------------------------------
William R. Wilson
Exton, Pennsylvania (30)
---------------------------------------------------------------------------------------------------------------------------
Robert M. Zulandi                                                          SVP    SVP    SVP    SVP    SVP    SVP    SVP
Herndon, Virginia (1)                                                      D      D      D      D      D      D      D
---------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

================================================================================
                                 CRL    CEH    CGG    CGR    CEL    TCO    CGT

--------------------------------------------------------------------------------
William R. Wilson
Exton, Pennsylvania (30)
--------------------------------------------------------------------------------
Robert M. Zulandi                SVP    SVP    SVP    SVP    SVP
Herndon, Virginia (1)            D      D      D      D      D
--------------------------------------------------------------------------------

Part II.      Financial connections as of December 31, 1998*

                                                          Position
                                                           Held In                      Applicable
      Name of Officer     Name and Location of            Financial                     Exemption
        or Director       Financial Institution          Institution                       Rule
             (1)                   (2)                       (3)                           (4)
      -----------------   ---------------------------    ------------               ----------------
       William E. Lavery   First Union of VA/MD/DC         Director                   70(a) & 70(c)
                           Richmond, Virginia

    * Since such information rests peculiarly within the knowledge of the respective officers and directors, the Registrant disclaims responsibility for the accuracy and completeness of such information.

    PART III(a).  COMPENSATION OF OFFICERS AND DIRECTORS

    1998 EXECUTIVE COMPENSATION PLAN

    COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    EXECUTIVE COMPENSATION REPORT TO THE STOCKHOLDERS

    GENERAL - Through the Compensation Committee (the "Committee") of the Corporation's Board of Directors, the Board of Directors has developed an aggressive "PAY FOR PERFORMANCE" executive compensation philosophy and programs to implement that philosophy. Effective since 1996, these programs combine to form the basis of the total compensation plan for senior management of the Corporation and its subsidiaries (the "Group"), which is designed to focus management's attention on the Corporation's strategic business initiatives and financial performance objectives. The Committee believes that the design and execution of the executive compensation program implemented in 1996 continue to be critical to the Corporation's future success by FOCUSING MANAGEMENT'S ATTENTION on the competitive business environment through compensation awards largely based on COLUMBIA VALUE ADDED ("CVA") FINANCIAL PERFORMANCE MEASURES and SHAREHOLDER RETURN. CVA performance measures determine the real value of a particular investment by the extent the return on that investment exceeds the cost of the investment, including the cost of capital.

    COMPENSATION PHILOSOPHY - The Board of Directors believes that total compensation is not only payment for services rendered to the Group, but also a means to provide a strong motivational vehicle for the achievement of key financial and strategic goals. The Group provides executives with the opportunity to increase their total compensation above base salary through annual and longer-term incentive compensation programs. Goals and objectives within the executive compensation program are established such that their achievement will result in added value to the Group over appropriate periods of time. This is how compensation is linked to corporate performance. To implement the pay for performance philosophy that the Group instituted in 1996, its executive compensation program is designed to:

           - PLACE AT RISK significant amounts of the executives' total compensation.

           - Base greater amounts of the executives' total compensation upon CREATING LONG-TERM VALUE FOR THE STOCKHOLDERS.

           - TIE COMPENSATION MORE CLOSELY TO THE FORTUNES OF THE STOCKHOLDERS through the use of a combination of cash and STOCK-BASED INCENTIVE COMPENSATION PLANS.

           - Emphasize the achievement of both short- and longer-term internal VALUE ADDED PERFORMANCE MEASURES as well as STOCKHOLDER RETURN EXPECTATIONS in relationship to peer companies.

           - Provide total compensation rewards to executives in relation to the overall financial performance of the Corporation.

As a general matter, the executive compensation program is designed to provide base salary compensation levels that target the median of the marketplace in similar-sized energy and industrial companies; maintain equitable relationships among the compensation levels established for jobs within the Group; provide for the recognition of performance delivered year-to-year and over the long term; and ensure that appropriate controls are in place for compensation to be fully earned. Because of the Group's size and integrated nature, a number of well-known energy and general industry executive compensation surveys are utilized to determine competitive remuneration for executives. Most of the companies in the S&P Natural Gas Utility Index, which comprises the peer group are included in one or more of these surveys. However, no single authoritative executive compensation survey currently covers all of the companies in the S&P Natural Gas Utility Index. The Committee uses independent compensation consulting firms to assist it in determining the competitiveness of the Group's compensation plans and programs. In 1998, two such firms, Hewitt Associates, LLC and Towers Perrin, were principally used.

IMPLEMENTATION OF PHILOSOPHY - The Group's executive compensation program is administered by the Committee. The Committee is composed of six independent, nonemployee Directors. As of December 31, 1998, the Group's executive total compensation program consisted of the following:

    1.   Base Salary Program

    2.   Annual Incentive Compensation Plan

    3.   Long-Term Incentive Plan

    4.   Other Arrangements

1. BASE SALARY PROGRAM - A base salary is established for each executive position based on a comparison of compensation levels of similar positions in the external market. Competitive base salary levels are needed to attract and retain competent executives. Based on the energy and general industry compensation surveys referred to above, the base salary levels for the approximately 185 individuals comprising the executive and key employee group presently approximate the median for similar groups with corporations of similar size and complexity. At the minimum opportunity levels for earning Annual Incentive Compensation Plan and Long-Term Incentive Plan awards, the executive compensation program is designed to deliver 40 to 54 percent of total compensation in the form of base pay, dependent upon the executive's level in the executive compensation program. At the maximum opportunity levels, base pay represents 28 to 43 percent of an executive's compensation. In keeping with the philosophy of placing more compensation at risk and of targeting base salary at market levels, increases to base salary generally are made only in cases of promotions or marketplace equity adjustments, if individual performance warrants. The Corporation is currently working with an outside consultant to examine the compensation levels of all positions in the executive compensation program.

2. ANNUAL INCENTIVE COMPENSATION PLAN - This plan, which was amended, restated and re-implemented effective January 1, 1996, provides the opportunity for payment of cash awards to key employees for attainment of specific goals which contribute directly to the present and future financial health of the Group. Awards for 1998 performance, granted in 1999 after financial results for 1998 were final, are reflected in the Summary Compensation Table and in the Executive Compensation Report subsection entitled "1998 Chief Executive Officer's Pay." The award opportunities for 1998 ranged from zero to 75 percent of an individual's annual base salary at target level performance, which depends upon the achievement of CVA financial goals and the individual's level of responsibility within the organization, along with an assessment of the individual's ability to contribute directly to the financial performance of the Group. Additional amounts can be awarded should financial performance exceed the target level and, in certain circumstances, should the individual exceed his or her personal performance goals.

On February 17, 1999, in accordance with the Corporation's "pay for performance" philosophy, the Committee awarded cash awards in recognition of the Corporation's exceeding threshold CVA goals, financial performance compared to peer companies and for meeting specific business unit targets and based on 1998 individual employee performance. Awards were granted at various levels. The average award represented 24% of the average base salary of all executives receiving Annual Incentive Compensation Plan awards, excluding Mr. Richard, the Chairman, President and Chief Executive Officer ("CEO") of the Corporation.

3. LONG-TERM INCENTIVE PLAN - The executive compensation program also includes a component to bring special attention to the important area of stockholder return. The Long-Term Incentive Plan provides long-term incentives to officers and other key employees of Group companies through the granting of incentive stock options, nonqualified stock options, stock appreciation rights, contingent stock awards, restricted stock awards, and/or any award in other forms that the Committee may deem appropriate, consistent with the plan's purpose. For most option awards, the Corporation's Total Shareholder Return performance (stock price appreciation plus dividend accruals) has been compared to the peer group of companies included in the S&P Natural Gas Utility Index as included elsewhere in this report. For most option awards for 1998, the Committee provided awards as a result of the Corporation's Total Shareholder Return exceeding the median Total Shareholder Return of the companies which comprise this peer group (excluding the Corporation). Dependent upon each employee's position, individual performance, and the Corporation's Total Shareholder Return, options for 3,000 to 40,000 shares may be awarded for performance at the third quartile (target, or above median), while options for 6,000 to 60,000 shares may be awarded for performance at the fourth quartile (stretch, or top quartile). Additional amounts can be awarded should an individual exceed his or her personal performance goals or if circumstances otherwise warrant. Option awards to key employees may be made for reasons other than Total Shareholder Return, subject to the discretion of the Committee. The purchase price per share of stock deliverable upon the exercise of a non-qualified stock option is 100 percent of the fair market value of the stock on the date of grant. The price of options issued under the plan is credited with dividend equivalents. Such credits may be made directly through a reduction in the purchase price of stock subject to options. Alternatively, at the discretion of the Committee, dividend equivalent credits may be provided indirectly, for example through the establishment of an unsecured, unfunded bookkeeping "account" that would track dividends declared on the stock subject to options and that would be paid in cash to an optionee upon the exercise of an option or, in certain circumstances, upon expiration of the option. The amount of dividend equivalent credits may not exceed the option purchase price less par value. The Long-Term Incentive Plan was approved by the stockholders of the Corporation on April 26, 1996, and the plan became effective as of February 21, 1996. Subject to shareholder approval, the plan was amended and restated on November 18, 1998 and further amended on February 17, 1999. Awards made in 1999 for 1998 performance are reflected in the Options Table elsewhere in this report as well as the subsection of this report entitled "1998 Chief Executive Officer's Pay."

On February 22, 1999, the Committee awarded options for 1,444,700 shares (excluding Mr. Richard) of the Corporation's stock in the form of nonqualified stock options for 1998 Total Shareholder Return performance at the stretch level, with individual performance bearing on the number delivered to employees. Key employees who were granted non-qualified stock options received an average for 6,597 shares.

4. OTHER ARRANGEMENTS - Mr. Richard, Mr. Schwolsky, Senior Vice President and Chief Legal Officer of the Corporation, Ms. Abbott, Chief Executive Officer and President of Columbia Gas Transmission Corporation and Chief Executive Officer of Columbia Gulf Transmission Company, and Mr. Kaskel, Senior Vice President of the Columbia Energy Group Service Corporation, were granted employment agreements upon hire. For a more detailed description of the agreements, please see "Employment Agreements" elsewhere in this report.

DEDUCTIBILITY OF COMPENSATION - The Committee has reviewed the potential impact on the Group of Section 162(m) of the IRC, which imposes a limit on tax deductions that the Group may claim for annual compensation in excess of one million dollars paid to any of the CEO and the four other most highly compensated executive officers. The Committee has determined that under current compensation arrangements, the impact of Section 162(m) on the Group would be limited and, therefore, has decided not to take any action at this time to meet the requirements for a deduction.

EVALUATION PROCESS - Each year, the Board of Directors of the Corporation reviews and approves strategic business and financial plans for the Corporation and each of its subsidiaries. In addition to various business strategies, these plans include specific financial goals such as CVA or other measures to evaluate whether stockholder value has increased. The goals set forth in these strategic plans are the bases for evaluating the performance of the CEO of the Corporation and other senior executives whose compensation falls under the direct purview of the Committee. Attainment of meaningful strategic goals over reasonable time periods increases value to stockholders, and the increased compensation opportunities for executives are directly linked to the attainment of these goals.

1998 CHIEF EXECUTIVE OFFICER'S PAY

BASE SALARY - When Mr. Richard was hired as CEO in 1995, the Corporation entered into an employment agreement with Mr. Richard that provides a base salary of $750,000 per year, subject to such increases as may be approved by the Board. As noted above, in keeping with the philosophy of placing more compensation at risk and of targeting base salary at market levels, increases to base salary for the executive group generally are made only in cases of promotions or marketplace equity adjustments. For those reasons, the Board approved no increases to Mr. Richard's base salary in 1998 or 1997.

ANNUAL INCENTIVE COMPENSATION - On February 17, 1999, in accordance with the Corporation's "pay for performance" compensation philosophy, the Committee approved a cash award for Mr. Richard of $295,300 under the Annual Incentive Compensation Plan in recognition of personal accomplishments and achievement of 1998 threshold financial performance.

LONG-TERM INCENTIVE PLAN - On May 20, 1996, Mr. Richard received a grant of 29,785 shares (44,677 post-stock split shares) of restricted stock under his amended employment agreement. To provide an additional incentive to Mr. Richard to continue his employment with the Corporation, the amended employment agreement provides that only 20 percent of such restricted stock vests each year, with the second 20 percent having vested on January 4, 1998. On February 22, 1999, based on 1998 Total Shareholder Return performance at the fourth
(top) quartile and individual performance, the Committee awarded Mr. Richard, under the Long-Term Incentive Plan, a grant of nonqualified stock options to purchase 60,000 shares of common stock at a price of $49.59375 per share, with one-third vesting on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant. The awards are included in the Options Table.

                   BY THE COMPENSATION COMMITTEE:
       Gerald E. Mayo, Chairman             James P. Heffernan
       Robert H. Beeby                      Malcolm T. Hopkins
       Wilson K. Cadman                     Malcolm Jozoff

EMPLOYMENT AGREEMENTS

As discussed in the Executive Compensation Report of the Compensation Committee elsewhere in this report, in order to secure his services, the Corporation entered into an employment agreement in 1995 (amended in 1996) with Mr. Richard for the position of Chairman, President and Chief Executive Officer of the Corporation. In addition to salary, bonus, awards of options, contingent stock and restricted stock and other matters, Mr. Richard's amended employment agreement provides for severance benefits to be paid to Mr. Richard in the event his employment is terminated without cause. The severance benefits would include payment of Mr. Richard's annual base salary, incentive compensation and fringe benefits for a period of 24 months. If Mr. Richard's employment is terminated due to a change in control of the Corporation (as defined in the agreement), the period of severance benefits is extended from 24 to 36 months, but the amount that may be paid to Mr. Richard, which would constitute "parachute payments" under the IRC, will be limited to the extent necessary to avoid the imposition of an excise tax under the IRC. Upon retirement Mr. Richard may receive supplemental pension payments to make up the difference, if any, between the Group's pension benefits and those Mr. Richard would have
received from his previous employer.   The Corporation also entered into an
employment agreement with Mr. Schwolsky in 1995 to secure his services as Senior Vice President and Chief Legal Officer of the Corporation. In addition to stock-based grants that were made in 1995, the employment agreement with Mr. Schwolsky provides a base salary of $285,000 per year, subject to such increases as may be approved by the Board. Besides being eligible to participate in all incentive compensation plans and employee benefit programs provided to other senior executives of the Group, upon retirement Mr. Schwolsky may receive supplemental pension payments to make up the difference, if any, between the Group's pension benefits and those Mr. Schwolsky would have received from his previous employer. The employment agreement further provides for severance benefits to be paid to Mr. Schwolsky in the event his employment is terminated without cause. The severance benefits would include payment of Mr. Schwolsky's annual base salary, incentive compensation and fringe benefits for a period of 24 months. If Mr. Schwolsky's employment is terminated due to a change in control of the Corporation (as defined in the agreement), the period of severance benefits is extended from 24 to 36 months, but the amount that may be paid to Mr. Schwolsky, which would constitute "parachute payments" under the IRC, will be limited to the extent necessary to avoid the imposition of an excise tax under the IRC.

The Corporation entered into an employment agreement in 1996 with Ms. Abbott to secure her services as Chief Executive Officer of its transmission subsidiaries. In addition to a grant of stock made in 1996, the employment agreement with Ms. Abbott provides for a base salary of $325,000 per year, subject to such increases as may be approved by the Board. The agreement also provides that Ms. Abbott is eligible to participate in all employee benefit programs provided to other transmission company executives and in all incentive compensation programs of the transmission companies appropriate for her status. The employment agreement further provides for severance benefits to be paid to Ms. Abbott in the event her employment is terminated without cause. The severance benefits would include payment of Ms. Abbott's annual base salary, incentive compensation and fringe benefits for a period of 24 months. If Ms. Abbott's employment is terminated due to a change in control of the Corporation (as defined in the agreement), the period of severance benefits is extended from 24 to 36 months, but the amount that may be paid to Ms. Abbott, which would constitute "parachute payments" under the IRC, will be limited to the extent necessary to avoid the imposition of an excise tax under the IRC.

 On March 31, 1997, the Corporation entered into an employment agreement with Mr. Kaskel to secure his services as Senior Vice President of the Columbia Energy Group Service Corporation. The agreement provided for a base salary of $280,000 per year and a signing bonus of $75,000 payable at the end of the first year of employment. The agreement also provided that Mr. Kaskel was eligible to participate in benefits programs and all incentive compensation programs provided to other company executives. In addition, Mr. Kaskel was participating in a performance share award compensation feature under the Long-Term Incentive Plan. This offered the opportunity for Mr. Kaskel to earn an award of up to 20,000 shares of the Corporation's common stock, depending on the level of achievement at the end of a five-year performance period. The predetermined performance measures to be used were Total Operating Income and Total Return On Invested Capital for all subsidiaries for which he had profit and loss responsibility. No award was to be paid for performance falling below the threshold level during the five-year performance period. An early payout of the entire 20,000 shares could occur if, as measured at the end of any fiscal year prior to the end of the five-year period, the stretch performance levels were achieved for both measures. The agreement also provided that should Mr. Kaskel's employment be terminated for any reason prior to the end of the five-year performance period, an assessment would be made of his actual achievements to date of termination in relationship to the financial measures governing the performance share feature, and he may have received a pro-rata award. Mr. Kaskel resigned from his employment effective August 31, 1998, and no shares of common stock were granted under the performance share feature.

================================================================================================================================
OPTION/SAR GRANTS IN LAST FISCAL YEAR**
================================================================================================================================

Individual Grants                                                                                    Potential Realizable Value
                                                                                                     at Assumed Annual Rates of
                                                                                                     Stock Price Appreciation for
                                                                                                     Option Term
================================================================================================================================
        (a)               (b)                   (c)                    (d)                (e)             (f)             (g)
================================================================================================================================


       Name           Number of      % of Total Options/SARs      Exercise or        Expiration        5% ($)          10% ($)
                     Securities     Granted to Employees in       Base Price           Date
                     Underlying           Fiscal Year               ($/Sh)
                     Options/SARs
                       Granted #
--------------------------------------------------------------------------------------------------------------------------------
O. G. Richard III
Chairman,                  60,000                      4.0             49.59375          2/22/09     1,925,175*       5,079,375*
President & CEO
--------------------------------------------------------------------------------------------------------------------------------

M. W. O'Donnell
Senior Vice
President & Chief
Financial Officer          25,000                      1.7             49.59375          2/22/09       802,156*       2,116,406*
--------------------------------------------------------------------------------------------------------------------------------


P. M. Schwolsky
Senior Vice
President & Chief
Legal Officer              25,000                      1.7             49.59375          2/22/09       802,156*       2,116,406*
--------------------------------------------------------------------------------------------------------------------------------

C. G. Abbott
CEO of
Corporation's Gas
Transmission               25,000                      1.7             49.59375          2/22/09       802,156*       2,116,406*
Segment
--------------------------------------------------------------------------------------------------------------------------------


R. R. Kaskel
Senior Vice
President
Columbia Energy
Group Service
Corporation                     0                        0                  N/A              N/A            N/A              N/A
================================================================================================================================

* Because dividend equivalents are associated with this award, the potential realizable value shall increase as dividends are paid on stock subject to options. In no event may dividend equivalents exceed the grant price less the par value of the underlying stock.

** Granted as of February 22, 1999 for 1998 performance, the options vest one-third upon the first anniversary of grant, one-third on the second anniversary of grant, and the final third on the third anniversary of grant.

==========================================================================================================================

                                  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                             AND YEAR-END OPTION/SAR VALUES
==========================================================================================================================
             (a)                      (b)            (c)                           (d)                          (e)
==========================================================================================================================
                                                              Number of Securities            Value of Unexercised
                                                          Underlying Unexercised            In-the-Money Options/SARs
                                                                Options/SARs at                  at Year-End ($)
                                                                    Year-End
==========================================================================================================================

                               Number of        Value                 Exercisable/             Exercisable/
            Name                Shares         Realized               Unexercisable            Unexercisable*
                               Acquired           ($) *
                              on Exercise
==========================================================================================================================


 O. G. Richard III                    -0-          $0               210,000/120,000          4,711,250/1,086,875
--------------------------------------------------------------------------------------------------------------------------

 M. W. O'Donnell                      -0-          $0                 42,160/35,000              934,808/348,177
--------------------------------------------------------------------------------------------------------------------------


 P. M. Schwolsky                      -0-          $0                 32,500/35,000              660,167/348,177
--------------------------------------------------------------------------------------------------------------------------

 C. G. Abbott                         -0-          $0                 25,000/35,000              382,292/348,177
--------------------------------------------------------------------------------------------------------------------------


 R. R. Kaskel                         -0-          $0                           0/0                          -0-
--------------------------------------------------------------------------------------------------------------------------


 All Other Officers (Part I)        7,000     $94,036                 18,000/38,000               275,250/36,914
--------------------------------------------------------------------------------------------------------------------------

==========================================================================================================================

* Market value of underlying securities at exercise or FY-end, minus the exercise or base price.

The compensation for services in all capacities payable to or earned by the executive officers of the Corporation and its subsidiaries during the year 1998 was as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                      Long-Term Compensation
                                                             --------------------------------------------------
                                ANNUAL COMPENSATION

                                                                    Awards                          Payouts
-----------------------------------------------------------------------------------------------------------------------------------
        (a)               (b)       (c)             (d)               (f)              (g)            (h)               (i)
-----------------------------------------------------------------------------------------------------------------------------------

 Name and                                                                          Securities
 Principal                                                         Restricted      Underlying        LTIP           All Other
 Position                Year     Salary           Bonus          Stock Awards      Options -       Payouts         Comp. (1)
                                                                                       SARs
-----------------------------------------------------------------------------------------------------------------------------------

                                    ($)            ($)                ($)             (#)             ($)               ($)
-----------------------------------------------------------------------------------------------------------------------------------
O.G. RICHARD, III        1998      787,500        295,300           -0-            60,000(3)          -0-            23,625
Chairman, President    ------------------------------------------------------------------------------------------------------------
& CEO                    1997      787,500        725,000           -0-            90,000(5)          -0-           26,770(13)
                       ------------------------------------------------------------------------------------------------------------
                         1996      778,125        710,000      1,459,465(9)       240,000(6) (7)      -0-          746,596(8)(13)
-----------------------------------------------------------------------------------------------------------------------------------
M. W. O'DONNELL
Senior Vice
President & Chief
Financial                1998      325,000         97,500           -0-            25,000(3)          -0-           19,500
Officer                ------------------------------------------------------------------------------------------------------------
                         1997      325,000        230,000           -0-            22,500(5)          -0-           19,500
                       ------------------------------------------------------------------------------------------------------------
                         1996      322,575        210,000           -0-             5,000(3)          -0-           84,233(13)
-----------------------------------------------------------------------------------------------------------------------------------
P. M. SCHWOLSKY          1998      325,000         97,500           -0-            25,000(3)          -0-            9,750
Senior Vice            ------------------------------------------------------------------------------------------------------------
President & Chief        1997      325,000        241,000           -0-            22,500(5)          -0-           13,206
Legal Officer          ------------------------------------------------------------------------------------------------------------
                         1996      321,250        234,000           -0-            37,500(6)          -0-          130,804(13)
-----------------------------------------------------------------------------------------------------------------------------------
C. G. ABBOTT             1998      325,000        253,500           -0-            25,000(3)          -0-            9,750
CEO of                 ------------------------------------------------------------------------------------------------------------
Corporation's Gas
Transmission
Segment                  1997      325,000        275,000           -0-            22,500(5)          -0-           11,026
                       ------------------------------------------------------------------------------------------------------------
                         1996      310,870(2)     234,000       73,219(11)         37,500(6)          -0-           88,689(13)
-----------------------------------------------------------------------------------------------------------------------------------
R. R. KASKEL             1998      186,667(2)      75,000(4)        -0-               - 0-            -0-            2,800
Senior Vice            ------------------------------------------------------------------------------------------------------------
President, Columbia      1997      210,000(2)     155,000           -0-            10,500(5) (10)     -0-           84,233(15)
Energy Group
Service Corporation
-----------------------------------------------------------------------------------------------------------------------------------
                         1996         N/A
-----------------------------------------------------------------------------------------------------------------------------------

  * Adjusted for 3-for-2 stock split in the form of a dividend paid in June 1998 ("Stock Split").

(1) Reflects employer contributions, if any, to the Employees' Thrift Plan of Columbia Energy Group, which is qualified under the Internal Revenue Code, and the Thrift Restoration Plan, a nonqualified plan. The contributions to all officers, namely those listed in Part I, totaled $637,922. The compensation to all officers as a group, namely those listed in Part I, totaled $25,135.000.

(2)    Partial year salary.

(3) Options to purchase shares granted to executive group on February 22, 1999, for 1998 performance at a price of $49.59375 per share, which options vest one-third upon the first anniversary of grant, one-third upon the second anniversary, and one-third upon the third anniversary.

(4) Pursuant to Mr. Kaskel's employment agreement dated March 31, 1997, a signing bonus of $75,000 was paid following the completion of his first year of employment.

(5) Options to purchase shares granted to executive group on February 17, 1998 for 1997 performance at a price of $50.77083 per share, which options vest one-third upon the first anniversary of grant, one-third upon the second anniversary, and one-third upon the third anniversary.

(6) Options to purchase shares granted to executive group on February 18, 1997 for 1996 performance at a price of $42.4583 per share, which options vest one-third upon grant, exercisable in six months, one-third upon the first anniversary of grant, and one-third upon the second anniversary.

(7) Pursuant to Mr. Richard's employment agreement dated March 15, 1995, and amended January 17, 1996, on May 20, 1996, Mr. Richard was granted a nonqualified stock option for 150,000 shares of common stock, 75,000 of which were vested on November 28, 1996, and the remaining 75,000 of which were vested on November 28, 1997.

(8) Pursuant to Mr. Richard's amended employment agreement, on May 21, 1996, Mr. Richard received a $481,250 cash payment, less taxes, representing the excess of the grant price of the options for 100,000 shares of common stock issued the previous date over the fair market value of the shares on the date the options would have been issued had the Corporation been able to issue the options following its discharge from bankruptcy. The common stock increased in value during this period from $43.875 to $48.6875 per share.

(9) Pursuant to Mr. Richard's amended employment agreement, on May 20, 1996, Mr. Richard was granted a restricted stock award for 44,677 (29,785 pre-Stock Split) shares of common stock at a value of $1,459,465, as based on the closing price of $49.00 per share on May 20, 1996. The shares vest annually in five equal installments commencing January 2, 1997. Mr. Richard receives dividends on the restricted stock as dividends are declared on shares of common stock. At December 31, 1998, Mr. Richard held 26,806 shares of restricted stock, at an aggregate value of $1,548,047.

(10)   Mr. Kaskel's award was forfeited due to his resignation of employment.

(11) Pursuant to Ms. Abbott's employment agreement dated January 17, 1996, on January 17, 1996, Ms. Abbott was granted a contingent stock award for 2,250 shares of common stock, which vested on May 17, 1996.

(12)   Intentionally left blank.

(13) Includes transfer expenses associated with the move of the corporate office from Delaware to Northern Virginia totalling $235,738 for Mr. Richard, $66,090 for Mr. O'Donnell, $126,304 for Mr. Schwolsky, and $87,014 for Ms. Abbott.

(14)   Intentionally left blank.

(15)   Reflects transfer expenses.

RETIREMENT INCOME PLAN

A noncontributory defined benefit pension plan is maintained for all employees of the Corporation's participating subsidiaries who are at least 21 years of age. The annual benefit under the pension plan is based upon final average annual compensation and years of credited service. Final average annual compensation is calculated using base compensation (shown in the "Summary Compensation Table" as "Salary") paid to the employee for the highest 36 months of the last 60 months prior to retirement.

Estimated annual benefits payable upon retirement are as follows with respect to the specified remuneration and years of credited service.

ESTIMATED ANNUAL BENEFITS AS OF JANUARY 1, 1999, FROM RETIREMENT INCOME PLAN
(1)

                  Representative Years of Credited Service (2)


     Final Average            15                20                 25               30              35              40
  Annual Compensation         --                --                 --               --              --              --
                              $                  $                  $                $               $              $
       250,000               54,344              72,459           90,574          108,689         114,939        120,464

       300,000               65,594              87,459          109,324          131,189         138,689        145,464


       400,000               88,094             117,459          146,824          176,189         186,189        194,464


       500,000              110,594             147,459          184,324          221,189         233,689        245,464

       600,000              133,094             177,459          221,824          266,189         281,189        295,464


       800,000              178,094             237,459          296,824          356,189         376,189        395,464

     1,000,000              223,094             297,459          371,824          446,189         471,189        495,464


     1,200,000              268,094             357,459          446,824          536,189         566,189        596,464

(1) Estimates are based upon a straight-life annuity and the assumptions that
    (a) the Corporation's present retirement plan will be maintained and (b) retirement will not occur before age 65. These benefits are not subject to deduction for social security or other charges. Should an annual benefit exceed limitations imposed by federal law, the excess will be paid by the participating subsidiary as a supplemental pension under the Pension Restoration Plan. If the supplemental pension liability exceeds $100,000, then this liability may be funded through a trust arrangement at the option of the individual. The liabilities of Messrs. Richard, Schwolsky and O'Donnell have reached $100,000, but to date they have not elected to fund their accrued pension. The liabilities of Ms. Abbott and Mr. Kaskel had not yet reached $100,000, so no contributions were made in 1998 on their behalf. Such supplemental pensions are not available to these executives until retirement or termination of employment.

(2) As of January 1, 1999, the credited years of service for retirement benefits for the individuals named in the Summary Compensation Table were as follows: Mr. Richard, 7 years; Mr. O'Donnell, 28 years; Mr. Schwolsky, 7 years; and Ms. Abbott, 2 years. Mr. Kaskel resigned his employment with the Columbia Energy Group Service Corporation effective August 31, 1998, at which time he was not eligible for retirement benefits.

PERFORMANCE TABLE

The following tables demonstrates a five-year comparison of cumulative total returns for the Corporation, the S&P 500, and the S&P Natural Gas Utility Index.

FIVE-YEAR COMPARISON OF CUMULATIVE TOTAL RETURN(a)



                         ============================================================================================
                           1993           1994            1995             1996             1997           1998
                             $              $               $               $               $               $
---------------------------------------------------------------------------------------------------------------------
 Columbia Energy
 (formerly Columbia       100.00         105.03          196.09          287.63           360.04             402.73
 Gas)
---------------------------------------------------------------------------------------------------------------------
 S&P 500 Index
                          100.00         101.32          139.40          171.40           228.59             293.91
---------------------------------------------------------------------------------------------------------------------
 S&P Natural Gas
 Utility Index            100.00          95.40          134.93          179.31           211.56             232.15
=====================================================================================================================

(a) Assumes $100 invested on December 31, 1993 and reinvestment of dividends.

                        STANDARD DIRECTORS' COMPENSATION




=====================================================================================================================

 1998 Directors' Compensation for Board and Committee Meetings:
=====================================================================================================================
                                             Retainer              Meeting Fee           Chairman's Fee
                                                 $                      $                      $
---------------------------------------------------------------------------------------------------------------------
Board                                         27,250                  1,250                    -
---------------------------------------------------------------------------------------------------------------------


Audit                                            -                    1,000                  3,000
---------------------------------------------------------------------------------------------------------------------

Compensation                                     -                    1,000                  3,000
---------------------------------------------------------------------------------------------------------------------


Executive                                      6,000                    800                     -
---------------------------------------------------------------------------------------------------------------------


Finance                                          -                    1,000                  3,000
---------------------------------------------------------------------------------------------------------------------

Corporate Governance                             -                    1,000                  3,000
---------------------------------------------------------------------------------------------------------------------


The nonemployee Directors are also eligible to receive nonqualified stock options pursuant to the Corporation's Long-Term Incentive Plan. If the Corporation's Total Shareholder Return performance, compared with its peers, is at the third quartile (above median), then nonemployee Directors receive options for 3,000 shares of common stock; at the fourth (top) quartile, options for 6,000 shares. If Total Shareholder Return performance is at or below the median, then the nonemployee Directors receive no options. The options vest one-third upon grant, one-third one year after grant, and one-third two years after grant, and they have a ten-year term. For 1998 performance, the Directors will receive options for 6,000 shares, granted and priced as of March 31, 1999. See the section entitled "1998 Executive Compensation Plan" for a discussion of the terms of the option grants.

No officer received any compensation for services as a Director while also serving as an officer of the Corporation.

The Corporation offers medical coverage to nonemployee Directors and pays the premium associated with their participation. The Corporation also reimburses them for the cost of Medicare Part B, if applicable. In addition, nonemployee Directors may elect to defer compensation for distribution at a later date. Deferred amounts will accrue interest at the prime rate or may be deferred into the Phantom Stock Plan for Outside Directors. Deferrals may be paid in a lump sum or in installments but will be automatically paid in a lump sum following certain specified changes in control of the Corporation.

Following its approval by the stockholders at the 1996 Annual Meeting, the Phantom Stock Plan for Outside Directors was established. All of the Directors except two (one of whom has since retired) elected to participate in the plan in lieu of participating in the Retirement Plan for Outside Directors. Participating directors received phantom shares of equivalent actuarial value under the Phantom Stock Plan for Outside Directors. The Retirement Plan for Outside Directors is not available for nonemployee Directors assuming office after April 1996; rather, they participate in the Phantom Stock Plan for Outside Directors, under which they receive 3,000 phantom shares upon being elected to the Board. Payment of cash benefits will commence upon termination of Board service or upon specified changes in control of the Corporation.

For the Director(s) remaining in the Retirement Plan, each nonemployee Director with a minimum of five years' service on the Board who retires after attaining age 65 or becoming disabled could receive annual retirement payments equal to the amount of the annual retainer for Board service at the time of retirement. Payments under the Retirement Plan will cease at the death of the Director unless the Director elected an actuarial equivalent option or, if death occurs before retirement but after eligibility is established, at the death of the surviving spouse. In the event of certain specified changes in control of the Corporation, a Director (regardless of years of service on the Board) could elect a lump sum payment equal to the present value of the retainer at the time of the election times the number of years of Board service, with a minimum of ten years.

The director's compensation amounted to $662,000.

PART III(b). SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of common stock by stockholders, if any, who own greater than 5 percent of the outstanding shares as of January 31, 1999, by Directors, by each of the executive officers whose compensation is disclosed in the Summary Compensation Table, and by all Directors and such executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

------------------------------------------------------------------------------------------------------------------------------
    (1)                   (2)                       (3)                                                                (4)
                                                                                                                       Percent
   Title of                                        Amount and Nature of                                                of
   Class           Name and Address                Beneficial Ownership **                                             Class

                                                   ----------------------------------------------------------------------------

                                                   Shared    Sole           Shared      Sole
                                                   Voting    Voting       Investment    Investment        Total
                                                   Power     Power           Power      Power             Owned
-------------------------------------------------------------------------------------------------------------------------------
5
%                   Massachusetts Financial
H                     Services Company***
O                       500 Boylston St.
L  Common            Boston, MA 02116-3741                    4,311,859                 4,333,434         4,333,434    5.2
D
E
R
S
-------------------------------------------------------------------------------------------------------------------------------
D  Common                R. F. Albosta                                                                    15,500        *
   ----------------------------------------------------------------------------------------------------------------------------
I  Common                 R. H. Beeby                                                                     15,500 (1)    *
   ----------------------------------------------------------------------------------------------------------------------------
R  Common                 W. K. Cadman                                                                    15,500        *
   ----------------------------------------------------------------------------------------------------------------------------
E  Common               J. P. Heffernan                                                                   18,500        *
   ----------------------------------------------------------------------------------------------------------------------------
C  Common               K. L. Hendricks                                                                   15,500        *
   ----------------------------------------------------------------------------------------------------------------------------
T  Common                M. T. Hopkins                                                               22,299.3270        *
   ----------------------------------------------------------------------------------------------------------------------------
O  Common                J. B. Johnston                                                               15,033.907        *
   ----------------------------------------------------------------------------------------------------------------------------
R  Common                  M. Jozoff                                                                      15,500        *
   ----------------------------------------------------------------------------------------------------------------------------
S  Common                 W. E. Lavery                                                                    15,650        *
   ----------------------------------------------------------------------------------------------------------------------------
   Common                  G. E. Mayo                                                                     17,000        *
   ----------------------------------------------------------------------------------------------------------------------------
   Common                 D. E. Olesen                                                                15,531.721        *
   ----------------------------------------------------------------------------------------------------------------------------
   Common              O. G. Richard, III                                                            341,821.272 (2)    *
   ----------------------------------------------------------------------------------------------------------------------------
   Common                 W. R. Wilson                                                                    23,000        *
===============================================================================================================================
O
F  Common                 C. G. Abbott                                                                48,181.559 (3)    *
   ----------------------------------------------------------------------------------------------------------------------------
F
I  Common                 R. R. Kaskel                                                                   128.874        *
   ----------------------------------------------------------------------------------------------------------------------------
C
E  Common               M. W. O'Donnell                                                               69,615.918(4)     *
   ----------------------------------------------------------------------------------------------------------------------------
R  Common               P. M. Schwolsky                                                               56,498.704(5)     *
   ----------------------------------------------------------------------------------------------------------------------------
S               All Executive Officers &
   Common       Directors (18 persons) as a Group                                                    724,297.374(6)     *
-------------------------------------------------------------------------------------------------------------------------------





* Aggregate stock ownership (including exercisable options) as a percentage of class is less than 1 percent.

** Holdings reflect the June 1998 3-for-2 stock split in the form of a dividend ("Stock Split"). Includes an allocation of shares held by the Trustee of the Employees' Thrift Plan of Columbia Energy Group for the executive officers as of 12/31/98. Also includes currently exercisable options and those exercisable within 60 days. All holdings of the Directors, except Messrs. Johnston, Wilson and Richard and Ms. Hendricks, include beneficial ownership of 14,000 shares which may be acquired pursuant to stock options awarded under Long-Term Incentive Plan (LTIP). The holdings of Mr. Johnston and Ms. Hendricks include beneficial ownership of 5,000 shares, and of Mr. Wilson, 8,000 shares, which may be acquired pursuant to stock options awarded under the LTIP.

***   Information for this beneficial owner was obtained solely from owner's
      Schedule 13-G filed with the U.S. Securities and Exchange Commission.

(1) Includes beneficial ownership of 1,500 shares with shared investment power.

(2) Includes beneficial ownership of 278,935 shares which may be acquired pursuant to stock options awarded under LTIP.

(3) Includes beneficial ownership of 300 shares with shared voting and investment power. Includes beneficial ownership of 45,000 shares which may be acquired pursuant to stock options awarded under LTIP.

(4) Includes beneficial ownership of 62,160 shares which may be acquired pursuant to stock options awarded under LTIP.

(5) Includes beneficial ownership of 52,500 shares which may be acquired pursuant to stock options awarded under LTIP.

(6) Includes beneficial ownership of 586,095 shares which may be acquired pursuant to stock options awarded under LTIP.

Part III(c).  Contracts and transactions.

              None.

Part III(d).  Indebtedness.

              None.

Part III(e).  Participation in bonus and profit sharing arrangement.

              See Item 6 Part III(a) above.

Part III(f).  Directors and officers rights to indemnity.

Provisions for indemnification of directors and officers are included in the Certificate of Incorporation or By-Laws in accordance with applicable laws.

DIRECTORS AND OFFICERS' LIABILITY INSURANCE - Insurance is purchased for all of the Registrant's directors and officers, plus the directors and officers of the subsidiary companies. This insurance also indemnifies the Registrant and its subsidiary companies against any amounts paid by them as allowed by Corporate law or By-Laws of the Registrant to covered directors and officers. The annual cost thereof to the Registrant and its subsidiary companies was $1,234,000.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS


Part I. Expenditures for any political party, candidate for public office or holder of such office, or any committee or agent therefor.

                            Recipient
                                or
   Name of Company          Beneficiary             Purpose                              Accounts Charged           Amount
   ---------------          -----------             -------                              ----------------           ------
   CKY                      Employee Political      Legal, Acctg. & Solicitation         Admin & General            $82,067
   CMD                      Action Fund             Services rendered by
   COH                                              employees for Employees
   CPA                                              Political Action Fund
   CGV                                              registered with the Federal
                                                    Election Committee (No. C00054890)

Part II.  Expenditures for any citizens group or public relations counsel.

                                              Calendar Year 1998
                                              ------------------
 Name of Company and Name
 or Number of Recipients
    or Beneficiaries               Purpose     Accounts Charged      Amount
----------------------------       -------     ----------------      ------
                                                                        ($)
CKY
 Chamber of Commerce                   B        Admin & General        2,420

CMD
 Chamber of Commerce                   B        Admin & General          251

COH
 27 Various Chambers of Commerce       B        Admin & General       10,487
 Ohio Chamber of Commerce              B        Admin & General       13,300
 Better Business Bureaus               B        Admin & General        3,850

CPA
 7 Various Chambers of Commerce        B        Admin & General       10,156
 Home Builder's Association            B        Admin & General          600
 Business Organization                 B        Admin & General          700

CGV
 28 Various Chambers of Commerce       B        Admin & General       17,178

TCO
 6 Various Chambers of Commerce        A        Admin & General       15,364

CPC
 26 Recipients                         B        Admin & General        4,651

A - Information and Education
B - Economic Development

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.  Intercompany Contracts.

          CONFIDENTIAL TREATMENT REQUESTED

Part II. System contracts to purchase goods or services from any affiliate (other than a System company) or a company in which any officer or director is a partner or owns 5% or more of any class of equity securities.

           CONFIDENTIAL TREATMENT REQUESTED

Part III. System contracts with others on a continuing basis for management, supervisory, or financial advisory review.

(a)        TCO has contracted with the below firm to provide various services.

                                                                                                   Date of Court
              Name                      Scope of Services              Compensation                   Approval
              ----                      -----------------              ------------                -----------
              Lehman Brothers Inc.      Financial Advisor and            $105,775                     12/15/98
                                         Investment Banker to the
                                         Official Committee of
                                         Unsecured Creditors toTCO


(b) The Registrant's distribution companies contracted with the following organizations to provide various professional services.


              Name                      Scope of Services              Compensation
              ----                      -----------------              ------------

              Barrett & Assoc.          Employee testing                  $46,832
                                        selection tools

              Longview Solutions        IT-Finance computer              $521,000
                                        systems to COH

              Thomas Green &Assoc.      Governmental Affairs              $93,657
                                        to COH


ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

         None.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

       Financial Statements included in Form U5S:
       CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1998

        Columbia Energy Group and Subsidiaries  . . . . . . . . . .    F-1
        Columbia Electric Corporation and Subsidiaries  . . . . . .    F-1A
        Columbia Energy Group Capital Corporation and Subsidiaries     F-1B
        Columbia LNG Corporation and Subsidiary . . . . . . . . . .    F-1C
        Columbia Energy Services Corporation and Subsidiaries . . .    F-1D
        Columbia Network Services Corporation and Subsidiary  . . .    F-1E
        Columbia Energy Resources, Inc. and Subsidiaries  . . . . .    F-1F
        Columbia Pipeline Company and Subsidiary  . . . . . . . . .    F-1G

       SUMMARY OF CONSOLIDATING BALANCE SHEET ENTRIES AS OF
        DECEMBER 31, 1998

        Columbia Energy Group and Subsidiaries  . . . . . . . . . .    F-2
        Columbia Electric Corporation and Subsidiaries  . . . . . .    F-2A
        Columbia Energy Group Capital Corporation and Subsidiaries     F-2B
        Columbia LNG Corporation and Subsidiary.    . . . . . . . .    F-2C
        Columbia Energy Services Corporation and Subsidiaries . . .    F-2D
        Columbia Network Services Corporation and Subsidiary  . . .    F-2E
        Columbia Energy Resources, Inc. and Subsidiaries  . . . . .    F-2F
        Columbia Pipeline Company and Subsidiary  . . . . . . . . .    F-2G


       CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED
        DECEMBER 31, 1998

        Columbia Energy Group and Subsidiaries  . . . . . . . . . .    F-3
        Columbia Electric Corporation and Subsidiaries  . . . . . .    F-3A
        Columbia Energy Group Capital Corporation and Subsidiaries     F-3B
        Columbia LNG Corporation and Subsidiary . . . . . . . . . .    F-3C
        Columbia Energy Services Corporation and Subsidiaries . . .    F-3D
        Columbia Network Services Corporation and Subsidiary  . . .    F-3E
        Columbia Energy Resources, Inc. and Subsidiaries  . . . . .    F-3F
        Columbia Pipeline Company and Subsidiary  . . . . . . . . .    F-3G


       SUMMARY OF CONSOLIDATING STATEMENT OF INCOME ENTRIES FOR
        THE YEAR ENDED DECEMBER 31, 1998

        Columbia Energy Group and Subsidiaries  . . . . . . . . . .    F-4
        Columbia Electric Corporation and Subsidiaries  . . . . . .    F-4A
        Columbia Energy Group Capital Corporation and Subsidiaries     F-4B
        Columbia LNG Corporation and Subsidiary . . . . . . . . . .    F-4C
        Columbia Energy Services Corporation and Subsidiaries . . .    F-4D
        Columbia Network Services Corporation and Subsidiary  . . .    F-4E
        Columbia Natural Resources, Inc. and Subsidiaries . . . . .    F-4F
        Columbia Pipeline Company and Subsidiary  . . . . . . . . .    F-4G

       CONSOLIDATING STATEMENT OF COMMON STOCK EQUITY FOR THE
        YEAR ENDED DECEMBER 31, 1998

        Columbia Energy Group and Subsidiaries  . . . . . . . . . .    F-5
        Columbia Electric Corporation and Subsidiaries  . . . . . .    F-5A
        Columbia Energy Group Capital Corporation and Subsidiaries     F-5B
        Columbia LNG Corporation and Subsidiary . . . . . . . . . .    F-5C
        Columbia Energy Services Corporation and Subsidiaries . . .    F-5D
        Columbia Network Services Corporation and Subsidiary  . . .    F-5E
        Columbia Energy Resources, Inc. and Subsidiaries  . . . . .    F-5F
        Columbia Pipeline Company and Subsidiary  . . . . . . . . .    F-5G


       CONSOLIDATING STATEMENT OF CASH FLOWS
        FOR THE YEAR ENDED DECEMBER 31, 1998

        Columbia Energy Group and Subsidiaries  . . . . . . . . . .    F-6
        Columbia Electric Corporation and Subsidiaries  . . . . . .    F-6A
        Columbia Energy Group Capital Corporation and Subsidiaries     F-6B
        Columbia LNG Corporation and Subsidiary . . . . . . . . . .    F-6C
        Columbia Energy Services Corporation and Subsidiaries . . .    F-6D
        Columbia Network Services Corporation and Subsidiary  . . .    F-6E
        Columbia Natural Resources, Inc. and Subsidiaries . . . . .    F-6F
        Columbia Pipeline Company and Subsidiary  . . . . . . . . .    F-6G

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1998
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                            F-1        F-1        F-1         F-1                   Consolidating
                                           Page 2     Page 3     Page 4      Page 5     Combined       Entries       Consolidated
                                          --------   --------   --------    --------   ----------   -------------   --------------

                   ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at
   original cost ......................      *          *          *           *           *              *           7,687,812
  Accumulated depreciation.............                                                                              (3,592,359)
                                          --------   --------   --------    --------   ----------   -------------   --------------
  Net Gas Utility and Other Plant .....                                                                               4,095,453
                                          --------   --------   --------    --------   ----------   -------------   --------------

  Gas and oil producing properties,
   full cost method....................
    United States cost center..........                                                                                 714,058
    Canadian cost center...............                                                                                   5,047
  Accumulated depletion ...............                                                                                (225,378)
                                          --------   --------   --------    --------   ----------   -------------   --------------
  Net Gas and Oil Producing Properties.                                                                                 493,727
                                          --------   --------   --------    --------   ----------   -------------   --------------

Net Property, Plant, and Equipment ....                                                                               4,589,180
                                          --------   --------   --------    --------   ----------   -------------   --------------

Investments and Other Assets
  Accounts receivable - noncurrent ....                                                                                  26,214
  Unconsolidated affiliates ...........                                                                                  81,600
  Assets held for sale ................                                                                                   1,540
  Other ...............................                                                                                  12,750
                                          --------   --------   --------    --------   ----------   -------------   --------------
Total Investments and Other Assets ....                                                                                 122,104
                                          --------   --------   --------    --------   ----------   -------------   --------------

Investments in Subsidiaries
  Capital stock .......................                                                                                       -
  Equity in undistributed earnings of
   subsidiaries .......................                                                                                       -
  Notes receivable ....................                                                                                       -
  Other investments....................                                                                                       -
                                          --------   --------   --------    --------   ----------   -------------   --------------
Total Investments in Subsidiaries .....                                                                                       -
                                          --------   --------   --------    --------   ----------   -------------   --------------

Current Assets
  Cash and temporary cash investments..                                                                                  26,326
  Accounts receivable, net
    Customers .........................                                                                                 948,919
    Intercompany ......................                                                                                       -
    Other .............................                                                                                  55,955
  Gas inventory .......................                                                                                 186,014
  Other inventories, at average cost ..                                                                                  26,803
  Prepayments .........................                                                                                 115,952
  Regulatory assets ...................                                                                                  59,495
  Underrecovered gas costs ............                                                                                  24,458
  Deferred property tax................                                                                                  79,965
  Exchange gas receivable..............                                                                                 187,371
  Other ...............................                                                                                  69,241
                                          --------   --------   --------    --------   ----------   -------------   --------------
Total Current Assets ..................                                                                               1,780,499
                                          --------   --------   --------    --------   ----------   -------------   --------------

Deferred Charges ......................                                                                                  85,530
Long-term Regulatory Assets............                                                                                 391,362
                                          --------   --------   --------    --------   ----------   -------------   --------------

TOTAL ASSETS ..........................                                                                               6,968,675
                                          ========   ========   ========    ========   ==========   =============   ==============



* CONFIDENTIAL TREATMENT REQUESTED

F-1 (2 of 10)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-1 Page 2
                                             CER (a)          TCO                CGT         CLG (a)          CKY          Total
                                           ----------     -----------       -----------    ----------     ----------    -----------
              ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
   at original cost ...................        *           3,506,761         1,277,319          *           202,384          *
  Accumulated depreciation.............                   (1,430,587)       (1,045,037)                     (82,252)
                                           ----------     -----------       -----------    ----------     ----------    -----------
  Net Gas Utility and Other Plant .....                    2,076,174           232,282                      120,132
                                           ----------     -----------       -----------    ----------     ----------    -----------

  Gas and oil producing properties,
   full cost method....................
    United States cost center..........                            -                 -                            -
    Canadian cost center...............                            -                 -                            -
  Accumulated depletion ...............                            -                 -                            -
                                           ----------     -----------       -----------    ----------     ----------    -----------
  Net Gas and Oil Producing Properties.                            -                 -                            -
                                           ----------     -----------       -----------    ----------     ----------    -----------

Net Property, Plant, and Equipment ....                    2,076,174           232,282                      120,132
                                           ----------     -----------       -----------    ----------     ----------    -----------

Investments and Other Assets
  Accounts receivable - noncurrent ....                       30,913                 -                            -
  Unconsolidated affiliates ...........                       14,264            22,679                            -
  Assets held for sale ................                            -                 -                            -
  Other ...............................                            -                 -                            -
                                           ----------     -----------       -----------    ----------     ----------    -----------
Total Investments and Other Assets ....                       45,177            22,679                            -
                                           ----------     -----------       -----------    ----------     ----------    -----------

Investments in Subsidiaries
  Capital stock .......................                            -                 -                            -
  Equity in undistributed earnings of
   subsidiaries .......................                            -                 -                            -
  Notes receivable ....................                            -                 -                            -
  Other investments....................                            -                 -                            -
                                           ----------     -----------       -----------    ----------     ----------    -----------
Total Investments in Subsidiaries .....                            -                 -                            -
                                           ----------     -----------       -----------    ----------     ----------    -----------

Current Assets
  Cash and temporary cash investments .                           70                11                          573
  Accounts receivable, net
    Customers .........................                       36,106             9,172                       14,306
    Intercompany ......................                       33,204             3,340                          475
    Other .............................                       12,649             4,622                          293
  Gas inventory .......................                            -                 -                       18,029
  Other inventories, at average cost ..                       11,673             5,364                           85
  Prepayments .........................                        3,877             1,905                          514
  Regulatory assets ...................                       26,067             3,436                          550
  Underrecovered gas costs ............                            -                 -                            -
  Deferred property tax................                            -                 -                            -
  Exchange gas receivable..............                            -                 -                            -
  Other ...............................                      103,357            20,390                       13,244
                                           ----------     -----------       -----------    ----------     ----------    -----------
Total Current Assets ..................                      227,003            48,240                       48,069
                                           ----------     -----------       -----------    ----------     ----------    -----------

Deferred Charges ......................                        2,930               300                          637
Longterm Regulatory Assets.............                      181,646             9,129                        7,330
                                           ----------     -----------       -----------    ----------     ----------    -----------

TOTAL ASSETS ..........................                    2,532,930           312,630                      176,168
                                           ==========     ===========       ===========    ==========     ==========    ===========

(a) CER includes five subsidiaries and CLG includes one subsidiary as noted in
Item 1. Consolidating financial statements of CER and CLG are presented herewith in Exhibits F-1F through F-6F and F-1C through F-6C, respectively.

* CONFIDENTIAL TREATMENT REQUESTED

F-1 (3 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1998
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-1 Page 3
                                                        COH              CMD           CPA            CGV          CG      Total
                                                     ---------        ---------     ---------      ----------   -------- ----------
            ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
   at original cost.........................         1,373,261         74,336        576,663        392,847         *        *
  Accumulated depreciation..................          (600,740)       (29,332)      (181,686)       (82,688)
                                                     ---------        ---------     ---------      ----------   -------- ----------
  Net Gas Utility and Other Plant...........           772,521         45,004        394,977        310,159
                                                     ---------        ---------     ---------      ----------   -------- ----------

  Gas and oil producing properties,
   full cost method.........................
    United States cost center...............                 -              -              -              -
    Canadian cost center....................                 -              -              -              -
  Accumulated depletion.....................                 -              -              -              -
                                                     ---------        ---------     ---------      ----------   -------- ----------
  Net Gas and Oil Producing Properties......                 -              -              -              -
                                                     ---------        ---------     ---------      ----------   -------- ----------

Net Property, Plant, and Equipment..........           772,521         45,004        394,977        310,159
                                                     ---------        ---------     ---------      ----------   -------- ----------

Investments and Other Assets
  Accounts receivable - noncurrent..........                 -              -              -              -
  Unconsolidated affiliates.................                 -              -              -              -
  Assets held for sale......................                 -              -              -              -
  Other.....................................                 -              -              -              -
                                                     ---------        ---------     ---------      ----------   -------- ----------
Total Investments and Other Assets..........                 -              -              -              -
                                                     ---------        ---------     ---------      ----------   -------- ----------

Investments in Subsidiaries
  Capital stock.............................                 -              -              -              -
  Equity in undistributed earnings of
   subsidiaries.............................                 -              -              -              -
  Notes receivable..........................                 -              -              -              -
  Other investments.........................                 -              -              -              -
                                                     ---------        ---------     ---------      ----------   -------- ----------
Total Investments in Subsidiaries...........                 -              -              -              -
                                                     ---------        ---------     ---------      ----------   -------- ----------

Current Assets
  Cash and temporary cash investments.......             3,266            103          1,020            773
  Accounts receivable, net
    Customers...............................           138,064          5,763         58,178         27,330
    Intercompany............................            24,100            389          1,658            926
    Other...................................             8,134            229          1,468            291
  Gas inventory.............................            95,948          3,507         54,279         14,251
  Other inventories, at average cost........             5,467            234            746            501
  Prepayments...............................            50,003          1,354          1,628          1,300
  Regulatory assets.........................            22,340            462          4,512          2,128
  Underrecovered gas costs..................                 -              -              -              -
  Deferred property tax.....................                 -              -              -              -
  Exchange gas receivable...................                 -              -              -              -
  Other.....................................           154,863          4,545         38,294          5,901
                                                     ---------        ---------     ---------      ----------   -------- ----------
Total Current Assets........................           502,185         16,586        161,783         53,401
                                                     ---------        ---------     ---------      ----------   -------- ----------

Deferred Charges............................            12,425            217          1,439          1,253
Long-term Regulatory Assets.................           108,233          2,912         72,337          9,775
                                                     ---------        ---------     ---------      ----------   -------- ----------

TOTAL ASSETS................................         1,395,364         64,719        630,536        374,588
                                                     =========        =========     =========      ==========   ======== ==========

* CONFIDENTIAL TREATMENT REQUESTED

F-1 (4 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                      F-1 Page 4
                                                                  CS          CIC      CES (a)    CPC      CEC (a)      Total
                                                               ---------    -------  ----------  ------  ---------    -----------
                   ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost ..........      53,762         *         *         *         *            *
  Accumulated depreciation ...............................     (25,581)
                                                               ---------    -------  ----------  ------  ---------    -----------
  Net Gas Utility and Other Plant ........................      28,181
                                                               ---------    -------  ----------  ------  ---------    -----------

  Gas and oil producing properties, full cost method .....           -
    United States cost center ............................           -
    Canadian cost center .................................           -
  Accumulated depletion...................................           -
                                                               ---------    -------  ----------  ------  ---------    -----------
  Net Gas and Oil Producing Properties....................           -
                                                               ---------    -------  ----------  ------  ---------    -----------

Net Property, Plant, and Equipment .......................      28,181
                                                               ---------    -------  ----------  ------  ---------    -----------

Investments and Other Assets
  Accounts receivable - noncurrent .......................           -
  Unconsolidated affiliates ..............................           -
  Assets held for sale....................................           -
  Other ..................................................           -
                                                               ---------    -------  ----------  ------  ---------    -----------
Total Investments and Other Assets .......................           -
                                                               ---------    -------  ----------  ------  ---------    -----------

Investments in Subsidiaries
  Capital stock ..........................................           -
  Equity in undistributed earnings of
   subsidiaries ..........................................           -
  Notes receivable .......................................           -
  Other investments ......................................           -
                                                               ---------    -------  ----------  ------  ---------    -----------
Total Investments in Subsidiaries ........................           -
                                                               ---------    -------  ----------  ------  ---------    -----------

Current Assets
  Cash and temporary cash investments ....................         433
  Accounts receivable, net
    Customers
    Intercompany .........................................      44,338
    Other ................................................       1,834
  Gas inventory...........................................           -
  Other inventories, at average cost......................           -
  Prepayments ............................................         335
  Regulatory assets ......................................           -
  Underrecovered gas costs ...............................           -
  Deferred property tax ..................................           -
  Exchange gas receivable ................................           -
  Other ..................................................       4,701
                                                               ---------    -------  ----------  ------  ---------    -----------
Total Current Assets .....................................      51,641
                                                               ---------    -------  ----------  ------  ---------    -----------

Deferred Charges .........................................      19,922
Long-term Regulatory Assets                                          -
                                                               ---------    -------  ----------  ------  ---------    -----------

TOTAL ASSETS .............................................      99,744
                                                               =========    =======  ==========  ======  =========    ===========


(a) CES includes four subsidiaries and CEC includes eleven subsidiaries as noted in Item 1. Consolidating financial statements of CES and CEC are presented herewith in Item 10, Exhibits F-1D through F-6D and F-1A through F-6A, respectively.

* CONFIDENTIAL TREATMENT REQUESTED

F-1 (5 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                         F-1 Page 5
                                                 CCC (a)         CAT         CNS (a)        CPL (a)         Total
                                                ---------      -------     ----------      ---------    -------------
         ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
   at original cost ........................       *             *             *              *              *
  Accumulated depreciation..................
                                                ---------      -------     ----------      ---------    -------------
  Net Gas Utility and Other Plant ..........
                                                ---------      -------     ----------      ---------    -------------

  Gas and oil producing properties,
   full cost method.........................
    United States cost center...............
    Canadian cost center....................
  Accumulated depletion ....................
                                                ---------      -------     ----------      ---------    -------------
  Net Gas and Oil Producing Properties .....
                                                ---------      -------     ----------      ---------    -------------

Net Property, Plant, and Equipment .........

Investments and Other Assets
  Accounts receivable - noncurrent .........
  Unconsolidated affiliates ................
  Assets held for sale .....................
  Other ....................................
                                                ---------      -------     ----------      ---------    -------------
Total Investments and Other Assets .........
                                                ---------      -------     ----------      ---------    -------------

Investments in Subsidiaries
  Capital stock ............................
  Equity in undistributed earnings of
   subsidiaries ............................
  Notes receivable .........................
  Other investments.........................
                                                ---------      -------     ----------      ---------    -------------
Total Investments in Subsidiaries ..........
                                                ---------      -------     ----------      ---------    -------------

Current Assets
  Cash and temporary cash investments ......
  Accounts receivable, net
    Customers ..............................
    Intercompany ...........................
    Other ..................................
  Gas inventory ............................
  Other inventories, at average cost .......
  Prepayments ..............................
  Regulatory assets ........................
  Underrecovered gas costs .................
  Deferred property tax.....................
  Exchange gas receivable...................
  Other ....................................
                                                ---------      -------     ----------      ---------    -------------
Total Current Assets .......................
                                                ---------      -------     ----------      ---------    -------------

Deferred Charges ...........................
Long-term Regulatory Assets.................
                                                ---------      -------     ----------      ---------    -------------

TOTAL ASSETS ...............................
                                                =========      =======     ==========      =========    =============



(b) Both CCC and CNS include two subsidiaries and CPL includes one subsidiary as noted in Item 1. Consolidating financial statements of CCC, CNS and CPL are presented herewith in Item 10, Exhibits F-1B through F-6B, F-1E through F-6E and F-1G through F-6G, respectively.

* CONFIDENTIAL TREATMENT REQUESTED

F-1 (6 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                           F-1      F-1      F-1       F-1              Consolidating
                                                          Page 7   Page 8   Page 9   Page 10  Combined     Entries     Consolidated
                                                          ------   ------   ------   -------  --------  -------------  ------------
            CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) .....    *        *        *         *        *            *            835,119
    Subsidiaries - common stock ........................                                                                         -
    Additional paid in capital .........................                                                                   761,804
    Retained earnings ..................................                                                                   409,544
    Accumulated foreign currency translation adjustment.                                                                      (281)
    Unearned employee compensation......................                                                                      (876)
                                                          ------   ------   ------   -------  --------  -------------  ------------
  Total common stock equity ............................                                                                 2,005,310
                                                          ------   ------   ------   -------  --------  -------------  ------------

  Long-term debt .......................................                                                                 2,003,120
  Installment promissory notes payable .................                                                                         -
                                                          ------   ------   ------   -------  --------  -------------  ------------

Total Capitalization ...................................                                                                 4,008,430
                                                          ------   ------   ------   -------  --------  -------------  ------------

Current Liabilities
  Shortterm debt .......................................                                                                   144,674
  Current maturities of L.T. debt.......................                                                                       378
  Accounts and drafts payable ..........................                                                                   710,696
  Intercompany notes and loans - current maturities ....                                                                         -
  Intercompany shortterm loans .........................                                                                         -
  Intercompany accounts payable ........................                                                                         -
  Accrued taxes ........................................                                                                   205,897
  Accrued interest .....................................                                                                    17,341
  Estimated rate refunds ...............................                                                                    59,176
  Estimated supplier obligations .......................                                                                    72,394
  Overrecovered gas costs ..............................                                                                    34,256
  Transportation and exchange gas payable ..............                                                                   134,262
  Deferred income taxes ................................                                                                         -
  Regulatory liabilities ...............................                                                                    24,520
  Other ................................................                                                                   288,071
                                                          ------   ------   ------   -------  --------  -------------  ------------
Total Current Liabilities ..............................                                                                 1,691,665
                                                          ------   ------   ------   -------  --------  -------------  ------------



Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent.....................                                                                   655,238
  Investment tax credits ...............................                                                                    34,119
  Postretirement benefits other than pensions ..........                                                                   103,669
  Longterm regulatory liabilities ......................                                                                    44,026
  Deferred revenue......................................                                                                   191,401
  Other ................................................                                                                   240,127
                                                          ------   ------   ------   -------  --------  -------------  ------------
Total Other Liabilities and Deferred Credits ...........                                                                 1,268,580
                                                          ------   ------   ------   -------  --------  -------------  ------------

TOTAL CAPITALIZATION AND LIABILITIES ...................                                                                 6,968,675
                                                          ======   ======   ======   =======  ========  =============  ============

* CONFIDENTIAL TREATMENT REQUESTED

F-1 (7 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                               CER (a)        TCO         CGT        CLG (a)
                                                          --------------   ---------  ----------   -----------
        CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) ......        *                 -           -       *
    Subsidiaries - common stock .........................                         48          20
    Additional paid in capital ..........................                  1,512,025      82,429
    Retained earnings ...................................                   (516,275)     40,002
    Accumulated foreign currency translation adjustment..                          -           -
    Unearned employee compensation.......................                          -           -
                                                          --------------   ---------  ----------   -----------
  Total common stock equity .............................                    995,798     122,451
                                                          --------------   ---------  ----------   -----------
  Long-term debt ........................................                        518           -
  Installment promissory notes payable ..................                    643,000      68,414
                                                          --------------   ---------  ----------   -----------

Total Capitalization ....................................                  1,639,316     190,865
                                                          --------------   ---------  ----------   -----------
Current Liabilities
  Short-term debt .......................................                          -           -
  Current maturities of L.T. debt........................                         37           -
  Accounts and drafts payable ...........................                     15,658       2,875
  Intercompany notes and loans - current maturities .....                          -           -
  Intercompany short-term loans .........................                     22,529       2,708
  Intercompany accounts payable .........................                     37,973      14,208
  Accrued taxes .........................................                     83,227       7,889
  Accrued interest ......................................                          6         135
  Estimated rate refunds ................................                     47,124       2,006
  Estimated supplier obligations ........................                     72,394           -
  Overrecovered gas costs ...............................                          -           -
  Transportation and exchange gas payable ...............                          -           -
  Deferred income taxes .................................                          -           -
  Regulatory liabilities ................................                     21,807       2,713
  Other .................................................                    136,613      43,383
                                                          --------------   ---------  ----------   -----------
Total Current Liabilities ...............................                    437,368      75,917
                                                          --------------   ---------  ----------   -----------
Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent......................                    259,184      37,299
  Investment tax credits ................................                        950         254
  Postretirement benefits other than pensions ...........                     18,274       3,079
  Long-term regulatory liabilities ......................                     15,368         153
  Deferred revenue.......................................                          -           -
  Other .................................................                    162,470       5,063
                                                          --------------   ---------  ----------   -----------
Total Other Liabilities and Deferred Credits ............                    456,246      45,848
                                                          --------------   ---------  ----------   -----------
TOTAL CAPITALIZATION AND LIABILITIES ....................                  2,532,930     312,630
                                                          ==============   =========  ==========   ===========


                                                                                          F1 Page 7
                                                                              CKY           Total
                                                                           ---------   ---------------
        CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) ......                          -         *
    Subsidiaries - common stock .........................                     23,806
    Additional paid in capital ..........................                        174
    Retained earnings ...................................                     45,084
    Accumulated foreign currency translation adjustment..                          -
    Unearned employee compensation.......................                          -
                                                                           ---------   ---------------
  Total common stock equity .............................                     69,064
                                                                           ---------   ---------------
  Longterm debt .........................................                        218
  Installment promissory notes payable ..................                     54,494
                                                                           ---------   ---------------

Total Capitalization ....................................                    123,776
                                                                           ---------   ---------------
Current Liabilities
  Short-term debt .......................................                          -
  Current maturities of L.T. debt........................                         17
  Accounts and drafts payable ...........................                      5,793
  Intercompany notes and loans - current maturities .....                          -
  Intercompany short-term loans .........................                          -
  Intercompany accounts payable .........................                     10,050
  Accrued taxes .........................................                      2,081
  Accrued interest ......................................                        276
  Estimated rate refunds ................................                        359
  Estimated supplier obligations ........................                          -
  Overrecovered gas costs ...............................                          -
  Transportation and exchange gas payable ...............                          -
  Deferred income taxes .................................                      1,136
  Regulatory liabilities ................................                          -
  Other .................................................                     18,219
                                                                           ---------   ---------------
Total Current Liabilities ...............................                     37,931
                                                                           ---------   ---------------
Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent......................                      5,817
  Investment tax credits ................................                      1,724
  Postretirement benefits other than pensions ...........                      1,532
  Long-term regulatory liabilities ......................                      4,220
  Deferred revenue.......................................                          -
  Other .................................................                      1,168
                                                                           ---------   ---------------
Total Other Liabilities and Deferred Credits ............                     14,461
                                                                           ---------   ---------------
TOTAL CAPITALIZATION AND LIABILITIES ....................                    176,168
                                                                           =========   ===============


(a) CER includes five subsidiaries and CLG includes one subsidiary as noted in
Item 1. Consolidating financial statements of CER and CLG are presented herewith in Item 10, Exhibits F-1F through F-6F and F-1C through F-6C, respectively.

* CONFIDENTIAL TREATMENT REQUESTED

F-1 (8 of 10)



                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                        F-1 Page 8
                                                              COH        CMD         CPA         CGV         CG           Total
                                                          ------------ ---------  ----------   ---------  -----------  -----------
        CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) ......           -         -           -            -        *             *
    Subsidiaries - common stock .........................     119,240        72      85,128       65,305
    Additional paid in capital ..........................           -    10,020           -        2,969
    Retained earnings ...................................     316,404    13,203     133,671       86,249
    Accumulated foreign currency translation adjustment..           -         -           -            -
    Unearned employee compensation.......................           -         -           -            -
                                                          ------------ ---------  ----------   ---------  -----------  -----------
  Total common stock equity .............................     435,644    23,295     218,799      154,523
                                                          ------------ ---------  ----------   ---------  -----------  -----------

  Long-term debt ........................................       2,005        21           -            -
  Installment promissory notes payable ..................     319,959    17,819     148,451      126,677
                                                          ------------ ---------  ----------   ---------  -----------  -----------

Total Capitalization ....................................     757,608    41,135     367,250      281,200
                                                          ------------ ---------  ----------   ---------  -----------  -----------
Current Liabilities
  Short-term debt .......................................           -         -           -            -
  Current maturities of L.T. debt........................         128        19           -            -
  Accounts and drafts payable ...........................      67,333     3,560      19,501       11,945
  Intercompany notes and loans - current maturities .....           -         -           -            -
  Intercompany short-term loans .........................      91,428     1,203      44,236            -
  Intercompany accounts payable .........................      58,763     3,815      26,505       12,675
  Accrued taxes .........................................     100,505       203       7,266        3,151
  Accrued interest ......................................         277        11          45          173
  Estimated rate refunds ................................         936       210       2,384        6,157
  Estimated supplier obligations ........................           -         -           -            -
  Overrecovered gas costs ...............................           -         -           -            -
  Transportation and exchange gas payable ...............           -         -           -            -
  Deferred income taxes .................................      14,523         -       1,708            -
  Regulatory liabilities ................................           -         -           -            -
  Other .................................................     127,705     7,138      47,096       22,495
                                                          ------------ ---------  ----------   ---------  -----------  -----------
Total Current Liabilities ...............................     461,598    16,159     148,741       56,596
                                                          ------------ ---------  ----------   ---------  -----------  -----------

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent......................      80,805     3,504      80,748       21,485
  Investment tax credits ................................      18,592       957       8,977        2,665
  Postretirement benefits other than pensions ...........      51,091       991       8,195        4,020
  Long-term regulatory liabilities ......................      10,011     1,441      11,398        1,435
  Deferred revenue.......................................           -         -           -            -
  Other .................................................      15,659       532       5,227        7,187
                                                          ------------ ---------  ----------   ---------  -----------  -----------
Total Other Liabilities and Deferred Credits ............     176,158     7,425     114,545       36,792
                                                          ------------ ---------  ----------   ---------  -----------  -----------

TOTAL CAPITALIZATION AND LIABILITIES ....................   1,395,364    64,719     630,536      374,588
                                                          ============ =========  ==========   =========  ===========  ===========


* CONFIDENTIAL TREATMENT REQUESTED

F-1 (9 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                        F-1 Page 9
                                                                  CS         CIC       CES (a)      CPC       CEC (a)      Total
                                                             -----------  ---------  ----------  ---------  ----------  ----------
        CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) ......            -        *           *          *           *            *
    Subsidiaries - common stock .........................          300
    Additional paid in capital ..........................       12,700
    Retained earnings ...................................          186
    Accumulated foreign currency translation adjustment..            -
    Unearned employee compensation.......................            -
                                                             -----------  ---------  ----------  ---------  ----------  ----------
  Total common stock equity .............................       13,186
                                                             -----------  ---------  ----------  ---------  ----------  ----------

  Long-term debt ........................................            -
  Installment promissory notes payable ..................       16,043
                                                             -----------  ---------  ----------  ---------  ----------  ----------

Total Capitalization ....................................       29,229
                                                             -----------  ---------  ----------  ---------  ----------  ----------
Current Liabilities
  Short-term debt .......................................            -
  Current maturities of L.T. debt........................            -
  Accounts and drafts payable ...........................       13,555
  Intercompany notes and loans - current maturities .....            -
  Intercompany shortterm loans ..........................       30,788
  Intercompany accounts payable .........................        3,954
  Accrued taxes .........................................          506
  Accrued interest ......................................            -
  Estimated rate refunds ................................            -
  Estimated supplier obligations ........................            -
  Overrecovered gas costs ...............................            -
  Transportation and exchange gas payable ...............            -
  Deferred income taxes .................................            -
  Regulatory liabilities ................................            -
  Other .................................................       14,299
                                                             -----------  ---------  ----------  ---------  ----------  ----------
Total Current Liabilities ...............................       63,102
                                                             -----------  ---------  ----------  ---------  ----------  ----------
Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent......................        1,715
  Investment tax credits ................................            -
  Postretirement benefits other than pensions ...........        3,992
  Long-term regulatory liabilities ......................            -
  Deferred revenue.......................................            -
  Other .................................................        1,706
                                                             -----------  ---------  ----------  ---------  ----------  ----------
Total Other Liabilities and Deferred Credits ............        7,413
                                                             -----------  ---------  ----------  ---------  ----------  ----------

TOTAL CAPITALIZATION AND LIABILITIES ....................       99,744
                                                             ===========  =========  ==========  =========  ==========  ==========


(a) CES includes four subsidiaries and CEC includes eleven subsidiaries as noted in Item 1. Consolidating financial statements of CES and CEC are presented herewith in Item 10, Exhibits F-1D through F-6D and F-1A through F-6A, respectively.


* CONFIDENTIAL TREATMENT REQUESTED

F-1 (10 of 10)



                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                   F-1 Page 10
                                                              CCC (a)          CAT          CNS (a)     CPL (a)       Total
                                                            ------------   -----------    ---------   -----------  -----------
        CAPITALIZATION AND LIABILITIES
  Capitalization
    Common Stock Equity
      Columbia Energy Group - common stock,
       $10 par value (83,511,878 shares outstanding) ......     *              *             *            *            *
      Subsidiaries - common stock .........................
      Additional paid in capital ..........................
      Retained earnings ...................................
      Accumulated foreign currency translation adjustment..
      Unearned employee compensation.......................
                                                            ------------   -----------    ---------   -----------   ----------
    Total common stock equity .............................
                                                            ------------   -----------    ---------   -----------   ----------

    Long-term debt ........................................
    Installment promissory notes payable ..................
                                                            ------------   -----------    ---------   -----------   ----------
  Total Capitalization ....................................
                                                            ------------   -----------    ---------   -----------   ----------
  Current Liabilities
    Short-term debt........................................
    Current maturities of L.T. debt........................
    Accounts and drafts payable ...........................
    Intercompany notes and loans - current maturities .....
    Intercompany short-term loans .........................
    Intercompany accounts payable .........................
    Accrued taxes .........................................
    Accrued interest ......................................
    Estimated rate refunds ................................
    Estimated supplier obligations ........................
    Overrecovered gas costs................................
    Transportation and exchange gas payable ...............
    Deferred income taxes .................................
    Regulatory liabilities.................................
    Other .................................................
                                                            ------------   -----------    ---------   -----------   ----------
  Total Current Liabilities ...............................
                                                            ------------   -----------    ---------   -----------   ----------

  Other Liabilities and Deferred Credits
    Deferred income taxes, noncurrent......................
    Investment tax credits ................................
    Postretirement benefits other than pensions ...........
    Long-term regulatory liabilities.......................
    Deferred revenue.......................................
    Other .................................................
                                                            ------------   -----------    ---------   -----------   ----------
  Total Other Liabilities and Deferred Credits ............
                                                            ------------   -----------    ---------   -----------   ----------

  TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                            ============   ===========    =========   ===========   ==========

(a) Both CCC and CNS include two subsidiaries and CPL includes one subsidiary as noted in Item 1. Consolidating financial statements of CCC, CNS and CPL are presented herewith in Item 10, Exhibits F-1B through F-6B, F-1E through F-6E and F-1G through F-6G, respectively.

* CONFIDENTIAL TREATMENT REQUESTED

F-1A (1 of 6)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                           F-1A         F-1A                  Consolidating      CEC
                                                          Page 2       Page 3     Combined       Entries      Consolidated
                                                         ----------   ----------  ---------   -----------     ----------
                   ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....        *            *           *            *              *
  Accumulated depreciation...........................
                                                         ----------   ----------  ---------   -----------     ----------
  Net Gas Utility and Other Plant....................
                                                         ----------   ----------  ---------   -----------     ----------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                         ----------   ----------  ---------   -----------     ----------
  Net Gas and Oil Producing Properties ..............
                                                         ----------   ----------  ---------   -----------     ----------
Net Property, Plant, and Equipment ..................
                                                         ----------   ----------  ---------   -----------     ----------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                         ----------   ----------  ---------   -----------     ----------
Total Investments and Other Assets ..................
                                                         ----------   ----------  ---------   -----------     ----------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investment ..................................
                                                         ----------   ----------  ---------   -----------     ----------
Total Investments in Subsidiaries ...................
                                                         ----------   ----------  ---------   -----------     ----------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                         ----------   ----------  ---------   -----------     ----------
Total Current Assets ................................
                                                         ----------   ----------  ---------   -----------     ----------

Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                         ----------   ----------  ---------   -----------     ----------

TOTAL ASSETS ........................................
                                                         ==========   ==========  =========   ===========     ==========


* CONFIDENTIAL TREATMENT REQUESTED

F-1A (2 of 6)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                            CBG          CBL         CGG         CGP             CLP
                                                         ----------   ----------  ---------   -----------     ----------
                   ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....        *            *           *            *              *
  Accumulated depreciation...........................
                                                         ----------   ----------  ---------   -----------     ----------
  Net Gas Utility and Other Plant....................
                                                         ----------   ----------  ---------   -----------     ----------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                         ----------   ----------  ---------   -----------     ----------
  Net Gas and Oil Producing Properties ..............
                                                         ----------   ----------  ---------   -----------     ----------

Net Property, Plant, and Equipment ..................
                                                         ----------   ----------  ---------   -----------     ----------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                         ----------   ----------  ---------   -----------     ----------
Total Investments and Other Assets ..................
                                                         ----------   ----------  ---------   -----------     ----------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                         ----------   ----------  ---------   -----------     ----------
Total Investments in Subsidiaries ...................
                                                         ----------   ----------  ---------   -----------     ----------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                         ----------   ----------  ---------   -----------     ----------
Total Current Assets ................................
                                                         ----------   ----------  ---------   -----------     ----------
Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                         ----------   ----------  ---------   -----------     ----------

TOTAL ASSETS ........................................
                                                         ==========   ==========  =========   ===========     ==========

                                                                     F-1A Page 2
                                                          CEC           Total
                                                      -----------     ----------
                   ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....      *              *
  Accumulated depreciation...........................
                                                      -----------     ----------
  Net Gas Utility and Other Plant....................
                                                      -----------     ----------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                      -----------     ----------
  Net Gas and Oil Producing Properties ..............
                                                      -----------     ----------

Net Property, Plant, and Equipment ..................
                                                      -----------     ----------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                      -----------     ----------
Total Investments and Other Assets ..................
                                                      -----------     ----------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                      -----------     ----------
Total Investments in Subsidiaries ...................
                                                      -----------     ----------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                      -----------     ----------
Total Current Assets ................................
                                                      -----------     ----------

Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                      -----------     ----------

TOTAL ASSETS ........................................
                                                      ===========     ==========


* CONFIDENTIAL TREATMENT REQUESTED

F-1A (3 of 6)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                            CVG          CVL         CRL         CEH             CEL
                                                         ----------   ----------  ---------   -----------     ----------
                   ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....        *            *           *            *              *
  Accumulated depreciation...........................
                                                         ----------   ----------  ---------   -----------     ----------
  Net Gas Utility and Other Plant....................
                                                         ----------   ----------  ---------   -----------     ----------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                         ----------   ----------  ---------   -----------     ----------
  Net Gas and Oil Producing Properties ..............
                                                         ----------   ----------  ---------   -----------     ----------

Net Property, Plant, and Equipment ..................
                                                         ----------   ----------  ---------   -----------     ----------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                         ----------   ----------  ---------   -----------     ----------
Total Investments and Other Assets ..................
                                                         ----------   ----------  ---------   -----------     ----------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                         ----------   ----------  ---------   -----------     ----------
Total Investments in Subsidiaries ...................
                                                         ----------   ----------  ---------   -----------     ----------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                         ----------   ----------  ---------   -----------     ----------
Total Current Assets ................................
                                                         ----------   ----------  ---------   -----------     ----------

Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                         ----------   ----------  ---------   -----------     ----------

TOTAL ASSETS ........................................
                                                         ==========   ==========  =========   ===========     ==========

                                                                     F-1A PAGE 3
                                                          CGR           TOTAL
                                                      -----------     ----------
                   ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....      *              *
  Accumulated depreciation...........................
                                                      -----------     ----------
  Net Gas Utility and Other Plant....................
                                                      -----------     ----------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                      -----------     ----------
  Net Gas and Oil Producing Properties ..............
                                                      -----------     ----------

Net Property, Plant, and Equipment ..................
                                                      -----------     ----------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                      -----------     ----------
Total Investments and Other Assets ..................
                                                      -----------     ----------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                      -----------     ----------
Total Investments in Subsidiaries ...................
                                                      -----------     ----------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                      -----------     ----------
Total Current Assets ................................
                                                      -----------     ----------

Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                      -----------     ----------

TOTAL ASSETS ........................................
                                                      ===========     ==========

* CONFIDENTIAL TREATMENT REQUESTED

F-1A (4 of 6)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                               F-1A           F-1A                  Consolidating      CEC
        CAPITALIZATION AND LIABILITIES                        Page 5         Page 6       Combined     Entries     Consolidated
                                                            ------------   -----------    ---------   -----------   ----------
  Capitalization
    Common Stock Equity
      Columbia Energy Group - common stock,
       $10 par value (83,511,878 shares outstanding) ......     *              *             *            *            *
      Subsidiaries - common stock .........................
      Additional paid in capital ..........................
      Retained earnings ...................................
      Accumulated foreign currency translation adjustment..
      Unearned employee compensation.......................
                                                            ------------   -----------    ---------   -----------   ----------
    Total common stock equity .............................
                                                            ------------   -----------    ---------   -----------   ----------

    Long-term debt ........................................
    Installment promissory notes payable ..................
                                                            ------------   -----------    ---------   -----------   ----------
  Total Capitalization ....................................
                                                            ------------   -----------    ---------   -----------   ----------
  Current Liabilities
    Short-term debt........................................
    Current maturities of L.T. debt........................
    Accounts and drafts payable ...........................
    Intercompany notes and loans - current maturities .....
    Intercompany short-term loans .........................
    Intercompany accounts payable .........................
    Accrued taxes .........................................
    Accrued interest ......................................
    Estimated rate refunds ................................
    Estimated supplier obligations ........................
    Overrecovered gas costs................................
    Transportation and exchange gas payable ...............
    Deferred income taxes .................................
    Regulatory liabilities.................................
    Other .................................................
                                                            ------------   -----------    ---------   -----------   ----------
  Total Current Liabilities ...............................
                                                            ------------   -----------    ---------   -----------   ----------

  Other Liabilities and Deferred Credits
    Deferred income taxes, noncurrent......................
    Investment tax credits ................................
    Postretirement benefits other than pensions ...........
    Long-term regulatory liabilities.......................
    Deferred revenue.......................................
    Other .................................................
                                                            ------------   -----------    ---------   -----------   ----------
  Total Other Liabilities and Deferred Credits ............
                                                            ------------   -----------    ---------   -----------   ----------

  TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                            ============   ===========    =========   ===========   ==========

* CONFIDENTIAL TREATMENT REQUESTED

F-1A (5 of 6)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


        CAPITALIZATION AND LIABILITIES                         CBG            CBL            CGG          CGP          CLP
                                                            ------------   -----------    ---------   -----------   ----------
  Capitalization
    Common Stock Equity
      Columbia Energy Group - common stock,
       $10 par value (83,511,878 shares outstanding) ......     *              *             *            *            *
      Subsidiaries - common stock .........................
      Additional paid in capital ..........................
      Retained earnings ...................................
      Accumulated foreign currency translation adjustment..
      Unearned employee compensation.......................
                                                            ------------   -----------    ---------   -----------   ----------
    Total common stock equity .............................
                                                            ------------   -----------    ---------   -----------   ----------

    Long-term debt ........................................
    Installment promissory notes payable ..................
                                                            ------------   -----------    ---------   -----------   ----------
  Total Capitalization ....................................
                                                            ------------   -----------    ---------   -----------   ----------
  Current Liabilities
    Short-term debt........................................
    Current maturities of L.T. debt........................
    Accounts and drafts payable ...........................
    Intercompany notes and loans - current maturities .....
    Intercompany short-term loans .........................
    Intercompany accounts payable .........................
    Accrued taxes .........................................
    Accrued interest ......................................
    Estimated rate refunds ................................
    Estimated supplier obligations ........................
    Overrecovered gas costs................................
    Transportation and exchange gas payable ...............
    Deferred income taxes .................................
    Regulatory liabilities.................................
    Other .................................................
                                                            ------------   -----------    ---------   -----------   ----------
  Total Current Liabilities ...............................
                                                            ------------   -----------    ---------   -----------   ----------

  Other Liabilities and Deferred Credits
    Deferred income taxes, noncurrent......................
    Investment tax credits ................................
    Postretirement benefits other than pensions ...........
    Long-term regulatory liabilities.......................
    Deferred revenue.......................................
    Other .................................................
                                                            ------------   -----------    ---------   -----------   ----------
  Total Other Liabilities and Deferred Credits ............
                                                            ------------   -----------    ---------   -----------   ----------

  TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                            ============   ===========    =========   ===========   ==========

                                                                          F-1A Page 5
        CAPITALIZATION AND LIABILITIES                          CEC         Total
                                                            -----------   ----------
  Capitalization
    Common Stock Equity
      Columbia Energy Group - common stock,
       $10 par value (83,511,878 shares outstanding) ......     *            *
      Subsidiaries - common stock .........................
      Additional paid in capital ..........................
      Retained earnings ...................................
      Accumulated foreign currency translation adjustment..
      Unearned employee compensation.......................
                                                            -----------   ----------
    Total common stock equity .............................
                                                            -----------   ----------

    Long-term debt ........................................
    Installment promissory notes payable ..................
                                                            -----------   ----------
  Total Capitalization ....................................
                                                            -----------   ----------
  Current Liabilities
    Short-term debt........................................
    Current maturities of L.T. debt........................
    Accounts and drafts payable ...........................
    Intercompany notes and loans - current maturities .....
    Intercompany short-term loans .........................
    Intercompany accounts payable .........................
    Accrued taxes .........................................
    Accrued interest ......................................
    Estimated rate refunds ................................
    Estimated supplier obligations ........................
    Overrecovered gas costs................................
    Transportation and exchange gas payable ...............
    Deferred income taxes .................................
    Regulatory liabilities.................................
    Other .................................................
                                                            -----------   ----------
  Total Current Liabilities ...............................
                                                            -----------   ----------

  Other Liabilities and Deferred Credits
    Deferred income taxes, noncurrent......................
    Investment tax credits ................................
    Postretirement benefits other than pensions ...........
    Long-term regulatory liabilities.......................
    Deferred revenue.......................................
    Other .................................................
                                                            -----------   ----------
  Total Other Liabilities and Deferred Credits ............
                                                            -----------   ----------

  TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                            ===========   ==========

* CONFIDENTIAL TREATMENT REQUESTED

F-1A (6 of 6)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

        CAPITALIZATION AND LIABILITIES                         CVG            CVL            CRL          CEH          CEL
                                                            ------------   -----------    ---------   -----------   ----------
  Capitalization
    Common Stock Equity
      Columbia Energy Group - common stock,
       $10 par value (83,511,878 shares outstanding) ......     *              *             *            *            *
      Subsidiaries - common stock .........................
      Additional paid in capital ..........................
      Retained earnings ...................................
      Accumulated foreign currency translation adjustment..
      Unearned employee compensation.......................
                                                            ------------   -----------    ---------   -----------   ----------
    Total common stock equity .............................
                                                            ------------   -----------    ---------   -----------   ----------

    Long-term debt ........................................
    Installment promissory notes payable ..................
                                                            ------------   -----------    ---------   -----------   ----------
  Total Capitalization ....................................
                                                            ------------   -----------    ---------   -----------   ----------
  Current Liabilities
    Short-term debt........................................
    Current maturities of L.T. debt........................
    Accounts and drafts payable ...........................
    Intercompany notes and loans - current maturities .....
    Intercompany short-term loans .........................
    Intercompany accounts payable .........................
    Accrued taxes .........................................
    Accrued interest ......................................
    Estimated rate refunds ................................
    Estimated supplier obligations ........................
    Overrecovered gas costs................................
    Transportation and exchange gas payable ...............
    Deferred income taxes .................................
    Regulatory liabilities.................................
    Other .................................................
                                                            ------------   -----------    ---------   -----------   ----------
  Total Current Liabilities ...............................
                                                            ------------   -----------    ---------   -----------   ----------

  Other Liabilities and Deferred Credits
    Deferred income taxes, noncurrent......................
    Investment tax credits ................................
    Postretirement benefits other than pensions ...........
    Long-term regulatory liabilities.......................
    Deferred revenue.......................................
    Other .................................................
                                                            ------------   -----------    ---------   -----------   ----------
  Total Other Liabilities and Deferred Credits ............
                                                            ------------   -----------    ---------   -----------   ----------

  TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                            ============   ===========    =========   ===========   ==========


                                                                           F-1A Page 6
        CAPITALIZATION AND LIABILITIES                           CGR         Total
                                                             -----------   ----------
  Capitalization
    Common Stock Equity
      Columbia Energy Group - common stock,
       $10 par value (83,511,878 shares outstanding) ......      *            *
      Subsidiaries - common stock .........................
      Additional paid in capital ..........................
      Retained earnings ...................................
      Accumulated foreign currency translation adjustment..
      Unearned employee compensation.......................
                                                             -----------   ----------
    Total common stock equity .............................
                                                             -----------   ----------

    Long-term debt ........................................
    Installment promissory notes payable ..................
                                                             -----------   ----------
  Total Capitalization ....................................
                                                             -----------   ----------
  Current Liabilities
    Short-term debt........................................
    Current maturities of L.T. debt........................
    Accounts and drafts payable ...........................
    Intercompany notes and loans - current maturities .....
    Intercompany short-term loans .........................
    Intercompany accounts payable .........................
    Accrued taxes .........................................
    Accrued interest ......................................
    Estimated rate refunds ................................
    Estimated supplier obligations ........................
    Overrecovered gas costs................................
    Transportation and exchange gas payable ...............
    Deferred income taxes .................................
    Regulatory liabilities.................................
    Other .................................................
                                                             -----------   ----------
  Total Current Liabilities ...............................
                                                             -----------   ----------

  Other Liabilities and Deferred Credits
    Deferred income taxes, noncurrent......................
    Investment tax credits ................................
    Postretirement benefits other than pensions ...........
    Long-term regulatory liabilities.......................
    Deferred revenue.......................................
    Other .................................................
                                                             -----------   ----------
  Total Other Liabilities and Deferred Credits ............
                                                             -----------   ----------

  TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                             ===========   ==========

* CONFIDENTIAL TREATMENT REQUESTED

F-1B (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
           Columbia Energy Group Capital Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                          TGT          CTC         CCC       Combined
                                                       ----------   ----------  ---------   -----------
                   ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....      *            *           *            *
  Accumulated depreciation...........................
                                                       ----------   ----------  ---------   -----------
  Net Gas Utility and Other Plant....................
                                                       ----------   ----------  ---------   -----------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                       ----------   ----------  ---------   -----------
  Net Gas and Oil Producing Properties ..............
                                                       ----------   ----------  ---------   -----------

Net Property, Plant, and Equipment ..................
                                                       ----------   ----------  ---------   -----------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                       ----------   ----------  ---------   -----------
Total Investments and Other Assets ..................
                                                       ----------   ----------  ---------   -----------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                       ----------   ----------  ---------   -----------
Total Investments in Subsidiaries ...................
                                                       ----------   ----------  ---------   -----------
Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                       ----------   ----------  ---------   -----------
Total Current Assets ................................
                                                       ----------   ----------  ---------   -----------

Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                       ----------   ----------  ---------   -----------

TOTAL ASSETS ........................................
                                                       ==========   ==========  =========   ===========

                                                       Consolidating      CCC
                                                          Entries     Consolidated
                                                       -----------     ----------
                   ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....       *              *
  Accumulated depreciation...........................
                                                       -----------     ----------
  Net Gas Utility and Other Plant....................
                                                       -----------     ----------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                       -----------     ----------
  Net Gas and Oil Producing Properties ..............
                                                       -----------     ----------

Net Property, Plant, and Equipment ..................
                                                       -----------     ----------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                       -----------     ----------
Total Investments and Other Assets ..................
                                                       -----------     ----------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                       -----------     ----------
Total Investments in Subsidiaries ...................
                                                       -----------     ----------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                       -----------     ----------
Total Current Assets ................................
                                                       -----------     ----------
Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                       -----------     ----------

TOTAL ASSETS ........................................
                                                       ===========     ==========

* CONFIDENTIAL TREATMENT REQUESTED

F-1B (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
           Columbia Energy Group Capital Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

        CAPITALIZATION AND LIABILITIES                         TGT            CTC            CCC       Combined
                                                            ------------   -----------    ---------   -----------
  Capitalization
    Common Stock Equity
      Columbia Energy Group - common stock,
       $10 par value (83,511,878 shares outstanding) ......     *              *             *            *
      Subsidiaries - common stock .........................
      Additional paid in capital ..........................
      Retained earnings ...................................
      Accumulated foreign currency translation adjustment..
      Unearned employee compensation.......................
                                                            ------------   -----------    ---------   -----------
    Total common stock equity .............................
                                                            ------------   -----------    ---------   -----------

    Long-term debt ........................................
    Installment promissory notes payable ..................
                                                            ------------   -----------    ---------   -----------
  Total Capitalization ....................................
                                                            ------------   -----------    ---------   -----------
  Current Liabilities
    Short-term debt........................................
    Current maturities of L.T. debt........................
    Accounts and drafts payable ...........................
    Intercompany notes and loans - current maturities .....
    Intercompany short-term loans .........................
    Intercompany accounts payable .........................
    Accrued taxes .........................................
    Accrued interest ......................................
    Estimated rate refunds ................................
    Estimated supplier obligations ........................
    Overrecovered gas costs................................
    Transportation and exchange gas payable ...............
    Deferred income taxes .................................
    Regulatory liabilities.................................
    Other .................................................
                                                            ------------   -----------    ---------   -----------
  Total Current Liabilities ...............................
                                                            ------------   -----------    ---------   -----------

  Other Liabilities and Deferred Credits
    Deferred income taxes, noncurrent......................
    Investment tax credits ................................
    Postretirement benefits other than pensions ...........
    Long-term regulatory liabilities.......................
    Deferred revenue.......................................
    Other .................................................
                                                            ------------   -----------    ---------   -----------
  Total Other Liabilities and Deferred Credits ............
                                                            ------------   -----------    ---------   -----------

  TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                            ============   ===========    =========   ===========


                                                              Consolidating     CCC
        CAPITALIZATION AND LIABILITIES                          Entries      Consolidated
                                                              -----------     ----------
  Capitalization
    Common Stock Equity
      Columbia Energy Group - common stock,
       $10 par value (83,511,878 shares outstanding) ......       *              *
      Subsidiaries - common stock .........................
      Additional paid in capital ..........................
      Retained earnings ...................................
      Accumulated foreign currency translation adjustment..
      Unearned employee compensation.......................
                                                              -----------     ----------
    Total common stock equity .............................
                                                              -----------     ----------

    Long-term debt ........................................
    Installment promissory notes payable ..................
                                                              -----------     ----------

  Total Capitalization ....................................
                                                              -----------     ----------
  Current Liabilities
    Short-term debt........................................
    Current maturities of L.T. debt........................
    Accounts and drafts payable ...........................
    Intercompany notes and loans - current maturities .....
    Intercompany short-term loans .........................
    Intercompany accounts payable .........................
    Accrued taxes .........................................
    Accrued interest ......................................
    Estimated rate refunds ................................
    Estimated supplier obligations ........................
    Overrecovered gas costs................................
    Transportation and exchange gas payable ...............
    Deferred income taxes .................................
    Regulatory liabilities.................................
    Other .................................................
                                                              -----------     ----------
  Total Current Liabilities ...............................
                                                              -----------     ----------

  Other Liabilities and Deferred Credits
    Deferred income taxes, noncurrent......................
    Investment tax credits ................................
    Postretirement benefits other than pensions ...........
    Long-term regulatory liabilities.......................
    Deferred revenue.......................................
    Other .................................................
                                                              -----------     ----------
  Total Other Liabilities and Deferred Credits ............
                                                              -----------     ----------

  TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                              ===========     ==========


* CONFIDENTIAL TREATMENT REQUESTED

F-1C (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                       Consolidating       CLG
                         ASSETS                               CLNG           CLG          Combined        Entries      Consolidated
                                                          ------------   ------------   ------------   -------------   ------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost .....          *              *              *               *              *
  Accumulated depreciation...........................
                                                          ------------   ------------   ------------   -------------   ------------
  Net Gas Utility and Other Plant ...................
                                                          ------------   ------------   ------------   -------------   ------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                          ------------   ------------   ------------   -------------   ------------
  Net Gas and Oil Producing Properties ..............
                                                          ------------   ------------   ------------   -------------   ------------

Net Property, Plant, and Equipment ..................
                                                          ------------   ------------   ------------   -------------   ------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                          ------------   ------------   ------------   -------------   ------------
Total Investments and Other Assets ..................
                                                          ------------   ------------   ------------   -------------   ------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                          ------------   ------------   ------------   -------------   ------------
Total Investments in Subsidiaries ...................
                                                          ------------   ------------   ------------   -------------   ------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                          ------------   ------------   ------------   -------------   ------------
Total Current Assets ................................
                                                          ------------   ------------   ------------   -------------   ------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                          ------------   ------------   ------------   -------------   ------------

TOTAL ASSETS ........................................
                                                          ============   ============   ============   =============   ============


* CONFIDENTIAL TREATMENT REQUESTED

F-1C (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                        Consolidating       CLG
             CAPITALIZATION AND LIABILITIES                    CLNG           CLG          Combined        Entries      Consolidated
                                                           ------------   ------------   ------------   -------------   ------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) ......        *             *             *             *             *
    Subsidiaries - common stock .........................
    Additional paid in capital ..........................
    Retained earnings ...................................
    Accumulated foreign currency translation adjustment..
    Unearned employee compensation ......................
                                                           ------------   ------------   ------------   -------------   ------------
  Total common stock equity .............................
                                                           ------------   ------------   ------------   -------------   ------------

  Long-term debt ........................................
  Installment promissory notes payable ..................
                                                           ------------   ------------   ------------   -------------   ------------

Total Capitalization ....................................
                                                           ------------   ------------   ------------   -------------   ------------

Current Liabilities
  Short-term debt........................................
  Current maturities of L.T. debt........................
  Accounts and drafts payable ...........................
  Intercompany notes and loans - current maturities .....
  Intercompany short-term loans .........................
  Intercompany accounts payable .........................
  Accrued taxes .........................................
  Accrued interest ......................................
  Estimated rate refunds ................................
  Estimated supplier obligations ........................
  Overrecovered gas costs................................
  Transportation and exchange gas payable ...............
  Deferred income taxes .................................
  Regulatory liabilities ................................
  Other..................................................
                                                           ------------   ------------   ------------   -------------   ------------
Total Current Liabilities ...............................
                                                           ------------   ------------   ------------   -------------   ------------

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent......................
  Investment tax credits ................................
  Postretirement benefits other than pensions ...........
  Long-term regulatory liabilities ......................
  Deferred revenue.......................................
  Other..................................................
                                                           ------------   ------------   ------------   -------------   ------------
Total Other Liabilities and Deferred Credits ............
                                                           ------------   ------------   ------------   -------------   ------------

TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                           ============   ============   ============   =============   ============


* CONFIDENTIAL TREATMENT REQUESTED

F-1D (1 of 2)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                      ASSETS                                   CEM            CPM            CSP            ECC
                                                           ------------   ------------   ------------   ------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost .....           *              *              *              *
  Accumulated depreciation...........................
                                                           ------------   ------------   ------------   ------------
  Net Gas Utility and Other Plant ...................
                                                           ------------   ------------   ------------   ------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                           ------------   ------------   ------------   ------------
  Net Gas and Oil Producing Properties ..............
                                                           ------------   ------------   ------------   ------------

Net Property, Plant, and Equipment ..................
                                                           ------------   ------------   ------------   ------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
Total Investments and Other Assets ..................

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                           ------------   ------------   ------------   ------------
Total Investments in Subsidiaries ...................
                                                           ------------   ------------   ------------   ------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds.................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                           ------------   ------------   ------------   ------------
Total Current Assets ................................
                                                           ------------   ------------   ------------   ------------

Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                           ------------   ------------   ------------   ------------

TOTAL ASSETS ........................................
                                                           ============   ============   ============   ============

                                                                                         Consolidating       CES
                      ASSETS                                   CES          Combined        Entries      Consolidated
                                                           ------------   ------------   -------------   ------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost .....           *              *               *              *
  Accumulated depreciation...........................
                                                           ------------   ------------   -------------   ------------
  Net Gas Utility and Other Plant ...................
                                                           ------------   ------------   -------------   ------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                           ------------   ------------   -------------   ------------
  Net Gas and Oil Producing Properties ..............
                                                           ------------   ------------   -------------   ------------

Net Property, Plant, and Equipment ..................
                                                           ------------   ------------   -------------   ------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
Total Investments and Other Assets ..................

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                           ------------   ------------   -------------   ------------
Total Investments in Subsidiaries ...................
                                                           ------------   ------------   -------------   ------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds.................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                           ------------   ------------   -------------   ------------
Total Current Assets ................................
                                                           ------------   ------------   -------------   ------------

Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                           ------------   ------------   -------------   ------------

TOTAL ASSETS ........................................
                                                           ============   ============   =============   ============


* CONFIDENTIAL TREATMENT REQUESTED

F-1D (2 of 2)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)



             CAPITALIZATION AND LIABILITIES                     CEM            CPM            CSP            ECC
                                                            ------------   ------------   ------------   ------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding)  .....        *              *              *              *
    Subsidiaries - common stock .........................
    Additional paid in capital ..........................
    Retained earnings ...................................
    Accumulated foreign currency translation adjustment..
    Unearned employee compensation ......................
                                                            ------------   ------------   ------------   ------------
  Total common stock equity .............................
                                                            ------------   ------------   ------------   ------------

  Long-term debt ........................................
  Installment promissory notes payable ..................
                                                            ------------   ------------   ------------   ------------

Total Capitalization ....................................
                                                            ------------   ------------   ------------   ------------

Current Liabilities
  Short-term debt........................................
  Current maturities of L.T. debt........................
  Accounts and drafts payable ...........................
  Intercompany notes and loans - current maturities .....
  Intercompany short-term loans .........................
  Intercompany accounts payable .........................
  Accrued taxes .........................................
  Accrued interest ......................................
  Estimated rate refunds ................................
  Estimated supplier obligations ........................
  Overrecovered gas costs ...............................
  Transportation and exchange gas payable ...............
  Deferred income taxes .................................
  Regulatory liabilities ................................
  Other .................................................
                                                            ------------   ------------   ------------   ------------
Total Current Liabilities ...............................
                                                            ------------   ------------   ------------   ------------

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent......................
  Investment tax credits ................................
  Postretirement benefits other than pensions ...........
  Long-term regulatory liabilities.......................
  Deferred revenue.......................................
  Other .................................................
                                                            ------------   ------------   ------------   ------------
Total Other Liabilities and Deferred Credits ............
                                                            ------------   ------------   ------------   ------------

TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                            ============   ============   ============   ============

                                                                                          Consolidating       CES
             CAPITALIZATION AND LIABILITIES                     CES          Combined        Entries      Consolidated
                                                            ------------   ------------   -------------   ------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding)  .....         *             *               *              *
    Subsidiaries - common stock .........................
    Additional paid in capital ..........................
    Retained earnings ...................................
    Accumulated foreign currency translation adjustment..
    Unearned employee compensation ......................
                                                            ------------   ------------   -------------   ------------
  Total common stock equity .............................
                                                            ------------   ------------   -------------   ------------

  Long-term debt ........................................
  Installment promissory notes payable ..................
                                                            ------------   ------------   -------------   ------------

Total Capitalization ....................................
                                                            ------------   ------------   -------------   ------------

Current Liabilities
  Short-term debt........................................
  Current maturities of L.T. debt........................
  Accounts and drafts payable ...........................
  Intercompany notes and loans - current maturities .....
  Intercompany short-term loans .........................
  Intercompany accounts payable .........................
  Accrued taxes .........................................
  Accrued interest ......................................
  Estimated rate refunds ................................
  Estimated supplier obligations ........................
  Overrecovered gas costs ...............................
  Transportation and exchange gas payable ...............
  Deferred income taxes .................................
  Regulatory liabilities ................................
  Other .................................................
                                                            ------------   ------------   -------------   ------------
Total Current Liabilities ...............................
                                                            ------------   ------------   -------------   ------------

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent......................
  Investment tax credits ................................
  Postretirement benefits other than pensions ...........
  Long-term regulatory liabilities.......................
  Deferred revenue.......................................
  Other .................................................
                                                            ------------   ------------   -------------   ------------
Total Other Liabilities and Deferred Credits ............
                                                            ------------   ------------   -------------   ------------

TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                            ============   ============   =============   ============


* CONFIDENTIAL TREATMENT REQUESTED

F-1E (1 of 2)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Network Services Corporation and Subsidiaries
               Consolidated Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                        ASSETS                               CMC             EN            CNS
                                                         ------------   ------------   ------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost .....         *              *              *
  Accumulated depreciation...........................
                                                         ------------   ------------   ------------
  Net Gas Utility and Other Plant ...................
                                                         ------------   ------------   ------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                         ------------   ------------   ------------
  Net Gas and Oil Producing Properties ..............
                                                         ------------   ------------   ------------

Net Property, Plant, and Equipment ..................
                                                         ------------   ------------   ------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale...............................
  Other .............................................
                                                         ------------   ------------   ------------
Total Investments and Other Assets ..................
                                                         ------------   ------------   ------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments..................................
                                                         ------------   ------------   ------------
Total Investments in Subsidiaries ...................
                                                         ------------   ------------   ------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds.................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets..................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                         ------------   ------------   ------------
Total Current Assets ................................
                                                         ------------   ------------   ------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                         ------------   ------------   ------------

TOTAL ASSETS ........................................
                                                         ============   ============   ============

                                                                        Consolidating       CNS
                        ASSETS                             Combined        Entries      Consolidated
                                                         ------------   -------------   ------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost .....         *               *              *
  Accumulated depreciation...........................
                                                         ------------   -------------   ------------
  Net Gas Utility and Other Plant ...................
                                                         ------------   -------------   ------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                         ------------   -------------   ------------
  Net Gas and Oil Producing Properties ..............
                                                         ------------   -------------   ------------

Net Property, Plant, and Equipment ..................
                                                         ------------   -------------   ------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale...............................
  Other .............................................
                                                         ------------   -------------   ------------
Total Investments and Other Assets ..................
                                                         ------------   -------------   ------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments..................................
                                                         ------------   -------------   ------------
Total Investments in Subsidiaries ...................
                                                         ------------   -------------   ------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds.................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets..................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                         ------------   -------------   ------------
Total Current Assets ................................
                                                         ------------   -------------   ------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                         ------------   -------------   ------------

TOTAL ASSETS ........................................
                                                         ============   =============   ============


* CONFIDENTIAL TREATMENT REQUESTED

F-1E (2 of 2)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Network Services Corporation and Subsidiaries
               Consolidated Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

            CAPITALIZATION AND LIABILITIES                    CMC             EN            CNS
                                                          ------------   ------------   ------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) ....        *              *              *
    Subsidiaries - common stock .......................
    Additional paid in capital ........................
    Retained earnings .................................
    Accumulated foreign currency translation adjustment
    Unearned employee compensation ....................
                                                          ------------   ------------   ------------
  Total common stock equity ...........................
                                                          ------------   ------------   ------------

  Long-term debt ......................................
  Installment promissory notes payable ................
                                                          ------------   ------------   ------------

Total Capitalization ..................................
                                                          ------------   ------------   ------------

Current Liabilities
  Short-term debt......................................
  Current maturities of L.T. debt......................
  Accounts and drafts payable .........................
  Intercompany notes and loans - current maturities....
  Intercompany short-term loans .......................
  Intercompany accounts payable .......................
  Accrued taxes .......................................
  Accrued interest.....................................
  Estimated rate refunds ..............................
  Estimated supplier obligations ......................
  Overrecovered gas costs..............................
  Transportation and exchange gas payable .............
  Deferred income taxes ...............................
  Regulatory liabilities...............................
  Other ...............................................
                                                          ------------   ------------   ------------
Total Current Liabilities .............................
                                                          ------------   ------------   ------------

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ...................
  Investment tax credits ..............................
  Postretirement benefits other than pensions .........
  Long-term regulatory liabilities ....................
  Deferred revenue.....................................
  Other ...............................................
                                                          ------------   ------------   ------------
Total Other Liabilities and Deferred Credits ..........
                                                          ------------   ------------   ------------

TOTAL CAPITALIZATION AND LIABILITIES ..................
                                                          ============   ============   ============

                                                                         Consolidating       CNS
            CAPITALIZATION AND LIABILITIES                  Combined        Entries      Consolidated
                                                          ------------   -------------   ------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) ....         *               *             *
    Subsidiaries - common stock .......................
    Additional paid in capital ........................
    Retained earnings .................................
    Accumulated foreign currency translation adjustment
    Unearned employee compensation ....................
                                                          ------------   -------------   ------------
  Total common stock equity ...........................
                                                          ------------   -------------   ------------

  Long-term debt ......................................
  Installment promissory notes payable ................
                                                          ------------   -------------   ------------

Total Capitalization ..................................
                                                          ------------   -------------   ------------

Current Liabilities
  Short-term debt......................................
  Current maturities of L.T. debt......................
  Accounts and drafts payable .........................
  Intercompany notes and loans - current maturities....
  Intercompany short-term loans .......................
  Intercompany accounts payable .......................
  Accrued taxes .......................................
  Accrued interest.....................................
  Estimated rate refunds ..............................
  Estimated supplier obligations ......................
  Overrecovered gas costs..............................
  Transportation and exchange gas payable .............
  Deferred income taxes ...............................
  Regulatory liabilities...............................
  Other ...............................................
                                                          ------------   -------------   ------------
Total Current Liabilities .............................
                                                          ------------   -------------   ------------

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ...................
  Investment tax credits ..............................
  Postretirement benefits other than pensions .........
  Long-term regulatory liabilities ....................
  Deferred revenue.....................................
  Other ...............................................
                                                          ------------   -------------   ------------
Total Other Liabilities and Deferred Credits ..........
                                                          ------------   -------------   ------------

TOTAL CAPITALIZATION AND LIABILITIES ..................
                                                          ============   =============   ============


* CONFIDENTIAL TREATMENT REQUESTED

F-1F (1 of 2)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                         ASSETS                              CNR             HH             CU             AD             AL
                                                         ------------   ------------   ------------   ------------   ------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost .....         *              *              *              *               *
  Accumulated depreciation...........................
                                                         ------------   ------------   ------------   ------------   ------------
  Net Gas Utility and Other Plant ...................
                                                         ------------   ------------   ------------   ------------   ------------

  Gas and oil producing properties, full cost method.
    United states cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                         ------------   ------------   ------------   ------------   ------------
  Net Gas and Oil Producing Properties ..............
                                                         ------------   ------------   ------------   ------------   ------------

Net Property, Plant, and Equipment ..................
                                                         ------------   ------------   ------------   ------------   ------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                         ------------   ------------   ------------   ------------   ------------
Total Investments and Other Assets ..................
                                                         ------------   ------------   ------------   ------------   ------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                         ------------   ------------   ------------   ------------   ------------
Total Investments in Subsidiaries ...................
                                                         ------------   ------------   ------------   ------------   ------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                         ------------   ------------   ------------   ------------   ------------
Total Current Assets ................................
                                                         ------------   ------------   ------------   ------------   ------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                         ------------   ------------   ------------   ------------   ------------

TOTAL ASSETS ........................................
                                                         ============   ============   ============   ============   ============

                                                                                       Consolidating       CER
                         ASSETS                              CER          Combined        Entries      Consolidated
                                                         ------------   ------------   -------------   ------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost .....         *               *              *              *
  Accumulated depreciation...........................
                                                         ------------   ------------   -------------   ------------
  Net Gas Utility and Other Plant ...................
                                                         ------------   ------------   -------------   ------------

  Gas and oil producing properties, full cost method.
    United states cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                         ------------   ------------   -------------   ------------
  Net Gas and Oil Producing Properties ..............
                                                         ------------   ------------   -------------   ------------

Net Property, Plant, and Equipment ..................
                                                         ------------   ------------   -------------   ------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                         ------------   ------------   -------------   ------------
Total Investments and Other Assets ..................
                                                         ------------   ------------   -------------   ------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                         ------------   ------------   -------------   ------------
Total Investments in Subsidiaries ...................
                                                         ------------   ------------   -------------   ------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                         ------------   ------------   -------------   ------------
Total Current Assets ................................
                                                         ------------   ------------   -------------   ------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                         ------------   ------------   -------------   ------------

TOTAL ASSETS ........................................
                                                         ============   ============   =============   ============


* CONFIDENTIAL TREATMENT REQUESTED

F-1F (2 of 2)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


             CAPITALIZATION AND LIABILITIES                     CNR             HH             CU             AD             AL
                                                            ------------   ------------   ------------   ------------   ------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) ......        *              *              *              *              *
    Subsidiaries - common stock .........................
    Additional paid in capital ..........................
    Retained earnings ...................................
    Accumulated foreign currency translation adjustment..
    Unearned employee compensation ......................
                                                            ------------   ------------   ------------   ------------   ------------
  Total common stock equity .............................
                                                            ------------   ------------   ------------   ------------   ------------

  Long-term debt ........................................
  Installment promissory notes payable ..................
                                                            ------------   ------------   ------------   ------------   ------------

Total Capitalization ....................................
                                                            ------------   ------------   ------------   ------------   ------------

Current Liabilities
  Short-term debt........................................
  Current maturities of L.T. debt........................
  Accounts and drafts payable ...........................
  Intercompany notes and loans - current maturities .....
  Intercompany short-term loans .........................
  Intercompany accounts payable .........................
  Accrued taxes .........................................
  Accrued interest ......................................
  Estimated rate refunds ................................
  Estimated supplier obligations ........................
  Overrecovered gas costs................................
  Transportation and exchange gas payable ...............
  Deferred income taxes .................................
  Regulatory liabilities ................................
  Other..................................................
                                                            ------------   ------------   ------------   ------------   ------------
Total Current Liabilities ...............................
                                                            ------------   ------------   ------------   ------------   ------------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ..............................
  Investment tax credits ................................
  Postretirement benefits other than pensions ...........
  Long-term regulatory liabilities ......................
  Deferred revenue.......................................
  Other..................................................
                                                            ------------   ------------   ------------   ------------   ------------
Total Other Liabilities and Deferred Credits ............
                                                            ------------   ------------   ------------   ------------   ------------

TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                            ============   ============   ============   ============   ============

                                                                                           Consolidating       CER
             CAPITALIZATION AND LIABILITIES                      CER          Combined        Entries      Consolidated
                                                             ------------   ------------   -------------   ------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) .......        *               *              *              *
    Subsidiaries - common stock ..........................
    Additional paid in capital ...........................
    Retained earnings ....................................
    Accumulated foreign currency translation adjustment...
    Unearned employee compensation .......................
                                                             ------------   ------------   -------------   ------------
  Total common stock equity ..............................
                                                             ------------   ------------   -------------   ------------

  Long-term debt .........................................
  Installment promissory notes payable ...................
                                                             ------------   ------------   -------------   ------------

Total Capitalization .....................................
                                                             ------------   ------------   -------------   ------------

Current Liabilities
  Short-term debt.........................................
  Current maturities of L.T. debt.........................
  Accounts and drafts payable ............................
  Intercompany notes and loans - current maturities ......
  Intercompany short-term loans ..........................
  Intercompany accounts payable ..........................
  Accrued taxes ..........................................
  Accrued interest .......................................
  Estimated rate refunds .................................
  Estimated supplier obligations .........................
  Overrecovered gas costs.................................
  Transportation and exchange gas payable ................
  Deferred income taxes ..................................
  Regulatory liabilities .................................
  Other...................................................
                                                             ------------   ------------   -------------   ------------
Total Current Liabilities ................................
                                                             ------------   ------------   -------------   ------------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ...............................
  Investment tax credits .................................
  Postretirement benefits other than pensions ............
  Long-term regulatory liabilities .......................
  Deferred revenue........................................
  Other...................................................
                                                             ------------   ------------   -------------   ------------
Total Other Liabilities and Deferred Credits .............
                                                             ------------   ------------   -------------   ------------

TOTAL CAPITALIZATION AND LIABILITIES .....................
                                                             ============   ============   =============   ============

* CONFIDENTIAL TREATMENT REQUESTED

F-1G (1 of 2)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                     Consolidating      CPL
                                 ASSETS                      CDW            CPL         Combined        Entries     Consolidated
                                                        -------------  -------------  -------------  -------------  -------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost .....         *              *              *              *              *
  Accumulated depreciation...........................
                                                        -------------  -------------  -------------  -------------  -------------
  Net Gas Utility and Other Plant ...................
                                                        -------------  -------------  -------------  -------------  -------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                        -------------  -------------  -------------  -------------  -------------
  Net Gas and Oil Producing Properties ..............
                                                        -------------  -------------  -------------  -------------  -------------

Net Property, Plant, and Equipment ..................
                                                        -------------  -------------  -------------  -------------  -------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                        -------------  -------------  -------------  -------------  -------------
Total Investments and Other Assets ..................
                                                        -------------  -------------  -------------  -------------  -------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                        -------------  -------------  -------------  -------------  -------------
Total Investments in Subsidiaries ...................
                                                        -------------  -------------  -------------  -------------  -------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                        -------------  -------------  -------------  -------------  -------------
Total Current Assets ................................
                                                        -------------  -------------  -------------  -------------  -------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                        -------------  -------------  -------------  -------------  -------------

TOTAL ASSETS ........................................
                                                        =============  =============  =============  =============  =============


* CONFIDENTIAL TREATMENT REQUESTED

F-1G (2 of 2)



                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
              Consolidating Balance Sheet as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                         Consolidating      CPL
                     CAPITALIZATION AND LIABILITIES              CDW            CPL         Combined        Entries     Consolidated
                                                            -------------  -------------  -------------  -------------  ------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) .......        *              *              *               *             *
    Subsidiaries - common stock ..........................
    Additional paid in capital ...........................
    Retained earnings ....................................
    Accumulated foreign currency translation adjustment...
    Unearned employee compensation .......................
                                                            -------------  -------------  -------------  -------------  ------------
  Total common stock equity ..............................
                                                            -------------  -------------  -------------  -------------  ------------

  Long-term debt .........................................
  Installment promissory notes payable ...................
                                                            -------------  -------------  -------------  -------------  ------------

Total Capitalization .....................................
                                                            -------------  -------------  -------------  -------------  ------------

Current Liabilities
  Short-term debt.........................................
  Current maturities of L.T. debt.........................
  Accounts and drafts payable ............................
  Intercompany notes and loans - current maturities ......
  Intercompany short-term loans ..........................
  Intercompany accounts payable ..........................
  Accrued taxes ..........................................
  Accrued interest .......................................
  Estimated rate refunds .................................
  Estimated supplier obligations .........................
  Overrecovered gas costs.................................
  Transportation and exchange gas payable ................
  Deferred income taxes ..................................
  Regulatory liabilities .................................
  Other...................................................
                                                            -------------  -------------  -------------  -------------  ------------
Total Current Liabilities ................................
                                                            -------------  -------------  -------------  -------------  ------------

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ......................
  Investment tax credits .................................
  Postretirement benefits other than pensions ............
  Long-term regulatory liabilities .......................
  Deferred revenue........................................
  Other...................................................
                                                            -------------  -------------  -------------  -------------  ------------
Total Other Liabilities and Deferred Credits .............
                                                            -------------  -------------  -------------  -------------  ------------

TOTAL CAPITALIZATION AND LIABILITIES .....................
                                                            =============  =============  =============  =============  ============


*  CONFIDENTIAL TREATMENT REQUESTED

F-2 (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

          Consolidating Balance Sheet Entries as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                 Entry No. 1      Entry No. 2
                                                                                 Eliminate        Eliminate     Entry No. 3
                                                                                 Intercompany     Subsidiary    Consolidating
                                                                    Total        Transactions     Equity        Adjustments
                                                                --------------  --------------  --------------  --------------

                       ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....                 *               *                *               *
  Accumulated depreciation...........................
                                                                --------------  --------------  --------------  --------------
  Net Gas Utility and Other Plant ...................
                                                                --------------  --------------  --------------  --------------

 Gas and oil producing properties, full cost method..
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                                --------------  --------------  --------------  --------------
  Net Gas and Oil Producing Properties ..............
                                                                --------------  --------------  --------------  --------------

Net Property, Plant, and Equipment ..................
                                                                --------------  --------------  --------------  --------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                                --------------  --------------  --------------  --------------
Total Investments and Other Assets ..................
                                                                --------------  --------------  --------------  --------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments..................................
                                                                --------------  --------------  --------------  --------------
Total Investments in Subsidiaries ...................
                                                                --------------  --------------  --------------  --------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs ..........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                                --------------  --------------  --------------  --------------
Total Current Assets ................................
                                                                --------------  --------------  --------------  --------------

Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                                --------------  --------------  --------------  --------------

TOTAL ASSETS ........................................
                                                                ==============  ==============  ==============  ==============

* CONFIDENTIAL TREATMENT REQUESTED

F-2 (2 of 2)


                 COLUMBIA ENERGY GROUP AND SUBSIDIARIES


      Consolidating Balance Sheet Entries as of December 31, 1998
       (Not Covered by Report of Independent Public Accountants)
                             ($ Thousands)

                                                                         Entry No. 1         Entry No. 2
                                                                         Eliminate           Eliminate         Entry No. 3
                                                                         Intercompany        Subsidiary        Consolidating
                                                          Total          Transactions        Equity            Adjustments
                                                    ------------------  ------------------  -----------------  ------------------
          CAPITALIZATION AND LIABILITIES

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares
     outstanding) ................................          *                   *                   *                  *
    Subsidiaries - common stock ..................
    Additional paid in capital ...................
    Retained earnings ............................
    Accumulated foreign currency translation
      adjustment..................................
    Unearned employee compensation................
                                                    ------------------  ------------------  -----------------  ------------------
  Total common stock equity ......................
                                                    ------------------  ------------------  -----------------  ------------------
  Long-term debt .................................
  Installment promissory notes payable ...........
                                                    ------------------  ------------------  -----------------  ------------------
Total Capitalization .............................
                                                    ------------------  ------------------  -----------------  ------------------

Current Liabilities
  Short-term debt ................................
  Debt obligations ...............................
  Accounts and drafts payable ....................
  Intercompany notes and loans - current
    maturities ...................................
  Intercompany short-term loans ..................
  Intercompany accounts payable ..................
  Accrued taxes ..................................
  Accrued interest ...............................
  Estimated rate refunds .........................
  Estimated supplier obligations .................
  Overrecovered gas costs ........................
  Transportation and exchange gas payable ........
  Deferred income taxes ..........................
  Regulatory liabilities .........................
  Other ..........................................
                                                    ------------------  ------------------  -----------------  ------------------
Total Current Liabilities ........................
                                                    ------------------  ------------------  -----------------  ------------------

Other Liabilities and Deferred Credits
  Deferred income taxes - noncurrent..............
  Investment tax credits .........................
  Postretirement benefits other than pensions ....
  Long-term regulatory liabilities ...............
  Deferred revenue................................
  Other ..........................................
                                                    ------------------  ------------------  -----------------  ------------------
Total Other Liabilities and Deferred Credits .....
                                                    ------------------  ------------------  -----------------  ------------------

TOTAL CAPITALIZATION AND LIABILITIES .............
                                                    ==================  ==================  =================  ==================




* CONFIDENTIAL TREATMENT REQUESTED

F-2A (1 of 2)


                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Electric Corporation and Subsidiaries
         Consolidating Balance Sheet Entries as of December 31, 1998
          (Not covered by Report of Independent Public Accountants)
                                ($ Thousands)


                                                                           Entry No. 1        Entry No. 2
                                                                           Eliminate          Eliminate         Entry No. 3
                                                                           Intercompany       Subsidiary        Consolidating
                                                              Total        Transactions       Equity            Adjustments
                                                         ----------------  -----------------  ----------------  ------------------
                        ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....           *                  *                 *                  *
  Accumulated depreciation...........................
                                                         ----------------  -----------------  ----------------  ------------------
  Net Gas Utility and Other Plant ...................
                                                         ----------------  -----------------  ----------------  ------------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                         ----------------  -----------------  ----------------  ------------------
  Net Gas and Oil Producing Properties ..............
                                                         ----------------  -----------------  ----------------  ------------------

Net Property, Plant, and Equipment ..................
                                                         ----------------  -----------------  ----------------  ------------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                         ----------------  -----------------  ----------------  ------------------
Total Investments and Other Assets ..................
                                                         ----------------  -----------------  ----------------  ------------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                         ----------------  -----------------  ----------------  ------------------
Total Investments in Subsidiaries ...................
                                                         ----------------  -----------------  ----------------  ------------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                         ----------------  -----------------  ----------------  ------------------
Total Current Assets ................................
                                                         ----------------  -----------------  ----------------  ------------------

Deferred Charges ....................................
Long-term Regulatory Assets..........................
                                                         ----------------  -----------------  ----------------  ------------------

TOTAL ASSETS ........................................
                                                         ================  =================  ================  ==================

* CONFIDENTIAL TREATMENT REQUESTED

F-2A (2 of 2)


                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Electric Corporation and Subsidiaries
         Consolidating Balance Sheet Entries as of December 31, 1998
          (Not covered by Report of Independent Public Accountants)
                                ($ Thousands)



                                                                                Entry No. 1        Entry No. 2
                                                                                Eliminate          Eliminate         Entry No. 3
                                                                                Intercompany       Subsidiary        Consolidating
                     CAPITALIZATION AND LIABILITIES                Total        Transactions       Equity            Adjustments
                                                              ----------------  -----------------  ----------------  --------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) ......            *                  *                 *                  *
    Subsidiaries - common stock .........................
    Additional paid in capital ..........................
    Retained earnings ...................................
    Accumulated foreign currency translation adjustment..
    Unearned employee compensation.......................
                                                              ----------------  -----------------  ----------------  --------------
  Total common stock equity .............................
                                                              ----------------  -----------------  ----------------  --------------

  Long-term debt ........................................
  Installment promissory notes payable ..................
                                                              ----------------  -----------------  ----------------  --------------

Total Capitalization ....................................
                                                              ----------------  -----------------  ----------------  --------------

Current Liabilities
  Short-term debt........................................
  Current maturities of L.T. debt........................
  Accounts and drafts payable ...........................
  Intercompany notes and loans - current maturities .....
  Intercompany short-term loans .........................
  Intercompany accounts payable .........................
  Accrued taxes .........................................
  Accrued interest ......................................
  Estimated rate refunds ................................
  Estimated supplier obligations ........................
  Overrecovered gas costs................................
  Transportation and exchange gas payable ...............
  Deferred income taxes .................................
  Regulatory liabilities.................................
  Other .................................................
                                                              ----------------  -----------------  ----------------  --------------
Total Current Liabilities ...............................
                                                              ----------------  -----------------  ----------------  --------------
Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent......................
  Investment tax credits ................................
  Postretirement benefits other than pensions ...........
  Long-term regulatory liabilities......................
  Deferred revenue.......................................
  Other .................................................
                                                              ----------------  -----------------  ----------------  --------------
Total Other Liabilities and Deferred Credits ............
                                                              ----------------  -----------------  ----------------  --------------


TOTAL CAPITALIZATION AND LIABILITIES ....................
                                                              ================  =================  ================  ==============


* CONFIDENTIAL TREATMENT REQUESTED

F-2B (1 of 2)


                   COLUMBIA ENERGY GROUP AND SUBSIDIARIES
         Columbia Energy Group Capital Corporation and Subsidiaries
        Consolidating Balance Sheet Entries as of December 31, 1998
         (Not covered by Report of Independent Public Accountants)
                               ($ Thousands)

                                                                               Entry No. 1        Entry No. 2
                                                                               Eliminate          Eliminate        Entry No. 3
                                                                               Intercompany       Subsidiary       Consolidating
                         ASSETS                                 Total          Transactions       Equity           Adjustments
                                                          ------------------   -----------------  ---------------  ---------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....             *                    *                 *                *
  Accumulated depreciation...........................
                                                          ------------------   -----------------  ---------------  ---------------
  Net Gas Utility and Other Plant ...................
                                                          ------------------   -----------------  ---------------  ---------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                          ------------------   -----------------  ---------------  ---------------
  Net Gas and Oil Producing Properties ..............
                                                          ------------------   -----------------  ---------------  ---------------

Net Property, Plant, and Equipment ..................
                                                          ------------------   -----------------  ---------------  ---------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                          ------------------   -----------------  ---------------  ---------------
Total Investments and Other Assets ..................
                                                          ------------------   -----------------  ---------------  ---------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                          ------------------   -----------------  ---------------  ---------------
Total Investments in Subsidiaries ...................
                                                          ------------------   -----------------  ---------------  ---------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                          ------------------   -----------------  ---------------  ---------------
Total Current Assets ................................
                                                          ------------------   -----------------  ---------------  ---------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                          ------------------   -----------------  ---------------  ---------------

TOTAL ASSETS ........................................
                                                          ==================   =================  ===============  ===============

* CONFIDENTIAL TREATMENT REQUESTED

F-2B (2 of 2)




                   COLUMBIA ENERGY GROUP AND SUBSIDIARIES
         Columbia Energy Group Capital Corporation and Subsidiaries
        Consolidating Balance Sheet Entries as of December 31, 1998
         (Not covered by Report of Independent Public Accountants)
                               ($ Thousands)



                                                                               Entry No. 1        Entry No. 2
                                                                               Eliminate          Eliminate        Entry No. 3
                                                                               Intercompany       Subsidiary       Consoliding
             CAPITALIZATION AND LIABILITIES                         Total      Transactions       Equity           Adjustments
                                                              --------------   -----------------  ---------------  ---------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) .......          *                  *               *
    Subsidiaries - common stock ..........................
    Additional paid in capital ...........................
    Retained earnings ....................................
    Accumulated foreign currency translation adjustment..
    Unearned employee compensation .......................
                                                              --------------   -----------------  ---------------  ---------------
  Total common stock equity ..............................
                                                              --------------   -----------------  ---------------  ---------------

  Long-term debt .........................................
  Installment promissory notes payable ...................
                                                              --------------   -----------------  ---------------  ---------------

Total Capitalization .....................................
                                                              --------------   -----------------  ---------------  ---------------


Current Liabilities
  Short-term debt.........................................
  Current maturities of L.T. debt.........................
  Accounts and drafts payable ............................
  Intercompany notes and loans - current maturities ......
  Intercompany short-term loans ..........................
  Intercompany accounts payable ..........................
  Accrued taxes ..........................................
  Accrued interest .......................................
  Estimated rate refunds .................................
  Estimated supplier obligations .........................
  Overrecovered gas costs.................................
  Transportation and exchange gas payable ................
  Deferred income taxes ..................................
  Regulatory liabilities .................................
  Other ..................................................
                                                              --------------   -----------------  ---------------  ---------------
Total Current Liabilities ................................
                                                              --------------   -----------------  ---------------  ---------------

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ......................
  Investment tax credits .................................
  Postretirement benefits other than pensions ............
  Long-term regulatory liabilities .......................
  Deferred revenue........................................
  Other ..................................................
                                                              --------------   -----------------  ---------------  ---------------
Total Other Liabilities and Deferred Credits .............
                                                              --------------   -----------------  ---------------  ---------------


TOTAL CAPITALIZATION AND LIABILITIES .....................
                                                              ==============   =================  ===============  ===============

* CONFIDENTIAL TREATMENT REQUESTED

F-2C (1 of 2)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
          Consolidating Balance Sheet Entries as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                        Entry No. 1         Entry No. 2
                                                                        Eliminate           Eliminate           Entry No. 3
                                                                        Intercompany        Subsidiary          Consolidating
                                 ASSETS                     Total       Transactions        Equity              Adjustments
                                                         ------------   -----------------   -----------------   -----------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....         *                 *                   *                   *
  Accumulated depreciation...........................
                                                         ------------   -----------------   -----------------   -----------------
  Net Gas Utility and Other Plant ...................
                                                         ------------   -----------------   -----------------   -----------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                         ------------   -----------------   -----------------   -----------------
  Net Gas and Oil Producing Properties ..............
                                                         ------------   -----------------   -----------------   -----------------

Net Property, Plant, and Equipment ..................
                                                         ------------   -----------------   -----------------   -----------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                         ------------   -----------------   -----------------   -----------------
Total Investments and Other Assets ..................
                                                         ------------   -----------------   -----------------   -----------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                         ------------   -----------------   -----------------   -----------------
Total Investments in Subsidiaries ...................
                                                         ------------   -----------------   -----------------   -----------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds.................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                         ------------   -----------------   -----------------   -----------------
Total Current Assets ................................
                                                         ------------   -----------------   -----------------   -----------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                         ------------   -----------------   -----------------   -----------------

TOTAL ASSETS ........................................
                                                         ============   =================   =================   =================

* CONFIDENTIAL TREATMENT REQUESTED

F-2C (2 of 2)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
          Consolidating Balance Sheet Entries as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)



                                                                            Entry No. 1         Entry No. 2
                                                                            Eliminate           Eliminate       Entry No. 3
                                                                            Intercompany        Subsidiary      Consolidating
                     CAPITALIZATION AND LIABILITIES             Total       Transactions        Equity          Adjustments
                                                             ------------   -----------------   -------------   -----------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) .......        *                 *                *                  *
    Subsidiaries - common stock ..........................
    Additional paid in capital ...........................
    Retained earnings ....................................
    Accumulated foreign currency translation adjustment...
    Unearned employee compensation .......................
                                                             ------------   -----------------   -------------   -----------------
  Total common stock equity ..............................
                                                             ------------   -----------------   -------------   -----------------

  Long-term debt .........................................
  Installment promissory notes payable ...................
                                                             ------------   -----------------   -------------   -----------------

Total Capitalization .....................................
                                                             ------------   -----------------   -------------   -----------------

Current Liabilities
  Short-term debt.........................................
  Current maturities of L.T. debt.........................
  Accounts and drafts payable ............................
  Intercompany notes and loans - current maturities ......
  Intercompany short-term loans ..........................
  Intercompany accounts payable ..........................
  Accrued taxes ..........................................
  Accrued interest .......................................
  Estimated rate refunds .................................
  Estimated supplier obligations .........................
  Overrecovered gas costs.................................
  Transportation and exchange gas payable ................
  Deferred income taxes ..................................
  Regulatory liabilities .................................
  Other...................................................
                                                             ------------   -----------------   -------------   -----------------
Total Current Liabilities ................................
                                                             ------------   -----------------   -------------   -----------------

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent.......................
  Investment tax credits .................................
  Postretirement benefits other than pensions ............
  Long-term regulatory liabilities .......................
  Deferred revenue........................................
  Other...................................................
                                                             ------------   -----------------   -------------   -----------------
Total Other Liabilities and Deferred Credits .............
                                                             ------------   -----------------   -------------   -----------------

TOTAL CAPITALIZATION AND LIABILITIES .....................
                                                             ============   =================   =============   =================


* CONFIDENTIAL TREATMENT REQUESTED

 F-2D (1 of 2)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
          Consolidating Balance Sheet Entries as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)



                                                                        Entry No. 1         Entry No. 2
                                                                        Eliminate           Eliminate          Entry No. 3
                                                                        Intercompany        Subsidiary         Consolidating
                                                            Total       Transactions        Equity             Adjustments
                                                         ------------  -----------------   -----------------  -------------------
                                    ASSETS
 Property, Plant and Equipment
   Gas utility and other plant, at original cost .....       *                 *                   *                   *
   Accumulated depreciation...........................
                                                         ------------  -----------------   -----------------  -------------------
   Net Gas Utility and Other Plant ...................
                                                         ------------  -----------------   -----------------  -------------------

   Gas and oil producing properties, full cost method.
     United States cost center........................
     Canadian cost center.............................
   Accumulated depletion .............................
                                                         ------------  -----------------   -----------------  -------------------
   Net Gas and Oil Producing Properties ..............
                                                         ------------  -----------------   -----------------  -------------------

 Net Property, Plant, and Equipment ..................
                                                         ------------  -----------------   -----------------  -------------------

 Investments and Other Assets
   Accounts receivable - noncurrent ..................
   Unconsolidated affiliates .........................
   Assets held for sale ..............................
   Other .............................................
                                                         ------------  -----------------   -----------------  -------------------
 Total Investments and Other Assets ..................
                                                         ------------  -----------------   -----------------  -------------------

 Investments in Subsidiaries
   Capital stock .....................................
   Equity in undistributed earnings of
    subsidiaries .....................................
   Notes receivable ..................................
   Other investments .................................
                                                         ------------  -----------------   -----------------  -------------------
 Total Investments in Subsidiaries ...................
                                                         ------------  -----------------   -----------------  -------------------

 Current Assets
   Cash and temporary cash investments ...............
   Accounts receivable, net
     Customers .......................................
     Intercompany ....................................
     Other ...........................................
   Income tax refunds.................................
   Gas inventory .....................................
   Other inventories, at average cost ................
   Prepayments .......................................
   Regulatory assets .................................
   Underrecovered gas costs...........................
   Deferred property tax..............................
   Exchange gas receivable............................
   Other .............................................
                                                         ------------  -----------------   -----------------  -------------------
 Total Current Assets ................................
                                                         ------------  -----------------   -----------------  -------------------

 Deferred Charges ....................................
 Long-term Regulatory Assets..........................
                                                         ------------  -----------------   -----------------  -------------------

 TOTAL ASSETS ........................................
                                                         ============  =================   =================  ===================

* CONFIDENTIAL TREATMENT REQUESTED

 F-2D (2 of 2)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
          Consolidating Balance Sheet Entries as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)



                                                                               Entry No. 1         Entry No. 2
                                                                               Eliminate           Eliminate      Entry No. 3
                                                                               Intercompany        Subsidiary     Consolidating
                                                                   Total       Transactions        Equity         Adjustments
                                                               -------------  -----------------   -------------  --------------
                        CAPITALIZATION AND LIABILITIES

 Capitalization
   Common Stock Equity
     Columbia Energy Group - common stock,
      $10 par value (83,511,878 shares outstanding) .......          *                *                *               *
     Subsidiaries - common stock ..........................
     Additional paid in capital ...........................
     Retained earnings ....................................
     Accumulated foreign currency translation adjustment...
     Unearned employee compensation .......................
                                                               -------------  -----------------   -------------  --------------
   Total common stock equity ..............................
                                                               -------------  -----------------   -------------  --------------

   Long-term debt .........................................
   Installment promissory notes payable ...................
                                                               -------------  -----------------   -------------  --------------

 Total Capitalization .....................................
                                                               -------------  -----------------   -------------  --------------

 Current Liabilities
   Short-term debt.........................................
   Current maturities of L.T. debt.........................
   Accounts and drafts payable ............................
   Intercompany notes and loans - current maturities ......
   Intercompany short-term loans ..........................
   Intercompany accounts payable ..........................
   Accrued taxes ..........................................
   Accrued interest .......................................
   Estimated rate refunds .................................
   Estimated supplier obligations .........................
   Overrecovered gas costs ................................
   Transportation and exchange gas payable ................
   Deferred income taxes ..................................
   Regulatory liabilities .................................
   Other ..................................................
                                                               -------------  -----------------   -------------  --------------
 Total Current Liabilities ................................
                                                               -------------  -----------------   -------------  --------------

 Other Liabilities and Deferred Credits
   Deferred income taxes, noncurrent.......................
   Investment tax credits .................................
   Postretirement benefits other than pensions ............
   Long-term regulatory liabilities........................
   Deferred revenue........................................
   Other ..................................................
                                                               -------------  -----------------   -------------  --------------
 Total Other Liabilities and Deferred Credits .............
                                                               -------------  -----------------   -------------  --------------

 TOTAL CAPITALIZATION AND LIABILITIES .....................
                                                               =============  =================   =============  ==============

* CONFIDENTIAL TREATMENT REQUESTED

F-2E (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Network Services Corporation and Subsidiaries
           Consolidated Balance Sheet Entries as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                      Entry No. 1         Entry No. 2
                                                                      Eliminate           Eliminate            Entry No. 3
                                                                      Intercompany        Subsidiary           Consolidating
                                 ASSETS                    Total      Transactions        Equity               Adjustments
                                                       -------------  ------------------  ------------------   ------------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....        *                *                   *                    *
  Accumulated depreciation...........................
                                                       -------------  ------------------  ------------------   ------------------
  Net Gas Utility and Other Plant ...................
                                                       -------------  ------------------  ------------------   ------------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                       -------------  ------------------  ------------------   ------------------
  Net Gas and Oil Producing Properties ..............
                                                       -------------  ------------------  ------------------   ------------------

Net Property, Plant, and Equipment ..................
                                                       -------------  ------------------  ------------------   ------------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale...............................
  Other .............................................
                                                       -------------  ------------------  ------------------   ------------------
Total Investments and Other Assets ..................
                                                       -------------  ------------------  ------------------   ------------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments..................................
                                                       -------------  ------------------  ------------------   ------------------
Total Investments in Subsidiaries ...................
                                                       -------------  ------------------  ------------------   ------------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds.................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets..................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                       -------------  ------------------  ------------------   ------------------
Total Current Assets ................................
                                                       -------------  ------------------  ------------------   ------------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                       -------------  ------------------  ------------------   ------------------

TOTAL ASSETS ........................................
                                                       =============  ==================  ==================   ==================

* CONFIDENTIAL TREATMENT REQUESTED

F-2E (2 of 2)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Network Services Corporation and Subsidiaries
           Consolidated Balance Sheet Entries as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                ($ THOUSANDS)


                                                                            Entry No. 1         Entry No. 2
                                                                            Eliminate           Eliminate            Entry No. 3
                                                                            Intercompany        Subsidiary           Consolidating
                     CAPITALIZATION AND LIABILITIES              Total      Transactions        Equity               Adjustments
                                                             -------------  ------------------  ------------------   -------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878) shares outstanding) .......        *                *                   *                    *
    Subsidiaries - common stock ...........................
    Additional paid in capital ............................
    Retained earnings .....................................
    Accumulated foreign currency translation adjustment....
    Unearned employee compensation ........................
                                                             -------------  ------------------  ------------------   -------------
  Total common stock equity ...............................
                                                             -------------  ------------------  ------------------   -------------

  Long-term debt ..........................................
  Installment promissory notes payable ....................
                                                             -------------  ------------------  ------------------   -------------

Total Capitalization .....................................
                                                             -------------  ------------------  ------------------   -------------

Current Liabilities
  Short-term debt..........................................
  Current maturities of L.T. debt..........................
  Accounts and drafts payable .............................
  Intercompany notes and loans - current maturities........
  Intercompany short-term loans ...........................
  Intercompany accounts payable ...........................
  Accrued taxes ...........................................
  Accrued interest.........................................
  Estimated rate refunds ..................................
  Estimated supplier obligations ..........................
  Overrecoverd gas costs...................................
  Transportation and exchange gas payable .................
  Deferred income taxes ...................................
  Regulatory liabilities...................................
  Other ...................................................
                                                             -------------  ------------------  ------------------   -------------
Total Current Liabilities .................................
                                                             -------------  ------------------  ------------------   -------------


Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent .......................
  Investment tax credits ..................................
  Postretirement benefits other than pensions .............
  Long-term regulatory liabilities ........................
  Deferred revenue.........................................
  Other ...................................................
                                                             -------------  ------------------  ------------------   -------------
Total Other Liabilities and Deferred Credits ..............
                                                             -------------  ------------------  ------------------   -------------

TOTAL CAPITALIZATION AND LIABILITIES ......................
                                                             =============  ==================  ==================   =============

* CONFIDENTIAL TREATMENT REQUESTED

F-2F (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
          Consolidating Balance Sheet Entries as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                            Entry No. 1       Entry No. 2
                                                                            Eliminate         Eliminate         Entry No. 3
                                                                            Intercompany      Subsidiary        Consolidating
                                  ASSETS                       Total        Transactions      Equity            Adjustments
                                                          ----------------  ----------------  ----------------  ----------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....            *                 *                 *                 *
  Accumulated depreciation...........................
                                                          ----------------  ----------------  ----------------  ----------------
  Net Gas Utility and Other Plant ...................
                                                          ----------------  ----------------  ----------------  ----------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                          ----------------  ----------------  ----------------  ----------------
  Net Gas and Oil Producing Properties ..............
                                                          ----------------  ----------------  ----------------  ----------------

Net Property, Plant, and Equipment ..................
                                                          ----------------  ----------------  ----------------  ----------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                          ----------------  ----------------  ----------------  ----------------
Total Investments and Other Assets ..................
                                                          ----------------  ----------------  ----------------  ----------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                          ----------------  ----------------  ----------------  ----------------
Total Investments in Subsidiaries ...................
                                                          ----------------  ----------------  ----------------  ----------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds.................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                          ----------------  ----------------  ----------------  ----------------
Total Current Assets ................................
                                                          ----------------  ----------------  ----------------  ----------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                          ----------------  ----------------  ----------------  ----------------

TOTAL ASSETS ........................................
                                                          ================  ================  ================  ================


* CONFIDENTIAL TREATMENT REQUESTED

F-2F (2 of 2)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
          Consolidating Balance Sheet Entries as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                              Entry No. 1       Entry No. 2
                                                                              Eliminate         Eliminate         Entry No. 3
                                                                              Intercompany      Subsidiary        Consolidating
                      CAPITALIZATION AND LIABILITIES             Total        Transactions      Equity            Adjustments
                                                            ----------------  ----------------  ----------------  ----------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) .......         *                 *                 *                 *
    Subsidiaries - common stock ..........................
    Additional paid in capital ...........................
    Retained earnings ....................................
    Accumulated foreign currency translation adjustment...
    Unearned employee compensation .......................
                                                            ----------------  ----------------  ----------------  ----------------
  Total common stock equity ..............................
                                                            ----------------  ----------------  ----------------  ----------------

  Long-term debt .........................................
  Installment promissory notes payable ...................
                                                            ----------------  ----------------  ----------------  ----------------

Total Capitalization .....................................
                                                            ----------------  ----------------  ----------------  ----------------

Current Liabilities
  Short-term debt.........................................
  Current maturities of L.T. debt.........................
  Accounts and drafts payable ............................
  Intercompany notes and loans - current maturities ......
  Intercompany short-term loans ..........................
  Intercompany accounts payable ..........................
  Accrued taxes ..........................................
  Accrued interest .......................................
  Estimated rate refunds .................................
  Estimated supplier obligations .........................
  Overrecovered gas costs.................................
  Transportation and exchange gas payable ................
  Deferred income taxes ..................................
  Regulatory liabilities .................................
  Other...................................................
                                                            ----------------  ----------------  ----------------  ----------------
Total Current Liabilities ................................
                                                            ----------------  ----------------  ----------------  ----------------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ...............................
  Investment tax credits .................................
  Postretirement benefits other than pensions ............
  Long-term regulatory liabilities .......................
  Deferred revenue........................................
  Other...................................................
                                                            ----------------  ----------------  ----------------  ----------------
Total Other Liabilities and Deferred Credits .............
                                                            ----------------  ----------------  ----------------  ----------------

TOTAL CAPITALIZATION AND LIABILITIES .....................
                                                            ================  ================  ================  ================

* CONFIDENTIAL TREATMENT REQUESTED

F-2G (1 of 2)


                COLUMBIA ENERGY GROUP AND SUBSIDIARIES
               Columbia Pipeline Company and Subsidiary
      Consolidating Balance Sheet Entries as of December 31, 1998
       (Not covered by Report of Independent Public Accountants)
                             ($ Thousands)



                                                                        Entry No. 1         Entry No. 2
                                                                        Eliminate           Eliminate           Entry No. 3
                                                                        Intercompany        Subsidiary          Consolidating
                                ASSETS                      Total       Transactions        Equity              Adjustments
                                                         ------------   -----------------   -----------------   -----------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....            *              *                   *                   *
  Accumulated depreciation...........................
                                                         ------------   -----------------   -----------------   -----------------
  Net Gas Utility and Other Plant ...................
                                                         ------------   -----------------   -----------------   -----------------

  Gas and oil producing properties, full cost method.
    United States cost center........................
    Canadian cost center.............................
  Accumulated depletion .............................
                                                         ------------   -----------------   -----------------   -----------------
  Net Gas and Oil Producing Properties ..............
                                                         ------------   -----------------   -----------------   -----------------

Net Property, Plant, and Equipment ..................
                                                         ------------   -----------------   -----------------   -----------------

Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................
                                                         ------------   -----------------   -----------------   -----------------
Total Investments and Other Assets ..................
                                                         ------------   -----------------   -----------------   -----------------

Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................
                                                         ------------   -----------------   -----------------   -----------------

Total Investments in Subsidiaries ...................
                                                         ------------   -----------------   -----------------   -----------------

Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds.................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Underrecovered gas costs...........................
  Deferred property tax..............................
  Exchange gas receivable............................
  Other .............................................
                                                         ------------   -----------------   -----------------   -----------------
Total Current Assets ................................
                                                         ------------   -----------------   -----------------   -----------------

Deferred Charges ....................................
Long-term Regulatory Assets .........................
                                                         ------------   -----------------   -----------------   -----------------

TOTAL ASSETS ........................................
                                                         ============   =================   =================   =================

*CONFIDENTIAL TREATMENT REQUESTED

F-2G (2 of 2)



                COLUMBIA ENERGY GROUP AND SUBSIDIARIES
               Columbia Pipeline Company and Subsidiary
      Consolidating Balance Sheet Entries as of December 31, 1998
       (Not covered by Report of Independent Public Accountants)
                             ($ Thousands)



                                                                          Entry No. 1         Entry No. 2
                                                                          Eliminate           Eliminate      Entry No. 3
                                                                          Intercompany        Subsidiary     Consolidating
                    CAPITALIZATION AND LIABILITIES             Total      Transactions        Equity         Adjustments
                                                            -----------   -----------------   ------------   -----------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (83,511,878 shares outstanding) .......      *                 *                *                 *
    Subsidiaries - common stock ..........................
    Additional paid in capital ...........................
    Retained earnings ....................................
    Accumulated foreign currency translation adjustment...
    Unearned employee compensation .......................
                                                            -----------   -----------------   ------------   -----------------
  Total common stock equity ..............................
                                                            -----------   -----------------   ------------   -----------------

  Long-term debt .........................................
  Installment promissory notes payable ...................
                                                            -----------   -----------------   ------------   -----------------

Total Capitalization .....................................
                                                            -----------   -----------------   ------------   -----------------

Current Liabilities
  Short-term debt.........................................
  Current maturities of L.T. debt.........................
  Accounts and drafts payable ............................
  Intercompany notes and loans - current maturities ......
  Intercompany short-term loans ..........................
  Intercompany accounts payable ..........................
  Accrued taxes ..........................................
  Accrued interest .......................................
  Estimated rate refunds .................................
  Estimated supplier obligations .........................
  Overrecovered gas costs.................................
  Transportation and exchange gas payable ................
  Deferred income taxes ..................................
  Regulatory liabilities .................................
  Other...................................................
                                                            -----------   -----------------   ------------   -----------------
Total Current Liabilities ................................
                                                            -----------   -----------------   ------------   -----------------

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ......................
  Investment tax credits .................................
  Postretirement benefits other than pensions ............
  Long-term regulatory liabilities .......................
  Deferred revenue........................................
  Other...................................................
                                                            -----------   -----------------   ------------   -----------------
Total Other Liabilities and Deferred Credits .............
                                                            -----------   -----------------   ------------   -----------------

TOTAL CAPITALIZATION AND LIABILITIES .....................
                                                            ===========   =================   ============   =================


* CONFIDENTIAL TREATMENT REQUESTED

F-3  (1 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                       Consolidating Statement of Income
                          Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                   F-3                 F-3                 F-3                  F-3
                                                  Page 2              Page 3              Page 4              Page 5
                                             -----------------   -----------------   -----------------    ----------------
Net Revenues
  Energy sales .............................         *                   *                   *                   *
  Less:  Products purchased.................
                                             -----------------   -----------------   -----------------    ----------------

  Gross Margin..............................

  Transportation............................
  Production gas sales......................
  Other ....................................
                                             -----------------   -----------------   -----------------    ----------------

Total Net Revenues..........................

Operating Expenses
  Operation ................................
  Maintenance ..............................
  Depreciation and depletion ...............
  Other taxes ..............................
                                             -----------------   -----------------   -----------------    ----------------

Total Operating Expenses ...................
                                             -----------------   -----------------   -----------------    ----------------

Operating Income (Loss) ....................
                                             -----------------   -----------------   -----------------    ----------------

Other Income (Deductions)
  Interest income and other, net ...........
  Interest expense and related charges .....
                                             -----------------   -----------------   -----------------    ----------------

Total Other Income (Deductions) ............
                                             -----------------   -----------------   -----------------    ----------------

Income (Loss) before Income Taxes...........
Income Taxes ...............................
                                             -----------------   -----------------   -----------------    ----------------

Net Income (Loss) ..........................
                                             =================   =================   =================    ================

                                                                  Consolidating
                                                Combined             Entries           Consolidated
                                             ----------------    -----------------   -----------------
Net Revenues
  Energy sales .............................        *                    *                  5,669,451
  Less:  Products purchased.................                                                4,654,010
                                             ----------------    -----------------   -----------------

  Gross Margin..............................                                                1,015,441

  Transportation............................                                                  557,514
  Production gas sales......................                                                  113,936
  Other ....................................                                                  210,184
                                             ----------------    -----------------   -----------------

Total Net Revenues..........................                                                1,897,075

Operating Expenses
  Operation ................................                                                  810,064
  Maintenance ..............................                                                   91,465
  Depreciation and depletion ...............                                                  235,226
  Other taxes ..............................                                                  220,280
                                             ----------------    -----------------   -----------------

Total Operating Expenses ...................                                                1,357,035
                                             ----------------    -----------------   -----------------

Operating Income (Loss) ....................                                                  540,040
                                             ----------------    -----------------   -----------------

Other Income (Deductions)
  Interest income and other, net ...........                                                   13,389
  Interest expense and related charges .....                                                 (152,400)
                                             ----------------    -----------------   -----------------

Total Other Income (Deductions) ............                                                 (139,011)
                                             ----------------    -----------------   -----------------

Income (Loss) before Income Taxes...........                                                  401,029
Income Taxes ...............................                                                  131,785
                                             ----------------    -----------------   -----------------

Net Income (Loss) ..........................                                                  269,244
                                             ================    =================   =================

*CONFIDENTIAL TREATMENT REQUESTED

F-3  (2 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                       Consolidating Statement of Income
                          Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                              CER (a)               TCO                 CGT
                                                          -----------------   -----------------   -----------------
Net Revenues
  Energy sales ..........................................                -                 383                   -
  Less:  Products purchased .............................                -                 383                   -
                                                          -----------------   -----------------   -----------------

  Gross Margin ..........................................                -                   -                   -

  Transportation ........................................                -             485,440             135,010
  Production gas sales ..................................          113,936                   -                   -
  Other .................................................           13,587             211,202               7,692
                                                          -----------------   -----------------   -----------------

Total Net Revenues ......................................          127,523             696,642             142,702
                                                          -----------------   -----------------   -----------------

Operating Expenses
  Operation .............................................           43,103             255,620              55,905
  Maintenance ...........................................            1,467              38,427               9,638
  Depreciation and depletion ............................           36,536              82,325              19,507
  Other taxes ...........................................            9,200              44,655               7,211
                                                          -----------------   -----------------   -----------------

Total Operating Expenses ................................           90,306             421,027              92,261

Operating Income (Loss) .................................           37,217             275,615              50,441
                                                          -----------------   -----------------   -----------------

Other Income (Deductions)
  Interest income and other, net ........................         *                      8,511                 925
  Interest expense and related charges ..................                              (46,995)             (5,242)
                                                          -----------------   -----------------   -----------------

Total Other Income (Deductions) .........................                              (38,484)             (4,317)
                                                          -----------------   -----------------   -----------------

Income (Loss) before Income Taxes........................                              237,131              46,124
Income Taxes ............................................                               80,795              17,026
                                                          -----------------   -----------------   -----------------

Net Income (Loss) .......................................                              156,336              29,098
                                                          =================   =================   =================


                                                                                                     F-3 Page 2
                                                              CLG (a)               CKY                Total
                                                          ----------------    ----------------    -----------------
Net Revenues
  Energy sales ..........................................        *                    137,474             *
  Less:  Products purchased .............................                              85,719
                                                          ----------------    ----------------    -----------------

  Gross Margin ..........................................                              51,755

  Transportation ........................................                               8,359
  Production gas sales ..................................                                   -
  Other .................................................                                 305
                                                          ----------------    ----------------    -----------------

Total Net Revenues ......................................                              60,419
                                                          ----------------    ----------------    -----------------

Operating Expenses
  Operation .............................................                              25,613
  Maintenance ...........................................                               2,434
  Depreciation and depletion ............................                               7,463
  Other taxes ...........................................                               2,486
                                                          ----------------    ----------------    -----------------

Total Operating Expenses ................................                              37,996

Operating Income (Loss) .................................                              22,423
                                                          ----------------    ----------------    -----------------

Other Income (Deductions)
  Interest income and other, net ........................                                 651
  Interest expense and related charges ..................                              (4,462)
                                                          ----------------    ----------------    -----------------

Total Other Income (Deductions) .........................                              (3,811)
                                                          ----------------    ----------------    -----------------

Income (Loss) before Income Taxes........................                              18,612
Income Taxes ............................................                               5,115
                                                          ----------------    ----------------    -----------------

Net Income (Loss) .......................................                              13,497
                                                          ================    ================    =================

(a) CER includes five subsidiaries and CLG include one subsidiary as noted in
Item 1. Consolidating financial statements of CER and CLG are presented herewith in Item 10, Exhibits F-1F through F-6F and F-1C through F-6C, respectively.

*CONFIDENTIAL TREATMENT REQUESTED

F-3  (3 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                       Consolidating Statement of Income
                          Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                COH                 CMD                 CPA
                                                          -----------------   -----------------   -----------------
Net Revenues
  Energy sales ..........................................          963,484              36,176             352,581
  Less:  Products purchased .............................          596,261              20,721             214,525
                                                          -----------------   -----------------   -----------------

  Gross Margin ..........................................          367,223              15,455             138,056

  Transportation ........................................          100,935               3,800              38,353
  Production gas sales ..................................                -                   -                   -
  Other .................................................           27,593                  82                 790
                                                          -----------------   -----------------   -----------------

Total Net Revenues ......................................          495,751              19,337             177,199
                                                          -----------------   -----------------   -----------------

Operating Expenses
  Operation .............................................          194,060               7,366              84,629
  Maintenance ...........................................           18,525               1,148               8,759
  Depreciation and depletion ............................           46,942               2,191              15,011
  Other taxes ...........................................          117,108               2,226              21,389
                                                          -----------------   -----------------   -----------------

Total Operating Expenses ................................          376,635              12,931             129,788
                                                          -----------------   -----------------   -----------------

Operating Income (Loss) .................................          119,116               6,406              47,411
                                                          -----------------   -----------------   -----------------

Other Income (Deductions)
  Interest income and other, net ........................            1,322                  45                (265)
  Interest expense and related charges ..................          (29,095)             (1,380)            (13,289)
                                                          -----------------   -----------------   -----------------

Total Other Income (Deductions) .........................          (27,773)             (1,335)            (13,554)
                                                          -----------------   -----------------   -----------------

Income (Loss) before Income Taxes........................           91,343               5,071              33,857
Income Taxes ............................................           32,398               1,684              12,445
                                                          -----------------   -----------------   -----------------

Net Income (Loss) .......................................           58,945               3,387              21,412
                                                          =================   =================   =================

                                                                                                     F-3 Page 3
                                                                CGV                 CG                 Total
                                                          ----------------    ----------------    -----------------
Net Revenues
  Energy sales ..........................................         162,020            *                    *
  Less:  Products purchased .............................          88,234
                                                          ----------------    ----------------    -----------------

  Gross Margin ..........................................          73,786

  Transportation ........................................          14,674
  Production gas sales ..................................               -
  Other .................................................           2,212
                                                          ----------------    ----------------    -----------------

Total Net Revenues ......................................          90,672
                                                          ----------------    ----------------    -----------------

Operating Expenses
  Operation .............................................          37,245
  Maintenance ...........................................           5,866
  Depreciation and depletion ............................          10,551
  Other taxes ...........................................           9,074
                                                          ----------------    ----------------    -----------------

Total Operating Expenses ................................          62,736
                                                          ----------------    ----------------    -----------------

Operating Income (Loss) .................................          27,936
                                                          ----------------    ----------------    -----------------

Other Income (Deductions)
  Interest income and other, net ........................             880
  Interest expense and related charges ..................          (9,357)
                                                          ----------------    ----------------    -----------------

Total Other Income (Deductions) .........................          (8,477)
                                                          ----------------    ----------------    -----------------

Income (Loss) before Income Taxes........................          19,459
Income Taxes ............................................           6,730
                                                          ----------------    ----------------    -----------------

Net Income (Loss) .......................................          12,729
                                                          ================    ================    =================

*CONFIDENTIAL TREATMENT REQUESTED

F-3  (4 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                       Consolidating Statement of Income
                          Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                 CS                 CIC               CES (a)
                                                          -----------------   -----------------   -----------------
Net Revenues
  Energy sales ..........................................         *                   *                   *
  Less:  Products purchased..............................
                                                          -----------------   -----------------   -----------------

  Gross Margin...........................................

  Transportation.........................................
  Production gas sales...................................
  Other .................................................
                                                          -----------------   -----------------   -----------------

Total Net Revenues.......................................
                                                          -----------------   -----------------   -----------------

Operating Expenses
  Operation .............................................
  Maintenance ...........................................
  Depreciation and depletion ............................
  Other taxes ...........................................
                                                          -----------------   -----------------   -----------------

Total Operating Expenses ................................
                                                          -----------------   -----------------   -----------------

Operating Income (Loss) .................................
                                                          -----------------   -----------------   -----------------

Other Income (Deductions)
  Interest income and other, net ........................
  Interest expense and related charges ..................
                                                          -----------------   -----------------   -----------------

Total Other Income (Deductions) .........................
                                                          -----------------   -----------------   -----------------

Income (Loss) before Income Taxes........................
Income Taxes ............................................
                                                          -----------------   -----------------   -----------------

Net Income (Loss) .......................................
                                                          =================   =================   =================

                                                                                                     F-3 Page 4
                                                                CPC               CEC (a)              Total
                                                          ----------------    ----------------    -----------------
Net Revenues
  Energy sales ..........................................        *                   *                    *
  Less:  Products purchased..............................
                                                          ----------------    ----------------    -----------------

  Gross Margin...........................................

  Transportation.........................................
  Production gas sales...................................
  Other .................................................
                                                          ----------------    ----------------    -----------------

Total Net Revenues.......................................
                                                          ----------------    ----------------    -----------------

Operating Expenses
  Operation .............................................
  Maintenance ...........................................
  Depreciation and depletion ............................
  Other taxes ...........................................
                                                          ----------------    ----------------    -----------------

Total Operating Expenses ................................
                                                          ----------------    ----------------    -----------------

Operating Income (Loss) .................................
                                                          ----------------    ----------------    -----------------

Other Income (Deductions)
  Interest income and other, net ........................
  Interest expense and related charges ..................
                                                          ----------------    ----------------    -----------------

Total Other Income (Deductions) .........................
                                                          ----------------    ----------------    -----------------

Income (Loss) before Income Taxes........................
Income Taxes ............................................
                                                          ----------------    ----------------    -----------------

Net Income (Loss) .......................................
                                                          ================    ================    =================

(a) CES includes four subsidiaries and CEC includes eleven subsidiaries as noted in Item 1. Consolidating financial statements of CES and CEC are presented herewith in Item 10, Exhibits F-1D through F-6D and F-1A through F-6A, respectively.

*CONFIDENTIAL TREATMENT REQUESTED

F-3  (5 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                       Consolidating Statement of Income
                          Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                     F-3 Page 5
                                      CCC (a)               CAT               CNS (a)              CPL (a)              Total
                                  -----------------   -----------------   -----------------    ----------------    ----------------
Net Revenues
  Energy sales ..................         *                   *                   *                   *                   *
  Less:  Products purchased......
                                  -----------------   -----------------   -----------------    ----------------    ----------------

  Gross Margin...................

  Transportation.................
  Production gas sales...........
  Other .........................
                                  -----------------   -----------------   -----------------    ----------------    ----------------

Total Net Revenues...............
                                  -----------------   -----------------   -----------------    ----------------    ----------------

Operating Expenses
  Operation .....................
  Maintenance ...................
  Depreciation and depletion ....
  Other taxes ...................
                                  -----------------   -----------------   -----------------    ----------------    ----------------

Total Operating Expenses ........
                                  -----------------   -----------------   -----------------    ----------------    ----------------

Operating Income (Loss) .........
                                  -----------------   -----------------   -----------------    ----------------    ----------------

Other Income (Deductions)
  Interest income and other, net
  Interest expense and related
    charges .....................
                                  -----------------   -----------------   -----------------    ----------------    ----------------

Total Other Income (Deductions) .
                                  -----------------   -----------------   -----------------    ----------------    ----------------

Income (Loss) before Income Taxes
Income Taxes ....................
                                  -----------------   -----------------   -----------------    ----------------    ----------------

Net Income (Loss) ...............
                                  =================   =================   =================    ================    ================

(a) Both CCC and CNS include two subsidiaries while CPL includes one subsidiary as noted in Item 1. Consolidating financial statements of CCC, CNS and CPL are presented herewith in Item 10, Exhibits F-1B through F-6B and F-1E through F-6E, respectively.

*CONFIDENTIAL TREATMENT REQUESTED

F-3A (1 of 3)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                 Columbia Electric Corporation and Subsidiaries
                       Consolidating Statement of Income
                          Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                             F-3A               F-3A                             Consolidating           CEC
                                            Page 2             Page 3           Combined            Entries          Consolidated
                                        ----------------  -----------------  ----------------  ------------------  -----------------
Net Revenues
  Energy sales .......................         *                  *                 *                  *                   *
  Less: Products purchased ...........
                                        ----------------  -----------------  ----------------  ------------------  -----------------

  Gross Margin .......................

  Transportation .....................
  Production gas sales ...............
  Other ..............................
                                        ----------------  -----------------  ----------------  ------------------  -----------------

Total Net Revenues ...................
                                        ----------------  -----------------  ----------------  ------------------  -----------------

Operating Expenses
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................
                                        ----------------  -----------------  ----------------  ------------------  -----------------

Total Operating Expenses .............
                                        ----------------  -----------------  ----------------  ------------------  -----------------

Operating Income (Loss) ..............
                                        ----------------  -----------------  ----------------  ------------------  -----------------

Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related
    charges ..........................
                                        ----------------  -----------------  ----------------  ------------------  -----------------

Total Other Income (Deductions) ......
                                        ----------------  -----------------  ----------------  ------------------  -----------------

Income (Loss) before Income Taxes.....
Income Taxes .........................
                                        ----------------  -----------------  ----------------  ------------------  -----------------

Net Income (Loss) ....................
                                        ================  =================  ================  ==================  =================

* CONFIDENTIAL TREATMENT REQUESTED

F-3A (2 of 3)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                 Columbia Electric Corporation and Subsidiaries
                       Consolidating Statement of Income
                          Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                CBG               CBL                CGG                CGP
                                                          ----------------  -----------------  ----------------  ------------------
Net Revenues
  Energy sales ..........................................        *                  *                 *                  *
  Less: Products purchased ..............................
                                                          ----------------  -----------------  ----------------  ------------------

  Gross Margin ..........................................

  Transportation ........................................
  Production gas sales ..................................
  Other .................................................
                                                          ----------------  -----------------  ----------------  ------------------

Total Net Revenues ......................................
                                                          ----------------  -----------------  ----------------  ------------------

Operating Expenses
  Operation .............................................
  Maintenance ...........................................
  Depreciation and depletion ............................
  Other taxes ...........................................
                                                          ----------------  -----------------  ----------------  ------------------

Total Operating Expenses ................................
                                                          ----------------  -----------------  ----------------  ------------------

Operating Income (Loss) .................................
                                                          ----------------  -----------------  ----------------  ------------------

Other Income (Deductions)
  Interest income and other, net ........................
  Interest expense and related charges ..................
                                                          ----------------  -----------------  ----------------  ------------------

Total Other Income (Deductions) .........................
                                                          ----------------  -----------------  ----------------  ------------------

Income (Loss) before Income Taxes........................
Income Taxes ............................................
                                                          ----------------  -----------------  ----------------  ------------------

Net Income (Loss) .......................................
                                                          ================  =================  ================  ==================

                                                                                                  F-3A Page 2
                                                                CLP                CEC               Total
                                                          -----------------  -----------------  ----------------
Net Revenues
  Energy sales ..........................................         *                  *                 *
  Less: Products purchased ..............................
                                                          -----------------  -----------------  ----------------

  Gross Margin ..........................................

  Transportation ........................................
  Production gas sales ..................................
  Other .................................................
                                                          -----------------  -----------------  ----------------

Total Net Revenues ......................................
                                                          -----------------  -----------------  ----------------

Operating Expenses
  Operation .............................................
  Maintenance ...........................................
  Depreciation and depletion ............................
  Other taxes ...........................................
                                                          -----------------  -----------------  ----------------

Total Operating Expenses ................................
                                                          -----------------  -----------------  ----------------

Operating Income (Loss) .................................
                                                          -----------------  -----------------  ----------------

Other Income (Deductions)
  Interest income and other, net ........................
  Interest expense and related charges ..................
                                                          -----------------  -----------------  ----------------

Total Other Income (Deductions) .........................
                                                          -----------------  -----------------  ----------------

Income (Loss) before Income Taxes........................
Income Taxes ............................................
                                                          -----------------  -----------------  ----------------

Net Income (Loss) .......................................
                                                          =================  =================  ================

* CONFIDENTIAL TREATMENT REQUESTED

F-3A (3 of 3)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                 Columbia Electric Corporation and Subsidiaries
                       Consolidating Statement of Income
                          Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                CVG               CVL                CRL                CEH
                                                          ----------------  -----------------  ----------------  ------------------
Net Revenues
  Energy sales ..........................................        *                  *                 *                  *
  Less: Products purchased ..............................
                                                          ----------------  -----------------  ----------------  ------------------

  Gross Margin ..........................................

  Transportation ........................................
  Production gas sales ..................................
  Other .................................................
                                                          ----------------  -----------------  ----------------  ------------------

Total Net Revenues ......................................
                                                          ----------------  -----------------  ----------------  ------------------

Operating Expenses
  Operation .............................................
  Maintenance ...........................................
  Depreciation and depletion ............................
  Other taxes ...........................................
                                                          ----------------  -----------------  ----------------  ------------------

Total Operating Expenses ................................
                                                          ----------------  -----------------  ----------------  ------------------

Operating Income (Loss) .................................
                                                          ----------------  -----------------  ----------------  ------------------

Other Income (Deductions)
  Interest income and other, net ........................
  Interest expense and related charges ..................
                                                          ----------------  -----------------  ----------------  ------------------

Total Other Income (Deductions) .........................
                                                          ----------------  -----------------  ----------------  ------------------

Income (Loss) before Income Taxes........................
Income Taxes ............................................
                                                          ----------------  -----------------  ----------------  ------------------

Net Income (Loss) .......................................
                                                          ================  =================  ================  ==================

                                                                                                  F-3A Page 3
                                                                CEL                CGR               Total
                                                          -----------------  -----------------  ----------------
Net Revenues
  Energy sales ..........................................         *                  *                 *
  Less: Products purchased ..............................
                                                          -----------------  -----------------  ----------------

  Gross Margin ..........................................

  Transportation ........................................
  Production gas sales ..................................
  Other .................................................
                                                          -----------------  -----------------  ----------------

Total Net Revenues ......................................
                                                          -----------------  -----------------  ----------------

Operating Expenses
  Operation .............................................
  Maintenance ...........................................
  Depreciation and depletion ............................
  Other taxes ...........................................
                                                          -----------------  -----------------  ----------------

Total Operating Expenses ................................
                                                          -----------------  -----------------  ----------------

Operating Income (Loss) .................................
                                                          -----------------  -----------------  ----------------

Other Income (Deductions)
  Interest income and other, net ........................
  Interest expense and related charges ..................
                                                          -----------------  -----------------  ----------------

Total Other Income (Deductions) .........................
                                                          -----------------  -----------------  ----------------

Income (Loss) before Income Taxes........................
Income Taxes ............................................
                                                          -----------------  -----------------  ----------------

Net Income (Loss) .......................................
                                                          =================  =================  ================

* CONFIDENTIAL TREATMENT REQUESTED

F-3B (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

           Columbia Energy Group Capital Corporation and Subsidiaries
                       Consolidating Statement of Income
                          Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                     TGT                    CTC                       CCC
                                                              ------------------  ------------------------   ----------------------
Net Revenues
  Energy sales ..............................................         *                      *                         *
  Less: Products purchased ..................................
                                                              ------------------  ------------------------   ----------------------

  Gross Margin ..............................................

  Transportation ............................................
  Production gas sales ......................................
  Other .....................................................
                                                              ------------------  ------------------------   ----------------------

Total Net Revenues ..........................................
                                                              ------------------  ------------------------   ----------------------

Operating Expenses
  Operation .................................................
  Maintenance ...............................................
  Depreciation and depletion ................................
  Other taxes ...............................................
                                                              ------------------  ------------------------   ----------------------

Total Operating Expenses ....................................
                                                              ------------------  ------------------------   ----------------------

Operating Income (Loss) .....................................
                                                              ------------------  ------------------------   ----------------------

Other Income (Deductions)
  Interest income and other, net ............................
  Interest expense and related charges ......................
                                                              ------------------  ------------------------   ----------------------

Total Other Income (Deductions) .............................
                                                              ------------------  ------------------------   ----------------------

Income (Loss) before Income Taxes ...........................
Income Taxes ................................................
                                                              ------------------  ------------------------   ----------------------

Net Income (Loss) ...........................................
                                                              ==================  ========================   ======================

                                                                                        Consolidating                    CCC
                                                                   Combined                Entries                  Consolidated
                                                              -------------------  -------------------------  ---------------------
Net Revenues
  Energy sales ..............................................          *                       *                          *
  Less: Products purchased ..................................
                                                              -------------------  -------------------------  ---------------------

  Gross Margin ..............................................

  Transportation ............................................
  Production gas sales ......................................
  Other .....................................................
                                                              -------------------  -------------------------  ---------------------

Total Net Revenues ..........................................
                                                              -------------------  -------------------------  ---------------------

Operating Expenses
  Operation .................................................
  Maintenance ...............................................
  Depreciation and depletion ................................
  Other taxes ...............................................
                                                              -------------------  -------------------------  ---------------------

Total Operating Expenses ....................................
                                                              -------------------  -------------------------  ---------------------

Operating Income (Loss) .....................................
                                                              -------------------  -------------------------  ---------------------

Other Income (Deductions)
  Interest income and other, net ............................
  Interest expense and related charges ......................
                                                              -------------------  -------------------------  ---------------------

Total Other Income (Deductions) .............................
                                                              -------------------  -------------------------  ---------------------

Income (Loss) before Income Taxes ...........................
Income Taxes ................................................
                                                              -------------------  -------------------------  ---------------------

Net Income (Loss) ...........................................
                                                              ===================  =========================  =====================

* CONFIDENTIAL TREATMENT REQUESTED

F-3C (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                    Columbia LNG Corporation and Subsidiary
                       Consolidating Statement of Income
                          Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                Consolidating            CLG
                                         CLNG                CLG               Combined            Entries           Consolidated
                                   -----------------   -----------------   -----------------   -----------------   -----------------
Net Revenues
  Energy sales ...................         *                   *                   *                   *                   *
  Less: Products purchased .......
                                   -----------------   -----------------   -----------------   -----------------   -----------------

  Gross Margin ...................

  Transportation .................
  Production gas sales ...........
  Other...........................
                                   -----------------   -----------------   -----------------   -----------------   -----------------

Total Net Revenues ...............
                                   -----------------   -----------------   -----------------   -----------------   -----------------

Operating Expenses
  Operation ......................
  Maintenance ....................
  Depreciation and depletion .....
  Other taxes ....................
                                   -----------------   -----------------   -----------------   -----------------   -----------------

Total Operating Expenses .........
                                   -----------------   -----------------   -----------------   -----------------   -----------------

Operating Income (Loss) ..........
                                   -----------------   -----------------   -----------------   -----------------   -----------------

Other Income (Deductions)
  Interest income and other, net .
  Interest expense and related
    charges ......................
                                   -----------------   -----------------   -----------------   -----------------   -----------------

Total Other Income (Deductions) ..
                                   -----------------   -----------------   -----------------   -----------------   -----------------

Income (Loss) before Income Taxes
Income Taxes .....................
                                   -----------------   -----------------   -----------------   -----------------   -----------------

Net Income (Loss) ................
                                   =================   =================   =================   =================   =================

* CONFIDENTIAL TREATMENT REQUESTED

F-3D (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

             Columbia Energy Services Corporation and Subsidiaries
                       Consolidating Statement of Income
                          Year Ended December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                     CEM                CPM                 CSP                 ECC
                                              -----------------  -----------------   -----------------  -------------------
Net Revenues
  Energy sales ..............................         *                  *                   *                   *
  Less: Products purchased ..................
                                              -----------------  -----------------   -----------------  -------------------

  Gross Margin ..............................

  Transportation ............................
  Production gas sales ......................
  Other......... ............................
                                              -----------------  -----------------   -----------------  -------------------

Total Net Revenues ..........................
                                              -----------------  -----------------   -----------------  -------------------

 Operating Expenses
   Operation ................................
   Maintenance ..............................
   Depreciation and depletion ...............
   Other taxes ..............................
                                              -----------------  -----------------   -----------------  -------------------

 Total Operating Expenses ...................
                                              -----------------  -----------------   -----------------  -------------------

 Operating Income (Loss) ....................
                                              -----------------  -----------------   -----------------  -------------------

 Other Income (Deductions)
   Interest income and other, net ...........
   Interest expense and related charges .....
                                              -----------------  -----------------   -----------------  -------------------

 Total Other Income (Deductions) ............
                                              -----------------  -----------------   -----------------  -------------------

 Income (Loss) before Income Taxes ..........
 Income Taxes ...............................
                                              -----------------  -----------------   -----------------  -------------------

 Net Income (Loss) ..........................
                                              =================  =================   =================  ===================

                                                                                        Consolidating           CES
                                                     CES              Combined             Entries         Consolidated
                                              ------------------  -----------------   -----------------  -----------------
Net Revenues
  Energy sales ..............................         *                   *                   *                  *
  Less: Products purchased ..................
                                              ------------------  -----------------   -----------------  -----------------

  Gross Margin ..............................

  Transportation ............................
  Production gas sales ......................
  Other......... ............................
                                              ------------------  -----------------   -----------------  -----------------

Total Net Revenues ..........................
                                              ------------------  -----------------   -----------------  -----------------

 Operating Expenses
   Operation ................................
   Maintenance ..............................
   Depreciation and depletion ...............
   Other taxes ..............................
                                              ------------------  -----------------   -----------------  -----------------

 Total Operating Expenses ...................
                                              ------------------  -----------------   -----------------  -----------------

 Operating Income (Loss) ....................
                                              ------------------  -----------------   -----------------  -----------------

 Other Income (Deductions)
   Interest income and other, net ...........
   Interest expense and related charges .....
                                              ------------------  -----------------   -----------------  -----------------

 Total Other Income (Deductions) ............
                                              ------------------  -----------------   -----------------  -----------------

 Income (Loss) before Income Taxes ..........
 Income Taxes ...............................
                                              ------------------  -----------------   -----------------  -----------------

 Net Income (Loss) ..........................
                                              ==================  =================   =================  =================

* CONFIDENTIAL TREATMENT REQUESTED

F-3E (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

             Columbia Network Services Corporation and Subsidiaries
                       Consolidating Statement of Income
                          Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                     CMC                 EN                   CNS
                                                              ------------------  ------------------   ------------------
Net Revenues
  Energy sales ..............................................         *                   *                    *
  Less: Products purchased ..................................
                                                              ------------------  ------------------   ------------------

  Gross Margin ..............................................

  Transportation ............................................
  Production gas sales ......................................
  Other .....................................................
                                                              ------------------  ------------------   ------------------

Total Net Revenues ..........................................
                                                              ------------------  ------------------   ------------------

Operating Expenses
  Operation .................................................
  Maintenance ...............................................
  Depreciation and depletion ................................
  Other taxes ...............................................
                                                              ------------------  ------------------   ------------------

Total Operating Expenses ....................................
                                                              ------------------  ------------------   ------------------

Operating Income (Loss) .....................................
                                                              ------------------  ------------------   ------------------

Other Income (Deductions)
  Interest income and other, net ............................
  Interest expense and related charges ......................
                                                              ------------------  ------------------   ------------------

Total Other Income (Deductions) .............................
                                                              ------------------  ------------------   ------------------

Income (Loss) before Income Taxes............................
Income Taxes ................................................
                                                              ------------------  ------------------   ------------------

Net Income (Loss) ...........................................
                                                              ==================  ==================   ==================

                                                                                    Consolidating            CNS
                                                                  Combined             Entries          Consolidated
                                                              ------------------   -----------------  ------------------
Net Revenues
  Energy sales ..............................................         *                    *                  *
  Less: Products purchased ..................................
                                                              ------------------   -----------------  ------------------

  Gross Margin ..............................................

  Transportation ............................................
  Production gas sales ......................................
  Other .....................................................
                                                              ------------------   -----------------  ------------------

Total Net Revenues ..........................................
                                                              ------------------   -----------------  ------------------

Operating Expenses
  Operation .................................................
  Maintenance ...............................................
  Depreciation and depletion ................................
  Other taxes ...............................................
                                                              ------------------   -----------------  ------------------

Total Operating Expenses ....................................
                                                              ------------------   -----------------  ------------------

Operating Income (Loss) .....................................
                                                              ------------------   -----------------  ------------------

Other Income (Deductions)
  Interest income and other, net ............................
  Interest expense and related charges ......................
                                                              ------------------   -----------------  ------------------

Total Other Income (Deductions) .............................
                                                              ------------------   -----------------  ------------------

Income (Loss) before Income Taxes............................
Income Taxes ................................................
                                                              ------------------   -----------------  ------------------

Net Income (Loss) ...........................................
                                                              ==================   =================  ==================

* CONFIDENTIAL TREATMENT REQUESTED

F-3F (1 of 1)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
               Columbia Energy Resources, Inc. and Subsidiaries
                       Consolidating Statement of Income
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                    CNR               HH                CU
                                                              ----------------  ----------------  ----------------
Net Revenues
  Energy sales............................................           *                 *                 *
  Less: Products purchased................................
                                                              ----------------  ----------------  ----------------

  Gross margin............................................

  Transportation..........................................
  Production gas sales....................................
  Other...................................................

                                                              ----------------  ----------------  ----------------

Total Net Revenues........................................

                                                              ----------------  ----------------  ----------------

Operating Expenses
  Operation ..............................................
  Maintenance ............................................
  Depreciation and depletion .............................
  Other taxes ............................................

                                                              ----------------  ----------------  ----------------

Total Operating Expenses .................................

                                                              ----------------  ----------------  ----------------

Operating Income (Loss) ..................................

                                                              ----------------  ----------------  ----------------

Other Income (Deductions)
  Interest income and other, net .........................
  Interest expense and related charges ...................

                                                              ----------------  ----------------  ----------------

Total Other Income (Deductions) ..........................

                                                              ----------------  ----------------  ----------------

Income (Loss) before Income Taxes ........................
Income Taxes .............................................

                                                              ----------------  ----------------  ----------------

Net Income (Loss) ........................................

                                                              ================  ================  ================



                                                                   AD                AL                CER
                                                             ----------------  ----------------  ----------------
Net Revenues
  Energy sales............................................          *                 *                 *
  Less: Products purchased................................
                                                             ----------------  ----------------  ----------------

  Gross margin............................................

  Transportation..........................................
  Production gas sales....................................
  Other...................................................

                                                             ----------------  ----------------  ----------------

Total Net Revenues........................................

                                                             ----------------  ----------------  ----------------

Operating Expenses
  Operation ..............................................
  Maintenance ............................................
  Depreciation and depletion .............................
  Other taxes ............................................

                                                             ----------------  ----------------  ----------------

Total Operating Expenses .................................

                                                             ----------------  ----------------  ----------------

Operating Income (Loss) ..................................

                                                             ----------------  ----------------  ----------------

Other Income (Deductions)
  Interest income and other, net .........................
  Interest expense and related charges ...................

                                                             ----------------  ----------------  ----------------

Total Other Income (Deductions) ..........................

                                                             ----------------  ----------------  ----------------

Income (Loss) before Income Taxes ........................
Income Taxes .............................................

                                                             ----------------  ----------------  ----------------

Net Income (Loss) ........................................

                                                             ================  ================  ================

                                                                               Consolidating            CER
                                                                Combined          Entries           Consolidated
                                                             ---------------   ---------------     ---------------
Net Revenues
  Energy sales............................................          *                *                   *
  Less: Products purchased................................
                                                             ---------------   --------------     ---------------

  Gross margin............................................

  Transportation..........................................
  Production gas sales....................................
  Other...................................................

                                                             ---------------   ---------------     ---------------

Total Net Revenues........................................

                                                             ---------------   ---------------     ---------------

Operating Expenses
  Operation ..............................................
  Maintenance ............................................
  Depreciation and depletion .............................
  Other taxes ............................................

                                                             ---------------   ---------------     ---------------

Total Operating Expenses .................................

                                                             ---------------   ---------------     ---------------

Operating Income (Loss) ..................................

                                                             ---------------   ---------------     ---------------

Other Income (Deductions)
  Interest income and other, net .........................
  Interest expense and related charges ...................

                                                             ---------------   ---------------     ---------------

Total Other Income (Deductions) ..........................

                                                             ---------------   ---------------     ---------------

Income (Loss) before Income Taxes ........................
Income Taxes .............................................

                                                             ---------------   --------------     ---------------

Net Income (Loss) ........................................

                                                             ===============    ==============     ===============



* CONFIDENTIAL TREATMENT REQUESTED

F-3G (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
                        Consolidating Statement of Income
                          Year Ended December 31, 1998
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)



                                                 CDW                 CPL              Combined
                                          ------------------  ------------------  ------------------
Net Revenues
  Energy sales ..........................         *                   *                   *
  Less: Products purchased ..............
                                          ------------------  ------------------  ------------------

  Gross Margin ..........................

  Transportation ........................
  Production gas sales ..................
  Other .................................

                                          ------------------  ------------------  ------------------

Total Net Revenues ......................

                                          ------------------  ------------------  ------------------

Operating Expenses
  Operation .............................
  Maintenance ...........................
  Depreciation and depletion ............
  Other taxes ...........................

                                          ------------------  ------------------  ------------------

Total Operating Expenses ................

                                          ------------------  ------------------  ------------------

Operating Income (Loss) .................

                                          ------------------  ------------------  ------------------

Other Income (Deductions)
  Interest income and other, net ........
  Interest expense and related charges ..

                                          ------------------  ------------------  ------------------

Total Other Income (Deductions) .........

                                          ------------------  ------------------  ------------------

Income (Loss) before Income Taxes .......
Income Taxes ............................

                                          ------------------  ------------------  ------------------

Net Income (Loss) .......................

                                          ==================  ==================  ==================


                                              Consolidating            CPL
                                                 Entries          Consolidated
                                            ------------------  ------------------
Net Revenues
  Energy sales ..........................           *                   *
  Less: Products purchased ..............
                                            ------------------  ------------------

  Gross Margin ..........................

  Transportation ........................
  Production gas sales ..................
  Other .................................

                                            ------------------  ------------------

Total Net Revenues ......................

                                            ------------------  ------------------

Operating Expenses
  Operation .............................
  Maintenance ...........................
  Depreciation and depletion ............
  Other taxes ...........................

                                            ------------------  ------------------

Total Operating Expenses ................

                                            ------------------  ------------------

Operating Income (Loss) .................

                                            ------------------  ------------------

Other Income (Deductions)
  Interest income and other, net ........
  Interest expense and related charges ..

                                            ------------------  ------------------

Total Other Income (Deductions) .........

                                            ------------------  ------------------

Income (Loss) before Income Taxes .......
Income Taxes ............................

                                            ------------------  ------------------

Net Income (Loss) .......................

                                            ==================  ==================

* CONFIDENTIAL TREATMENT REQUESTED

F-4 (1 of 1)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                   Consolidating Statement of Income Entries
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                         Entry No. 1         Entry No. 2
                                                                         Eliminate           Eliminate           Entry No. 3
                                                                         Intercompany        Subsidiary          Consolidating
                                                          Total          Transactions        Equity              Adjustments
                                                     -----------------   -----------------   -----------------   -----------------
Net Revenues
  Energy sales ...................................           *                   *                   *                   *
  Less: Products purchased .......................
                                                     -----------------   -----------------   -----------------   -----------------

  Gross Margin ...................................

  Transportation .................................
  Production gas sales ...........................
  Other ..........................................
                                                     -----------------   -----------------   -----------------   -----------------

Total Net Revenues ...............................
                                                     -----------------   -----------------   -----------------   -----------------

Operating Expenses
  Operation ......................................
  Maintenance ....................................
  Depreciation and depletion .....................
  Other taxes ....................................
                                                     -----------------   -----------------   -----------------   -----------------

Total Operating Expenses .........................
                                                     -----------------   -----------------   -----------------   -----------------

Operating Income (Loss) ..........................
                                                     -----------------   -----------------   -----------------   -----------------

Other Income (Deductions)
  Interest income and other, net .................
  Interest expense and related charges ...........
                                                     -----------------   -----------------   -----------------   -----------------

Total Other Income (Deductions) ..................
                                                     -----------------   -----------------   -----------------   -----------------

Income (Loss) before Income Taxes ................
Income Taxes .....................................
                                                     -----------------   -----------------   -----------------   -----------------

Net Income (Loss) ................................
                                                     =================   =================   =================   =================

* CONFIDENTIAL TREATMENT REQUESTED

F-4A (1 of 1)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Electric Corporation and Subsidiaries
                   Consolidating Statement of Income Entries
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                        Entry No. 1        Entry No. 2
                                                                        Eliminate          Eliminate         Entry No. 3
                                                                        Intercompany       Subsidiary        Consolidating
                                                           Total        Transactions       Equity            Adjustments
                                                      ----------------  -----------------  ----------------  ------------------
Net Revenues
  Energy sales .....................................         *                  *                 *                  *
  Less: Products purchased .........................
                                                      ----------------  -----------------  ----------------  ------------------

  Gross Margin .....................................

  Transportation ...................................
  Production gas sales .............................
  Other ............................................
                                                      ----------------  -----------------  ----------------  ------------------

Total Net Revenues .................................
                                                      ----------------  -----------------  ----------------  ------------------

Operating Expenses
  Operation ........................................
  Maintenance ......................................
  Depreciation and depletion .......................
  Other taxes ......................................
                                                      ----------------  -----------------  ----------------  ------------------

Total Operating Expenses ...........................
                                                      ----------------  -----------------  ----------------  ------------------

Operating Income (Loss) ............................
                                                      ----------------  -----------------  ----------------  ------------------

Other Income (Deductions)
  Interest income and other, net ...................
  Interest expense and related charges .............
                                                      ----------------  -----------------  ----------------  ------------------

Total Other Income (Deductions) ....................
                                                      ----------------  -----------------  ----------------  ------------------

Income (Loss) before Income Taxes...................
Income Taxes .......................................
                                                      ----------------  -----------------  ----------------  ------------------

Net Income (Loss) ..................................
                                                      ================  =================  ================  ==================

* CONFIDENTIAL TREATMENT REQUESTED

F-4B (1 of 1)

                   COLUMBIA ENERGY GROUP AND SUBSIDIARIES
         Columbia Energy Group Capital Corporation and Subsidiaries
                 Consolidating Statement of Income Entries
                        Year Ended December 31, 1998
         (Not Covered by Report of Independent Public Accountants)
                               ($ Thousands)

                                                                  Entry No. 1           Entry No. 2
                                                                  Eliminate             Eliminate            Entry No. 3
                                                                  Intercompany          Subsidiary           Consolidating
                                                    Total         Transactions          Equity               Adjustments
                                              ------------------  -------------------   -------------------  -------------------
Net Revenues
  Energy sales ...........................            *                      *                    *                   *
  Less: Products purchased ...............
                                              ------------------  -------------------   -------------------  -------------------

  Gross Margin ...........................

  Transportation .........................
  Production gas sales ...................
  Other ..................................
                                              ------------------  -------------------   -------------------  -------------------

Total Net Revenues .......................
                                              ------------------  -------------------   -------------------  -------------------

Operating Expenses
  Operation ..............................
  Maintenance ............................
  Depreciation and depletion .............
  Other taxes ............................
                                              ------------------  -------------------   -------------------  -------------------

Total Operating Expenses .................
                                              ------------------  -------------------   -------------------  -------------------

Operating Income (Loss) ..................
                                              ------------------  -------------------   -------------------  -------------------

Other Income (Deductions)
  Interest income and other, net .........
  Interest expense and related charges ...
                                              ------------------  -------------------   -------------------  -------------------

Total Other Income (Deductions) ..........
                                              ------------------  -------------------   -------------------  -------------------

Income (Loss) before Income Taxes ........
Income Taxes .............................
                                              ------------------  -------------------   -------------------  -------------------

Net Income (Loss) ........................
                                              ==================  ===================   ===================  ===================

* CONFIDENTIAL TREATMENT REQUESTED

F-4C (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1998
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                     Entry No. 1         Entry No. 2
                                                                     Eliminate           Eliminate           Entry No. 3
                                                                     Intercompany        Subsidiary          Consolidating
                                                      Total          Transactions        Equity              Adjustments
                                                 -----------------   -----------------   -----------------   -----------------
Net Revenues
  Energy sales .............................             *                   *                   *                   *
  Less: Products purchased .................
                                                 -----------------   -----------------   -----------------   -----------------

  Gross Margin .............................

  Transportation ...........................
  Production gas sales .....................
  Other.....................................
                                                 -----------------   -----------------   -----------------   -----------------

Total Net Revenues .........................
                                                 -----------------   -----------------   -----------------   -----------------

Operating Expenses
  Operation ................................
  Maintenance ..............................
  Depreciation and depletion ...............
  Other taxes ..............................
                                                 -----------------   -----------------   -----------------   -----------------

Total Operating Expenses ...................
                                                 -----------------   -----------------   -----------------   -----------------

Operating Income (Loss) ....................
                                                 -----------------   -----------------   -----------------   -----------------

Other Income (Deductions)
  Interest income and other, net ...........
  Interest expense and related charges .....
                                                 -----------------   -----------------   -----------------   -----------------

Total Other Income (Deductions) ............
                                                 -----------------   -----------------   -----------------   -----------------

Income (Loss) before Income Taxes ..........
Income Taxes ...............................
                                                 -----------------   -----------------   -----------------   -----------------

Net Income (Loss) ..........................
                                                 =================   =================   =================   =================

* CONFIDENTIAL TREATMENT REQUESTED

 F-4D (1 of 1)

                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
            Columbia Energy Services Corporation and Subsidiaries
                  Consolidating Statement of Income Entries
                        Year Ended December 31, 1998
          (Not covered by Report of Independent Public Accountants)
                                ($ Thousands)

                                                                     Entry No. 1         Entry No. 2
                                                                     Eliminate           Eliminate          Entry No. 3
                                                                     Intercompany        Subsidiary         Consolidating
                                                       Total         Transactions        Equity             Adjustments
                                                 -----------------  -----------------   -----------------  -------------------
Net Revenues
  Energy sales ...............................           *                  *                   *                   *
  Less: Products purchased ...................
                                                 -----------------  -----------------   -----------------  -------------------

  Gross Margin ...............................

  Transportation .............................
  Production gas sales .......................
  Other......... .............................
                                                 -----------------  -----------------   -----------------  -------------------

Total Net Revenues ...........................
                                                 -----------------  -----------------   -----------------  -------------------

 Operating Expenses
   Operation .................................
   Maintenance ...............................
   Depreciation and depletion ................
   Other taxes ...............................
                                                 -----------------  -----------------   -----------------  -------------------

 Total Operating Expenses ....................
                                                 -----------------  -----------------   -----------------  -------------------

 Operating Income (Loss) .....................
                                                 -----------------  -----------------   -----------------  -------------------

 Other Income (Deductions)
   Interest income and other, net ............
   Interest expense and related charges ......
                                                 -----------------  -----------------   -----------------  -------------------

 Total Other Income (Deductions) .............
                                                 -----------------  -----------------   -----------------  -------------------

 Income (Loss) before Income Taxes ...........
 Income Taxes ................................
                                                 -----------------  -----------------   -----------------  -------------------


 Net Income (Loss) ...........................
                                                 =================  =================   =================  ===================

* CONFIDENTIAL TREATMENT REQUESTED

F-4E (1 of 1)

                  COLUMBIA ENERGY GROUP AND SUBSIDIARIES
          Columbia Network Services Corporation and Subsidiaries
                Consolidating Statement of Income Entries
                       Year Ended December 31, 1998
        (Not Covered by Report of Independent Public Accountants)
                              ($ Thousands)

                                                                 Entry No. 1          Entry No. 2
                                                                 Eliminate            Eliminate           Entry No. 3
                                                                 Intercompany         Subsidiary          Consolidating
                                                   Total         Transactions         Equity              Adjustments
                                             ------------------  ------------------   ------------------  ------------------

Net Revenues
  Energy sales ............................          *                   *                    *                   *
  Less: Products purchased ................
                                             ------------------  ------------------   ------------------  ------------------

  Gross Margin ............................

  Transportation ..........................
  Production gas sales ....................
  Other ...................................
                                             ------------------  ------------------   ------------------  ------------------

Total Net Revenues ........................
                                             ------------------  ------------------   ------------------  ------------------

Operating Expenses
  Operation ...............................
  Maintenance .............................
  Depreciation and depletion ..............
  Other taxes .............................
                                             ------------------  ------------------   ------------------  ------------------

Total Operating Expenses ..................
                                             ------------------  ------------------   ------------------  ------------------

Operating Income (Loss) ...................
                                             ------------------  ------------------   ------------------  ------------------

Other Income (Deductions)
  Interest income and other, net ..........
  Interest expense and related charges ....
                                             ------------------  ------------------   ------------------  ------------------

Total Other Income (Deductions) ...........
                                             ------------------  ------------------   ------------------  ------------------

Income (Loss) before Income Taxes..........
Income Taxes ..............................
                                             ------------------  ------------------   ------------------  ------------------

Net Income (Loss) .........................
                                             ==================  ==================   ==================  ==================

* CONFIDENTIAL TREATMENT REQUESTED

F-4F (1 of 1)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1998
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                   Entry No. 1       Entry No. 2
                                                                   Eliminate         Eliminate         Entry No. 3
                                                                   Intercompany      Subsidiary        Consolidating
                                                      Total        Transactions      Equity            Adjustments
                                                 ----------------  ----------------  ----------------  ----------------
Net Revenues
  Energy sales.................................         *                 *                 *                 *
  Less: Products purchased.....................
                                                 ----------------  ----------------  ----------------  ----------------

  Gross margin.................................

  Transportation...............................
  Production gas sales.........................
  Other........................................
                                                 ----------------  ----------------  ----------------  ----------------

Total Net Revenues.............................
                                                 ----------------  ----------------  ----------------  ----------------

Operating Expenses
  Operation ...................................
  Maintenance .................................
  Depreciation and depletion ..................
  Other taxes .................................
                                                 ----------------  ----------------  ----------------  ----------------

Total Operating Expenses ......................
                                                 ----------------  ----------------  ----------------  ----------------

Operating Income (Loss) .......................
                                                 ----------------  ----------------  ----------------  ----------------

Other Income (Deductions)
  Interest income and other, net ..............
  Interest expense and related charges ........
                                                 ----------------  ----------------  ----------------  ----------------

Total Other Income (Deductions) ...............
                                                 ----------------  ----------------  ----------------  ----------------

Income (Loss) before Income Taxes .............
Income Taxes ..................................
                                                 ----------------  ----------------  ----------------  ----------------

Net Income (Loss) .............................
                                                 ================  ================  ================  ================


* CONFIDENTIAL TREATMENT REQUESTED

F-4G (1 of 1)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1998
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                     Entry No. 1         Entry No. 2
                                                                     Eliminate           Eliminate           Entry No. 3
                                                                     Intercompany        Subsidiary          Consolidating
                                                       Total         Transactions        Equity              Adjustments
                                                 ------------------  ------------------  ------------------  ------------------
Net Revenues
  Energy sales ..............................            *                   *                   *                   *
  Less: Products purchased ..................
                                                 ------------------  ------------------  ------------------  ------------------

  Gross Margin ..............................

  Transportation ............................
  Production gas sales ......................
  Other .....................................
                                                 ------------------  ------------------  ------------------  ------------------

Total Net Revenues ..........................
                                                 ------------------  ------------------  ------------------  ------------------

Operating Expenses
  Operation .................................
  Maintenance ...............................
  Depreciation and depletion ................
  Other taxes ...............................
                                                 ------------------  ------------------  ------------------  ------------------

Total Operating Expenses ....................
                                                 ------------------  ------------------  ------------------  ------------------

Operating Income (Loss) .....................
                                                 ------------------  ------------------  ------------------  ------------------

Other Income (Deductions)
  Interest income and other, net ............
  Interest expense and related charges ......
                                                 ------------------  ------------------  ------------------  ------------------

Total Other Income (Deductions) .............
                                                 ------------------  ------------------  ------------------  ------------------

Income (Loss) before Income Taxes ...........
Income Taxes ................................
                                                 ------------------  ------------------  ------------------  ------------------

Net Income (Loss) ...........................
                                                 ==================  ==================  ==================  ==================

* CONFIDENTIAL TREATMENT REQUESTED

F-5 (1 of 5)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1998
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                               F-5        F-5         F-5          F-5                 Consolidating
                                             Page 2      Page 3      Page 4      Page 5     Combined       Entries    Consolidated
                                           ----------  ----------  ----------  ----------  ----------  -------------  ------------

Common Stock
 Balance at beginning of year ...........       *           *           *           *           *            *            554,955
  Common stock issued -
    Subsidiaries ........................                                                                                       -
    Stock split 3 for 2..................                                                                                 277,856
    Long-term incentive plan ............                                                                                   2,308
    Public offering .....................                                                                                       -
                                           ----------  ----------  ----------  ----------  ----------  -------------  ------------
 Balance at end of year .................                                                                                 835,119
                                           ----------  ----------  ----------  ----------  ----------  -------------  ------------

Additional Paid in Capital
 Balance at beginning of year ...........                                                                                 754,215
  Common stock issued -
    Subsidiaries ........................                                                                                       -
    Long-term incentive plan ............                                                                                   7,589
    Public offering .....................                                                                                       -
  Recapitalization -
    Capital contributions................                                                                                       -
                                           ----------  ----------  ----------  ----------  ----------  -------------  ------------
 Balance at end of year .................                                                                                 761,804
                                           ----------  ----------  ----------  ----------  ----------  -------------  ------------

Retained Earnings
 Balance at beginning of year ...........                                                                                 482,714
  Net income (loss)......................                                                                                 269,244
  Stock dividend - stock split 3 for 2...                                                                                 278,467
  Cash dividends -
    CG ..................................                                                                                  63,947
    Subsidiaries (to CG) ................                                                                                       -
  Other .................................                                                                                       -
                                           ----------  ----------  ----------  ----------  ----------  -------------  ------------
 Balance at end of year .................                                                                                 409,544
                                           ----------  ----------  ----------  ----------  ----------  -------------  ------------

Reacquired Capital Stock.................                                                                                       -

Accumulated  Foreign Currency Translation
 Adjusment Balance at beginning of year .                                                                                       -
  Translation adjustment.................                                                                                    (281)
                                           ----------  ----------  ----------  ----------  ----------  -------------  ------------
 Balance at end of year .................                                                                                    (281)
                                           ----------  ----------  ----------  ----------  ----------  -------------  ------------

Unearned Employee Compensation
 Balance at beginning of year ...........                                                                                  (1,168)
  Adjustment ............................                                                                                     292
                                           ----------  ----------  ----------  ----------  ----------  -------------  ------------
 Balance at end of year .................                                                                                    (876)
                                           ----------  ----------  ----------  ----------  ----------  -------------  ------------

TOTAL COMMON STOCK EQUITY                                                                                               2,005,310
                                           ==========  ==========  ==========  ==========  ==========  =============  ============


* CONFIDENTIAL TREATMENT REQUESTED

F-5 (2 of 5)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1998
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                  F-5 Page 2
                                               CER (a)       TCO            CGT         CLG (a)         CKY         Total
                                              ---------  ------------   -----------   -----------   -----------  ------------


Common Stock
 Balance at beginning of year .............       *               48            20       *              23,806      *
  Common stock issued -
    Subsidiaries ..........................                        -             -                           -
    Stock split 3 for 2....................                        -             -                           -
    Long-term incentive plan ..............                        -             -                           -
    Public offering .......................                        -             -                           -
                                              ---------  ------------   -----------   -----------   -----------  ------------
 Balance at end of year ...................                       48            20                      23,806
                                              ---------  ------------   -----------   -----------   -----------  ------------

Additional Paid in Capital
 Balance at beginning of year .............                1,512,025        82,429                         174
  Common stock issued -
    Subsidiaries ..........................                        -             -                           -
    Long-term incentive plan ..............                        -             -                           -
    Public offering .......................                        -             -                           -
  Recapitalization -
    Capital contributions..................                        -             -                           -
                                              ---------  ------------   -----------   -----------   -----------  ------------
 Balance at end of year ...................                1,512,025        82,429                         174
                                              ---------  ------------   -----------   -----------   -----------  ------------

Retained Earnings
 Balance at beginning of year .............                 (537,611)       21,404                      42,681
  Net income ..............................                  156,336        29,098                      13,497
  Stock dividend - stock split 3 for 2.....                        -             -                           -
  Cash dividends -
    CG ....................................                        -             -                           -
    Subsidiaries (to CG) ..................                  135,000        10,500                      11,094
  Other ...................................                        -             -                           -
                                              ---------  ------------   -----------   -----------   -----------  ------------
 Balance at end of year ...................                 (516,275)       40,002                      45,084
                                              ---------  ------------   -----------   -----------   -----------  ------------

Reacquired Capital Stock...................                        -             -                           -

Accumulated  Foreign Currency Translation
 Adjusment Balance at beginning of year ...                        -             -                           -
  Translation Adjustment...................                        -             -                           -
                                              ---------  ------------   -----------   -----------   -----------  ------------
 Balance at end of year ...................                        -             -                           -
                                              ---------  ------------   -----------   -----------   -----------  ------------

Unearned Employee Compensation
 Balance at beginning of year .............                        -             -                           -
  Adjustment ..............................                        -             -                           -
                                              ---------  ------------   -----------   -----------   -----------  ------------
 Balance at end of year ...................                        -             -                           -
                                              ---------  ------------   -----------   -----------   -----------  ------------

TOTAL COMMON STOCK EQUITY                                    995,798       122,451                      69,064
                                              =========  ============   ===========   ===========   ===========  ============

(a) CER includes five subsidiaries and CLG includes one subsidiary as noted in
Item 1. Consolidating financial statements of CER and CLG are presented herewith in Item 10, Exhibits F-1F through F-6F and F-1C through F-6C, respectively.


* CONFIDENTIAL TREATMENT REQUESTED

F-5 (3 of 5)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1998
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                 F-5 Page 3
                                                     CMD         CPA           CGV           COH           CG      Total
                                                 -----------  ----------   -----------   ------------   -------  ----------


Common Stock
 Balance at beginning of year ...............            72      85,128        65,305        119,240       *          *
  Common stock issued -
    Subsidiaries ............................             -           -             -              -
    Stock split 3 for 2......................             -           -             -              -
    Long-term incentive plan ................             -           -             -              -
    Public offering .........................             -           -             -              -
                                                 -----------  ----------   -----------   ------------   -------  ----------
 Balance at end of year .....................            72      85,128        65,305        119,240
                                                 -----------  ----------   -----------   ------------   -------  ----------

Additional Paid in Capital
 Balance at beginning of year ...............        10,020           -         2,969              -
  Common stock issued -
    Subsidiaries ............................             -           -             -              -
    Long-term incentive plan ................             -           -             -              -
    Public offering .........................             -           -             -              -
  Recapitalization -
    Capital contributions....................             -           -             -              -
                                                 -----------  ----------   -----------   ------------   -------  ----------
 Balance at end of year .....................        10,020           -         2,969              -
                                                 -----------  ----------   -----------   ------------   -------  ----------

Retained Earnings
 Balance at beginning of year ...............        12,308     130,987        73,520        303,247
  Net income ................................         3,387      21,412        12,729         58,945
  Stock dividend - stock split 3 for 2.......             -           -             -              -
  Cash dividends -
    CG ......................................             -           -             -              -
    Subsidiaries (to CG) ....................         2,492      18,728             -         45,788
  Other .....................................             -           -             -              -
                                                 -----------  ----------   -----------   ------------   -------  ----------
 Balance at end of year .....................        13,203     133,671        86,249        316,404
                                                 -----------  ----------   -----------   ------------   -------  ----------

Reacquired Capital Stock.....................             -           -             -              -

Accumulated  Foreign Currency Translation
 Adjusment Balance at beginning of year .....             -           -             -              -
  Translation Adjustment.....................             -           -             -              -
                                                 -----------  ----------   -----------   ------------   -------  ----------
 Balance at end of year .....................             -           -             -              -
                                                 -----------  ----------   -----------   ------------   -------  ----------

Unearned Employee Compensation
 Balance at beginning of year ...............             -           -             -              -
  Adjustment ................................             -           -             -              -
                                                 -----------  ----------   -----------   ------------   -------  ----------
 Balance at end of year .....................             -           -             -              -
                                                 -----------  ----------   -----------   ------------   -------  ----------

TOTAL COMMON STOCK EQUITY                            23,295     218,799       154,523        435,644
                                                 ===========  ==========   ===========   ============   =======  ==========


* CONFIDENTIAL TREATMENT REQUESTED

F-5 (4 of 5)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1998
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                F-5 Page 4
                                                    CS        CIC    CES (a)    CPC    CEC (a)     Total
                                                -----------  -----   -------   -----   -------  ----------


Common Stock
 Balance at beginning of year ..............           300     *        *        *        *          *
  Common stock issued -
    Subsidiaries ...........................             -
    Stock split 3 for 2.....................             -
    Long-term incentive plan ...............             -
    Public offering ........................             -
                                                -----------  -----   -------   -----   -------  ----------
 Balance at end of year ....................           300
                                                -----------  -----   -------   -----   -------  ----------

Additional Paid in Capital
 Balance at beginning of year ..............        12,700
  Common stock issued -
    Subsidiaries ...........................             -
    Long-term incentive plan ...............             -
    Public offering ........................             -
  Recapitalization -
    Capital contributions...................             -
                                                -----------  -----   -------   -----   -------  ----------
 Balance at end of year ....................        12,700
                                                -----------  -----   -------   -----   -------  ----------

Retained Earnings
 Balance at beginning of year ..............           186
  Net income (loss).........................         2,237
  Stock dividend - stock split 3 for 2......             -
  Cash dividends -
    CG .....................................             -
    Subsidiaries (to CG) ...................         2,237
  Other ....................................             -
                                                -----------  -----   -------   -----   -------  ----------
 Balance at end of year ....................           186
                                                -----------  -----   -------   -----   -------  ----------

Reacquired Capital Stock....................             -

Accumulated  Foreign Currency Translation
 Adjusment Balance at beginning of year ....             -
  Translation Adjustment....................             -
                                                -----------  -----   -------   -----   -------  ----------
 Balance at end of year ....................             -
                                                -----------  -----   -------   -----   -------  ----------

Unearned Employee Compensation
 Balance at beginning of year ..............             -
  Adjustment ...............................             -
                                                -----------  -----   -------   -----   -------  ----------
 Balance at end of year ....................             -
                                                -----------  -----   -------   -----   -------  ----------

TOTAL COMMON STOCK EQUITY                           13,186
                                                ===========  =====   =======   =====   =======  ==========

(a) CES includes four subsidiaries and CEC includes eleven subsidiaries as noted in Item 1. Consolidating financial statements of CES and CEC are presented herewith in Item 10, Exhibits F-1D through F-6D and F-1A through F-6A, respectively.


* CONFIDENTIAL TREATMENT REQUESTED

F-5 (5 of 5)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1998
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                 F-5 Page 5
                                                 CCC (a)     CAT       CNS (a)       CPL (a)       Total
                                               -----------  -----    -----------   -----------   ----------


Common Stock
 Balance at beginning of year ..............        *         *           *            *             *
  Common stock issued -
    Subsidiaries ...........................
    Stock split 3 for 2.....................
    Long-term incentive plan ...............
    Public offering ........................
                                               -----------  -----    -----------   -----------   ----------
 Balance at end of year ....................
                                               -----------  -----    -----------   -----------   ----------

Additional Paid in Capital
 Balance at beginning of year ..............
  Common stock issued -
    Subsidiaries ...........................
    Long-term incentive plan ...............
    Public offering ........................
  Recapitalization -
    Capital contributions...................
                                               -----------  -----    -----------   -----------   ----------
 Balance at end of year ....................
                                               -----------  -----    -----------   -----------   ----------

Retained Earnings
 Balance at beginning of year ..............
  Net income ...............................
  Stock dividend - stock split 3 for 2......
  Cash dividends -
    CG .....................................
    Subsidiaries (to CG) ...................
  Other ....................................
                                               -----------  -----    -----------   -----------   ----------
 Balance at end of year ....................
                                               -----------  -----    -----------   -----------   ----------

Reacquired Capital Stock....................

Accumulated  Foreign Currency Translation
 Adjusment Balance at beginning of year ....
  Translation Adjustment....................
                                               -----------  -----    -----------   -----------   ----------
 Balance at end of year ....................
                                               -----------  -----    -----------   -----------   ----------

Unearned Employee Compensation
 Balance at beginning of year ..............
  Adjustment ...............................
                                               -----------  -----    -----------   -----------   ----------
 Balance at end of year ....................
                                               -----------  -----    -----------   -----------   ----------

TOTAL COMMON STOCK EQUITY
                                               ===========  =====    ===========   ===========   ==========

(a) CCC and CNS include two subsidiaries and CPL includes one subsidiary as noted in Item 1. Consolidating financial statements of CCC, CNS and CPL are presented herewith in Item 10, Exhibits F-1B through F-6B, F-1E through F-6E and F-1G through F-6G, respectively.


* CONFIDENTIAL TREATMENT REQUESTED

F-5A (1 of 3)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1998
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                            F-5A               F-5A
                                                           Page 2             Page 3           Combined
                                                       ----------------  -----------------  ----------------
Common Stock
 Balance at beginning of year .......................         *                  *                 *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                       ----------------  -----------------  ----------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------
Additional Paid in Capital
 Balance at beginning of year .......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
  Recapitalization -
    Capital contributions ...........................
                                                       ----------------  -----------------  ----------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------
Retained Earnings
 Balance at beginning of year .......................
  Net income (loss) .................................
  Stock dividend - stock split 3 for 2...............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                       ----------------  -----------------  ----------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------
Reacquired Capital Stock ............................

Accumulated Foreign Currency Translation Adjustment
 Balance at beginning of year .......................
  Translation adjustment.............................
                                                       ----------------  -----------------  ----------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------
Unearned Employee Compensation
 Balance at beginning of year .......................
  Adjustment ........................................

                                                       ----------------  -----------------  ----------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------
TOTAL COMMON STOCK EQUITY
                                                       ================  =================  ================

                                                           Consolidating           CEC
                                                              Entries          Consolidated
                                                         ------------------  -----------------
Common Stock
 Balance at beginning of year .......................            *                   *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                         ------------------  -----------------
 Balance at end of year .............................
                                                         ------------------  -----------------
Additional Paid in Capital
 Balance at beginning of year .......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
  Recapitalization -
    Capital contributions ...........................
                                                         ------------------  -----------------
 Balance at end of year .............................
                                                         ------------------  -----------------
Retained Earnings
 Balance at beginning of year .......................
  Net income (loss) .................................
  Stock dividend - stock split 3 for 2...............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                         ------------------  -----------------
 Balance at end of year .............................
                                                         ------------------  -----------------
Reacquired Capital Stock ............................

Accumulated Foreign Currency Translation Adjustment
 Balance at beginning of year .......................
  Translation adjustment.............................
                                                         ------------------  -----------------
 Balance at end of year .............................
                                                         ------------------  -----------------
Unearned Employee Compensation
 Balance at beginning of year .......................
  Adjustment ........................................

                                                         ------------------  -----------------
 Balance at end of year .............................
                                                         ------------------  -----------------
TOTAL COMMON STOCK EQUITY
                                                         ==================  =================



* CONFIDENTIAL TREATMENT REQUESTED

F-5A (2 of 3)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1998
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                             CBG               CBL                CGG                CGP
                                                       ----------------  -----------------  ----------------  ------------------
Common Stock
 Balance at beginning of year .......................         *                  *                 *                  *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                       ----------------  -----------------  ----------------  ------------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------  ------------------
Additional Paid in Capital
 Balance at beginning of year .......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
  Recapitalization -
    Capital contributions ...........................
                                                       ----------------  -----------------  ----------------  ------------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------  ------------------
Retained Earnings
 Balance at beginning of year .......................
  Net Income ........................................
  Stock dividend - stock split 3 for 2...............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                       ----------------  -----------------  ----------------  ------------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------  ------------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
 Balance at beginning of year .......................
  Translation Adjustment.............................
                                                       ----------------  -----------------  ----------------  ------------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------  ------------------
Unearned Employee Compensation
 Balance at beginning of year .......................
  Adjustment ........................................
                                                       ----------------  -----------------  ----------------  ------------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------  ------------------
TOTAL COMMON STOCK EQUITY
                                                       ================  =================  ================  ==================

                                                                                                 F-5A Page 2
                                                               CLP                CEC               Total
                                                         -----------------  -----------------  ----------------
Common Stock
 Balance at beginning of year .......................            *                  *                 *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                         -----------------  -----------------  ----------------
 Balance at end of year .............................
                                                         -----------------  -----------------  ----------------
Additional Paid in Capital
 Balance at beginning of year .......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
  Recapitalization -
    Capital contributions ...........................
                                                         -----------------  -----------------  ----------------
 Balance at end of year .............................
                                                         -----------------  -----------------  ----------------
Retained Earnings
 Balance at beginning of year .......................
  Net Income ........................................
  Stock dividend - stock split 3 for 2...............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                         -----------------  -----------------  ----------------
 Balance at end of year .............................
                                                         -----------------  -----------------  ----------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
 Balance at beginning of year .......................
  Translation Adjustment.............................
                                                         -----------------  -----------------  ----------------
 Balance at end of year .............................
                                                         -----------------  -----------------  ----------------
Unearned Employee Compensation
 Balance at beginning of year .......................
  Adjustment ........................................
                                                         -----------------  -----------------  ----------------
 Balance at end of year .............................
                                                         -----------------  -----------------  ----------------
TOTAL COMMON STOCK EQUITY
                                                         =================  =================  ================


* CONFIDENTIAL TREATMENT REQUESTED

F-5A (3 of 3)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1998
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                             CVG               CVL                CRL                CEH
                                                       ----------------  -----------------  ----------------  ------------------
Common Stock
 Balance at beginning of year .......................         *                  *                 *                  *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                       ----------------  -----------------  ----------------  ------------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------  ------------------
Additional Paid in Capital
 Balance at beginning of year .......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
  Recapitalization -
    Capital contributions ...........................
                                                       ----------------  -----------------  ----------------  ------------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------  ------------------
Retained Earnings
 Balance at beginning of year .......................
  Net Income ........................................
  Stock dividend - stock split 3 for 2...............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                       ----------------  -----------------  ----------------  ------------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------  ------------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
 Balance at beginning of year .......................
  Translation adjustment.............................
                                                       ----------------  -----------------  ----------------  ------------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------  ------------------
Unearned Employee Compensation
 Balance at beginning of year .......................
  Adjustment ........................................
                                                       ----------------  -----------------  ----------------  ------------------
 Balance at end of year .............................
                                                       ----------------  -----------------  ----------------  ------------------
TOTAL COMMON STOCK EQUITY
                                                       ================  =================  ================  ==================

                                                                                                 F-5A Page 3
                                                               CEL                CGR               Total
                                                         -----------------  -----------------  ----------------
Common Stock
 Balance at beginning of year .......................            *                  *                 *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                         -----------------  -----------------  ----------------
 Balance at end of year .............................
                                                         -----------------  -----------------  ----------------
Additional Paid in Capital
 Balance at beginning of year .......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
  Recapitalization -
    Capital contributions ...........................
                                                         -----------------  -----------------  ----------------
 Balance at end of year .............................
                                                         -----------------  -----------------  ----------------
Retained Earnings
 Balance at beginning of year .......................
  Net Income ........................................
  Stock dividend - stock split 3 for 2...............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                         -----------------  -----------------  ----------------
 Balance at end of year .............................
                                                         -----------------  -----------------  ----------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
 Balance at beginning of year .......................
  Translation adjustment.............................
                                                         -----------------  -----------------  ----------------
 Balance at end of year .............................
                                                         -----------------  -----------------  ----------------
Unearned Employee Compensation
 Balance at beginning of year .......................
  Adjustment ........................................
                                                         -----------------  -----------------  ----------------
 Balance at end of year .............................
                                                         -----------------  -----------------  ----------------
TOTAL COMMON STOCK EQUITY
                                                         =================  =================  ================


* CONFIDENTIAL TREATMENT REQUESTED

F-5B (1 of 1)

                   COLUMBIA ENERGY GROUP AND SUBSIDIARIES
         Columbia Energy Group Capital Corporation and Subsidiaries
               Consolidating Statement of Common Stock Equity
                        Year Ended December 31, 1998
         (Not covered by Report of Independent Public Accountants)
                               ($ Thousands)


                                                             TGT                    CTC                       CCC
                                                      ------------------  ------------------------   ----------------------
Common Stock
  Balance at beginning of year ......................         *                      *                         *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                      ------------------  ------------------------   ----------------------
  Balance at end of year ............................
                                                      ------------------  ------------------------   ----------------------
Additional Paid in Capital
  Balance at beginning of year ......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
  Recapitalization -
    Capital contributions ...........................
                                                      ------------------  ------------------------   ----------------------

  Balance at end of year ............................
                                                      ------------------  ------------------------   ----------------------

Retained Earnings
  Balance at beginning of year ......................
  Net income (loss) .................................
  Stock dividend - stock split 3 for 2...............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                      ------------------  ------------------------   ----------------------
  Balance at end of year ............................
                                                      ------------------  ------------------------   ----------------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
  Balance at beginning of year ......................
  Translation adjustment.............................
                                                      ------------------  ------------------------   ----------------------
  Balance at end of year ............................
                                                      ------------------  ------------------------   ----------------------
Unearned Employee Compensation
  Balance at beginning of year ......................
  Adjustment ........................................
                                                      ------------------  ------------------------   ----------------------
  Balance at end of year ............................
                                                      ------------------  ------------------------   ----------------------
TOTAL COMMON STOCK EQUITY ...........................
                                                      ==================  ========================   ======================

                                                                                 Consolidating                    CCC
                                                            Combined                Entries                  Consolidated
                                                       -------------------  -------------------------  --------------------------
Common Stock
  Balance at beginning of year ......................           *                       *                          *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                       -------------------  -------------------------  --------------------------
  Balance at end of year ............................
                                                       -------------------  -------------------------  --------------------------
Additional Paid in Capital
  Balance at beginning of year ......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
  Recapitalization -
    Capital contributions ...........................
                                                       -------------------  -------------------------  --------------------------

  Balance at end of year ............................
                                                       -------------------  -------------------------  --------------------------

Retained Earnings
  Balance at beginning of year ......................
  Net income (loss) .................................
  Stock dividend - stock split 3 for 2...............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                       -------------------  -------------------------  --------------------------
  Balance at end of year ............................
                                                       -------------------  -------------------------  --------------------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
  Balance at beginning of year ......................
  Translation adjustment.............................
                                                       -------------------  -------------------------  --------------------------
  Balance at end of year ............................
                                                       -------------------  -------------------------  --------------------------
Unearned Employee Compensation
  Balance at beginning of year ......................
  Adjustment ........................................
                                                       -------------------  -------------------------  --------------------------
  Balance at end of year ............................
                                                       -------------------  -------------------------  --------------------------
TOTAL COMMON STOCK EQUITY ...........................
                                                       ===================  =========================  ==========================


* CONFIDENTIAL TREATMENT REQUESTED

F-5C (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1998
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                            CLNG                CLG               Combined
                                                      -----------------   -----------------   -----------------
Common Stock
  Balance at beginning of year ......................         *                   *                   *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                      -----------------   -----------------   -----------------
  Balance at end of year ............................
                                                      -----------------   -----------------   -----------------
Additional Paid in Capital
  Balance at beginning of year ......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
    Other ...........................................
  Recapitalization -
    Capital contributions ...........................
                                                      -----------------   -----------------   -----------------
  Balance at end of year ............................
                                                      -----------------   -----------------   -----------------
Retained Earnings
  Balance at beginning of year ......................
  Net income (loss) .................................
  Stock dividend - stock split 3 for 2...............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                      -----------------   -----------------   -----------------
  Balance at end of year ............................
                                                      -----------------   -----------------   -----------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
  Balance at beginning of year ......................
  Translation adjustment.............................
                                                      -----------------   -----------------   -----------------
  Balance at end of year ............................
                                                      -----------------   -----------------   -----------------
Unearned Employee Compensation
  Balance at beginning of year ......................
  Adjustment ........................................
                                                      -----------------   -----------------   -----------------
  Balance at end of year ............................
                                                      -----------------   -----------------   -----------------
TOTAL COMMON STOCK EQUITY ...........................
                                                      =================   =================   =================

                                                        Consolidating            CLG
                                                           Entries           Consolidated
                                                       -----------------   -----------------
Common Stock
  Balance at beginning of year ......................          *                   *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                       -----------------   -----------------
  Balance at end of year ............................
                                                       -----------------   -----------------
Additional Paid in Capital
  Balance at beginning of year ......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
    Other ...........................................
  Recapitalization -
    Capital contributions ...........................
                                                       -----------------   -----------------
  Balance at end of year ............................
                                                       -----------------   -----------------
Retained Earnings
  Balance at beginning of year ......................
  Net income (loss) .................................
  Stock dividend - stock split 3 for 2...............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                       -----------------   -----------------
  Balance at end of year ............................
                                                       -----------------   -----------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
  Balance at beginning of year ......................
  Translation adjustment.............................
                                                       -----------------   -----------------
  Balance at end of year ............................
                                                       -----------------   -----------------
Unearned Employee Compensation
  Balance at beginning of year ......................
  Adjustment ........................................
                                                       -----------------   -----------------
  Balance at end of year ............................
                                                       -----------------   -----------------
TOTAL COMMON STOCK EQUITY ...........................
                                                       =================   =================


* CONFIDENTIAL TREATMENT REQUESTED

 F-5D (1 of 1)

                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries Consolidating Statement of Common Stock Equity as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                               CEM                CPM              CSP              ECC
                                                        -----------------  --------------   --------------  -------------------
Common Stock
 Balance at beginning of year .......................           *                  *                *                *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                        -----------------  --------------   --------------  -------------------
 Balance at end of year .............................
                                                        -----------------  --------------   --------------  -------------------
Additional Paid in Capital
 Balance at beginning of year .......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
    Other ...........................................
  Recapitalization -
    Capital contributions............................
                                                        -----------------  --------------   --------------  -------------------
 Balance at end of year .............................
                                                        -----------------  --------------   --------------  -------------------
Retained Earnings
 Balance at beginning of year .......................
 Net income (loss)...................................
 Stock dividend - stock split 3 for 2................
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                        -----------------  --------------   --------------  -------------------
 Balance at end of year .............................
                                                        -----------------  --------------   --------------  -------------------
Reacquired Capital Stock.............................
Accumulated Foreign Currency Translation Adjustment
 Balance at beginning of year .......................
  Translation adjustment.............................
                                                        -----------------  --------------   --------------  -------------------
 Balance at end of year .............................
                                                        -----------------  --------------   --------------  -------------------
Unearned Employee Compensation
 Balance at beginning of year .......................
  Adjustment ........................................
                                                        -----------------  --------------   --------------  -------------------
 Balance at end of year .............................
                                                        -----------------  --------------   --------------  -------------------
TOTAL COMMON STOCK EQUITY
                                                        =================  ==============   ==============  ===================


                                                                                               Consolidating           CES
                                                               CES           Combined             Entries         Consolidated
                                                        ---------------  -----------------   -----------------  -----------------
Common Stock
 Balance at beginning of year .......................           *                *                   *                  *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                        ---------------  -----------------   -----------------  -----------------
 Balance at end of year .............................
                                                        ---------------  -----------------   -----------------  -----------------
Additional Paid in Capital
 Balance at beginning of year .......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
    Other ...........................................
  Recapitalization -
    Capital contributions............................
                                                        ---------------  -----------------   -----------------  -----------------
 Balance at end of year .............................
                                                        ---------------  -----------------   -----------------  -----------------
Retained Earnings
 Balance at beginning of year .......................
 Net income (loss)...................................
 Stock dividend - stock split 3 for 2................
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                        ---------------  -----------------   -----------------  -----------------
 Balance at end of year .............................
                                                        ---------------  -----------------   -----------------  -----------------
Reacquired Capital Stock.............................
Accumulated Foreign Currency Translation Adjustment
 Balance at beginning of year .......................
  Translation adjustment.............................
                                                        ---------------  -----------------   -----------------  -----------------
 Balance at end of year .............................
                                                        ---------------  -----------------   -----------------  -----------------
Unearned Employee Compensation
 Balance at beginning of year .......................
  Adjustment ........................................
                                                        ---------------  -----------------   -----------------  -----------------
 Balance at end of year .............................
                                                        ---------------  -----------------   -----------------  -----------------
TOTAL COMMON STOCK EQUITY
                                                        ===============  =================   =================  =================


* CONFIDENTIAL TREATMENT REQUESTED

F-5E (1 of 1)

                  COLUMBIA ENERGY GROUP AND SUBSIDIARIES
          Columbia Network Services Corporation and Subsidiaries
              Consolidating Statement of Common Stock Equity
                       Year Ended December 31, 1998
        (Not covered by Report of Independent Public Accountants)
                              ($ Thousands)


                                                               CMC                 EN                   CNS
                                                        ------------------  ------------------   ------------------
Common Stock
  Balance at beginning of year ......................           *                   *                    *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                        ------------------  ------------------   ------------------
  Balance at end of year ............................
                                                        ------------------  ------------------   ------------------
Additional Paid in Capital
  Balance at beginning of year ......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
    Other ...........................................
  Recapitalization -
    Capital contributions ...........................
                                                        ------------------  ------------------   ------------------
  Balance at end of year ............................
                                                        ------------------  ------------------   ------------------
Retained Earnings
  Balance at beginning of year ......................
  Net income (loss) .................................
  Stock dividend - stock split 3 for 2...............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                        ------------------  ------------------   ------------------
  Balance at end of year ............................
                                                        ------------------  ------------------   ------------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
  Balance at beginning of year ......................
   Translation adjustment ...........................
                                                        ------------------  ------------------   ------------------
  Balance at end of year ............................
                                                        ------------------  ------------------   ------------------
Unearned Employee Compensation
  Balance at beginning of year ......................
   Adjustment........................................
                                                        ------------------  ------------------   ------------------
  Balance at end of year ............................
                                                        ------------------  ------------------   ------------------
TOTAL COMMON STOCK EQUITY ...........................
                                                        ==================  ==================   ==================

                                                                               Consolidating            CNS
                                                             Combined             Entries          Consolidated
                                                         ------------------   -----------------  ------------------
Common Stock
  Balance at beginning of year ......................            *                    *                  *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                         ------------------   -----------------  ------------------
  Balance at end of year ............................
                                                         ------------------   -----------------  ------------------
Additional Paid in Capital
  Balance at beginning of year ......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
    Other ...........................................
  Recapitalization -
    Capital contributions ...........................
                                                         ------------------   -----------------  ------------------
  Balance at end of year ............................
                                                         ------------------   -----------------  ------------------
Retained Earnings
  Balance at beginning of year ......................
  Net income (loss) .................................
  Stock dividend - stock split 3 for 2...............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                         ------------------   -----------------  ------------------
  Balance at end of year ............................
                                                         ------------------   -----------------  ------------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
  Balance at beginning of year ......................
   Translation adjustment ...........................
                                                         ------------------   -----------------  ------------------
  Balance at end of year ............................
                                                         ------------------   -----------------  ------------------
Unearned Employee Compensation
  Balance at beginning of year ......................
   Adjustment........................................
                                                         ------------------   -----------------  ------------------
  Balance at end of year ............................
                                                         ------------------   -----------------  ------------------
TOTAL COMMON STOCK EQUITY ...........................
                                                         ==================   =================  ==================


* CONFIDENTIAL TREATMENT REQUESTED

F-5F (1 of 1)

                  COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Energy Resources, Inc. and Subsidiaries
              Consolidating Statement of Common Stock Equity
                       Year Ended December 31, 1998
         (Not covered by Report of Independent Public Accountants)
                               ($ Thousands)


                                                              CNR               HH                CU
                                                        ----------------  ----------------  ----------------
Common Stock
  Balance at beginning of year ......................          *                 *                 *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                        ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                        ----------------  ----------------  ----------------
Additional Paid in Capital
  Balance at beginning of year ......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
    Other............................................
  Recapitalization -
    Capital contributions ...........................
                                                        ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                        ----------------  ----------------  ----------------
Retained Earnings
  Balance at beginning of year ......................
  Net income (loss) .................................
  Stock dividends - stock split 3 for 2..............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                        ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                        ----------------  ----------------  ----------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
  Balance at beginning of year ......................
    Translation adjustment...........................
                                                        ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                        ----------------  ----------------  ----------------
Unearned Employee Compensation
  Balance at beginning of year ......................
   Adjustment........................................
                                                        ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                        ----------------  ----------------  ----------------
TOTAL COMMON STOCK EQUITY ...........................
                                                        ================  ================  ================


                                                               AD                AL                CER
                                                         ----------------  ----------------  ----------------
Common Stock
  Balance at beginning of year ......................           *                 *                 *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                         ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                         ----------------  ----------------  ----------------
Additional Paid in Capital
  Balance at beginning of year ......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
    Other............................................
  Recapitalization -
    Capital contributions ...........................
                                                         ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                         ----------------  ----------------  ----------------
Retained Earnings
  Balance at beginning of year ......................
  Net income (loss) .................................
  Stock dividends - stock split 3 for 2..............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                         ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                         ----------------  ----------------  ----------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
  Balance at beginning of year ......................
    Translation adjustment...........................
                                                         ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                         ----------------  ----------------  ----------------
Unearned Employee Compensation
  Balance at beginning of year ......................
   Adjustment........................................
                                                         ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                         ----------------  ----------------  ----------------
TOTAL COMMON STOCK EQUITY ...........................
                                                         ================  ================  ================

                                                                           Consolidating          CER
                                                           Combined           Entries        Consolidated
                                                        ----------------  ----------------  ----------------
Common Stock
  Balance at beginning of year ......................          *                 *                 *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                        ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                        ----------------  ----------------  ----------------
Additional Paid in Capital
  Balance at beginning of year ......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
    Other............................................
  Recapitalization -
    Capital contributions ...........................
                                                        ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                        ----------------  ----------------  ----------------
Retained Earnings
  Balance at beginning of year ......................
  Net income (loss) .................................
  Stock dividends - stock split 3 for 2..............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                        ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                        ----------------  ----------------  ----------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
  Balance at beginning of year ......................
    Translation adjustment...........................
                                                        ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                        ----------------  ----------------  ----------------
Unearned Employee Compensation
  Balance at beginning of year ......................
   Adjustment........................................
                                                        ----------------  ----------------  ----------------
  Balance at end of year ............................
                                                        ----------------  ----------------  ----------------
TOTAL COMMON STOCK EQUITY ...........................
                                                        ================  ================  ================


* CONFIDENTIAL TREATMENT REQUESTED

F-5G (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1998
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                             CDW                 CPL              Combined
                                                      ------------------  ------------------  ------------------
Common Stock
  Balance at beginning of year ......................         *                   *                   *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                      ------------------  ------------------  ------------------
  Balance at end of year ............................
                                                      ------------------  ------------------  ------------------
Additional Paid in Capital
  Balance at beginning of year ......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
    Other ...........................................
  Recapitalization -
    Capital contributions ...........................
                                                      ------------------  ------------------  ------------------
  Balance at end of year ............................
                                                      ------------------  ------------------  ------------------
Retained Earnings
  Balance at beginning of year ......................
  Net income (loss) .................................
  Stock dividend - stock split 3 for 2...............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                      ------------------  ------------------  ------------------
  Balance at end of year ............................
                                                      ------------------  ------------------  ------------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
  Balance at beginning of year ......................
   Translation adjustment............................
                                                      ------------------  ------------------  ------------------
  Balance at end of year ............................
                                                      ------------------  ------------------  ------------------
Unearned Employee Compensation
  Balance at beginning of year ......................
   Adjustment .......................................
                                                      ------------------  ------------------  ------------------
  Balance at end of year ............................
                                                      ------------------  ------------------  ------------------
TOTAL COMMON STOCK EQUITY ...........................
                                                      ==================  ==================  ==================

                                                          Consolidating            CPL
                                                             Entries          Consolidated
                                                        ------------------  ------------------
Common Stock
  Balance at beginning of year ......................           *                   *
  Common stock issued -
    Subsidiaries ....................................
    Stock split 3 for 2..............................
    Long-term incentive plan ........................
    Public offering .................................
                                                        ------------------  ------------------
  Balance at end of year ............................
                                                        ------------------  ------------------
Additional Paid in Capital
  Balance at beginning of year ......................
  Common stock issued -
    Subsidiaries ....................................
    Long-term incentive plan ........................
    Public offering .................................
    Other ...........................................
  Recapitalization -
    Capital contributions ...........................
                                                        ------------------  ------------------
  Balance at end of year ............................
                                                        ------------------  ------------------
Retained Earnings
  Balance at beginning of year ......................
  Net income (loss) .................................
  Stock dividend - stock split 3 for 2...............
  Cash dividends -
    CG ..............................................
    Subsidiaries (to CG) ............................
  Other .............................................
                                                        ------------------  ------------------
  Balance at end of year ............................
                                                        ------------------  ------------------
Reacquired Capital Stock ............................
Accumulated Foreign Currency Translation Adjustment
  Balance at beginning of year ......................
   Translation adjustment............................
                                                        ------------------  ------------------
  Balance at end of year ............................
                                                        ------------------  ------------------
Unearned Employee Compensation
  Balance at beginning of year ......................
   Adjustment .......................................
                                                        ------------------  ------------------
  Balance at end of year ............................
                                                        ------------------  ------------------
TOTAL COMMON STOCK EQUITY ...........................
                                                        ==================  ==================


* CONFIDENTIAL TREATMENT REQUESTED

F-6 (1 of 10)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                         F-6       F-6      F-6      F-6              Consolidating
                                                        Page 2   Page 3   Page 4   Page 5   Combined      Entries   Consolidated
                                                       -------- -------- -------- -------- ---------- ------------- ------------


Net Cash From Operations (See F-6 Page 6 for detail) .     *        *        *        *         *            *          761,759
                                                       -------- -------- -------- -------- ---------- ------------- ------------

Investment Activities
  Capital expenditures ...............................                                                                 (462,885)
  Contribution - partnerships ........................                                                                        -
  Purchase of investment assets ......................                                                                   (8,730)
  Other investments - net ............................                                                                   (3,809)
                                                       -------- -------- -------- -------- ---------- ------------- ------------
Net Investment Activities ............................                                                                 (475,424)
                                                       -------- -------- -------- -------- ---------- ------------- ------------

Financing Activities
  Dividends paid .....................................                                                                  (63,997)
  Capital contributions ..............................                                                                        -
  Retirement of long-term debt .......................                                                                     (900)
  Issuance of common stock -
    Issued by Registrant .............................                                                                   10,566
    Issued by Subsidiary to Registrant ...............                                                                        -
  Issuance of long-term debt -
    Issued by Registrant .............................                                                                        -
    Issued by Subsidiary to Registrant ...............                                                                        -
  Issuance (Repayment) of short-term debt.............                                                                 (182,391)
  Other financing activities..........................                                                                  (52,027)
                                                       -------- -------- -------- -------- ---------- ------------- ------------
Net Financing Activities .............................                                                                 (288,749)

                                                       -------- -------- -------- -------- ---------- ------------- ------------

Increase in cash and temporary cash investments ......                                                                   (2,414)
Cash and temporary cash investments at
 beginning of year ...................................                                                                   28,740
                                                       -------- -------- -------- -------- ---------- ------------- ------------
Cash and temporary cash investments at
 end of year (a) .....................................                                                                   26,326
                                                       -------- -------- -------- -------- ---------- ------------- ------------
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest                                                                                                147,016
  Cash paid for income taxes (net of refunds)                                                                            38,278

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

        * CONFIDENTIAL TREATMENT REQUESTED

F-6 (2 of 10)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                          F-6 Page 2
                                                        CER (b)     TCO       CGT     CLG (b)     CKY       Total
                                                       --------- --------- --------- --------- --------- ------------


Net Cash From Operations (See F-6 Page 7 for detail) .      *     283,596    53,594      *       34,378        *
                                                       --------- --------- --------- --------- --------- ------------

Investment Activities
  Capital expenditures ...............................           (163,469)  (45,469)            (12,526)
  Contribution - partnerships ........................                  -         -                   -
  Purchase of investment assets ......................                  -         -                   -
  Other investments - net ............................                  -         -                   -
                                                       --------- --------- --------- --------- --------- ------------
Net Investment Activities ............................           (163,469)  (45,469)            (12,526)
                                                       --------- --------- --------- --------- --------- ------------

Financing Activities
  Dividends paid .....................................           (135,000)  (10,500)            (11,094)
  Capital contributions ..............................                  -         -                   -
  Retirement of long-term debt .......................                  -         -                   -
  Issuance of common stock -
    Issued by Registrant .............................                  -         -                   -
    Issued by Subsidiary to Registrant ...............                  -         -                   -
  Issuance of long-term debt -
    Issued by Registrant .............................                  -         -                   -
    Issued by Subsidiary to Registrant ...............                  -         -                   -
  Issuance (Repayment) of short-term debt.............             22,529     2,708              (8,975)
  Other financing activities..........................            (36,814)   (3,244)             (1,641)
                                                       --------- --------- --------- --------- --------- ------------
Net Financing Activities .............................           (149,285)  (11,036)            (21,710)
                                                       --------- --------- --------- --------- --------- ------------

Increase in cash and temporary cash investments ......            (29,158)   (2,911)                142
Cash and temporary cash investments at
 beginning of year ...................................             29,228     2,922                 528
                                                       --------- --------- --------- --------- --------- ------------
Cash and temporary cash investments at
 end of year (a) .....................................                 70        11                 670
                                                       --------- --------- --------- --------- --------- ------------
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest                                           44,580     5,223               4,299
  Cash paid for income taxes (net of refunds)                      57,253    12,260               5,850

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

(b)  CER includes five subsidiaries and CLG includes one subsidiary as noted in
Item 1. Consolidating financial statements of CER and CLG are presented herewith in Item 10, Exhibits F-1F through F-6F and F-1C through F-6C, respectively.


        * CONFIDENTIAL TREATMENT REQUESTED

F-6 (3 of 10)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                        F-6 Page 3
                                                          COH       CMD       CPA       CGV      CG       Total
                                                       --------- --------- --------- --------- ------- ------------


Net Cash From Operations (See F-6 Page 8 for detail) .  170,686     7,489    71,379    44,128     *          *
                                                       --------- --------- --------- --------- ------- ------------

Investment Activities
  Capital expenditures ...............................  (63,005)   (4,105)  (29,032)  (46,852)
  Contribution - partnerships ........................        -         -         -         -
  Purchase of investment assets ......................        -         -         -         -
  Other investments - net ............................        -         -         -         -
                                                       --------- --------- --------- --------- ------- ------------
Net Investment Activities ............................  (63,005)   (4,105)  (29,032)  (46,852)
                                                       --------- --------- --------- --------- ------- ------------

Financing Activities
  Dividends paid .....................................  (45,788)   (2,492)  (18,728)        -
  Capital contributions ..............................        -         -         -         -
  Retirement of long-term debt .......................        -         -         -      (900)
  Issuance of common stock -
    Issued by Registrant .............................        -         -         -         -
    Issued by Subsidiary to Registrant ...............        -         -         -         -
  Issuance of long-term debt -
    Issued by Registrant .............................        -         -         -    10,000
    Issued by Subsidiary to Registrant ...............        -         -         -         -
  Issuance (Repayment) of short-term debt.............  (59,682)     (500)  (21,455)  (39,000)
  Other financing activities..........................   (2,630)     (290)   (1,922)      729
                                                       --------- --------- --------- --------- ------- ------------
Net Financing Activities ............................. (108,100)   (3,282)  (42,105)  (29,171)
                                                       --------- --------- --------- --------- ------- ------------

Increase in cash and temporary cash investments ......     (419)      102       242   (31,895)
Cash and temporary cash investments at
 beginning of year ...................................    3,685         1       778    32,923
                                                       --------- --------- --------- --------- ------- ------------
Cash and temporary cash investments at
 end of year (a) .....................................    3,266       103     1,020     1,028
                                                       --------- --------- --------- --------- ------- ------------
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest                                 30,290     1,377    13,666     8,887
  Cash paid for income taxes (net of refunds)            (5,540)      639     7,813     6,394

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


        * CONFIDENTIAL TREATMENT REQUESTED

F-6 (4 of 10)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                         F-6 Page 4
                                                          CS      CIC     CES (b)     CPC     CEC (b)      Total
                                                       -------- ------- ----------- ------- ----------- ------------


Net Cash From Operations (See F-6 Page 9 for detail) .     128     *         *         *          *           *
                                                       -------- ------- ----------- ------- ----------- ------------
Investment Activities
  Capital expenditures ............................... (10,136)
  Contribution - partnerships ........................       -
  Purchase of investment assets ......................       -
  Other investments - net ............................       -
                                                       -------- ------- ----------- ------- ----------- ------------
Net Investment Activities ............................ (10,136)
                                                       -------- ------- ----------- ------- ----------- ------------

Financing Activities
  Dividends paid .....................................  (2,236)
  Capital contributions ..............................       -
  Retirement of long-term debt .......................       -
  Issuance of common stock -
    Issued by Registrant .............................       -
    Issued by Subsidiary to Registrant ...............       -
  Issuance of long-term debt -
    Issued by Registrant .............................       -
    Issued by Subsidiary to Registrant ...............       -
  Issuance (Repayment) of short-term debt.............  10,758
  Other financing activities..........................   1,890
                                                       -------- ------- ----------- ------- ----------- ------------
Net Financing Activities .............................  10,412
                                                       -------- ------- ----------- ------- ----------- ------------

Increase in cash and temporary cash investments ......     404
Cash and temporary cash investments at
 beginning of year ...................................      29
                                                       -------- ------- ----------- ------- ----------- ------------
Cash and temporary cash investments at
 end of year (a) .....................................     433
                                                       -------- ------- ----------- ------- ----------- ------------
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest                                 2,325
  Cash paid for income taxes (net of refunds)             (199)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

(b) CES includes four subsidiaries and CEC includes eleven subsidiaries as noted in Item 1. Consolidating financial statements of CES and CEC are presented herewith in Item 10, Exhibits F-1D through F-6D and F-1A through F-6A, respectively.


        * CONFIDENTIAL TREATMENT REQUESTED

F-6 (5 of 10)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                      F-6 Page 5
                                                            CCC (b)     CAT     CNS (b)     CPL (b)     Total
                                                          ----------- ------- ----------- ---------- ------------


Net Cash From Operations (See F-6 Page 10 for detail) ...       *        *         *           *           *
                                                          ----------- ------- ----------- ---------- ------------

Investment Activities
  Capital expenditures ..................................
  Contribution - partnerships ...........................
  Purchase of investment assets .........................
  Other investments - net ...............................
                                                          ----------- ------- ----------- ---------- ------------
Net Investment Activities ...............................
                                                          ----------- ------- ----------- ---------- ------------

Financing Activities
  Dividends paid ........................................
  Capital contributions .................................
  Retirement of long-term debt ..........................
  Issuance of common stock -
    Issued by Registrant ................................
    Issued by Subsidiary to Registrant ..................
  Issuance of long-term debt -
    Issued by Registrant ................................
    Issued by Subsidiary to Registrant ..................
  Issuance (Repayment) of short-term debt................
  Other financing activities.............................
                                                          ----------- ------- ----------- ---------- ------------
Net Financing Activities ................................
                                                          ----------- ------- ----------- ---------- ------------

Increase in cash and temporary cash investments .........
Cash and temporary cash investments at
 beginning of year ......................................
                                                          ----------- ------- ----------- ---------- ------------
Cash and temporary cash investments at
 end of year (a) ........................................
                                                          ----------- ------- ----------- ---------- ------------
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest
  Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

(b) CCC and CNS include two subsidiaries and CPL includes one subsidiary as noted in Item 1. Consolidating financial statements of CCC, CNS and CPL are presented herewith in Item 10, Exhibits F-1B through F-6B, F-1E through F-6E and F-1G through F-6G, respectively.


        * CONFIDENTIAL TREATMENT REQUESTED

F-6 (6 of 10)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                          F-6       F-6      F-6      F-6             Consolidating
                                                         Page 7   Page 8   Page 9   Page 10  Combined     Entries   Consolidated
                                                        -------- -------- -------- --------- -------- ------------- ------------
Net Income Reconciliation
  Net income (loss) ..................................      *        *        *        *         *           *          269,244
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries .                                                                        -
    Depreciation and depletion .......................                                                                  235,226
    Deferred income taxes ............................                                                                   31,544
    Earnings rom equity inv., net of distributions....                                                                   (8,467)
    Other - net.......................................                                                                  121,405

  Changes in Components of working capital:
    Accounts receivable ..............................                                                                 (139,548)
    Gas inventory ....................................                                                                   40,786
    Prepayments ......................................                                                                   (8,242)
    Accounts payable .................................                                                                  230,766
    Accrued taxes ....................................                                                                   46,710
    Accrued interest .................................                                                                  (12,077)
    Estimated rate refunds ...........................                                                                   (9,267)
    Estimated supplier obligations ...................                                                                   (1,483)
    Under/Overrecovered gas costs ....................                                                                  (33,315)
    Exchange gas receivable/payable...................                                                                   47,275
    Other working capital ............................                                                                  (48,798)
                                                        -------- -------- -------- --------- -------- ------------- ------------
Net Cash From Operations .............................                                                                  761,759
                                                        ======== ======== ======== ========= ======== ============= ============


        * CONFIDENTIAL TREATMENT REQUESTED

F-6 (7 of 10)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                               F-6 Page 7
                                                            CER (a)      TCO       CGT      CLG (a)     CKY      Total
                                                          ----------- --------- --------- ---------- --------- ----------

Net Income Reconciliation
  Net income ............................................       *      156,336    29,098       *       13,497       *
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries ....                    -         -                    -
    Depreciation and depletion ..........................               82,325    19,507                7,463
    Deferred income taxes ...............................                5,661     2,545               (1,463)
    Earnings rom equity inv., net of distributions.......               (7,788)    2,026                    -
    Other - net..........................................                2,193     2,202                 (358)

  Changes in Components of working capital:
    Accounts receivable .................................               26,181    (1,555)               1,807
    Gas inventory .......................................                    -         -                1,527
    Prepayments .........................................                 (280)     (171)                (273)
    Accounts payable ....................................               35,432     2,108               (1,589)
    Accrued taxes .......................................               16,449     1,057                  199
    Accrued interest ....................................               (1,917)       37                  237
    Estimated rate refunds ..............................                 (640)   (6,166)              (1,024)
    Estimated supplier obligations ......................               (1,483)        -                    -
    Under/Overrecovered gas costs .......................                    -         -                3,118
    Exchange gas receivable/payable......................              (13,765)    3,340               11,112
    Other working capital ...............................              (15,108)     (434)                 125
                                                          ----------- --------- --------- ---------- --------- ----------
Net Cash From Operations ................................              283,596    53,594               34,378
                                                          =========== ========= ========= ========== ========= ==========

(a)  CER includes five subsidiaries and CLG includes one subsidiary as noted in
Item 1. Consolidating financial statements of CER and CLG are presented herewith in Item 10, Exhibits F-1F through F-6F and F-1C through F-6C, respectively.

        * CONFIDENTIAL TREATMENT REQUESTED

F-6 (8 of 10)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                           F-6 Page 8
                                                             COH       CMD       CPA       CGV       CG      Total
                                                          --------- --------- --------- --------- -------- ----------

Net Income Reconciliation
  Net income ............................................   58,945     3,387    21,412    12,729      *         *
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries ....        -         -         -         -
    Depreciation and depletion ..........................   46,942     2,191    15,011    10,551
    Deferred income taxes ...............................   28,642       324      (474)   (1,336)
    Earnings rom equity inv., net of distributions.......        -         -         -         -
    Other - net..........................................    8,517      (418)      467     1,794

  Changes in Components of working capital:
    Accounts receivable .................................   46,767      (463)   16,756     7,920
    Gas inventory .......................................   45,736      (589)   (4,346)   (1,542)
    Prepayments .........................................     (472)      152      (401)      (37)
    Accounts payable ....................................  (37,765)    1,748     2,102    (1,695)
    Accrued taxes .......................................    5,797       597       962       604
    Accrued interest ....................................     (111)        1       (18)      (57)
    Estimated rate refunds ..............................     (505)     (323)   (3,992)    3,383
    Estimated supplier obligations ......................        -         -         -         -
    Under/Overrecovered gas costs .......................  (57,320)     (599)   10,477    11,009
    Exchange gas receivable/payable......................   37,279     1,833    15,008     2,569
    Other working capital ...............................  (11,766)     (352)   (1,585)   (1,764)
                                                          --------- --------- --------- --------- -------- ----------
Net Cash From Operations ................................  170,686     7,489    71,379    44,128
                                                          ========= ========= ========= ========= ======== ==========


        * CONFIDENTIAL TREATMENT REQUESTED

F-6 (9 of 10)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                          F-6 Page 9
                                                          CS      CIC     CES (a)     CPC      CEC (a)       Total
                                                       -------- ------- ---------- --------- ----------- ------------
Net Income Reconciliation
  Net income (loss) ..................................   2,237     *         *         *           *            *
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries .       -
    Depreciation and depletion .......................   4,958
    Deferred income taxes ............................  (1,670)
    Earnings rom equity inv., net of distributions....       -
    Other - net.......................................  (2,281)

  Changes in Components of working capital:
    Accounts receivable ..............................  (1,880)
    Gas inventory ....................................       -
    Prepayments ......................................    (199)
    Accounts payable .................................  (4,810)
    Accrued taxes ....................................   2,364
    Accrued interest .................................       -
    Estimated rate refunds ...........................       -
    Estimated supplier obligations ...................       -
    Under/Overrecovered gas costs ....................       -
    Exchange gas receivable/payable...................       -
    Other working capital ............................   1,409
                                                       -------- ------- ---------- --------- ----------- ------------
Net Cash From Operations .............................     128
                                                       ======== ======= ========== ========= =========== ============

(a) CES includes four subsidiaries and CEC includes eleven subsidiaries as noted in Item 1. Consolidating financial statements of CES and CEC are presented herewith in Item 10, Exhibits F-1D through F-6D and F-1A through F-6A, respectively.


        * CONFIDENTIAL TREATMENT REQUESTED

F-6 (10 of 10)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                         F-6 Page 10
                                                            CCC (a)      CAT      CNS (a)     CPL (a)       Total
                                                          ----------- --------- ----------- ----------- -------------

Net Income Reconciliation
  Net income (loss) .....................................       *         *          *           *             *
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries ....
    Depreciation and depletion ..........................
    Deferred income taxes ...............................
    Earnings rom equity inv., net of distributions.......
    Other - net..........................................

  Changes in Components of working capital:
    Accounts receivable .................................
    Gas inventory .......................................
    Prepayments .........................................
    Accounts payable ....................................
    Accrued taxes .......................................
    Accrued interest ....................................
    Estimated rate refunds ..............................
    Estimated supplier obligations ......................
    Under/Overrecovered gas costs .......................
    Exchange gas receivable/payable......................
    Other working capital ...............................
                                                          ----------- --------- ----------- ----------- -------------
Net Cash From Operations ................................
                                                          =========== ========= =========== =========== =============

(a) CCC and CNS include two subsidiaries and CPL includes one subsidiary as noted in Item 1. Consolidating financial statements of CCC, CNS and CPL are presented herewith in Item 10, Exhibits F-1B through F-6B, F-1E through F-6E and F-1G through F-6G, respectively.


        * CONFIDENTIAL TREATMENT REQUESTED

F-6A (1 of 6)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Electric Corporation and Subsidiaries
                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                            F-6A     F-6A                      Consolidating          CEC
                                                           Page 2   Page 3     Combined           Entries         Consolidated
                                                          -------- -------- ---------------- ------------------ -----------------

Net Cash From Operations (See F-6A Page 4 for detail) ...     *        *           *                 *                  *
                                                          -------- -------- ---------------- ------------------ -----------------

Investment Activities
  Capital expenditures ..................................
  Contribution - partnerships ...........................
  Purchase of investment assets .........................
  Other investments - net ...............................
                                                          -------- -------- ---------------- ------------------ -----------------

Net Investment Activities ...............................
                                                          -------- -------- ---------------- ------------------ -----------------

Financing Activities
  Dividends paid ........................................
  Capital contributions .................................
  Retirement of long-term debt ..........................
  Issuance of common stock -
    Issued by Registrant ................................
    Issued by Subsidiary to Registrant ..................
  Issuance of long-term debt -
    Issued by Registrant ................................
    Issued by Subsidiary to Registrant ..................
  Issuance (Repayment) of short-term debt ...............
  Other financing activities ............................
                                                          -------- -------- ---------------- ------------------ -----------------

Net Financing Activities ................................
                                                          -------- -------- ---------------- ------------------ -----------------

Increase in cash and temporary cash investments .........
Cash and temporary cash investments at
 beginning of year ......................................
                                                          -------- -------- ---------------- ------------------ -----------------

Cash and temporary cash investments at
 end of year (a) ........................................
                                                          ======== ======== ================ ================== =================

Supplemental Disclosures of Cash Flow Information
   Cash paid for interest
   Cash paid for income tax (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

        * CONFIDENTIAL TREATMENT REQUESTED

F-6A (2 of 6)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Electric Corporation and Subsidiaries
                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                                      F-6A Page 2
                                                             CBG       CBL       CGG       CGP       CLP       CEC       Total
                                                          --------- --------- --------- --------- --------- --------- -----------


Net Cash From Operations (See F-6A Page 5 for detail) ...     *          *        *         *          *         *         *
                                                          --------- --------- --------- --------- --------- --------- -----------

Investment Activities
  Capital expenditures ..................................
  Contribution - partnerships ...........................
  Purchase of investment assets .........................
  Other investments - net ...............................
                                                          --------- --------- --------- --------- --------- --------- -----------

Net Investment Activities ...............................
                                                          --------- --------- --------- --------- --------- --------- -----------

Financing Activities
  Dividends paid ........................................
  Capital contributions .................................
  Retirement of long-term debt ..........................
  Issuance of common stock -
    Issued by Registrant ................................
    Issued by Subsidiary to Registrant ..................
  Issuance of long-term debt -
    Issued by Registrant ................................
    Issued by Subsidiary to Registrant ..................
  Issuance (Repayment) of short-term debt ...............
  Other financing activities ............................
                                                          --------- --------- --------- --------- --------- --------- -----------

Net Financing Activities ................................
                                                          --------- --------- --------- --------- --------- --------- -----------

Increase in cash and temporary cash investments .........
Cash and temporary cash investments at
 beginning of year ......................................
                                                          --------- --------- --------- --------- --------- --------- -----------

Cash and temporary cash investments at
 end of year (a) ........................................
                                                          ========= ========= ========= ========= ========= ========= ===========

Supplemental Disclosures of Cash Flow Information
   Cash paid for interest
   Cash paid for income tax (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

        * CONFIDENTIAL TREATMENT REQUESTED

F-6A (3 of 6)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Electric Corporation and Subsidiaries
                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                                      F-6A Page 3
                                                             CVG       CVL       CRL       CEH       CEL       CGR       Total
                                                          --------- --------- --------- --------- --------- --------- -----------

Net Cash From Operations (See F-6A Page 6 for detail) ...     *          *        *         *          *         *         *
                                                          --------- --------- --------- --------- --------- --------- -----------

Investment Activities
  Capital expenditures ..................................
  Contribution - partnerships ...........................
  Purchase of investment assets .........................
  Other investments - net ...............................
                                                          --------- --------- --------- --------- --------- --------- -----------

Net Investment Activities ...............................
                                                          --------- --------- --------- --------- --------- --------- -----------

Financing Activities
  Dividends paid ........................................
  Capital contributions .................................
  Retirement of long-term debt ..........................
  Issuance of common stock -
    Issued by Registrant ................................
    Issued by Subsidiary to Registrant ..................
  Issuance of long-term debt -
    Issued by Registrant ................................
    Issued by Subsidiary to Registrant ..................
  Issuance (Repayment) of short-term debt ...............
  Other financing activities ............................
                                                          --------- --------- --------- --------- --------- --------- -----------

Net Financing Activities ................................
                                                          --------- --------- --------- --------- --------- --------- -----------

Increase in cash and temporary cash investments .........
Cash and temporary cash investments at
 beginning of year ......................................
                                                          --------- --------- --------- --------- --------- --------- -----------

Cash and temporary cash investments at
 end of year (a) ........................................
                                                          ========= ========= ========= ========= ========= ========= ===========

Supplemental Disclosures of Cash Flow Information
   Cash paid for interest
   Cash paid for income tax (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.



        * CONFIDENTIAL TREATMENT REQUESTED

F-6A (4 of 6)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Electric Corporation and Subsidiaries
                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                          F-6A      F-6A                      Consolidating        CEC
                                                         Page 5    Page 6      Combined          Entries       Consolidated
                                                        --------  --------  ----------------  -------------  -----------------

Net Income Reconciliation
  Net income (loss) ..................................      *         *            *                *                *
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries .
    Depreciation and depletion .......................
    Deferred income taxes ............................
    Earnings from equity inv., net of distributions ..
    Other - net ......................................

  Changes in Components of working capital:
    Accounts receivable ..............................
    Gas inventory ....................................
    Prepayments ......................................
    Accounts payable .................................
    Accrued taxes ....................................
    Accrued interest .................................
    Estimated rate refunds ...........................
    Estimated supplier obligations....................
    Under/Overrecovered gas costs ....................
    Exchange gas receivable/payable...................
    Other working capital ............................
                                                        --------  --------  ----------------  -------------  -----------------

Net Cash From Operations .............................
                                                        ========  ========  ================  =============  =================



        * CONFIDENTIAL TREATMENT REQUESTED

F-6A (5 of 6)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Electric Corporation and Subsidiaries
                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                                      F-6A Page 5
                                                             CBG       CBL       CGG       CGP       CLP       CEC       Total
                                                          --------- --------- --------- --------- --------- --------- -----------

Net Income Reconciliation
  Net income (loss) .....................................     *          *        *         *          *         *         *
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries ....
    Depreciation and depletion ..........................
    Deferred income taxes ...............................
    Earnings from equity inv., net of distributions .....
    Other - net .........................................

  Changes in Components of working capital:
    Accounts receivable .................................
    Gas inventory .......................................
    Prepayments .........................................
    Accounts payable ....................................
    Accrued taxes .......................................
    Accrued interest ....................................
    Estimated rate refunds ..............................
    Estimated supplier obligations.......................
    Under/Overrecovered gas costs .......................
    Exchange gas receivable/payable......................
    Other working capital ...............................
                                                          --------- --------- --------- --------- --------- --------- -----------

Net Cash From Operations ................................
                                                          ========= ========= ========= ========= ========= ========= ===========


        * CONFIDENTIAL TREATMENT REQUESTED

F-6A (6 of 6)
                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Electric Corporation and Subsidiaries
                     Consolidating Statement of Cash Flows
                         Year Ended December 31, 1998
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                                   F-6A Page 6
                                                          CVG       CVL       CRL       CEH       CEL       CGR       Total
                                                       --------- --------- --------- --------- --------- --------- -----------


Net Income Reconciliation
  Net income (loss) ..................................     *          *        *         *          *         *         *
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries .
    Depreciation and depletion .......................
    Deferred income taxes ............................
    Earnings from equity inv., net of distributions ..
    Other - net ......................................

  Changes in Components of working capital:
    Accounts receivable ..............................
    Gas inventory ....................................
    Prepayments ......................................
    Accounts payable .................................
    Accrued taxes ....................................
    Accrued interest .................................
    Estimated rate refunds ...........................
    Estimated supplier obligations....................
    Under/Overrecovered gas costs ....................
    Exchange gas receivable/payable...................
    Other working capital ............................
                                                       --------- --------- --------- --------- --------- --------- -----------

Net Cash From Operations .............................
                                                       ========= ========= ========= ========= ========= ========= ===========


        * CONFIDENTIAL TREATMENT REQUESTED

F-6B (1 of 2)

                   COLUMBIA ENERGY GROUP AND SUBSIDIARIES
         Columbia Energy Group Capital Corporation and Subsidiaries
                   Consolidating Statement of Cash Flows
                        Year Ended December 31, 1998
         (Not Covered by Report of Independent Public Accountants)
                               ($ Thousands)

                                                                                                       Consolidating        CCC
                                                         TGT          CTC          CCC      Combined      Entries      Consolidated
                                                      ---------    ---------    ---------   --------   -------------   ------------


Net Cash From Operations (refer to F-6B (2 of 2))..       *            *            *          *             *              *
                                                      ---------    ---------    ---------   --------   -------------   ------------

Investment Activities
  Capital expenditures ............................
  Contribution - partnerships .....................
  Purchase of investment assets ...................
  Other investments - net .........................
                                                      ---------    ---------    ---------   --------   -------------   ------------

Net Investment Activities .........................
                                                      ---------    ---------    ---------   --------   -------------   ------------

Financing Activities
  Dividends paid ..................................
  Capital contributions ...........................
  Retirement of long-term debt ....................
  Issuance of common stock -
    Issued by Registrant ..........................
    Issued by Subsidiary to Registrant ............
  Issuance of long-term debt -
    Issued by Registrant ..........................
    Issued by Subsidiary to Registrant ............

  Issuance (Repayment) of short-term debt .........
  Other financing activities ......................
                                                      ---------    ---------    ---------   --------   -------------   ------------

Net Financing Activities ..........................
                                                      ---------    ---------    ---------   --------   -------------   ------------

Increase in cash and temporary cash investments ...
Cash and temporary cash investments at
 beginning of year ................................
                                                      ---------    ---------    ---------   --------   -------------   ------------

Cash and temporary cash investments at
 end of year (a) ..................................
                                                      =========    =========    =========   ========   =============   ============

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest
  Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


* CONFIDENTIAL TREATMENT REQUESTED

F-6B (2 of 2)

                   COLUMBIA ENERGY GROUP AND SUBSIDIARIES
         Columbia Energy Group Capital Corporation and Subsidiaries
                   Consolidating Statement of Cash Flows
                        Year Ended December 31, 1998
         (Not Covered by Report of Independent Public Accountants)
                               ($ Thousands)


                                                                                                       Consolidating        CCC
                                                         TGT          CTC          CCC      Combined      Entries      Consolidated
                                                      ---------    ---------    ---------   --------   -------------   ------------

Net Income Reconciliation
  Net income (loss) ..............................        *            *            *          *             *              *
  Items not requiring (providing) cash:
    Equity in undistributed earnings of
      subsidiaries ...............................
    Depreciation and depletion ...................
    Deferred income taxes ........................
    Earnings from equity inv., net of
      distributions ..............................
    Other - net ..................................


  Changes in Components of working capital:
    Accounts receivable ..........................
    Gas inventory ................................
    Prepayments ..................................
    Accounts payable .............................
    Accrued taxes ................................
    Accrued interest .............................
    Estimated rate refunds .......................
    Estimated supplier obligations ...............
    Under/Overrecovered gas costs ................
    Exchange gas receivable/payable...............
    Other working capital ........................
                                                      ---------    ---------    ---------   --------   -------------   ------------
Net Cash From Operations .........................
                                                      =========    =========    =========   ========   =============   ============


* CONFIDENTIAL TREATMENT REQUESTED

F-6C (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1998
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                Consolidating       CLG
                                                              CLNG         CLG       Combined      Entries      Consolidated
                                                            ---------   ----------   --------   -------------   ------------


Net Cash From Operations (refer to F-6C (2 of 2)).........      *           *            *             *              *
                                                            ---------   ----------   --------   -------------   ------------

Investment Activities
  Capital expenditures ...................................
  Contribution - partnerships ............................
  Purchase of investment assets ..........................
  Other investments - net ................................
                                                            ---------   ----------   --------   -------------   ------------
Net Investment Activities ................................
                                                            ---------   ----------   --------   -------------   ------------

Financing Activities
  Dividends paid .........................................
  Capital contributions ..................................
  Retirement of long-term debt ...........................
  Issuance of common stock -
    Issued by Registrant .................................
    Issued by Subsidiary to Registrant ...................
  Issuance of long-term debt -
    Issued by Registrant .................................
    Issued by Subsidiary to Registrant ...................
  Issuance (Repayment) of short-term debt ................
  Other financing activities .............................
                                                            ---------   ----------   --------   -------------   ------------
Net Financing Activities  ................................
                                                            ---------   ----------   --------   -------------   ------------

Increase in cash and temporary cash investments ..........
Cash and temporary cash investments at
 beginning of year .......................................
                                                            ---------   ----------   --------   -------------   ------------
Cash and temporary cash investments at
 end of year (a) .........................................
                                                            ---------   ----------   --------   -------------   ------------

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest
  Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


* CONFIDENTIAL TREATMENT REQUESTED

F-6C (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1998
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                Consolidating       CLG
                                                              CLNG         CLG       Combined      Entries      Consolidated
                                                            ---------   ----------   --------   -------------   ------------

Net Income Reconciliation
  Net income (loss) ......................................      *            *           *            *              *
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries .....
    Depreciation and depletion ...........................
    Deferred income taxes ................................
    Earnings from equity inv., net of distributions ......
    Other - net ..........................................

  Changes in Components of working capital:
    Accounts receivable ..................................
    Gas inventory ........................................
    Prepayments ..........................................
    Accounts payable .....................................
    Accrued taxes ........................................
    Accrued interest .....................................
    Estimated rate refunds ...............................
    Estimated supplier obligations .......................
    Under/Overrecovered gas costs ........................
    Exchange gas receivable/payable.......................
    Other working capital ................................
                                                            ---------   ----------   --------   -------------   ------------

Net Cash From Operations .................................
                                                            =========   ==========   ========   =============   ============


* CONFIDENTIAL TREATMENT REQUESTED

F-6D (1 of 2)

                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
         Consolidating Statement of Cash Flows as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                       Consolidating       CES
                                                CEM      CPM       CSP      ECC      CES    Combined      Entries     Consolidated
                                              -------  -------   -------  -------  -------  --------   -------------  ------------
 Net Cash From Operations
  (refer to F-6D (2 of 2))..................     *        *         *        *        *         *            *              *
                                              -------  -------   -------  -------  -------  --------   -------------  ------------

 Investment Activities
   Capital expenditures ....................
   Contribution - partnerships .............
   Purchase of investment assets ...........
   Other investments - net .................
                                              -------  -------   -------  -------  -------  --------   -------------  ------------
 Net Investment Activities .................
                                              -------  -------   -------  -------  -------  --------   -------------  ------------

 Financing Activities
   Dividends paid ..........................
   Capital contributions ...................
   Retirement of long-term debt ............
   Issuance of common stock -
     Issued by Registrant ..................
     Issued by Subsidiary to Registrant ....
   Issuance of long-term debt -
     Issued by Registrant ..................
     Issued by Subsidiary to Registrant ....
   Issuance (Repayment) of short-term debt .
   Other financing activities ..............
                                              -------  -------   -------  -------  -------  --------   -------------  ------------

 Net Financing Activities ..................
                                              -------  -------   -------  -------  -------  --------   -------------  ------------

 Increase in cash and temporary cash
  investments ..............................
 Cash and temporary cash investments at
  beginning of year ........................
                                              -------  -------   -------  -------  -------  --------   -------------  ------------

 Cash and temporary cash investments at
  end of year  (a) .........................
                                              =======  =======   =======  =======  =======  ========   =============  ============

 Supplemental Disclosures of Cash Flow Information
   Cash paid for interest
   Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


* CONFIDENTIAL TREATMENT REQUESTED

F-6D (2 of 2)

                    COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
         Consolidating Statement of Cash Flows as of December 31, 1998
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                       Consolidating       CES
                                                CEM      CPM       CSP      ECC      CES    Combined      Entries     Consolidated
                                              -------  -------   -------  -------  -------  --------   -------------  ------------

Net Income Reconciliation
  Net income (loss) .......................      *        *         *        *        *         *            *              *
  Items not requiring (providing) cash:
    Equity in undistributed earnings of
     subsidiaries .........................
    Depreciation and depletion ............
    Deferred income taxes .................
    Earnings from equity inv., net of
     distributions ........................
    Other - net ...........................

  Changes in Components of working capital:
    Accounts receivable ...................
    Gas inventory .........................
    Prepayments ...........................
    Accounts payable ......................
    Accrued taxes .........................
    Accrued interest ......................
    Estimated rate refunds ................
    Estimated supplier obligations ........
    Under/Overrecovered gas costs .........
    Exchange gas receivable/payable........
    Other working capital .................
                                              -------  -------   -------  -------  -------  --------   -------------  ------------
 Net Cash From Operations ..................
                                              =======  =======   =======  =======  =======  ========   =============  ============


* CONFIDENTIAL TREATMENT REQUESTED

F-6E (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Network Services Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1998
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                       Consolidating       CNS
                                                         CMC          EN           CNS      Combined      Entries      Consolidated
                                                      ---------    ---------    ---------   --------   -------------   ------------


Net Cash From Operations (refer to F-6E (2 of 2))..       *            *            *          *             *              *
                                                      ---------    ---------    ---------   --------   -------------   ------------

Investment Activities
  Capital expenditures  ...........................
  Contribution - partnerships .....................
  Purchase of investment assets ...................
  Other investments - net .........................
                                                      ---------    ---------    ---------   --------   -------------   ------------
Net Investment Activities .........................
                                                      ---------    ---------    ---------   --------   -------------   ------------

Financing Activities
  Dividends paid ..................................
  Capital contributions ...........................
  Retirement of long-term debt ....................
  Issuance of common stock -
    Issued by Registrant ..........................
    Issued by Subsidiary to Registrant ............
  Issuance of long-term debt -
    Issued by Registrant ..........................
    Issued by Subsidiary to Registrant ............
  Issuance (Repayment) of short-term debt .........
  Other financing activities ......................
                                                      ---------    ---------    ---------   --------   -------------   ------------
Net Financing Activities ..........................
                                                      ---------    ---------    ---------   --------   -------------   ------------

Increase in cash and temporary cash investments ...
Cash and temporary cash investments at
 beginning of year ................................
                                                      ---------    ---------    ---------   --------   -------------   ------------
Cash and temporary cash investments at
 end of year  (a) .................................
                                                      =========    =========    =========   ========   =============   ============

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest
  Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes inter-company money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


* CONFIDENTIAL TREATMENT REQUESTED

F-6E (2 of 2)

                  COLUMBIA ENERGY GROUP AND SUBSIDIARIES
          Columbia Network Services Corporation and Subsidiaries
                  Consolidating Statement of Cash Flows
                       Year Ended December 31, 1998
        (Not Covered by Report of Independent Public Accountants)
                              ($ Thousands)


                                                                                                     Consolidating       CNS
                                                       CMC          EN           CNS      Combined      Entries      Consolidated
                                                    ---------    ---------    ---------   --------   -------------   ------------

Net Income Reconciliation
  Net income (loss) ..............................      *            *            *          *             *              *
  Items not requiring (providing) cash:
    Equity in undistributed earnings of
      subsidiaries ...............................
    Depreciation and depletion ...................
    Deferred income taxes ........................
    Earnings from equity inv., net of
      distributions ..............................
    Other - net ..................................

  Changes in Components of working capital:
    Accounts receivable ..........................
    Gas inventory ................................
    Prepayments ..................................
    Accounts payable .............................
    Accrued taxes ................................
    Accrued interest .............................
    Estimated rate refunds .......................
    Estimated supplier obligations ...............
    Under/Overrecovered gas costs ................
    Exchange gas receivable/payable...............
    Other working capital ........................
                                                    ---------    ---------    ---------   --------   -------------   ------------
Net Cash From Operations .........................
                                                    =========    =========    =========   ========   =============   ============

* CONFIDENTIAL TREATMENT REQUESTED

F-6F (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1998
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                      Consolidating       CER
                                       CNR      HH        CU       AD       AL       CER    Combined     Entries     Consolidated
                                     -------  -------   -------  -------  -------  -------  --------  -------------  ------------

Net Cash From Operations
 (refer to F-6C (2 of 2))...........    *        *         *        *        *        *         *           *              *
                                     =======  =======   =======  =======  =======  =======  ========  =============  ============

Investment Activities
  Capital expenditures .............
  Contribution - partnerships.......
  Purchase of investment assets.....
  Other investments - net ..........
                                     -------  -------   -------  -------  -------  -------  --------  -------------  ------------
Net Investment Activities ..........
                                     -------  -------   -------  -------  -------  -------  --------  -------------  ------------

Financing Activities
  Dividends paid ...................
  Capital contributions ............
  Retirement of long-term debt .....
  Issuance of common stock -
    Issued by Registrant ...........
    Issued by Subsidiary to
     Registrant ....................
  Issuance of long-term debt -
    Issued by Registrant ...........
    Issued by Subsidiary to
     Registrant.....................
  Issuance (Repayment) of
   short-term debt..................
  Other financing activities........
                                     -------  -------   -------  -------  -------  -------  --------  -------------  ------------

Net financing activities ...........
                                     -------  -------   -------  -------  -------  -------  --------  -------------  ------------
Increase  (Decrease) in cash and
 temporary cash investments ........
Cash and temporary cash
 investments at beginning of year ..
                                     -------  -------   -------  -------  -------  -------  --------  -------------  ------------
Cash and temporary cash
 investments at end of year (a) ....
                                     -------  -------   -------  -------  -------  -------  --------  -------------  ------------

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest
  Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


* CONFIDENTIAL TREATMENT REQUESTED

F-6F (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Columbia Energy Resources, Inc. and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1998
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                      Consolidating       CER
                                       CNR      HH        CU       AD       AL       CER    Combined     Entries     Consolidated
                                     -------  -------   -------  -------  -------  -------  --------  -------------  ------------

Net Income Reconciliation
  Net income (loss) ...............     *        *         *        *        *        *         *           *              *
  Items not requiring
   (providing) cash:
    Equity in undistributed
     earnings of subsidiaries .....
    Depreciation and depletion ....
    Deferred income taxes .........
    Earnings from equity inv.,
     net of distributions..........
    Other - net ...................

  Changes in Components of
   working capital:
    Accounts receivable ...........
    Prepayments ...................
    Accounts payable ..............
    Accrued taxes .................
    Accrued interest ..............
    Estimated rate refunds ........
    Estimated supplier obligations
    Under/Overrecovered gas
     costs ........................
    Exchange gas receivable/
     payable.......................
    Other working capital .........
                                     -------  -------   -------  -------  -------  -------  --------  -------------  ------------
Net Cash From Operations ..........
                                     =======  =======   =======  =======  =======  =======  ========  =============  ============


* CONFIDENTIAL TREATMENT REQUESTED

F-6G (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1998
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                    Consolidating       CPL
                                                                  CDW          CPL       Combined      Entries      Consolidated
                                                               ---------    ---------    --------   -------------   ------------

Net Cash From Operations (refer to F-6C (2 of 2))............      *            *           *             *              *
                                                               ---------    ---------    --------   -------------   ------------
Investment Activities
  Capital expenditures ......................................
  Contribution - partnerships ...............................
  Purchase of investment assets .............................
  Other investments - net ...................................
                                                               ---------    ---------    --------   -------------   ------------
Net Investment Activities ...................................
                                                               ---------    ---------    --------   -------------   ------------

Financing Activities
  Dividends paid ............................................
  Capital contributions .....................................
  Retirement of long-term debt ..............................
  Issuance of common stock -
    Issued by Registrant ....................................
    Issued by Subsidiary to Registrant ......................
  Issuance of long-term debt -
    Issued by Registrant ....................................
    Issued by Subsidiary to Registrant ......................
  Issuance (Repayment) of short-term debt ...................
  Other financing activities ................................
                                                               ---------    ---------    --------   -------------   ------------
Net Financing Activities  ...................................
                                                               ---------    ---------    --------   -------------   ------------

Increase in cash and temporary cash investments .............
Cash and temporary cash investments at beginning of year ....
                                                               ---------    ---------    --------   -------------   ------------
Cash and temporary cash investments at end of year (a) ......
                                                               ---------    ---------    --------   -------------   ------------

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest
  Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


* CONFIDENTIAL TREATMENT REQUESTED

F-6G (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                    Columbia Pipeline Company and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1998
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                    Consolidating       CPL
                                                                  CDW          CPL       Combined      Entries      Consolidated
                                                               ---------    ---------    --------   -------------   ------------


Net Income Reconciliation
  Net income (loss) ........................................       *            *           *             *              *
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries .......
    Depreciation and depletion .............................
    Deferred income taxes ..................................
    Earnings from equity inv., net of distributions ........
    Other - net ............................................

  Changes in Components of working capital:
    Accounts receivable ....................................
    Gas inventory ..........................................
    Prepayments ............................................
    Accounts payable .......................................
    Accrued taxes ..........................................
    Accrued interest .......................................
    Estimated rate refunds .................................
    Estimated supplier obligations .........................
    Under/Overrecovered gas costs ..........................
    Exchange gas receivable/payable.........................
    Other working capital ..................................
                                                               ---------    ---------    --------   -------------   ------------
Net Cash From Operations ...................................
                                                               =========    =========    ========   =============   ============


* CONFIDENTIAL TREATMENT REQUESTED

                                  SIGNATURE


      The registrant has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935, such company being a registered holding company.



                                     COLUMBIA ENERGY GROUP



                                      By:  /s/J. W. Grossman
                                           -----------------------------
                                           J. W. Grossman
                                           Vice President and Controller



Date: April 30, 1999

Item 10. Continued

                  Exhibits filed as a part of this Report:

                  A - Securities Exchange Act of 1934 Reports incorporated by reference

                  B - Index to Corporate Organization & By-Laws Exhibits in
                      the Report filed herewith and/or filed under cover of Form SE

                  C - Indentures or Contracts incorporated by reference

                  D - Tax Allocation Agreement for 1998 filed herewith

                  E - Other Documents Prescribed by Rule or Order

                  F - Report of Independent Public Accountants filed herewith

                  G - Financial Data Tables

                  H - Organizational Chart of Exempt Wholesale Generators or
                      Foreign Utility Holding Companies

                  I - Audited Financial Statements and Analytical Reviews and
                      Conclusions Regarding Exempt Wholesale Generators or Foreign Utility Holding Companies

EXHIBIT A

                The financial statements listed below included in Columbia Energy Group's 1998 Form 10-K filed with the Commission on March 26, 1999 (File No. 1-1098) are incorporated herein by reference. The report of Arthur Andersen LLP, independent public accountants, dated February 11, 1999 regarding such financial statements is included on Exhibit F filed herewith. The Corporation's 1998 Annual Report to Shareholders is filed under cover of Form SE.

                Financial Statements:

                                                                                                                   Annual
                                                                                                                   Report
                                                                                                                    Page
                                                                                                                     No.
                                                                                                                   ------

                Statement of Consolidated Income for the year ended  December 31, 1998.........................      43
                Consolidated Balance Sheet as of December 31, 1998 ............................................    44-45
                Consolidated Statement of Cash Flows for the year ended December 31, 1998......................      46
                Statement of Consolidated Common Stock Equity for the year ended December 31, 1998.............      47
                Notes to Consolidated Financial Statements ....................................................    48-69

EXHIBIT B

Exhibit B. Index to corporate organization and by-laws exhibits filed pursuant to the Public Utility Holding Company Act of 1935.

                                                                                                      Exhibit B Notes
                                                                                           ------------------------------------
                                                                                             Articles of            By-Laws or
                                                                                            Incorporation           Regulations
                                                                                            -------------         --------------
Columbia Energy Group......................................................                    (1)                   1-B (2)
Atlantic Energy, Inc.......................................................                    (3)                       (4)
Columbia Atlantic Trading Corporation .....................................                    (5)                       (6)
Columbia Coal Gasification Corporation.....................................                    (7)                       (8)
Columbia Energy Services Corporation.......................................                    (9)                      (10)
    Columbia Energy Marketing Corporation .................................                   (11)                      (12)
    Columbia Energy Power Marketing Corporation............................                   (13)                      (14)
    Energy.com Corporation ................................................               1-A (15)                  2-B (16)
    Columbia Service Partners, Inc. .......................................                   (17)                      (18)
       Columbia Assurance Agency, Inc. ....................................               2-A (19)                  3-B (20)
Columbia Gas Development Corporation.......................................                   (21)                      (22)
Columbia Gas of Kentucky, Inc. ............................................                   (23)                      (24)
Columbia Gas of Maryland, Inc. ............................................                   (25)                      (26)
Columbia Gas of Ohio, Inc. ................................................                   (27)                      (28)
Columbia Gas of Pennsylvania, Inc. ........................................                   (29)                      (30)
Columbia Energy Group Service Corporation .................................               3-A (31)                      (32)
Columbia Gas Transmission Corporation......................................                   (33)                      (34)
    Columbia Transmission Investment Corporation ..........................                   (35)                      (36)
Columbia Gulf Transmission Company ........................................                   (37)                      (38)
Columbia Pipeline Corporation .............................................              4-A  (39)                  4-B (40)
    Columbia Deep Water Services  Company..................................              5-A  (41)                  5-B (42)
Columbia Insurance Corporation, Ltd........................................                   (43)                      (44)
Columbia LNG Corporation ..................................................                   (45)                      (46)
    CLNG Corporation.......................................................                   (47)                      (48)
 Columbia Energy Resources, Inc............................................               6-A (49)                  6-B (50)
    Columbia Natural Resources, Inc........................................                   (51)                      (52)
    Alamco, Inc............................................................                   (53)                      (54)
    Alamco-Delaware, Inc...................................................                   (55)                      (56)
    Hawg Hauling & Disposal, Inc...........................................                   (57)                      (58)
    Columbia Natural Resources Canada, Ltd.................................          7-A, 8-A (59)                  7-B (60)
Columbia Networks Services Corporation.....................................                   (61)                      (62)
    CNS Microwave, Inc.....................................................                   (63)                      (64)
    Energy Net L.L.C.......................................................                   (65)                      (66)
Columbia Propane Corporation...............................................                   (67)                      (68)
Columbia Gas of Virginia, Inc..............................................                   (69)                      (70)
Commonwealth Propane, Inc. ................................................                   (71)                      (72)
Inland Gas Company, Inc., The .............................................                   (73)                      (74)
Columbia Energy Group Capital Corporation .................................              9-A  (75)                      (76)
    TriStar Gas Technologies, Inc. ........................................                   (77)                      (78)
    Columbia Transmission Communications Corporation. .....................        10-A, 11-A (79)                  8-B (80)
TriStar System Inc. .......................................................              12-A (81)                      (82)
Columbia Electric Corporation..............................................                   (83)                      (84)
    Columbia Electric Pedrick General Corporation..........................              13-A (85)                      (86)
    Columbia Electric Pedrick Limited Corporation .........................              14-A (87)                      (88)

    TriStar Fuel Cells Corporation ........................................              15-A (89)                      (90)
    Columbia Electric Binghamton General Corporation ......................              16-A (91)                      (92)
    Columbia Electric Binghamton Limited Corporation ......................              17-A (93)                      (94)
    TriStar Georgetown General Corporation ................................              18-A (95)                      (96)
    TriStar Georgetown Limited Corporation ................................              19-A (97)                      (98)
    Columbia Electric Vineland General Corporation.........................              20-A (99)                     (100)
    Columbia Electric Vineland Limited Corporation.........................              21-A (101)                    (102)
    Columbia Electric Rumford Limited Corporation..........................              22-A (103)                    (104)
    Columbia Electric Limited Holdings Corporation ........................              23-A (105)                    (106)
    Columbia Electric Liberty Corporation..................................              24-A (107)                    (108)

NOTES:

              (1) Restated Certificate of Incorporation as adopted by action of the Board of Directors on October 19, 1988, filed as Exhibit 1-A to Form U5S (1988); corrected copy as of July 15, 1991, filed as Exhibit 1-A to Form U5S (1991); restated copy as of November 28, 1995, filed pursuant to Item 14 of Form 10-K (1995); Certificate of Amendment of Certificate of Incorporation of Columbia Energy Group, dated January 16, 1998, filed herewith as Exhibit 1-A to Form U5S
                       (1997).

              (2) By-Laws as of May 28, 1986, filed as Exhibit 1-B to Form U5S (1986); amendments dated May 13, 1987 and November 18, 1987, filed as Exhibit B, pages 13-15, to Form U5S (1987); amendment dated January 16, 1998, filed as Exhibit 1-B to Form U5S (1998).

              (3) Certificate of Incorporation of Atlantic Energy, Inc. as amended through April 28, 1972, filed as Exhibit 1-A to Form U5S (1981).

              (4) By-Laws of Atlantic Energy, Inc. as amended through January 20, 1982, filed as Exhibit 1-B to Form U5S
                       (1981); amendment dated April 17, 1995, filed herewith as Exhibit 1-B to form U5S (1996).

              (5) CAT Restated Certificate of Incorporation as filed on February 27, 1989, filed as Exhibit 2-A to Form U5S
                       (1988); amendment dated August 18, 1997, filed herewith as Exhibit 2-A to Form U5S (1997).

              (6) CAT By-Laws as amended effective February 27, 1989, filed as Exhibit 1-B to Form U5S (1988).

              (7) Certificate of Incorporation, as amended through July 2, 1991, filed as Exhibit 2-A to Form U5S (1991).

              (8) By-Laws, as amended to November 6, 1970, filed as Exhibit 2-B to Form U5S (1970).

              (9) Certificate of Incorporation of Columbia Energy Services Corporation (formerly The Inland Gas Company, Inc.) dated June 25, 1993, filed under cover of Form SE as Exhibit 1-B to Form U5S (1993).

             (10) By-Laws of Columbia Energy Services Corporation dated May 28, 1993, filed as Exhibit 2-B to Form U5S (1993).

             (11) Certificate of Incorporation of Columbia Energy Marketing Corporation dated August 3, 1995, filed as Exhibit 1-A to Form U5S (1995).

             (12) By-Laws of Columbia Energy Marketing Corporation dated August 3, 1995, filed as Exhibit 1-B to Form U5S (1995).

             (13) Certificate of Incorporation of Columbia Power Marketing Corporation dated June 19, 1997 filed herewith as Exhibit 3-A and amendment changing name to Columbia Energy Power Marketing Corporation dated March 2, 1998, filed herewith as Exhibit 4-A to Form U5S (1997).

             (14) By laws of Columbia Power Marketing Corporation as adopted June 23, 1997 filed herewith as Exhibit 1-B to Form U5S (1997).

             (15) Certificate of Incorporation of Energy.com Corporation dated December 15, 1997, filed as Exhibit 1-A to Form U5S
                       (1998).

             (16) By-Laws of Energy.com Corporation dated January 5, 1998, filed as Exhibit 2-B to Form U5S (1998).

             (17) Certificate of Incorporation of Columbia Service Partners, Inc. dated March 21, 1996 file herewith as
                       Exhibit 1-A to Form U5S (1996).

             (18) By laws of Columbia Service Partners, Inc. as adopted April 17, 1996 file herewith as Exhibit 2-B to Form U5S
                       (1996).

             (19) Article of Incorporation of Columbia Assurance Agency, Inc., dated June 23, 1997, filed as Exhibit 2-A to Form U5S (1998).

             (20) Code of Regulations of Columbia Assurance Agency, Inc., dated July 30, 1997, filed as Exhibit 3-B to Form U5S
                       (1998).

             (21)      Certificate of Incorporation as amended, filed as
                       Exhibit 2-A to Form U5S (1970). Certificate of Merger of The Preston Oil Company into Columbia Gas Development Corporation dated January 13, 1970, filed as Exhibit 3-A to Form U5S (1970); amendment dated May 18, 1972, filed as Exhibit 1-A to Form U5S (1972); amendment dated June 26, 1972, filed as Exhibit 2-A to Form U5S (1972); amendment dated October 11, 1972, filed as Exhibit 3-A to Form U5S (1972); amendment dated January 16, 1973, filed as Exhibit 1-A to Form U5S (1973); amendment dated February 20, 1974, filed as Exhibit 4-A to Form U5S (1974); amendment dated May 20, 1975, filed as Exhibit 1-A to Form U5S (1975). Certificate of Merger of Commonwealth Energy Company into Columbia Gas Development Corporation dated November 19, 1981, filed as Exhibit 2-A to Form U5S
                       (1981); amendment dated October 24, 1983, filed as
                       Exhibit 2-A to Form U5S (1983).

             (22)      By-Laws, as amended to January 13, 1970, filed as
                       Exhibit 3-B to Form U5S (1970); amendment dated August 14, 1973, filed as Exhibit 1-B to Form U5S (1973); amendment dated September 13, 1983, filed as Exhibit 1-B to Form U5S (1983); amendment dated May 16, 1986, filed as Exhibit 2-B to Form U5S (1986); amendment dated December 1, 1988, filed as Exhibit 2-B to Form U5S (1988).

             (23) Articles of Incorporation, as amended to January 1, 1958, filed as Exhibit 2-A to Form U5S (1957); amendment dated December 21, 1981, filed as Exhibit 3-A to Form U5S (1981); amendment dated November 15, 1988, filed as Exhibit 2-A to Form U5S (1988); amendment dated March 13, 1995, filed as Exhibit 2-A to Form U5S (1995); amendment dated February 15, 1995, filed as Exhibit 3-A to Form U5S (1995); amendment dated January 12, 1996, filed as Exhibit 4-A to Form U5S (1995).

             (24)      By-Laws, as amended to September 1, 1968, filed as
                       Exhibit 4-B to Form U5S (1968); amendment dated June 16, 1970, filed as Exhibit 4-B to Form U5S (1970); amendment dated September 24, 1975, filed as Exhibit 1-B to Form U5S (1975); amendment dated May 4, 1977, filed as Exhibit 3-B to Form U5S (1977); amendment dated May 1, 1985, filed as Exhibit 2-B to Form U5S
                       (1985); amendment dated December 8, 1988, filed as
                       Exhibit 3-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 1-B to Form U5S (1989); amendment dated January 9, 1996 filed as Exhibit 2-B to Form U5S (1995); amendment dated November 1, 1997, filed herewith as Exhibit 2-B to Form U5S (1997).

             (25) Certificate of Incorporation as adopted July 1, 1958, filed as Exhibit 1-A to Form U5S (1961); amendment dated January 17, 1980, filed as Exhibit 1-A to Form U5S (1979); amendment dated February 15, 1995 filed as
                       Exhibit 5A to Form U5S (1995).

             (26) By-Laws, as amended to May 2, 1972, filed as Exhibit 4-B to Form U5S (1972); amendment dated May 1, 1985, filed as Exhibit 3-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 4-B to Form U5S (1988); amendment dated June 15, 1989, filed as
                       Exhibit 2-B to Form U5S (1989); amendment dated January 9, 1996 filed as Exhibit 3-B to Form U5S
                       (1995); amendment dated June 30, 1997, filed herewith as Exhibit 3-B and amendment dated November 1, 1997, filed herewith as Exhibit 4-B to Form U5S (1997).

             (27) Articles of Incorporation as adopted October 6, 1961, filed as Exhibit 1-A to Form U5S (1964); amendment dated December 27, 1963, filed as Exhibit 2-A to Form U5S (1964); amendment dated February 21, 1964, filed as Exhibit 3-A to Form U5S (1964); Certificate of Merger of Columbia Gas of Ohio, Inc. and The Ohio Valley Gas Company effective December 31, 1974, filed as Exhibit 5-A to Form U5S (1974); amendment dated January 8, 1982, filed as Exhibit 2-A to Form U5S
                       (1982); amendment dated February 16, 1995, filed as
                       exhibit 6-A to Form U5S (1995).

             (28)      Regulations as adopted October 16, 1961, filed as
                       Exhibit 2-B to Form U5S (1964); amendment dated August 19, 1968, filed as Exhibit 5-B to Form U5S (1968); amendment dated May 1, 1985, filed as Exhibit 5-B to Form U5S (1985); amendment dated December 9, 1985, filed as Exhibit 6-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 6-B to Form U5S (1988); amendment dated June 15, 1989, filed as
                       Exhibit 4-B to Form U5S (1989); amendment dated January 9, 1996, filed as Exhibit 4-B to Form U5S
                       (1995); amendment dated November 1, 1997, filed herewith as Exhibit 5-B to Form U5S (1997).

             (29) Articles of Incorporation as adopted during the year 1960, filed as Exhibit 1-A to Form U5S (1962); amendment dated December 21, 1981, filed as Exhibit 4-A to Form U5S (1981); amendment dated February 15, 1995, filed as Exhibit 7-A to Form U5S (1995).

             (30) By-Laws, as amended to May 2, 1972, filed as Exhibit 6-B to Form U5S (1972); amendment dated May 1, 1985, filed as Exhibit 7-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 7-B to Form U5S (1988); amendment dated June 15, 1989, filed as
                       Exhibit 5-B to Form U5S (1989); amendment dated January 9, 1996, filed as Exhibit 5-B to Form U5S
                       (1995); amendment dated November 1, 1997, filed herewith as Exhibit 6-B to Form U5S (1997).

             (31) Certificate of Incorporation, as amended through May 17, 1991, filed as Exhibit 3-A to Form U5S (1991); amendment dated June 30, 1997, filed herewith as
                       Exhibit 5-A to Form U5S (1997); amendment dated January 16, 1998, filed herewith as Exhibit 3-A to Form U5S (1998).

             (32)      By-Laws, as amended February 10, 1988, filed as
                       Exhibit 8-B to Form U5S (1988); amendment dated December 29, 1997, filed herewith as Exhibit 7-B to Form U5S (1997).

             (33) Restated Certificate of Incorporation of Columbia Gas Transmission Corporation dated March 3, 1982, filed as
                       Exhibit 3-A to Form U5S (1982); amendment dated October 22, 1984, filed as Exhibit 3-A to Form U5S
                       (1984); Certificate of Merger of Commonwealth Gas Pipeline Corp. into Columbia Gas Transmission Corp. dated October 26, 1990, filed as Exhibit 1-A to Form U5S (1990); amendment dated November 28, 1995, filed herewith as Exhibit 6-A and amendment dated June 30, 1997, filed herewith as Exhibit 7-A to Form U5S
                       (1997).

             (34) By-Laws of Columbia Gas Transmission Corporation as amended through May 9, 1991, filed as Exhibit 1-B to Form U5S (1991); amendment dated January 17, 1996, file herewith as Exhibit 3-B to Form U5S (1996).

             (35) Certificate of Incorporation as adopted March 18, 1992, filed as Exhibit 4-A to Form U5S (1991).

             (36) By-Laws as of March 18, 1992, filed as Exhibit 4-B to Form U5S (1991).

             (37) Certificate of Incorporation as adopted May 26, 1958, filed as Exhibit 3-A to Form U5S (1958); amendment dated November 10, 1981, filed as Exhibit 6-A to Form U5S (1981); amendment dated December 23, 1994, filed as Exhibit 2-A to Form U5S (1994); amendment dated June 30, 1997, filed herewith as Exhibit 8-A to Form U5S (1997).

             (38) By-Laws of Columbia Gulf Transmission Company as amended through May 9, 1991, filed as Exhibit 2-B to Form U5S
                       (1991); amendment dated January 17, 1996, file herewith as Exhibit 4B to Form U5S (1996).

             (39) Certificate of Incorporation of Columbia Pipeline Corporation dated October 13, 1998, filed as Exhibit 4-A to Form U5S (1998).

             (40) By-Laws of Columbia Pipeline Corporation dated November 1, 1998, filed as Exhibit 4-B to Form U5S (1998).

             (41) Certificate of Incorporation of Columbia Deep Water Services Company dated January 7, 1998, filed as Exhibit 5-A to Form U5S (1998).

             (42) By-Laws of Columbia Deep Water Services Company dated January 8, 1998, filed as Exhibit 5-B to Form U5S (1998).

             (43) Certificate of Incorporation of Columbia Insurance Corporation, Ltd. dated November 1, 1996, filed herewith as Exhibit 2-A to Form U5S (1996).

             (44) By-laws of Columbia Insurance Corporation, Ltd. as adopted November 4, 1996, file herewith as Exhibit 5-B to Form U5S (1996).

             (45) Restated Certificate of Incorporation of Columbia LNG Corporation as amended to December 18, 1989, filed as
                       Exhibit 18-A to Form U5S (1989); amendments dated January 31, 1992, November 2, 1992, June 13, 1994 and April 13, 1995 filed as Exhibits 3-A-1, 3-A-2, 3-A-3 and 3-A-4, respectively to Form U5S; amendment dated January 15, 1997, filed herewith as Exhibit 9-A to Form U5S (1997).

             (46) By-Laws of Columbia LNG Corporation as amended through October 10, 1990, filed as Exhibit 1-B to Form U5S
                       (1990); amendment dated July 27, 1992, filed as
                       Exhibit 3-B to Form U5S (1992); amendment dated December 21, 1994 filed as Exhibit 1-B to Form U5S
                       (1994); amendment dated October 17, 1995 and amendment dated June 1, 1996, filed herewith as Exhibits 6B and 7B to Form U5S (1996).

             (47) Certificate of Incorporation of CLNG Corporation as adopted January 21, 1994, filed as Exhibit 4-A to Form U5S (1994).

             (48) By-Laws of CLNG Corporation as amended through December 21, 1994 filed as Exhibit -B to Form U5S (1994).

             (49)      Certificate of Amendment of Certificate of
                       Incorporation of Columbia Natural Resources, Inc. (changing name to Columbia Energy Resources, Inc.) dated September 28, 1998, filed as Exhibit 6-A to Form U5S (1998).

             (50) By-Laws of Columbia Energy Resources, Inc. dated September 30, 1998, filed as Exhibit 6-B to Form U5S
                       (1998).

             (51) Certificate of Incorporation of Columbia Natural Resources, Inc. adopted on November 21, 1984, filed as
                       Exhibit 4-A to Form U5S (1984).

             (52) By-Laws as of November 26, 1984, filed as Exhibit 2-B to Form U5S (1984).

             (53) Amended and Restated Certificate of Incorporation of Alamco, Inc. dated August 7, 1997, filed herewith as exhibit 10-A to Form U5S (1997); Alamco, Inc. merged with and into Columbia Natural Resources, Inc., on October 1, 1998.

             (54) Amended and Restated Bylaws of Alamco, Inc. as adopted August 7, 1997, filed herewith as Exhibit 8-B to Form U5S
                       (1997).

             (55) Certificate of Incorporation of Alamco-Delaware, dated July 21, 1994, filed herewith as Exhibit 11-A to Form U5S
                       (1997).

             (56) By-Laws of Alamco-Delaware filed as Exhibit 9-B to Form U5S (1997).

             (57) Certificate of Incorporation of Hawg Hauling & Disposal, Inc. dated March 17, 1993, filed herewith as Exhibit 12-A to Form U5S (1997.

             (58) By-Laws of Hawg Hauling & Disposal, Inc. dated March 17, 1993, filed herewith as Exhibit 10-B to Form U5S (1997.

             (59) Article of Incorporation of 758117 Alberta Ltd. dated October 6, 1997, filed as Exhibit 7-A and amendment changing name to Columbia Natural Resources Canada, Ltd., dated December 12, 1997, filed as Exhibit 8-A to Form U5S (1998).

             (60) By-laws of 758117 Alberta Ltd., dated December 12, 1997, filed as Exhibit 7-B to Form U5S (1998).

             (61) Certificate of Incorporation of Columbia Network Services Corporation dated June 7, 1996, filed herewith as Exhibit 3-A Form U5S (1996).

             (62) By-Laws of Columbia Network Services Corporation as adopted August 29, 1996, filed herewith as Exhibit 8-B to Form U5S (1996).

             (63) Certificate of Incorporation of CNS Microwave Inc., dated October 15, 1996, filed herewith as Exhibit 4-A to Form U5S (1996).

             (64) By-Laws of CNS Microwave, Inc. as adopted October 25, 1996, filed herewith as Exhibit 9-B to Form U5S (1996).

             (65) Certificate Formation of EnergyNet, L.L.C., dated June 13, 1997, filed herewith as Exhibit 13-A to Form U5S
                       (1997).

             (66) By-Laws of EnergyNet, L.L.C., dated June 13, 1997, filed herewith as Exhibit 11-B to Form U5S (1997).

             (67) Certificate of Incorporation as adopted August 19, 1957, filed as Exhibit 3-A to Form U5S (1959); amendment dated December 18, 1989, filed as Exhibit 1-A to Form U5S (1989); Certificate of Merger of CPI with and into CPC dated October 1, 1997, filed herewith as Exhibit 14-A and amendment dated October 1, 1997, filed herewith as Exhibit 15-A to Form U5S
                       (1997).

             (68) By-Laws, as amended to December 4, 1957, filed as Exhibit 4-B to Form U5S (1959); amendment dated May 31, 1966, filed as Exhibit 2-B to Form U5S (1966); amendment dated August 3, 1967, filed as Exhibit 4-B to Form U5S
                       (1967); amendment dated October 3, 1968, filed as
                       Exhibit 6-B to Form U5S (1968); amendment dated
                       February 4, 1971, filed as Exhibit 4-B to Form U5S
                       (1971); amendment dated March 11, 1981, filed as
                       Exhibit 2-B to Form U5S (1981); amendment dated June
                       14, 1989, filed as Exhibit 8-B to Form U5S (1989); amendment dated October 1, 1997, filed as Exhibit 12-B to Form U5S (1997).

             (69) Certificate of Incorporation of Commonwealth Gas Services, Inc. as amended through December 19, 1958, and including the Certificate of Merger dated December 18, 1979, filed as Exhibit 8-A to Form U5S (1981); amendment dated December 30, 1987, filed as Exhibit B, page 17, to Form U5S (1987); amendment dated February 15, 1995, filed as Exhibit 8-A to Form U5S (1995); amendment dated January 16, 1998, filed herewith as
                       Exhibit 16-A to Form U5S (1997).

             (70) By-Laws of Commonwealth Gas Services, Inc. as amended through March 5, 1985, filed as Exhibit 9-B to Form U5S (1985); amendment dated April 21, 1986, filed as
                       Exhibit 6-B to Form U5S (1986); amendment dated April 20, 1987, filed as Exhibit B, page 18, to Form U5S
                       (1987); amendment dated January 1, 1989, filed as
                       Exhibit 9-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 9-B to Form U5S (1989); amendment dated May 6, 1991, filed as Exhibit 3-B to Form U5S (1991); amendment dated December 7, 1992, filed as Exhibit 2-B to Form U5S (1992);amendment dated November 1, 1997, filed herewith as Exhibit 13-B to Form U5S (1997).

             (71) Certificate of Incorporation of Commonwealth Propane, Inc. as amended through October 3, 1981, and including the Certificate of Merger dated December 31, 1980, filed as Exhibit 9-A to Form U5S (1981); amendments dated July 1, 1988, filed as Exhibits 5-A and 6-A to Form U5S
                       (1988); amendment dated January 6, 1989, filed as Exhibit 7-A to Form U5S (1988).

             (72) By-Laws of Commonwealth Propane, Inc. as amended through July 16, 1990, filed as Exhibit 2-B to Form U5S (1990).

             (73) Articles of Incorporation as adopted June 3, 1960, filed as Exhibit 3-A to Form U5S (1965).

             (74) By-Laws of Inland Gas Company, Inc. as amended through May 8, 1990, filed as Exhibit 3-B to Form U5S (1990).

             (75) Certificate of Incorporation of TriStar Capital Corporation dated August 2, 1990, filed as Exhibit 2-A to Form U5S (1990); amendment dated June 30, 1997, filed herewith as Exhibit 17-A to Form U5S (1997); amendment changing name to Columbia Energy Group Capital Corporation dated June 2, 1998, filed herewith as Exhibit 9-A to Form U5S (1998).

             (76) By-Laws of TriStar Capital Corporation dated August 2, 1990, filed as Exhibit 4-B to Form U5S (1990).

             (77) Certificate of Incorporation of TriStar Gas Technologies, Inc. dated August 2, 1990, filed as Exhibit 3-A to Form U5S (1990).

             (78) By-Laws of TriStar Gas Technologies, Inc. dated August 2, 1990, filed as Exhibit 5-B to Form U5S (1990).

             (79) Certificate of Incorporation of Columbia Energy Telecommunications Company dated April 17, 1998 filed as Exhibit 10-A and amendment changing name to Columbia Transmission Communications Corporation, dated September 24, 1997 filed as Exhibit 11-A to Form U5S (1998).

             (80) By-Laws of Columbia Energy Telecommunications Company dated May 11, 1998, filed as Exhibit 8-B to Form U5S
                       (1998).

             (81) Certificate of Incorporation of TriStar Trading Inc. (later changed its name to TriStar System, Inc.,) dated April 27, 1990, filed as Exhibit 4-A to Form U5S
                       (1990); Certificate of Dissolution of TriStar System, Inc., dated August 4, 1998, filed as Exhibit 12-A to Form U5S (1998).

             (82) By-Laws of TriStar Trading Inc. dated April 27, 1990, filed as Exhibit 6-B to Form U5S (1990).

             (83) Restated Certificate of Incorporation of TriStar Ventures Corporation as of July 22, 1986, filed as Exhibit 2-A to Form U5S (1986); amendment dated June 1, 1997, filed herewith as Exhibit 18-A and amendment changing name to Columbia Electric Corporation dated January 16, 1998, filed herewith as Exhibit 19-A to Form U5S (1997).

             (84) By-Laws as of March 22, 1984, filed as Exhibit 1-B to Form U5S (1984); amended to change the name from Columbia Gas Brokerage Corporation to TriStar Ventures Corporation by the Consent to Action in Lieu of a Special Meeting of the Board of Directors dated July 11, 1986, filed as Exhibit 10-B to Form U5S (1986).

             (85) Certificate of Incorporation of TriStar CPA Corporation dated April 29, 1988, filed as Exhibit 2-A to Form U5S (1989); amendment changing name to TriStar Pedrick General Corporation, dated August 2, 1989, filed as Exhibit 3-A to Form U5S (1989); amendment changing name to Columbia Electric Pedrick General Corporation dated August 4, 1998, filed as Exhibit 13-A to Form U5S (1998).

             (86) By-Laws of TriStar CPA Corporation (name later changed to TriStar Pedrick General Corporation) dated April 29, 1988, filed as Exhibit 14-B to Form U5S (1989).

             (87) Certificate of Incorporation of TriStar Rumford Corporation dated April 29, 1988, filed as Exhibit 4-A to Form U5S (1989); amendment changing name to TriStar Pedrick Limited Corporation, dated August 2, 1989, filed as Exhibit 5-A to Form U5S (1989); amendment changing name to Columbia Electric Pedrick Limited Corporation, dated August 4, 1998, filed as Exhibit 14-A to Form U5S (1998).

             (88) By-Laws of TriStar Rumford Corporation (name later changed to TriStar Pedrick Limited Corporation) dated April 29, 1988, filed as Exhibit 15-B to Form U5S
                       (1989).

             (89) Certificate of Incorporation of TVC One Corporation dated December 28, 1989, filed as Exhibit 6-A to Form U5S
                       (1989); amendment changing name to TriStar Fuel Cells Corporation, dated May 8, 1990, filed as Exhibit 5-A to Form U5S (1990); Certificate of Dissolution dated August 4, 1998 filed as Exhibit 15-A to Form U5S (1998).

             (90) By-Laws of TVC One Corporation (name later changed to TriStar Fuel Cells Corporation) dated December 28, 1989, filed as Exhibit 16-B to Form U5S (1989).

             (91) Certificate of Incorporation of TVC Two Corporation dated December 28, 1989, filed as Exhibit 7-A to Form U5S (1989); amendment changing name to TriStar Binghamton General Corporation, dated May 8, 1990, filed as Exhibit 6-A to Form U5S (1990); amendment changing name to Columbia Electric Binghamton General Corporation, dated August 4, 1998, filed as Exhibit 16-A to Form U5S (1998).

             (92) By-Laws of TVC Two Corporation (name later changed to TriStar Binghamton General Corporation) dated December 28, 1989, filed as Exhibit 17-B to Form U5S (1989).

             (93) Certificate of Incorporation of TVC Three Corporation dated December 28, 1989, filed as Exhibit 8-A to Form U5S (1989); amendment changing name to TriStar Binghamton Limited Corporation, dated May 8, 1990, filed as Exhibit 7-A to Form U5S (1990); amendment changing name to Columbia Electric Binghamton Limited Corporation, dated August 4, 1998, filed as Exhibit 17-A to Form U5S (1998).

             (94) By-Laws of TVC Three Corporation (name later changed to TriStar Binghamton Limited Corporation) dated December 28, 1989, filed as Exhibit 18-B to Form U5S
                       (1989).

             (95) Certificate of Incorporation of TVC Four Corporation dated December 28, 1989, filed as Exhibit 9-A to Form U5S (1989); amendment changing name to TriStar Georgetown General Corporation, dated May 8, 1990, filed as Exhibit 8-A to Form U5S (1990); Certificate of Dissolution dated August 4, 1998, filed as Exhibit 18-A to Form U5S (1998).

             (96) By-Laws of TVC Four Corporation (name later changed to TriStar Georgetown General Corporation) dated December 28, 1989, filed as Exhibit 19-B to Form U5S (1989).

             (97) Certificate of Incorporation of TVC Five Corporation dated December 28, 1989, filed as Exhibit 10-A to Form U5S (1989); amendment changing name to TriStar Georgetown Limited Corporation, dated May 1990, filed as Exhibit 9-A to Form U5S (1990); Certificate of Dissolution dated August 4, 1998, filed as Exhibit 19-A to Form U5S (1998).

             (98) By-Laws of TVC Five Corporation (name later changed to TriStar Georgetown Limited Corporation) dated December 28, 1989, filed as Exhibit 20-B to Form U5S (1989).

             (99) Certificate of Incorporation of TVC Six Corporation dated December 28, 1989, filed as Exhibit 11-A to Form U5S (1989); amendment changing name to TriStar Vineland General Corporation, dated May 8, 1990, filed as Exhibit 10-A to Form U5S (1990); amendment changing name to Columbia Electric Vineland General Corporation, dated August 4, 1998, filed as Exhibit 20-A to Form U5S (1998).

            (100) By-Laws of TVC Six Corporation (name later changed to TriStar Vineland General Corporation) dated December 28, 1989, filed as Exhibit 21-B to Form U5S (1989).

            (101) Certificate of Incorporation of TVC Seven Corporation dated December 28, 1989, filed as Exhibit 12-A to Form U5S (1989); amendment changing name to TriStar Vineland Limited Corporation, dated May 8, 1990, filed as Exhibit 11-A to Form U5S (1990); amendment changing name to Columbia Electric Vineland Limited Corporation, dated August 4, 1998, filed as Exhibit 21-A to Form U5S (1998).

            (102) By-Laws of TVC Seven Corporation (name later changed to TriStar Vineland Limited Corporation) dated December 28, 1989, filed as Exhibit 22-B to Form U5S
                       (1989).

            (103) Certificate of Incorporation of TVC Eight Corporation dated December 28, 1989, filed as Exhibit 13-A to Form U5S (1989); amendment changing name to TriStar Rumford Limited Corporation, dated September 26, 1990, filed as Exhibit 12-A to Form U5S (1990); amendment changing name to Columbia Electric Rumford Limited Corporation, dated August 4, 1998, filed as Exhibit 22-A to Form U5S (1998).

            (104) By-Laws of TVC Eight Corporation (name later changed to TriStar Rumford Limited Corporation) dated December 28, 1989, filed as Exhibit 23-B to Form U5S (1989).

            (105) Certificate of Incorporation of TVC Nine Corporation dated December 28, 1989, filed as Exhibit 14-A to Form U5S (1989); amendment changing name to Columbia Electric Limited Holdings Corporation, dated August 4, 1998, filed as Exhibit 23-A to Form U5S (1998).

            (106) By-Laws of TVC Nine Corporation dated December 28, 1989, filed as Exhibit 24-B to Form U5S (1989).

            (107) Certificate of Incorporation of TVC Ten Corporation dated December 28, 1989, filed as Exhibit 15-A to Form U5S (1989); amendment changing name to Columbia Electric Liberty Corporation, date August 4, 1998, filed as Exhibit 24-A to Form U5S (1998).

            (108) By-Laws of TVC Ten Corporation dated December 28, 1989, filed as Exhibit 25-B to Form U5S (1989).

                EXHIBIT C

(a)            *Reference is made to Columbia Energy Group's 1998 Form 10- K, pages 74 through 76, filed with the Commission on March 26, 1999 (File No. 1-1098), for the indentures and other fundamental documents defining the rights of security holders.

               *Incorporated herein by reference.

EXHIBIT D

                A copy of the System Tax Allocation Agreement (Agreement) is filed herewith as Exhibit D to Form U5S (1998).

EXHIBIT E

                Copies of other documents prescribed by rule or order.

                The Registrant's Chart of Accounts was filed on November 24, 1975, as Amendment No. 1 to Form U5S (1974), modified by Amendment No. 1 to Form U5S (1980), filed on July 10, 1981, and by Amendment No. 1 to Form U5S (1981), filed on September 24, 1982. No changes, other than those required by the Federal Energy Regulatory Commission, occurred during the year 1996.

                Columbia's personnel policy of general application, permitting retirees to secure subsidiary contingent tax liabilities relating to Pension Restoration Plan distributions, effective as of December 1, 1993, filed as Exhibit E to Form U5S (1993), is incorporated herein by reference.

       EXHIBIT F

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Columbia Energy Group:

We have audited the accompanying consolidated balance sheets of Columbia Energy Group (a Delaware corporation, the "Corporation") and subsidiaries as of December 31, 1998 and 1997, and the related statements of consolidated income, cash flows and common stock equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in the Index to Item 8, Financial Statements and Supplementary Data, is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


ARTHUR ANDERSEN LLP

New York, New York
February 11, 1999

EXHIBIT G

       Financial Data Tables are filed herewith as Exhibit 27.

                                   EXHIBIT H

                                Not Applicable

                                   EXHIBIT I

                                Not Applicable

                             COLUMBIA ENERGY GROUP
                             FORM U5S ANNUAL REPORT
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                  EXHIBITS

                              COLUMBIA ENERGY GROUP
                             FORM U5S ANNUAL REPORT
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                    EXHIBITS

Exhibit 1-A: Certificate of Incorporation of Energy.com Corporation dated December 15, 1997.

Exhibit 2-A: Article of Incorporation of Columbia Assurance Agency, Inc. dated June 23, 1997.

Exhibit 3-A:  Certificate of Amendment of Restated Certificate of
              Incorporation of Columbia Gas System Service Corporation dated January 16, 1998.

Exhibit 4-A:  Certificate of Incorporation of Columbia Pipeline
              Corporation dated October 13, 1998.

Exhibit 5-A:  Certificate of Incorporation of Columbia Deep Water
              Services Company dated January 7, 1998.

Exhibit 6-A: Certificate of Amendment of Certificate of Incorporation of Columbia Natural Resources, Inc. dated September 28, 1998.

Exhibit 7-A: Articles of Incorporation of 758117 Alberta Ltd. dated October 6, 1997.

Exhibit 8-A: Articles of Amendment of 758117 Alberta Ltd. to Change Its Name to Columbia Natural Resources Canada, Ltd. dated December 12, 1997.

Exhibit 9-A: Certificate of Amendment of Certificate of Incorporation of TriStar Capital Corporation dated June 2, 1998

Exhibit 10-A: Certificate of Incorporation of Columbia Energy
              Telecommunications Company dated April 17, 1998.

Exhibit 11-A: Certificate of Amendment of Certificate of Incorporate of
              Columbia Energy Telecommunications Company.

Exhibit 12-A: Certificate of Dissolution of TriStar System, Inc. dated
              August 4, 1998.

Exhibit 13-A: Certificate of Amendment of Certificate of Incorporation of
              TriStar Pedrick General Corporation dated August 4, 1998.

Exhibit 14-A: Certificate of Amendment of Certificate of Incorporation of
              TriStar Pedrick Limited Corporation dated August 4, 1998.

Exhibit 15-A: Certificate of Dissolution of TriStar Fuel Cells Corporation
              dated August 4, 1998.

Exhibit 16-A: Certificate of Amendment of Certificate of Incorporation of
              TriStar Binghamton General Corporation dated August 4, 1998.

Exhibit 17-A: Certificate of Amendment of Certificate of Incorporation of
              TriStar Binghamton Limited Corporation dated August 4, 1998.

Exhibit 18-A: Certificate of Dissolution of TriStar Georgetown General
              Corporation dated August 4, 1998.

Exhibit 19-A: Certificate of Dissolution of TriStar Georgetown Limited
              Corporation dated August 4, 1998.

Exhibit 20-A: Certificate of Amendment of Certificate of Incorporation of
              Tristar Vineland General Corporation dated August 4, 1998.

Exhibit 21-A: Certificate of Amendment of Certificate of Incorporation of
              Tristar Vineland Limited Corporation dated August 4, 1998.

Exhibit 22-A: Certificate of Amendment of Certificate of Incorporation of
              TriStar Rumford Limited Corporation dated August 4, 1998.

Exhibit 23-A: Certificate of Amendment of Certificate of Incorporation of
              TVC Nine Corporation dated August 4, 1998.

Exhibit 24-A: Certificate of Amendment of Certificate of Incorporation of
              TVC Ten Corporation dated August 4, 1998.

Exhibit 1-B: Amended and Restated of the By-Laws of Columbia Energy Group dated January 16, 1998.

Exhibit 2-B:  By-Laws of Energy.com Corporation dated January 5, 1998.

Exhibit 3-B: Code of Regulations of Columbia Assurance Agency, Inc. dated July 30, 1997.

Exhibit 4-B:  By-Laws of Columbia Pipeline Corporation dated November 1,
              1998.

Exhibit 5-B: By-Laws of Columbia Deep Water Services Company dated January 8, 1998.

Exhibit 6-B:  By-Laws of Columbia Energy Resources, Inc., dated September
              30, 1998.

Exhibit 7-B:  By-Laws of 758117 Alberta Ltd. dated December 12, 1997.

Exhibit 8-B: By-Laws of Columbia Energy Telecommunications Company dated May 11, 1998.

Exhibit D:    Tax Allocation dated 1998.

Exhibit 27:   Financial Data Tables